                                                FILED PURSUANT TO RULE 424(B)(3)
                                                      REGISTRATION NO. 333-94177

[LOGO]

                                                               [LOGO]

Dear EarthLink Network, Inc. and MindSpring Enterprises, Inc. Stockholders:

    The boards of directors of EarthLink Network, Inc. and MindSpring Enterprises, Inc. have agreed on the reorganization of EarthLink and MindSpring into a new company. This proposed transaction is structured as a stock-for-stock "merger of equals" that will create the nation's second largest Internet service provider with approximately 2.85 million members, based on September 30, 1999 data. We believe that the combined strengths of the two companies will enable us to compete more effectively on a national basis as the Internet access business continues to evolve. We are convinced that this transaction will enable the combined company to achieve its strategic goals and enhance its market position more quickly than either EarthLink or MindSpring could have achieved on its own.

    In the transaction, EarthLink and MindSpring will combine into a new corporation to be headquartered in Atlanta and initially named "WWW
Holdings, Inc." Each share of EarthLink common stock that you hold will be converted automatically into the right to receive 1.615 shares of common stock of WWW Holdings. Each share of MindSpring common stock that you hold will be converted automatically into one share of common stock of WWW Holdings. Upon completion of the reorganization, WWW Holdings will change its name to "EarthLink, Inc." EarthLink's NASDAQ trading symbol is "ELNK" and MindSpring's NASDAQ trading symbol is "MSPG." The NASDAQ trading symbol for the new company will be "ELNK."


    We cannot complete the reorganization unless the stockholders of both of our companies adopt the reorganization agreement. Each of us will hold a meeting of our stockholders to vote on this reorganization proposal. YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend your stockholders' meeting, please take the time to vote by completing and mailing the enclosed proxy card to us or by voting by telephone or through the Internet as instructed on the proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the reorganization agreement. Not returning your card or voting by telephone or through the Internet, or not instructing your broker how to vote any shares held for you in "street name," will have the same effect as a vote against the reorganization.


    The dates, times and places of the meetings are as follows:


           FOR EARTHLINK STOCKHOLDERS:                         FOR MINDSPRING STOCKHOLDERS:
     February 4, 2000, 8:00 a.m., local time             February 4, 2000, 11:00 a.m., local time
            Town Hall Conference Room                 Georgia Center for Advanced Telecommunications
               2947 Bradley Street                                  Technology (GCATT)
               Pasadena, California                               250 14(th) Street, NW
                                                                     Atlanta, Georgia



    THIS DOCUMENT PROVIDES YOU WITH DETAILED INFORMATION ABOUT THESE MEETINGS AND THE PROPOSED REORGANIZATION. YOU CAN ALSO GET INFORMATION ABOUT OUR COMPANIES FROM PUBLICLY AVAILABLE DOCUMENTS THAT OUR COMPANIES HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT CAREFULLY AND THOUGHTFULLY, INCLUDING THE SECTION ENTITLED "RISK FACTORS" ON PAGES 17 THROUGH 27.


    Some of EarthLink's stockholders, including members of management and the board of directors, who collectively hold 29.3% of the outstanding EarthLink common stock, have executed stockholder agreements in which they have agreed to vote all of their shares of EarthLink common stock in favor of the reorganization agreement, and some of MindSpring's stockholders, including members of management and the board of directors, who collectively hold 24.5% of the outstanding MindSpring common stock have executed stockholder agreements in which they have agreed to vote all of their shares of MindSpring common stock in favor of the reorganization agreement.

    We strongly support this combination of our companies and join with all the other members of our boards of directors in enthusiastically recommending that you vote in favor of the reorganization.

                  Sky D. Dayton                                     Charles M. Brewer
              Chairman of the Board                                      Chairman
             EarthLink Network, Inc.                           and Chief Executive Officer
                                                               MindSpring Enterprises, Inc.

                            EACH VOTE IS IMPORTANT.
               PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THIS DOCUMENT OR THE SECURITIES TO BE ISSUED IN THE REORGANIZATION OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This joint proxy statement/prospectus is dated January 7, 2000 and it is first being mailed on or about January 12, 2000.

                                     [LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


    NOTICE IS HEREBY GIVEN that EarthLink Network, Inc. will hold a special meeting of stockholders at 8:00 a.m., local time, on February 4, 2000, in the Town Hall Conference Room of EarthLink, 2947 Bradley Street, Pasadena, California, to consider and vote on a proposal recommended by the board of directors of EarthLink to adopt the reorganization agreement among EarthLink, MindSpring Enterprises, Inc. and WWW Holdings, Inc., pursuant to which EarthLink and MindSpring will merge into WWW Holdings, a newly formed company created to accomplish the consolidation of EarthLink and MindSpring, which will change its name to "EarthLink, Inc."


    The board of directors of EarthLink has fixed the close of business on December 20, 1999, as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders, during regular business hours, for a period of ten days prior to the meeting at the principal executive offices of EarthLink, 3100 New York Drive, Pasadena, California 91107.

    THE BOARD OF DIRECTORS OF EARTHLINK HAS DETERMINED THAT THE REORGANIZATION AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF THE EARTHLINK STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE REORGANIZATION AGREEMENT AT THE SPECIAL MEETING.

                                          By order of the Board of Directors,

                                          [LOGO]

                                          Sky D. Dayton
                                          Chairman of the Board

Pasadena, California
January 7, 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, AND WHETHER YOU OWN ONE OR MANY SHARES, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN BY DELIVERING TO THE SECRETARY OF EARTHLINK A WRITTEN REVOCATION OR A PROXY WITH A LATER DATE OR BY VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

          PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                                     [LOGO]

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                            ------------------------


    NOTICE IS HEREBY GIVEN that MindSpring Enterprises, Inc. will hold a special meeting of stockholders at 11:00 a.m., local time, on February 4, 2000 at the Georgia Center for Advanced Telecommunications Technology (GCATT), Auditorium, 250 14(th) Street, NW, Atlanta, Georgia, to consider and vote on a proposal recommended by the board of directors of MindSpring to adopt the reorganization agreement among MindSpring, EarthLink Network, Inc. and WWW Holdings, Inc., pursuant to which MindSpring and EarthLink will merge into WWW Holdings, a newly formed company created to accomplish the consolidation of EarthLink and MindSpring, which will change its name to "Earthlink, Inc."



    The board of directors of MindSpring has fixed the close of business on December 20, 1999 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders, during regular business hours, for a period of ten days prior to the meeting at the principal executive offices of MindSpring, 1430 West Peachtree Street, NW, Suite 400, Atlanta, Georgia 30309.


    THE BOARD OF DIRECTORS OF MINDSPRING HAS DETERMINED THAT THE REORGANIZATION AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF THE MINDSPRING STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO ADOPT THE REORGANIZATION AGREEMENT AT THE SPECIAL MEETING.

                                          By order of the Board of Directors,

                                          [LOGO]

                                          Charles M. Brewer
                                          Chairman and Chief Executive Officer

Atlanta, Georgia
January 7, 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, AND WHETHER YOU OWN ONE OR MANY SHARES, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE, OR VOTE BY TELEPHONE OR THROUGH THE INTERNET AS INSTRUCTED ON THE ENCLOSED PROXY CARD. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE THE VOTE IS TAKEN BY DELIVERING TO THE SECRETARY OF MINDSPRING A WRITTEN REVOCATION OR A PROXY WITH A LATER DATE OR BY VOTING YOUR SHARES IN PERSON AT THE SPECIAL MEETING.

          PLEASE DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION..............      1

SUMMARY.....................................................      3
  The Companies.............................................      3
  The Reorganization........................................      3
  What You Will Receive in the Reorganization...............      4
  Convertible Notes of MindSpring...........................      5
  The EarthLink Special Meeting.............................      5
  The MindSpring Special Meeting............................      5
  EarthLink's Reasons for the Reorganization................      5
  MindSpring's Reasons for the Reorganization...............      6
  Our Recommendations to Stockholders.......................      7
  Comparative Per Share Market Price and Dividend
    Information.............................................      7
  Opinion of EarthLink Financial Advisor....................      7
  Opinion of MindSpring Financial Advisor...................      8
  Regulatory Approvals......................................      8
  Conditions to the Reorganization..........................      8
  Termination of the Reorganization Agreement...............      8
  Termination Fee...........................................      8
  Material Federal Income Tax Consequences..................      9
  Accounting Treatment......................................      9
  Interests of EarthLink Officers and Directors in the
    Reorganization..........................................      9
  Interests of MindSpring Officers and Directors in the
    Reorganization..........................................      9
  Comparison of Stockholder Rights..........................      9
  Where You Can Find More Information.......................      9
  Comparative Per Share Information.........................     10
  EarthLink Network, Inc.--Selected Historical Financial
    Information.............................................     11
  MindSpring Enterprises, Inc.--Selected Historical
    Financial Information...................................     12

WWW HOLDINGS SELECTED PRO FORMA COMBINED FINANCIAL
  INFORMATION...............................................     13

A CAUTION ABOUT FORWARD-LOOKING STATEMENTS..................     15

RISK FACTORS RELATING TO THE REORGANIZATION.................     17

THE EARTHLINK SPECIAL MEETING...............................     28
  Date and Purpose of the Special Meeting...................     28
  Record Date for the Special Meeting and Who is Entitled to
    Vote at the Special Meeting.............................     28
  Voting by Proxy and How to Revoke Your Proxy..............     29
  Solicitation of Proxies...................................     29

THE MINDSPRING SPECIAL MEETING..............................     30
  Date and Purpose of the Special Meeting...................     30
  Record Date for the Special Meeting and Who is Entitled to
    Vote at the Special Meeting.............................     30
  Voting by Proxy and How to Revoke Your Proxy..............     31
  Solicitation of Proxies...................................     31

THE REORGANIZATION..........................................     32
  General...................................................     32
  EarthLink and MindSpring Stock Option Agreements..........     33
  EarthLink and MindSpring Stockholder Agreements...........     34
  What EarthLink Stockholders Will Receive in the
    Reorganization..........................................     34
  What MindSpring Stockholders Will Receive in the
    Reorganization..........................................     35

  Cash Payments for Fractional Shares of WWW Holdings Common
    Stock...................................................     35
  Effect of the Reorganization on Holders of MindSpring
    Convertible Subordinated Notes..........................     35
  Background and Negotiation of the Reorganization..........     35
  Reasons of EarthLink for Agreeing to the Reorganization
    with MindSpring.........................................     38
  Recommendation of the EarthLink Board of Directors........     40
  Opinion of EarthLink Financial Advisor....................     41
  Reasons of MindSpring for Agreeing to the Reorganization
    with EarthLink..........................................     47
  Recommendation of the MindSpring Board of Directors.......     49
  Opinion of MindSpring Financial Advisor...................     49
  No Dissenters' Rights.....................................     55
  Accounting for the Reorganization under the Pooling of
    Interests Method........................................     55
  Restrictions on Resales by EarthLink and MindSpring
    Affiliates..............................................     55
  Material Federal Income Tax Consequences..................     55
  Procedures for Exchange of Stock Certificates.............     57
  Interests of EarthLink Directors and Officers in the
    Reorganization..........................................     58
  Interests of MindSpring Directors and Officers in the
    Reorganization..........................................     59
  Work Force and Employee Benefit Matters...................     60
  Headquarters..............................................     60
  Effective Time............................................     60
  Regulatory Approvals Required to Complete the
    Reorganization..........................................     60
  Sprint Governance Agreement...............................     61

TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT........     69
  Representations and Warranties............................     69
  Covenants.................................................     70
  Conditions to the Reorganization..........................     75
  Termination...............................................     75
  Amendment; No Waiver......................................     77

WWW HOLDINGS PRO FORMA FINANCIAL INFORMATION................     78

MARKET PRICES AND DIVIDENDS PAID............................     95

INFORMATION ABOUT EARTHLINK.................................     96

INFORMATION ABOUT MINDSPRING................................    129

INFORMATION ABOUT WWW HOLDINGS..............................    159

DESCRIPTION OF WWW HOLDINGS CAPITAL STOCK...................    159
  General...................................................    159
  Common Stock..............................................    159
  WWW Holdings Preferred Stock in General...................    160
  WWW Holdings Series A Convertible Preferred Stock.........    160
  WWW Holdings Series B Convertible Preferred Stock.........    161
  WWW Holdings Series C Convertible Preferred Stock.........    161

COMPARISON OF STOCKHOLDERS' RIGHTS..........................    163
  Limitation of Director Liability..........................    163
  Authorized Capital........................................    164
  Special Meetings of Stockholders..........................    164
  Voting; Election of Directors.............................    164
  Mergers, Share Exchanges and Sales of Assets..............    165
  Anti-takeover Statutes....................................    166
  Amendments to Certificates of Incorporation...............    166
  Amendments to Bylaws......................................    167

  Stockholder Action by Written Consent.....................    167
  Board of Directors........................................    167

MANAGEMENT AND OPERATION OF WWW HOLDINGS AFTER THE
  REORGANIZATION............................................    170
  WWW Holdings Board of Directors...........................    170
  Management................................................    172
  Executive Compensation....................................    172

STOCKHOLDER PROPOSALS.......................................    173

LEGAL MATTERS...............................................    173

EXPERTS.....................................................    173

OTHER MATTERS...............................................    174

WHERE YOU CAN FIND MORE INFORMATION.........................    174

WHAT INFORMATION YOU SHOULD RELY ON.........................    175

ANNEX A--REORGANIZATION AGREEMENT
ANNEX B--OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION
ANNEX C--OPINION OF DONALDSON, LUFKIN & JENRETTE SECURITIES
  CORPORATION

                 QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION

Q: WHY ARE EARTHLINK AND MINDSPRING PROPOSING THE REORGANIZATION?

A: We are proposing the reorganization because we believe the combined strengths of the two companies will enable us to compete more effectively on a national basis. The combination of EarthLink and MindSpring will create the second largest Internet service provider in the United States.

Q.  WHAT WILL HAPPEN TO EARTHLINK AND MINDSPRING AS A RESULT OF THE
    REORGANIZATION?

A: If the reorganization is completed, both EarthLink and MindSpring will merge into WWW Holdings, Inc., which is a company formed to accomplish the consolidation of the two companies. WWW HOLDINGS WILL CHANGE ITS NAME TO "EARTHLINK, INC." AND ITS COMMON STOCK WILL TRADE ON THE NASDAQ NATIONAL MARKET AS "ELNK."

Q: WHAT WILL I RECEIVE IN THE REORGANIZATION?

A: EARTHLINK COMMON STOCKHOLDERS: Under the terms of the reorganization agreement, you will receive 1.615 shares of WWW Holdings common stock for each share of EarthLink common stock you own.

B: MINDSPRING COMMON STOCKHOLDERS: The reorganization agreement provides that you will receive one share of WWW Holdings common stock for each share of MindSpring common stock you own.

Q: HOW WILL THE REORGANIZATION AFFECT MY STOCK DIVIDENDS?

A: Neither EarthLink nor MindSpring has historically paid dividends to its stockholders. We do not anticipate that WWW Holdings will pay dividends to its stockholders in the foreseeable future.

Q: WHEN DO EARTHLINK, MINDSPRING AND WWW HOLDINGS EXPECT THE REORGANIZATION TO
    BE COMPLETED?

A: EarthLink, MindSpring and WWW Holdings are working to complete the reorganization as quickly as possible. We hope to complete the reorganization during the first quarter of 2000.

Q: WHAT DO I NEED TO DO NOW?

A: You should carefully read and consider the information contained in this joint proxy statement/prospectus. You should then complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares will be represented at your company's special meeting. If you sign, date and mail your proxy card without identifying how you want to vote, your proxy will be voted "FOR" the reorganization agreement. You may also vote your shares by telephone or through the Internet by following the instructions provided on the enclosed proxy form. If you do not vote in person, by telephone, by Internet or by returning your completed proxy card, it will have the same effect as a vote "AGAINST" the reorganization agreement.

Q.  ARE EARTHLINK OR MINDSPRING STOCKHOLDERS ENTITLED TO DISSENTERS' RIGHTS?

A: No. Under Delaware law, which governs both companies, neither the EarthLink stockholders nor the MindSpring stockholders are entitled to dissenters' rights of appraisal or other rights to demand fair value for their shares in cash by reason of the reorganization.

Q: WHO MUST APPROVE THE REORGANIZATION?


A: In addition to the approvals of the boards of directors of EarthLink, MindSpring and WWW Holdings, which have already been obtained, the stockholders of EarthLink and MindSpring must approve the reorganization agreement.


Q. CAN I CHANGE MY VOTE AFTER I MAIL MY SIGNED PROXY OR VOTE BY TELEPHONE OR THROUGH THE INTERNET?


A: Yes. You can change your vote at any time before your proxy is voted at the special meeting of your company's stockholders. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy for EarthLink shares at the address on page 29 and for MindSpring shares at the address on page 31. Third, you can attend the special meeting of your company's stockholders and vote in person. If you vote by telephone or through the Internet, you can also change your vote by any of these three methods or you can revote by following the instructions on the enclosed proxy form.


Q: MY SHARES ARE HELD IN "STREET NAME." WILL MY BROKER VOTE MY SHARES ON THE
    REORGANIZATION?

A: A broker will vote your shares with respect to the reorganization agreement only if you provide him or her with instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct brokers to vote the shares.

Q: SHOULD I SEND IN MY CERTIFICATES NOW?

A: NO, YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES WITH YOUR PROXY. You will receive instructions for exchanging your stock certificates if the reorganization is consummated.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the reorganization or if you need additional copies of this joint proxy statement/ prospectus or the enclosed proxy, you should contact EarthLink's and MindSpring's proxy solicitor:


    Corporate Investor Communications, Inc.
    111 Commerce Road
    Carlstadt, New Jersey 07072
    Telephone: (800) 559-1311

                                    SUMMARY


    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS. IT DOES NOT CONTAIN ALL OF THE DETAILED INFORMATION THAT MAY BE IMPORTANT TO YOU. TO UNDERSTAND THE REORGANIZATION FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE REORGANIZATION, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE OTHER DOCUMENTS TO WHICH WE REFER. FOR MORE INFORMATION ABOUT EARTHLINK, MINDSPRING AND WWW HOLDINGS, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 174. EACH ITEM IN THIS SUMMARY REFERS TO THE PAGES WHERE THAT SUBJECT IS DISCUSSED MORE FULLY.



THE COMPANIES (PAGES 96 THROUGH 159)


    EARTHLINK NETWORK, INC.
    3100 New York Drive
    Pasadena, California 91107
    Telephone: (626) 296-2400

    EarthLink Network, Inc. is a leading Internet service provider providing reliable nationwide Internet access and related value-added services to its individual and business members. Its member base has grown rapidly to approximately 1.6 million members as of September 30, 1999, making EarthLink one of the world's leading Internet service providers. EarthLink believes that its growth has resulted from its efforts to enhance members' Internet experience through simple, rapid and reliable access to the Internet, high quality service and member education and support.

    MINDSPRING ENTERPRISES, INC.
    1430 West Peachtree Street, NW,
    Suite 400
    Atlanta, Georgia 30309
    Telephone: (404) 815-0770

    MindSpring Enterprises, Inc. is a leading national Internet service provider with approximately 1.3 million members as of September 30, 1999. MindSpring focuses on serving individuals and small businesses. Its primary service offerings are dial-up Internet access and business services, which MindSpring offers in various price and usage plans designed to meet the needs of its members. MindSpring's business services include Web hosting, which entails maintaining a customer's Internet Web site, high-speed, dedicated Internet access, Web page design, e-commerce services and domain name registration.

    WWW HOLDINGS, INC.
    3100 New York Drive
    Pasadena, California 91107
    Telephone: (626) 296-2400

    WWW Holdings, Inc. is a newly formed corporation that has not, to date, conducted any activities other than those incident to its formation, the execution of the reorganization agreement and the preparation of this joint proxy statement/prospectus. IN THE REORGANIZATION, EARTHLINK AND MINDSPRING WILL MERGE INTO WWW HOLDINGS AND WWW HOLDINGS WILL CHANGE ITS NAME TO
"EARTHLINK, INC." The business of WWW Holdings will be the combined businesses currently conducted by EarthLink and MindSpring. We anticipate that immediately after the reorganization is completed, based on December 20, 1999 data and after giving effect to Apple's investment in EarthLink, (1) the former common and preferred stockholders of EarthLink will own approximately 82.5 million shares, or 53.3%, of the WWW Holdings common stock on a fully diluted basis, which assumes conversion of the preferred stock into common stock, and (2) the former common stockholders of MindSpring will own approximately 72.2 million shares, or 46.7%, of the WWW Holdings common stock on a fully diluted basis.


THE REORGANIZATION (PAGE 32)


    The reorganization agreement is attached as ANNEX A to this joint proxy statement/prospectus and is incorporated by reference into this document. We encourage you to read the entire reorganization agreement because it is the legal document that governs the reorganization.

    The reorganization agreement provides for the combination of EarthLink and MindSpring in a stock-for-stock merger of equals. If the reorganization is adopted by our stockholders, we will combine our businesses through two separate mergers into WWW Holdings.


    Some stockholders of EarthLink, including members of management and the board of directors, who collectively own approximately 29.3% of EarthLink's outstanding common stock, and some stockholders of MindSpring, including members of management and the board of directors, who collectively own approximately 24.5% of MindSpring's outstanding common stock, have signed agreements to vote their shares in favor of the reorganization. See "EarthLink and MindSpring Stockholder Agreements" on page 34 for a more detailed description of the stockholder agreements.



    In addition, EarthLink and MindSpring have granted each other options under which, in certain circumstances, EarthLink can buy up to 19.9% of the common stock of MindSpring or MindSpring can buy up to 19.9% of the common stock of EarthLink. See "EarthLink and MindSpring Stock Option Agreements" beginning on page 33 for a more detailed discussion of the option agreements.



WHAT YOU WILL RECEIVE IN THE REORGANIZATION (PAGE 34)


    In the merger of EarthLink into WWW Holdings, each share of EarthLink common stock will be converted into 1.615 shares of WWW Holdings common stock. In the merger of MindSpring into WWW Holdings, each share of MindSpring common stock will be converted into one share of WWW Holdings common stock.

    Former EarthLink common stockholders will receive cash in payment for any fraction of a share of WWW Holdings common stock that they would be entitled to receive in the reorganization. The value of this fraction of a share will be determined based on the mean of the high and low sales prices of WWW Holdings common stock on its first full day of trading on The Nasdaq National Market.

    Each share of EarthLink series A convertible preferred stock will be converted into 1.615 shares of WWW Holdings series A convertible preferred stock, each share of EarthLink series B convertible preferred stock will be converted into 1.615 shares of WWW Holdings series B convertible preferred stock and each share of EarthLink series C convertible preferred stock will be converted into 1.615 shares of WWW Holdings series C convertible preferred stock.


    The terms of the WWW Holdings series A convertible preferred stock, the WWW Holdings series B convertible preferred stock and the WWW Holdings series C convertible preferred stock will be the same as the terms of the EarthLink series A convertible preferred stock, the EarthLink series B convertible preferred stock and the EarthLink series C convertible preferred stock. The WWW Holdings series A convertible preferred stock and the WWW Holdings series B convertible preferred stock will be convertible into WWW Holdings common stock at the option of the holder and the WWW Holdings series C convertible preferred stock will be convertible into WWW Holdings common stock at the option of the holder beginning on January 4, 2001. Immediately after the mergers, based on December 20, 1999 data, assuming acceleration of the series A and B convertible preferred stock conversion rights and assuming that Apple's $200 million investment in EarthLink had occurred on December 20, 1999, the WWW Holdings series A and B convertible preferred stock will be convertible into approximately 14.2 million shares, or 9.2%, of WWW Holdings common stock on a fully diluted basis.


OPTIONS, WARRANTS AND OTHER RIGHTS

    Each outstanding option, warrant and other right to purchase shares of EarthLink common stock will be converted into an option, warrant or other right, as the case may be, to purchase a number of shares of WWW Holdings common stock equal to the number of shares of EarthLink common stock that were subject to the option, warrant or other right, multiplied by 1.615. The exercise price per share for each option, warrant or other right will be divided by 1.615. All other terms will remain unchanged.

    Each outstanding option, warrant and other right to purchase shares of MindSpring common stock will be converted into an option, warrant or other right, as the case may be, to purchase the same number of shares of WWW Holdings common stock on the same terms and conditions, including the same exercise price.


CONVERTIBLE NOTES OF MINDSPRING (PAGE 35)


    Completion of the reorganization will constitute a "change in control" of MindSpring under the indentures governing the 5% convertible subordinated notes due 2006 issued by MindSpring in April 1999. Consequently, after the reorganization is completed, each holder of notes will have the option to require WWW Holdings to repurchase that holder's notes at a repurchase price of 100% of the principal amount plus accrued interest to the date of repurchase. The reorganization agreement provides that the repurchase price for the notes will be paid in cash. Notes not repurchased will become notes of WWW Holdings convertible into WWW Holdings common stock.


THE EARTHLINK SPECIAL MEETING (PAGE 28)


    The special meeting of EarthLink stockholders will be held in the Town Hall Conference Room, at 2947 Bradley Street, Pasadena, California, on February 4, 2000, at 8:00 a.m., local time.

    At the special meeting, EarthLink stockholders will be asked to vote to adopt the reorganization agreement. Adoption of the reorganization agreement requires the favorable vote of a majority of the outstanding shares of EarthLink common stock. The vote of the holders of EarthLink's preferred stock is not required to adopt the reorganization agreement.

    You can vote at the special meeting of EarthLink stockholders if you owned EarthLink common stock at the close of business on December 20, 1999. As of that date, directors and executive officers of EarthLink owned approximately 31% of the outstanding shares of EarthLink common stock.

    If you do not vote your shares of EarthLink common stock, the effect will be the same as a vote against the reorganization agreement.

THE MINDSPRING SPECIAL MEETING (PAGE 30)



    The special meeting of MindSpring stockholders will be held at the Georgia Center for Advanced Telecommunications Technology (GCATT), Auditorium,
250 14th Street, NW, Atlanta, Georgia, on February 4, 2000, at 11:00 a.m., local time.


    At the special meeting, MindSpring stockholders will be asked to vote to adopt the reorganization agreement. Adoption of the reorganization agreement requires the favorable vote of a majority of the outstanding shares of MindSpring common stock.

    You can vote at the special meeting of MindSpring stockholders if you owned MindSpring common stock at the close of business on December 20, 1999. As of that date directors and executive officers of MindSpring owned approximately 7.8% of the outstanding shares of MindSpring common stock.

    If you do not vote your shares, the effect will be the same as a vote against the reorganization agreement.


EARTHLINK'S REASONS FOR THE REORGANIZATION (PAGE 38)


    The EarthLink board of directors believes that the reorganization is advisable and in the best interests of EarthLink and its stockholders, and that it offers strategic and financial benefits to EarthLink. In reaching its decision, the EarthLink board of directors considered the following factors, among others:

- the EarthLink board's thorough evaluation of a variety of potential strategic alternatives and its analysis of the viability of, and risks associated with, each alternative;

- the potential increased value of the EarthLink brand after the reorganization;

- the combination of the companies' member bases to form the second largest Internet service provider in the United States;

- the combined management skills of the two companies' management teams;

- the ability to take advantage of the greater combined resources and efforts of the two companies under one brand to accelerate member growth;

- the competitive environment in the Internet industry;

- the possible financial benefit of the reorganization to EarthLink's relationships with its existing and potential members; and

- the opinion of Credit Suisse First Boston Corporation, EarthLink's financial advisor, that the EarthLink common stock exchange ratio was fair from a financial point of view to the EarthLink common stockholders, other than MindSpring and its affiliates, the EarthLink series A preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series A preferred stock, and the EarthLink series B preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series B preferred stock.

    The EarthLink board of directors also considered potentially negative factors in arriving at its decision, including among others:

- the potential disruption of EarthLink's business that might result from the announcement of the reorganization;

- the risk that anticipated benefits of the reorganization for EarthLink stockholders may not be realized; and

- the risk that the reorganization would not be consummated and that, under some circumstances, EarthLink could be required to pay a termination fee to MindSpring.

    The EarthLink board did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the reorganization.


    You should recognize, however, that EarthLink's stockholders may not achieve the benefits of the reorganization mentioned above because of the risks and uncertainties discussed in the section "Risk Factors Relating to the Reorganization" beginning on page 17 and the section "A Caution About Forward-Looking Statements" beginning on page 15.



MINDSPRING'S REASONS FOR THE REORGANIZATION (PAGE 47)


    The MindSpring board of directors believes that the reorganization is advisable and in the best interests of MindSpring and its stockholders, and that it offers strategic and financial benefits to MindSpring. In reaching its decision, the MindSpring board of directors considered the following factors, among others:

- the opportunity of the two companies to create the second largest provider of Internet access in the U.S. after America Online, Inc., and establish the combined company as a national brand alternative to America Online;

- the strategic alternatives available to MindSpring, including potential business combinations with other entities, and the strong strategic fit between MindSpring and EarthLink;

- the ability of the combined company to share resources and capitalize on synergies to better attract and retain members;

- the increased opportunities that could be available to the larger, combined company, including potentially greater leverage with vendors, network providers and content providers;

- the opportunity to become a leading Internet service provider portal site and the opportunity to develop alternative revenue streams;

- the significant opportunities for cost savings, revenue growth, technological development and other benefits resulting from the reorganization; and

- the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, MindSpring's financial advisor, that, as of the date of the opinion, the ratio for the exchange of shares of MindSpring common stock for shares of WWW Holdings common stock in the reorganization was fair, from a financial point of view, to the stockholders of MindSpring.


    You should recognize, however, that MindSpring's stockholders may not achieve the benefits of the reorganization mentioned above because of the risks and uncertainties discussed in the section "Risk Factors Relating to the Reorganization" beginning on page 17 and the section "A Caution About Forward-Looking Statements" beginning on page 15. In addition, as a result of the reorganization:


- we anticipate that initially the loss per share of WWW Holdings will be greater than the loss per share of MindSpring had the reorganization not occurred;

- the holders of MindSpring's 5% convertible subordinated notes will have the option to require WWW Holdings to repurchase the notes at a repurchase price equal to one hundred percent (100%) of the principal amount plus accrued interest; and

- unless renegotiated, MindSpring will be in default under its credit agreement with the group of financial institutions led by First Union National Bank and these lenders will have the right to terminate MindSpring's credit facility.

    In the opinion of the MindSpring board of directors, these considerations are not sufficient, individually or in the aggregate, to outweigh the potential advantages of the reorganization.


OUR RECOMMENDATIONS TO STOCKHOLDERS



EARTHLINK (PAGE 40)


    All of the members of the board of directors of EarthLink recommend that its stockholders vote "FOR" the adoption of the reorganization agreement.

MINDSPRING (PAGE 49)


    All of the members of the board of directors of MindSpring recommend that its stockholders vote "FOR" the adoption of the reorganization agreement.


COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION (PAGE 10)



    Shares of EarthLink and MindSpring common stock are listed on The Nasdaq National Market. On September 22, 1999, the last trading day prior to the public announcement of the proposed reorganization, EarthLink common stock closed at $43 1/2 per share and MindSpring common stock closed at $32 7/8 per share. On January 6, 2000, the last day for which such information was available before the date of this joint proxy statement/prospectus, EarthLink common stock closed at $43.25 per share and MindSpring common stock closed at $26.88 per share.


    Neither EarthLink nor MindSpring has historically paid dividends. We do not anticipate that WWW Holdings will pay dividends to its stockholders in the foreseeable future.


OPINION OF EARTHLINK FINANCIAL ADVISOR (PAGE 41)


    In deciding to approve the reorganization agreement, the EarthLink board of directors considered a number of factors, including the opinion of its financial advisor, Credit Suisse First Boston Corporation. On September 22, 1999, Credit Suisse First Boston delivered to the EarthLink board of directors its opinion that, as of that date, the EarthLink common stock exchange ratio was fair from a financial point of view to the EarthLink common stockholders, other than MindSpring and its affiliates, the EarthLink series A preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series A preferred stock, and the EarthLink series B preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series B preferred stock.

    THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S OPINION, DATED SEPTEMBER 22, 1999, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX B. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO THE EARTHLINK BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED REORGANIZATION. CREDIT SUISSE FIRST BOSTON'S OPINION SPEAKS ONLY AS OF ITS DATE AND CREDIT SUISSE FIRST BOSTON IS UNDER NO OBLIGATION TO CONFIRM ITS OPINION AS OF A LATER DATE. FURTHERMORE, EARTHLINK'S BOARD OF DIRECTORS MAY NOT NECESSARILY REQUEST THAT CREDIT

SUISSE FIRST BOSTON CONFIRM ITS OPINION AS OF A LATER DATE.


OPINION OF MINDSPRING FINANCIAL ADVISOR (PAGE 49)


    In connection with the reorganization, the MindSpring board received a written opinion from Donaldson, Lufkin & Jenrette Securities Corporation as to the fairness, from a financial point of view, to the holders of MindSpring common stock, of the ratio for the exchange of shares of MindSpring common stock for shares of WWW Holdings common stock in the reorganization. The opinion was delivered to the MindSpring board on September 22, 1999.


    THE FULL TEXT OF DONALDSON, LUFKIN & JENRETTE'S OPINION, DATED
SEPTEMBER 22, 1999, IS ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS AS ANNEX C. WE ENCOURAGE YOU TO READ THIS OPINION CAREFULLY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN. DONALDSON, LUFKIN & JENRETTE'S OPINION, WHICH SPEAKS ONLY AS OF SEPTEMBER 22, 1999, IS DIRECTED TO THE MINDSPRING BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO ANY MATTER RELATING TO THE PROPOSED REORGANIZATION.



REGULATORY APPROVALS (PAGE 60)



    In order to complete the reorganization, EarthLink and MindSpring were required to make filings with the Department of Justice and the Federal Trade Commission and wait for the expiration or early termination of the required waiting period. EarthLink and MindSpring received notice on November 3, 1999 that the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had been terminated.



CONDITIONS TO THE REORGANIZATION (PAGE 75)


    The reorganization will not be completed unless customary conditions are satisfied or waived by EarthLink, MindSpring and WWW Holdings. Examples of the conditions include stockholder approval, regulatory approval and the absence of governmental action to block the reorganization. None of the preceding conditions may be waived. If either EarthLink or MindSpring waives a material condition to the consummation of the reorganization, it intends to resolicit stockholder approval of the reorganization. Material conditions to the consummation of the reorganization would include the receipt of a letter from each of MindSpring's and EarthLink's independent public accountants that the accountants concur with their client's management's conclusions that no conditions exist with respect to their client that would preclude WWW Holdings from accounting for the mergers of EarthLink and MindSpring into WWW Holdings as a pooling of interests and the receipt of legal opinions that the mergers of EarthLink and MindSpring into WWW Holdings will qualify as reorganizations within the meaning of the federal income tax laws.


TERMINATION OF THE REORGANIZATION AGREEMENT (PAGE 75)



    The reorganization agreement may be terminated by either EarthLink or MindSpring in a number of circumstances, in which case the reorganization will not be consummated. Breaches of the reorganization agreement, withdrawal of a board of directors' recommendation that stockholders adopt the reorganization agreement and the failure of a company's stockholders to adopt the reorganization agreement are some of the factors that could permit EarthLink or MindSpring to terminate the reorganization agreement. See "Termination" on page 75 for a more detailed description of the termination provisions of the reorganization agreement.



TERMINATION FEE (PAGE 76)



    If the reorganization agreement is terminated, under some circumstances EarthLink may have to pay MindSpring, or MindSpring may have to pay EarthLink, a termination fee of $70,000,000. See "Payment of Termination Fee by EarthLink" and "Payment of Termination Fee by MindSpring" on pages 76 and 77 for more information about when a termination fee may become payable.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (PAGE 55)


    One of the conditions to the consummation of the reorganization is that the exchange of your EarthLink common stock or MindSpring common stock for WWW Holdings common stock qualify as a tax-free exchange of stock for United States federal income tax purposes. Even with the tax-free treatment, however, you will be taxed on any cash you receive for any fraction of a share.


    To review the tax consequences of the reorganization in greater detail, please read the tax discussion beginning on page 55.



ACCOUNTING TREATMENT (PAGE 55)


    The companies have structured the reorganization to be accounted for as a pooling of interests for financial reporting and accounting purposes in accordance with generally accepted accounting principles.


INTERESTS OF EARTHLINK OFFICERS AND DIRECTORS IN THE REORGANIZATION (PAGE 58)


    In considering the EarthLink board's recommendation that you vote for the reorganization agreement, you should be aware that some of the EarthLink officers and directors identified in this joint proxy statement/ prospectus have interests in the reorganization that are different from, or in addition to, their rights as EarthLink stockholders.


INTERESTS OF MINDSPRING OFFICERS AND DIRECTORS IN THE REORGANIZATION (PAGE 59)


    In considering the MindSpring board's recommendation that you vote for the reorganization agreement, you should be aware that some of the MindSpring officers and directors identified in this joint proxy statement/ prospectus have interests in the reorganization that are different from, or in addition to, their rights as MindSpring stockholders.


COMPARISON OF STOCKHOLDER RIGHTS (PAGE 163)



    When the reorganization is completed, EarthLink and MindSpring stockholders will become holders of WWW Holdings common stock. Their rights will continue to be governed by Delaware law, but will also be governed by WWW Holdings' certificate of incorporation and bylaws (instead of EarthLink's or MindSpring's certificate of incorporation and bylaws). The material differences between the rights of WWW Holdings stockholders and those of EarthLink or MindSpring stockholders are summarized beginning on page 163.



WHERE YOU CAN FIND MORE INFORMATION (PAGE 174)



    If you would like more information about EarthLink or MindSpring, it can be found in documents filed by each company with the Securities and Exchange Commission. Instructions on how you can obtain copies of these documents are on page 174.

                 COMPARATIVE PER SHARE INFORMATION (UNAUDITED)

    We based the information in the following table on the historical information of EarthLink and MindSpring included in prior filings with the Securities and Exchange Commission and on pro forma information included in this document. When you read the summary financial information we provide in the following tables, you also should read the historical and pro forma financial information contained elsewhere in this joint proxy statement/prospectus.

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                              FOR THE YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           --------------------------------------   -------------------
                                                             1996           1997           1998       1998       1999
                                                           --------       --------       --------   --------   --------
EARTHLINK HISTORICAL PER COMMON SHARE:
Net loss per share--basic and diluted (1)................   $(2.57)        $(1.50)        $(2.58)    $(1.64)    $(2.78)
Book value per share (3).................................                                                       $ 4.91

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                              FOR THE YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           --------------------------------------   -------------------
                                                             1996           1997           1998       1998       1999
                                                           --------       --------       --------   --------   --------
MINDSPRING HISTORICAL PER COMMON SHARE:
Net income (loss) per share--basic (2)...................   $(0.24)        $(0.09)        $ 0.21     $ 0.14     $(0.35)
Net income (loss) per share--diluted (2).................   $(0.24)        $(0.09)        $ 0.21     $ 0.13     $(0.35)
Book value per share (3).................................                                                       $ 7.56

                                                                                                        NINE MONTHS
                                                                                                           ENDED
                                                              FOR THE YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                           --------------------------------------   -------------------
                                                             1996           1997           1998       1998       1999
                                                           --------       --------       --------   --------   --------
WWW HOLDINGS (EarthLink and MindSpring Combined)
PRO FORMA COMBINED PER COMMON SHARE:
Net loss per share--basic and diluted....................   $(0.76)        $(0.65)        $(2.35)    $(1.68)    $(1.07)
Net loss per equivalent EarthLink share--basic and
  diluted................................................   $(1.23)        $(1.05)        $(3.80)    $(2.71)    $(1.72)
Net income (loss) per equivalent MindSpring share --basic
  and diluted............................................   $(0.76)        $(0.65)        $(2.35)    $(1.68)    $(1.07)
Book value per WWW Holdings share (3)....................                                                       $ 5.13
Book value per equivalent EarthLink share (4)............                                                       $ 8.28
Book value per equivalent MindSpring share (4)...........                                                       $ 5.13

--------------------------

(1) Basic earnings (loss) per common share was computed by dividing net income
    (loss) attributable to common stockholders by the weighted-average number of shares of common stock outstanding for the period then ended. Diluted earnings (loss) per common share reflects the potential dilution that could occur if options, similar securities or other contracts to issue common stock were exercised or converted into common stock. However, WWW Holdings has not included potential common stock in the calculation of earnings
    (loss) per common share as such inclusion would have an anti-dilutive effect.

(2) Basic earnings (loss) per common share was computed by dividing net income
    (loss) by the weighted-average number of shares of common stock outstanding for the period then ended. The effect of the MindSpring's stock options, using the treasury stock method, was included in the computation of diluted earnings (loss) per common share for the year ended December 31, 1998 and the nine months ended September 30, 1998. For the nine months ended September 30, 1999 and each of the two years ended December 31, 1997 and 1996, the effect of the options is excluded, as it is anti-dilutive.

(3) The historical book value per share is computed by dividing common stockholders' equity by the number of shares of common stock outstanding at September 30, 1999. The pro forma combined book value per share is computed by dividing pro forma common stockholders' equity by the pro forma number of shares of WWW Holdings common stock outstanding as of September 30, 1999, as if the reorganization had occurred as of that date.

(4) The book value per equivalent EarthLink share is calculated by multiplying the book value per WWW Holdings share amount by the exchange ratio of 1.615. The book value per equivalent MindSpring share remains unchanged as the exchange ratio to WWW Holdings is 1-to-1.

       EARTHLINK NETWORK, INC.--SELECTED HISTORICAL FINANCIAL INFORMATION

    We derived the information below from the audited consolidated financial statements of EarthLink Network, Inc. for its fiscal years ended December 31, 1994 through 1998 and from the unaudited consolidated financial statements for the nine months ended September 30, 1998 and 1999. You should not expect the results for the prior periods to be an indication of the results to be achieved for future periods. This information is only a summary and should be read in conjunction with EarthLink Network, Inc. historical consolidated financial statements, and related notes, contained elsewhere in this joint proxy statement/prospectus.

                                            INCEPTION                                                         NINE MONTHS
                                         (MAY 26, 1994)                                                          ENDED
                                             THROUGH                  YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                          DECEMBER 31,       ------------------------------------------   -------------------
                                              1994             1995       1996       1997        1998       1998       1999
                                       -------------------   --------   --------   ---------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Revenues............................         $   111         $ 3,028    $ 33,230   $  80,888   $175,941   $117,640   $235,818
Operating costs and expenses........             259           9,046      63,488     109,342    238,180    155,796    325,614
Loss from operations................            (148)         (6,018)    (30,258)    (28,454)   (62,239)   (38,156)   (89,796)
Net loss............................            (148)         (6,120)    (31,149)    (29,916)   (59,782)   (37,249)   (78,155)
Deductions for accretion dividends
  (1)...............................              --              --          --          --     (7,601)    (4,330)   (10,677)
Net loss attributable to common
  stockholders......................         $  (148)        $(6,120)   $(31,149)  $ (29,916)  $(67,383)  $(41,579)  $(88,832)

Basic and diluted net loss per share
  (2)...............................         $ (0.05)        $ (0.80)   $  (2.57)  $   (1.50)  $  (2.58)  $  (1.64)  $  (2.78)

Weighted average shares (2).........           3,100           7,674      12,138      20,002     26,157     25,292     31,925

Other operating data:
  EBITDA (3)........................         $  (141)        $(5,713)   $(26,105)  $ (19,077)  $ (7,513)  $ (4,759)  $(21,660)
  Cash flows from
    Operating activities............            (146)         (3,643)    (16,222)    (21,290)    26,597     14,398     (8,034)
    Investing activities............             (97)         (4,266)    (18,361)    (16,095)    (9,239)    (1,031)   (33,709)
    Financing activities............             243           8,199      38,286      49,842    107,056    104,580    239,194

                                                            DECEMBER 31,                             SEPTEMBER 30,
                                  ----------------------------------------------------------------   -------------
                                         1994             1995       1996       1997        1998         1999
                                  -------------------   --------   --------   ---------   --------   -------------
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash equivalents......         $    --         $   290    $  3,993   $  16,450   $140,864     $338,315
Total assets...................             186           4,874      27,119      46,887    266,341      443,512
Long-term debt.................              --             355       6,088       8,218      7,701        9,201
Total liabilities..............              89           4,584      34,367      40,812     68,997       87,627
Accumulated deficit............            (148)         (5,007)    (36,156)    (66,072)  (133,454)    (222,287)
Stockholders' equity
  (deficit)....................              97             290     (21,261)      6,075    197,344      355,885

------------------------------

(1) Reflects the accretion of liquidation dividends on series A and B convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF D-60.

(2) See Note 1 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of weighted average shares outstanding in the net loss per share computation.

(3) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

    MINDSPRING ENTERPRISES, INC.--SELECTED HISTORICAL FINANCIAL INFORMATION

    We derived the information below from the audited financial statements of MindSpring Enterprises, Inc. for its fiscal years ended December 31, 1994 through 1998 and from the unaudited financial statements for the nine months ended September 30, 1998 and 1999. You should not expect the results for the prior periods to be an indication of the results to be achieved for future periods. This information is only a summary and should be read in conjunction with MindSpring Enterprises, Inc. financial statements, and related notes, contained elsewhere in this joint proxy statement/prospectus.

                                            INCEPTION                                                       FOR THE
                                             PERIOD                                                       NINE MONTHS
                                          (FEBRUARY 24,                                                      ENDED
                                          1994 THROUGH             YEAR ENDED DECEMBER 31,               SEPTEMBER 30,
                                          DECEMBER 31,    -----------------------------------------   --------------------
                                              1994)         1995       1996       1997       1998       1998       1999
                                          -------------   --------   --------   --------   --------   --------   ---------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE,
                                                                MEMBERSHIP AND RATIO AMOUNTS)
OPERATING RESULTS:
Revenues................................     $  103       $ 2,227    $18,132    $52,556    $114,673   $75,139    $ 235,468
Operating costs.........................        178         3,461     25,654     56,301     106,887    68,651      273,716
Operating income (loss).................        (75)       (1,234)    (7,522)    (3,745)      7,786     6,488      (38,248)
Net income (loss).......................     $  (75)      $(1,959)   $(7,612)   $(4,083)   $ 10,544   $ 6,866    $ (21,219)
Basic and diluted income (loss) per
  share.................................                  $ (0.10)   $ (0.24)   $ (0.09)   $   0.21   $  0.13    $   (0.35)
Weighted average common shares
  outstanding Diluted...................                   19,860     31,516     45,084      50,862    50,892       61,042

OTHER OPERATING DATA:
Approximate members at end of period....      1,000        12,000    122,000    278,000     693,000   455,000    1,297,000
EBITDA (1)..............................     $  (70)      $  (969)   $(4,237)   $ 4,950    $ 23,013   $15,732    $  35,829
Cash flows from:
  Operating activities..................     $  (33)      $   (70)   $(2,005)   $11,354    $ 35,501   $18,318    $  54,416
  Financing activities..................       (127)       (3,724)   (21,336)    (9,002)    (47,467)  (11,934)    (269,479)
  Investing activities..................        745         3,634     32,569     (2,619)    170,503    46,728      434,153
Ratio of earnings to fixed charges
  (2)...................................         --            --         --         --         9.7       7.4           --

                                                                   DECEMBER 31,
                                               ----------------------------------------------------   SEPTEMBER 30,
                                                 1994       1995       1996       1997       1998         1999
                                               --------   --------   --------   --------   --------   -------------
BALANCE SHEET DATA:
Cash and cash equivalents....................    $585      $  425     $9,653    $ 9,386    $167,743     $386,833
Total assets.................................     722       4,845     35,232     44,286     247,599      719,543
Total long-term debt.........................      --          --      2,043         --          --      179,975
Total liabilities............................      52       4,363      9,825     22,873      40,518      239,612
Accumulated deficit..........................     (75)     (2,034)    (9,646)   (13,729)     (3,185)     (24,404)
Total stockholders' equity...................     670         482     25,407     21,413     207,081      471,931

------------------------------

(1) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

(2) Earnings consist of income before income taxes, plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance costs and the portion of rent expense under operating leases representing interest. For the Inception Period, the years ended December 31, 1995, 1996, and 1997 and the nine months ended September 30, 1999, earnings would have been insufficient to cover fixed charges by $75, $1,959, $7,612, $4,083, and $27,859, respectively.

         WWW HOLDINGS SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION

    The selected unaudited pro forma combined financial data present the effect of the proposed consolidation of EarthLink and MindSpring on a pooling of interests basis, and the January 5, 2000 investment by Apple Computer of $200 million in EarthLink. The EarthLink and MindSpring unaudited pro forma combined financial data are based on the historical consolidated financial statements and the related notes included elsewhere in this document. The unaudited pro forma combined balance sheet data assume that the consolidation of EarthLink and MindSpring into WWW Holdings and the investment by Apple Computer took place on September 30, 1999. The unaudited pro forma combined statements of operations data assume that the consolidation of EarthLink and MindSpring took place as of the beginning of the periods presented. In addition, the unaudited pro forma combined statements of operations data reflect acquisitions completed by EarthLink and MindSpring during 1999 and 1998 as described below as if the acquisitions had been completed on January 1, 1998.

    On June 5, 1998, EarthLink acquired the Sprint Internet Passport business of Sprint Corporation in a transaction accounted for as a purchase. The unaudited pro forma combined statement of operations data for the year ended December 31, 1998 and the nine months ended September 30, 1998 is based upon Sprint Internet Passport's historical results of operations and combines the results of operations as if the transaction had been completed on January 1, 1998.

    On October 15, 1998, MindSpring acquired from America Online, Inc. assets used in connection with the consumer dial-up Internet access business of Spry, Inc. On February 17, 1999, MindSpring acquired some of the tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication
Services, Inc. The unaudited pro forma combined statements of operations data reflect the Spry, Inc. acquisition as if it occurred on January 1, 1997, for the year ended December 31, 1997, and January 1, 1998, for the year ended
December 31, 1998 and the nine months ended September 30, 1998. In addition, the unaudited pro forma combined statement of operations data for the nine months ended September 30, 1999 reflects the acquisition of NETCOM as if it had been completed on January 1, 1998.


    The unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The unaudited pro forma combined financial data as of September 30, 1999 and for each of the three years in the period ended
December 31, 1998, and for the nine months ended September 30, 1999 and 1998, are derived from the unaudited pro forma condensed combined financial statements included elsewhere in this document and should be read in conjunction with those statements and the related notes. See "WWW Holdings Pro Forma Financial Information" on page 78.


                                                                              NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                          -------------------------------   ---------------------
                                            1996       1997       1998        1998        1999
                                          --------   --------   ---------   ---------   ---------
                                          (IN THOUSANDS,)EXCEPT PER SHARE
                                                                     DATA
PRO FORMA COMBINED STATEMENTS OF
  OPERATIONS DATA:
Revenues................................  $ 51,362   $183,635   $ 481,980   $ 345,422   $ 490,143
Operating costs and expenses............    89,142    235,700     709,672     498,041     633,891
Loss from operations....................   (37,780)   (52,065)   (227,692)   (152,619)   (143,748)
Net loss................................   (38,761)   (53,873)   (219,084)   (149,792)   (114,628)
Deductions for accretion dividends
  (1)...................................        --         --     (13,126)     (8,946)    (10,677)
Net loss attributable to common
  stockholders..........................  $(38,761)  $(53,873)  $(232,210)  $(158,738)  $(125,305)

Basic and diluted net loss per share....  $  (0.76)  $  (0.65)  $   (2.35)  $   (1.68)  $   (1.07)

Weighted average shares.................    51,119     83,387      99,016      94,596     117,436

                                                              SEPTEMBER 30,
                                                                  1999
PRO FORMA COMBINED BALANCE SHEET DATA:                        -------------
Cash and cash equivalents...................................   $  925,148
Total assets................................................    1,339,396
Long-term debt..............................................      189,702
Total liabilities...........................................      347,739
Accumulated deficit.........................................     (290,850)
Stockholders' equity........................................      991,657

------------------------

(1) Reflects the accretion of liquidation dividends on series A and B convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF D-60.

                   A CAUTION ABOUT FORWARD-LOOKING STATEMENTS

    The matters discussed throughout this joint proxy statement/prospectus that are not historical facts are forward-looking and, accordingly, involve estimates, projections, goals, forecasts, assumptions and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

    These forward-looking statements may relate to, but are not limited to, future capital expenditures, acquisitions, future revenues, earnings, margins, costs, demand for Internet access, market trends in the Internet service business, inflation and various economic and business trends. You can identify forward-looking statements by the use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan" and similar expressions. Forward-looking statements include all statements regarding expected financial position, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing or proposed products or services, plans and objectives of management, and markets for stock of WWW Holdings, EarthLink and MindSpring.

    Examples of factors that you should consider with respect to any forward-looking statements made throughout this joint proxy statement/prospectus include, but are not limited to, the following:

    - general industry trends and the effects of vigorous competition in the Internet access and business services industry, including the entry of large computer hardware and software, media and telecommunications companies into the industry;

    - legislative and regulatory initiatives that could affect the provision of Internet services;

    - market demand for Internet services, changes in the economies of geographic areas served by the companies and catastrophic natural disasters;

    - the ability of EarthLink, MindSpring, WWW Holdings and their suppliers and customers to successfully address Year 2000 readiness issues;

    - unanticipated changes in operating expenses and capital expenditures;

    - customer business conditions, including demand for online access to their products or services;

    - financial or regulatory accounting principles or policies imposed by the Financial Accounting Standards Board, the Securities and Exchange Commission and similar agencies with regulatory oversight;

    - employee workforce factors, including loss or retirement of key executives;

    - the availability and terms of Internet service provider access to broadband facilities owned by other companies;

    - technological developments resulting in competitive disadvantages and creating the potential for impairment of existing assets;

    - unexpected costs or difficulties related to the integration of the businesses of EarthLink and MindSpring;

    - regulatory delays or conditions imposed by regulatory bodies in approving the reorganization;

    - general economic factors including inflation and capital market conditions; and

    - adverse changes in the securities markets.

    These factors are difficult to predict. They also involve uncertainties that may materially affect actual results, and may be beyond the control of EarthLink, MindSpring or WWW Holdings. New factors may emerge from time to time and it is not possible for us to predict new factors, nor can we assess the potential effect of any new factors on EarthLink, MindSpring or WWW Holdings.

    These forward-looking statements are found at various places throughout this joint proxy statement/prospectus. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. None of EarthLink, MindSpring or WWW Holdings undertakes any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of events that we do not currently anticipate.

                  RISK FACTORS RELATING TO THE REORGANIZATION

    IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY READ AND CONSIDER THE FOLLOWING FACTORS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT YOUR COMPANY'S STOCKHOLDERS MEETING.

    THE COSTS OF THE REORGANIZATION, THE COSTS OF INTEGRATING THE EARTHLINK AND MINDSPRING BUSINESSES AND OTHER POTENTIAL ADJUSTMENTS ARE SUBSTANTIAL.

    We estimate that it will cost approximately $20.5 million to consummate the reorganization. These costs will consist of transaction fees for investment bankers, attorneys, accountants and other related costs incurred by EarthLink and MindSpring. WWW Holdings expects to incur additional nonrecurring restructuring charges, the amount of which has not been estimated. All of these charges will be recorded in the period in which the reorganization is consummated.

    There can be no assurance that WWW Holdings will not incur additional charges in excess of these amounts to reflect costs associated with the reorganization, including the costs of integrating the EarthLink and MindSpring businesses.

    After the reorganization is completed, the holders of MindSpring's 5% convertible subordinated notes will have the option to require WWW Holdings to repurchase the notes at a repurchase price equal to one hundred percent (100%) of the principal amount plus accrued interest. The reorganization agreement provides that the repurchase price for the notes will be paid in cash. If all of the holders of the notes exercise their repurchase rights, WWW Holdings will be required to pay to the note holders up to $179,975,000 in cash plus accrued interest. This would reduce WWW Holdings' cash on hand, which could have an adverse effect on its business operations. On the other hand, if a substantial portion of these notes remain outstanding, the amount of debt WWW Holdings would have could adversely affect it by:

    - limiting its ability to obtain necessary financing;

    - potentially placing it at a disadvantage compared to its competitors who have lower levels of debt; and

    - making it more vulnerable in a business downturn.

    If MindSpring's secured credit facility is terminated or all or a portion of MindSpring's 5% convertible subordinated notes are repurchased as a result of the reorganization, WWW Holdings will recognize an expense of $1.8 million or up to $5.8 million, respectively, related to deferred financing costs.

    AS A RESULT OF THE REORGANIZATION, WWW HOLDINGS WILL REVERSE MINDSPRING'S PREVIOUSLY RECOGNIZED INCOME TAX BENEFITS.

    In 1998, MindSpring's management reviewed its net deferred tax asset, consisting primarily of net operating loss carryforwards, and based on the net income generated in 1998 as well as MindSpring's projections of future income, determined that it was more likely than not that the deferred tax assets would be realized. As a result of this determination, MindSpring reversed its valuation allowance in 1998 and did not record an allowance for the nine months ended September 30, 1999. In the course of the reorganization discussions, management of EarthLink and MindSpring reviewed the combined net deferred tax assets and concluded that, due to uncertainty related to the integration of the two companies and the projected losses of WWW Holdings in the foreseeable future, it is currently uncertain whether the net deferred tax assets will be realized. Accordingly, upon consummation of the reorganization, WWW Holdings expects to reverse the income tax benefits previously realized by MindSpring, which aggregated to approximately $1.5 million for the year ended December 31, 1998 and $13.6 million for the nine months ended September 30, 1999, in its combined financial statements for those periods and to reestablish a valuation allowance on the MindSpring net deferred tax asset, which was approximately $23.7 million at September 30, 1999.

    IF EARTHLINK AND MINDSPRING CANNOT BE SUCCESSFULLY INTEGRATED INTO A SINGLE ENTITY, WE MAY NOT ACHIEVE THE ANTICIPATED BENEFITS OF THE REORGANIZATION.

    After the reorganization is completed, we will need to integrate two large companies. The failure to successfully integrate our operations may adversely affect WWW Holdings' business, operations, properties, assets, financial condition, results of operations or business prospects. Integrating two companies like EarthLink and MindSpring involves a number of risks, including:

    - the diversion of management's attention away from ongoing operations;

    - difficulties and expenses in combining the operations, technology and systems of the two companies;

    - difficulties and expenses in the assimilation and retention of employees, including the integration of teams that have not previously worked together;

    - difficulties in the creation and maintenance of uniform standards, controls, procedures and policies;

    - different geographic locations of the principal operations of EarthLink and MindSpring;

    - challenges in keeping and attracting members and business customers; and

    - potential adverse short-term effects on operating results, primarily as a result of increased costs resulting from the integration of the two businesses.

    INCREASED COMPETITION IN THE INTERNET SERVICE INDUSTRY MAY MAKE IT DIFFICULT FOR WWW HOLDINGS TO ATTRACT AND RETAIN MEMBERS AND TO MAINTAIN CURRENT PRICING LEVELS.

    We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

    - established online service providers, such as America Online, Inc., the Microsoft Network and Prodigy Communications Corporation;

    - local, regional and national Internet service providers, such as RMI.NET, Inc. and Internet America, Inc.;

    - national telecommunications companies, such as AT&T Corp. and GTE Corporation;

    - regional Bell operating companies, such as BellSouth Corporation and SBC Communications Inc.;

    - personal computer manufacturers with Internet service provider businesses such as Gateway, Inc. and Dell Computer Corporation;

    - "free access" Internet service providers, such as NetZero, Inc.; and

    - online cable services, such as Excite@Home Corporation and Roadrunner Computer Systems, Inc.

    We will also face competition from companies that provide broadband and other high-speed connections to the Internet, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or Web hosting in their basic bundle of services or may offer Internet access or Web hosting services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.

    These companies may also prevent us from delivering Internet access through their systems. If the owners of these high-speed, broadband facilities increasingly use them to provide Internet access and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

    Neither EarthLink nor MindSpring currently competes internationally. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, WWW Holdings may be at a competitive disadvantage relative to our competitors.

    Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire Internet service providers, as Internet service providers consolidate into larger, more competitive companies and as providers who offer free access to the Internet grow in number and size. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, or may charge nothing at all in some circumstances, causing us to reduce, or preventing us from raising, our fees. As a result, our business may suffer.

    WWW HOLDINGS' RESULTS OF OPERATIONS COULD BE AFFECTED BY FLUCTUATIONS IN THE USE OF THE INTERNET FOR E-COMMERCE TRANSACTIONS.

    Use of the Internet for retail transactions is a relatively recent development and the continued demand and growth of a market for services and products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

    - unwillingness of consumers to shift their purchasing from traditional retailers to online purchases;

    - lack of acceptable security for data and concern for privacy of personal information;

    - limitations on access and ease of use;

    - congestion leading to delayed or extended response times;

    - inadequate development of the Web infrastructure to keep pace with increased levels of use; and

    - increased or excessive government regulation.

    If use of the Internet for commercial transactions declines or does not increase, and if other uses, such as e-mail and personal Web sites, do not increase, this could have a material adverse effect on the business and results of operations of WWW Holdings.

    ANY DISRUPTION IN THE INTERNET ACCESS PROVIDED BY WWW HOLDINGS COULD ADVERSELY AFFECT WWW HOLDINGS' BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    WWW Holdings' systems and infrastructure will be susceptible to natural and man-made disasters such as earthquakes, fires, floods, power loss and sabotage. WWW Holdings' systems also will be vulnerable to disruptions from computer viruses and attempts by hackers to penetrate WWW Holdings' network security.

    WWW Holdings will be covered by insurance from loss of income from some of the events listed above, but this insurance may not be adequate to cover all instances of system failure. WWW Holdings also will have insurance from loss of income due to earthquakes, but the amount of such insurance may be insufficient, especially given the frequency and magnitude of earthquakes in California, where a number of WWW Holdings' facilities will be located.

    Any of the events described above could cause interference, delays, service interruptions or suspensions and adversely affect WWW Holdings' business and results of operations.

    WWW Holdings must continue to expand and adapt its system infrastructure to keep pace with the increase in the number of members who use the services it expects to provide. Demands on infrastructure that exceed WWW Holdings' current forecasts could result in technical difficulties with its servers. Continued or repeated system failures could impair WWW Holdings' reputation and brand names and reduce WWW Holdings' revenues.

    If, in the future, WWW Holdings cannot modify these systems to accommodate increased traffic, WWW Holdings could suffer slower response times, problems with customer service and delays in reporting accurate financial information. Any of these factors could significantly and adversely affect the results of WWW Holdings' operations.

    WWW HOLDINGS MUST CONTINUE TO ENHANCE ITS PRODUCTS AND SERVICES AND DEVELOP NEW ONES TO BE SUCCESSFUL IN THE RAPIDLY EVOLVING MARKET FOR INTERNET SERVICES, AND WE CANNOT BE CERTAIN THAT WWW HOLDINGS WILL BE ABLE TO DO SO
COST-EFFECTIVELY.

    Rapid technological change, changing customer needs, frequent new product and service introductions and evolving industry standards characterize the Internet market. These market characteristics could render WWW Holdings' services, technology and systems obsolete. WWW Holdings must continually improve the performance, features and reliability of its services to respond to evolving market demands and competition. WWW Holdings' business, operating results and financial condition would be materially adversely affected if it is unable to respond in a cost-effective and timely manner to changing market conditions or customer requirements.

    IF WWW HOLDINGS' THIRD PARTY NETWORK PROVIDERS ARE UNABLE OR UNWILLING TO PROVIDE INTERNET ACCESS TO OUR MEMBERS ON COMMERCIALLY REASONABLE TERMS, WWW HOLDINGS MAY SUFFER THE LOSS OF CUSTOMERS, HIGHER COSTS AND LOWER OVERALL REVENUES.

    EarthLink provides dial-up access through company-owned points of presence and through the networks of Worldcom/UUNet, PSINet, Level 3 and Sprint. MindSpring provides dial-up access through company-owned points of presence and through the networks of ICG Netahead, Worldcom/ UUNet, GTE/BBN and PSINet. Approximately 94% of the members of WWW Holdings will live in a geographic area served by two or more network providers. WWW Holdings will be able to serve its members through the combination of network providers that it deems most efficient. Only 6% of the members of WWW Holdings will live in a geographic area served by only one network provider. The following providers are the sole provider of network access for the percentage of our combined member base indicated: UUNet, 2.8%; PSINet, 0.4%; Level 3, 0.4%; Sprint, 0.5%; EarthLink, 0.3%; MindSpring, 1.4%; and ICG Netahead, 0.3%. Our ability to provide Internet access to our members will be limited if our third-party network providers are unable or unwilling to provide access to our members, we are unable to secure alternative arrangements upon termination of third-party network provider agreements, or there is a loss of access to third-party providers for other reasons. These events could also limit our ability to further expand nationally, which could have a material adverse affect on our business. If we lose access to third-party providers under current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative third-party provider arrangements in areas served by only one network provider. Moreover, while the contracts with the third-party providers require them to provide commercially reliable service to our members with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations.

    WWW HOLDINGS MAY NOT BE ABLE TO MAINTAIN OR INCREASE ITS MEMBERSHIP LEVELS IF IT DOES NOT HAVE UNINTERRUPTED AND REASONABLY PRICED ACCESS TO THE LOCAL AND LONG-DISTANCE TELECOMMUNICATIONS LINES NECESSARY FOR IT TO PROVIDE INTERNET ACCESS TO ITS MEMBERS.

    WWW Holdings will rely on local telephone companies and other companies to provide data communications capacity through local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services on a timely basis, or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the Federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone services, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

    WWW HOLDINGS' REVENUES AND RESULTS OF OPERATIONS WILL BE DEPENDENT UPON WWW HOLDINGS' PROPRIETARY TECHNOLOGY AND WWW HOLDINGS MAY NOT BE SUCCESSFUL IN PROTECTING ITS PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT IT INFRINGES UPON THE PROPRIETARY RIGHTS OF OTHERS.

    Our success depends in part upon the software and related documentation of EarthLink and MindSpring. We principally rely upon copyright, trade secret and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

    We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in EarthLink's and MindSpring's front-end software product for members. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful.

    We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect WWW Holdings' business, financial condition and results of operations.

    DIFFICULTIES WWW HOLDINGS MAY ENCOUNTER WITH ITS GROWTH AND EXPANSION COULD ADVERSELY AFFECT THE RESULTS OF WWW HOLDINGS' OPERATIONS.

    WWW Holdings' strategy will be to grow its membership at a rapid pace. This strategy is likely to place a significant strain on WWW Holdings' resources because of:

    - the need to manage relationships with various strategic partners, technology licensors, members and other third parties (based on September 30, 1999 data, WWW Holdings will have approximately 22 significant strategic partners, approximately 5 significant licensors of technology material to the business, and approximately 2.85 million members upon consummation of the reorganization);

    - difficulties in hiring and retaining skilled personnel necessary to support WWW Holdings' business (based on September 30, 1999 data, WWW Holdings will have approximately 4,100 employees upon consummation of the reorganization);

    - increased demand on customer service and technical support;

    - pressures for the continued development of WWW Holdings' financial and information management systems; and

    - potential challenges associated with strategic acquisitions of complementary member accounts and businesses, if any, including systems integration difficulties and infrastructure strains on our ongoing business.

    Difficulties WWW Holdings may encounter in dealing successfully with the above risks could adversely affect the results of WWW Holdings' operations.

    THE ABILITY OF WWW HOLDINGS STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF WWW HOLDINGS WILL BE LIMITED.

    There are provisions in WWW Holdings' certificate of incorporation, bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving WWW Holdings or could discourage a third party from attempting to acquire control of WWW Holdings, even if these events would be beneficial to the interests of the stockholders. In particular, the board of directors could delay a change in control of WWW Holdings. In addition, WWW Holdings' certificate of incorporation will authorize its board to provide for the issuance of shares of preferred stock of WWW Holdings, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges and preferences determined by the board of directors. There are no current plans to issue any shares of preferred stock other than as a result of the conversion of the EarthLink convertible preferred stock into WWW Holdings convertible preferred stock as a result of the merger of EarthLink into WWW Holdings. Also, WWW Holdings will be governed by Section 203 of the Delaware Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of WWW Holdings.

    SPRINT CORPORATION WILL BE ONE OF OUR PRINCIPAL STOCKHOLDERS AND IT CAN EXERCISE SIGNIFICANT INFLUENCE OVER WWW HOLDINGS.

    Sprint Corporation will own approximately 4.41% of the common stock of WWW Holdings immediately following the reorganization and it also will own preferred stock that will be convertible into approximately 9.89% of WWW Holdings' outstanding common stock immediately following the reorganization. Assuming that Sprint fully exercises its right to maintain its current ownership levels, Sprint will own approximately 27.8% of WWW Holdings, including approximately 10% of the common stock of WWW Holdings. As a result in either case, Sprint will be able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. For example, the approval by both of Sprint's representatives on the EarthLink board of directors was required for EarthLink to go forward with the reorganization. Sprint did not participate in, or materially seek to influence EarthLink's management in its negotiations with, MindSpring, however, to the extent that WWW Holdings engages in significant transactions in the future, we may be required to seek Sprint's prior approval.

    Sprint's ownership of WWW Holdings preferred stock will permit it to elect two of WWW Holdings directors, whose approval will be required for WWW Holdings to undertake various activities. Also, without Sprint's consent, WWW Holdings will not be able to enter into certain commercial relationships with competitors of Sprint such as AT&T and MCI WorldCom. This may reduce or eliminate opportunities for revenue growth. Further, Sprint's competitors may choose not to engage in commercial relationships with us because of our close relationship with Sprint, potentially significantly reducing our opportunities for revenue growth. A more complete description of Sprint's rights and our related obligations in this area may be found beginning on page 61 under the heading "Sprint Governance Agreement."


    On October 5, 1999, Sprint announced that it entered into an agreement to be acquired by MCI WorldCom Inc. We cannot guarantee you that WWW Holdings' relationship with MCI WorldCom will provide WWW Holdings with the same benefits that were expected to come from its relationship with Sprint.

    WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES, WHICH COULD SIGNIFICANTLY INCREASE OUR OVERHEAD COSTS AND REQUIRE US TO MODIFY OUR GROWTH STRATEGIES AND OPERATING PLANS.

    As Internet service providers, EarthLink and MindSpring are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses and publicly-traded companies generally. In a report to Congress on April 10, 1998, the Federal Communications Commission reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Federal Telecommunications Act of 1996.

    Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the Federal Communications Commission stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the Federal Communications Commission will modify its current policies against regulation of Internet service providers.

    ACCESS CHARGES. WWW Holdings also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed Internet service providers to offer flat-rate, non-usage sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the Federal Communications Commission ruled that connections linking end users to their Internet service providers are jurisdictionally interstate rather than local, but the Federal Communications Commission did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long-distance calls, generally on a per-minute basis. WWW Holdings could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and other telephony, and so we do not believe we would be directly affected by these developments were they to occur.

    POTENTIAL LIABILITY. The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against EarthLink or MindSpring relating to information carried on, stored on, or disseminated through their network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

    If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

    OTHER ISSUES. Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as:

    - content;

    - privacy;

    - access to some types of content by minors;

    - pricing;

    - bulk e-mail or "spam;"

    - encryption standards;

    - consumer protection;

    - electronic commerce;

    - taxation;

    - copyright infringement; and

    - other intellectual property issues.

We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

    FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON THE OPERATIONS AND FINANCIAL PERFORMANCE OF EARTHLINK, MINDSPRING AND WWW HOLDINGS.

    Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third-party services or products.

    In particular, EarthLink and MindSpring depend heavily on a significant number of third-party vendors to provide both network services and equipment. A significant Year 2000-related disruption to these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect WWW Holdings' results of operations, liquidity and financial condition.

    Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by Year 2000 problems, or if a large portion of our customers are unable to access the Internet due to Year 2000-related issues in connection with their own systems, WWW Holdings' results of operations, liquidity and financial condition could be materially and adversely affected.

    MindSpring has completed its assessment of the Year 2000 readiness of its internally-developed and third-party supplied software, computer technology and other services. Based upon the results of this assessment, MindSpring believes that its own systems, including the components of its systems provided by third-party vendors, are Year 2000 compliant. MindSpring anticipates that all of its material third party providers are Year 2000 compliant and that all of its other providers are substantially compliant. As of November 30, 1999, MindSpring had incurred expenses of approximately $600,000 in connection with the implementation of its Year 2000 compliance program. These costs were expensed as incurred. MindSpring estimates that it will incur minimal expenses through the remainder of the Year 2000 compliance program. To the extent it can be determined at this time, MindSpring has not suffered any Year 2000 problems with its computer and business systems, nor did any of its significant third-party vendors, that materially affect MindSpring's business.

    EarthLink has incurred insignificant amounts in its efforts to make its systems Year 2000 compliant and does not anticipate incurring any further material expenditures as part of these efforts. To the extent it can be determined at this time, Earthlink has not suffered any Year 2000 problems with its computer and business systems, nor did any of its significant third-party vendors, that materially affect EarthLink's business.

    IF APPLE'S INVESTMENT IN EARTHLINK IS UNWOUND BECAUSE OF LACK OF REGULATORY APPROVAL PRIOR TO MARCH 31, 2000, EARTHLINK MAY LOSE SOME OF THE VALUE OF ITS STRATEGIC RELATIONSHIP WITH APPLE.

    On January 4, 2000, a subsidiary of Apple Computer, Inc. purchased
$200 million of EarthLink's series C convertible preferred stock. This purchase, however, closed in escrow pending the termination or expiration of the required regulatory waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act. If the waiting period does not expire or terminate prior to March 31, 2000, this investment will be unwound, Apple's investment will be returned to Apple and the series C convertible preferred stock will be cancelled. If this occurs, WWW Holdings may lose the benefits of the strategic relationship with Apple. In particular, without an investment relationship, Apple may not promote WWW Holdings' services to Apple customers as vigorously as it otherwise would. Also, without an investment relationship, Apple would not have the right, as the holder of WWW Holdings' series C convertible preferred stock, to elect a director to WWW Holdings' board. Without an Apple member on WWW Holdings' board, WWW Holdings may be deprived of the business expertise and prestige an Apple representative could bring to the company. Please carefully read the section of this joint proxy statement/prospectus titled "Recent Development--Strategic Alliance with Apple Computer, Inc."

    IF WWW HOLDINGS IS UNABLE TO RAISE CAPITAL ON ACCEPTABLE TERMS, WWW HOLDINGS MAY BE REQUIRED TO MODIFY ITS GROWTH STRATEGIES AND OPERATING PLANS.

    After the reorganization, we expect that WWW Holdings will need capital to continue to enhance and develop the companies' combined network to maintain our competitive position and continue to meet the increasing demands for service quality, availability, and competitive pricing. We may also need to spend significant amounts of cash to:

    - fund growth, operating losses and increases in expenses;

    - take advantage of unanticipated major strategic alliances or other special marketing opportunities;

    - acquire complementary businesses or assets;

    - develop new products or services; or

    - otherwise respond to unanticipated developments or competitive pressures.

    If we do not have enough cash on hand, cash generated from our operations, or cash available under our credit facility with Sprint to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable on terms that are acceptable to us, we will be required to modify our growth and operating plans to the extent of available funding and attempt to attain profitability in our existing operations.

    MindSpring also has a credit agreement with a group of financial institutions led by First Union National Bank for a $100 million secured revolving credit facility. There are no amounts currently outstanding under this facility. Unless the parties successfully negotiate an amendment to this credit agreement, the reorganization will give the bank the right to terminate the credit agreement. If the MindSpring credit agreement with First Union is not re-negotiated, WWW Holdings may have difficulty in obtaining alternative funds, if needed. Currently, all amounts that MindSpring may borrow under this credit agreement are secured by all of MindSpring's assets. Should we decide to re-negotiate this agreement, it is likely that First Union will require us to pledge all of the assets of WWW Holdings as security for any amounts borrowed and WWW Holdings' business activities would likely be subject to numerous restrictive covenants contained in the credit agreement. These conditions could place constraints on our ability to conduct our business.

    WWW HOLDINGS' STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY REGARDLESS OF WWW HOLDINGS' ACTUAL OPERATING PERFORMANCE.

    There is no current public market for WWW Holdings common stock. Immediately following completion of the reorganization, WWW Holdings common stock will be listed for trading on The Nasdaq National Market. The trading price of WWW Holdings' common stock is likely to be highly volatile. WWW Holdings' stock price could be subject to wide fluctuations in response to a variety of factors, including:

    - actual or anticipated variations in quarterly operating results;

    - announcements of technological innovations;

    - new products or services offered by WWW Holdings or its competitors;

    - changes in financial estimates by securities analysts;

    - conditions or trends in the Internet services industry and the portal and community services segment in particular;

    - WWW Holdings' announcement of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - sales of common stock; and

    - other events that may be beyond WWW Holdings' control.

    In addition, The Nasdaq National Market, where most publicly-held Internet companies are traded, has recently experienced extreme price and volume fluctuations. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. The trading prices of many Internet companies' stocks are, or recently have been, at or near historical highs and these trading prices and multiples are substantially above historical levels. These trading prices and multiples may not be sustainable. These broad market and industry factors may materially adversely affect the market price of WWW Holdings' common stock, regardless of WWW Holdings' actual operating performance. In the past, following periods of volatility in the market price of an individual company's securities, securities class action litigation often has been instituted against that company. This type of litigation, if instituted, could result in substantial costs and a diversion of management's attention and resources.

    SALES OF SUBSTANTIAL AMOUNTS OF WWW HOLDINGS' COMMON STOCK IN THE OPEN MARKET COULD DEPRESS WWW HOLDINGS' STOCK PRICE.

    If WWW Holdings' stockholders sell substantial amounts of WWW Holdings' common stock in the public market following consummation of the reorganization, including shares issued on the exercise of outstanding options and warrants, the market price of WWW Holdings' common stock could fall. These sales might also make it more difficult for WWW Holdings to sell equity or equity related securities at a time and price that WWW Holdings would deem appropriate.

    Sales of a large number of shares of common stock in the public market following the consummation of the reorganization, or even the belief that such sales could occur, could cause a drop in the market price of WWW Holdings' common stock and could impair WWW Holdings' ability to raise capital through offerings of WWW Holdings' equity securities. Immediately after the reorganization, there will be approximately 117 million shares of WWW Holdings' common stock outstanding. All of the shares issued to EarthLink and MindSpring stockholders will be freely tradable without restrictions or further registration under the Securities Act of 1933, unless such shares are held by any WWW Holdings "affiliate" or any "affiliate" of EarthLink or MindSpring prior to the reorganization, as that term is defined under the Securities Act of 1933. The term "affiliate" would include directors, executive officers and some significant stockholders.

                         THE EARTHLINK SPECIAL MEETING

DATE AND PURPOSE OF THE SPECIAL MEETING

    The special meeting of EarthLink stockholders is scheduled to be held on February 4, 2000, at 8:00 a.m., local time, in the Town Hall Conference Room at 2947 Bradley Street, Pasadena, California. It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the meeting is to consider and vote upon a proposal to adopt the reorganization agreement. The EarthLink stockholders also might be asked to vote upon a proposal to adjourn the EarthLink special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to adopt the reorganization agreement.

RECORD DATE FOR THE SPECIAL MEETING AND WHO IS ENTITLED TO VOTE AT THE SPECIAL
  MEETING

    RECORD DATE. The EarthLink board has fixed the close of business on December 20, 1999, as the record date for the determination of the EarthLink stockholders entitled to receive notice of and to vote at the EarthLink special meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders, during regular business hours, for a period of ten days before the meeting at the principal executive offices of EarthLink at 3100 New York Drive, Pasadena, California. As of the record date, 32,928,892 shares of EarthLink common stock were outstanding and entitled to vote on the adoption of the reorganization agreement.

    VOTING RIGHTS. Each EarthLink stockholder is entitled to one vote for each share of EarthLink common stock held on the record date with regard to the proposal to adopt the reorganization agreement and with regard to each other matter that may properly come before the EarthLink special meeting. The vote of the holders of EarthLink's preferred stock is not required for adoption of the reorganization agreement.

    QUORUM REQUIREMENTS. A majority of the EarthLink common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of each matter at the EarthLink special meeting. If a quorum is not present at the EarthLink special meeting, management will adjourn it in order to solicit additional proxies.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of EarthLink common stock entitled to vote at the EarthLink special meeting will be sufficient to adopt the reorganization agreement.

    ABSTENTIONS, FAILURES TO VOTE, AND BROKER NON-VOTES. Abstentions may be specified with respect to the proposal being considered at the EarthLink special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining whether there is a quorum. Because the affirmative votes of a majority of the outstanding shares of the EarthLink common stock are required for adoption of the reorganization agreement, a proxy marked "ABSTAIN" with respect to the reorganization agreement will have the effect of a vote "AGAINST" the reorganization agreement. In addition, the failure of an EarthLink stockholder to return a proxy or vote in person at the EarthLink special meeting or by other permitted means will have the effect of a vote "AGAINST" the adoption of the reorganization agreement. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the adoption of the reorganization agreement. Thus, absent specific instructions from the beneficial owner of shares of EarthLink common stock, brokers are not permitted to vote these shares with respect to the adoption of the reorganization agreement. Since the affirmative vote described above is required for adoption of the reorganization agreement, a broker non-vote will have the effect of a vote "AGAINST" adoption of the reorganization agreement.

    BECAUSE ADOPTION OF THE REORGANIZATION AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF EARTHLINK COMMON STOCK AT THE EARTHLINK SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. THE FAILURE TO VOTE YOUR SHARES WILL ALSO HAVE THE SAME EFFECT AS A NEGATIVE VOTE. ACCORDINGLY, THE EARTHLINK BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE, OR TO CAST YOUR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY FORM.

    As of the record date, EarthLink directors and executive officers owned approximately 10.1 million shares of EarthLink common stock, or approximately 31% of the shares entitled to vote at the EarthLink special meeting. It is currently expected that each director or executive officer will vote the shares of EarthLink common stock beneficially owned by him for adoption of the reorganization agreement.


    Some of EarthLink's stockholders, including members of management and the board of directors, who collectively own approximately 29.3% of the outstanding common stock of EarthLink, have entered into agreements with MindSpring in which they have agreed to vote their shares "FOR" adoption of the reorganization agreement. See "EarthLink and MindSpring Stockholder Agreements" on page 34 for more information about these agreements.


VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

    You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or through the Internet by following the instructions provided on the enclosed proxy form. You may use the proxy accompanying this joint proxy statement/prospectus if you are unable to attend the EarthLink special meeting in person or if you wish to have your shares voted by proxy even if you do attend the EarthLink special meeting. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is voted at the EarthLink special meeting by delivering a written notice of revocation, by delivery to EarthLink a subsequently dated, properly executed proxy or by attending the EarthLink special meeting and electing to vote in person. Your attendance at the EarthLink special meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: EarthLink Network, Inc., at 3100 New York Drive, Pasadena, California 91107, Attention: Corporate Secretary.

    All shares represented by effective proxies on the accompanying form of EarthLink proxy received by EarthLink at or before the EarthLink special meeting, and not revoked before they are exercised, will be voted at the EarthLink special meeting in accordance with their terms. If no instructions are given, the EarthLink proxies will be voted "FOR" the adoption of the reorganization agreement and at the discretion of the proxies on any other matters that properly come before the EarthLink special meeting. The EarthLink board is not aware of any other matters to be presented at the EarthLink special meeting other than matters incidental to the conduct of the EarthLink special meeting.

SOLICITATION OF PROXIES

    EarthLink will bear the entire cost of the solicitation of proxies for the EarthLink special meeting and of the printing, mailing and filing of this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, officers, directors, employees and agents of EarthLink may solicit proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. EarthLink has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the EarthLink special meeting at a cost of approximately $5,000 plus reimbursement of reasonable out-of-pocket expenses. EarthLink will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of EarthLink common stock and secure their voting instructions and will reimburse their reasonable charges and expenses incurred in forwarding the proxies and proxy materials. Further solicitation of proxies may be made by telephone or in person with some EarthLink stockholders following the original solicitation. All further solicitation will be made by officers and other employees of EarthLink who will not be additionally compensated for their activities.

                         THE MINDSPRING SPECIAL MEETING

DATE AND PURPOSE OF THE SPECIAL MEETING


    The special meeting of MindSpring's stockholders is scheduled to be held on February 4, 2000, at 11:00 a.m., local time, at the Georgia Center for Advanced Telecommunications Technology (GCATT), Auditorium, 250 14(th) Street, NW, Atlanta, Georgia. It may be adjourned or postponed to another date and/or place for proper purposes. The purpose of the MindSpring special meeting is to consider and vote upon a proposal to adopt the reorganization agreement. The MindSpring stockholders also might be asked to vote upon a proposal to adjourn the MindSpring special meeting for the purpose, among others, of allowing additional time for the solicitation of additional votes to adopt the reorganization agreement.


RECORD DATE FOR THE SPECIAL MEETING AND WHO IS ENTITLED TO VOTE AT THE SPECIAL
  MEETING


    RECORD DATE. The MindSpring board has fixed the close of business on December 20, 1999, as the record date for the determination of the MindSpring stockholders entitled to receive notice of and to vote at the MindSpring special meeting. A complete list of stockholders entitled to vote at the meeting will be open to examination by the stockholders during regular business hours, for a period of ten days before the MindSpring special meeting at the principal executive offices of MindSpring, 1430 West Peachtree Street, NW, Suite 400, Atlanta, Georgia 30309. As of the record date, 63,644,368 shares of MindSpring common stock were outstanding and entitled to vote on the adoption of the reorganization agreement.


    VOTING RIGHTS. Each MindSpring stockholder is entitled to one vote for each share of MindSpring common stock held on the record date with regard to the proposal to adopt the reorganization agreement and with regard to each other matter that may properly come before the MindSpring special meeting.

    QUORUM REQUIREMENTS. A majority of the MindSpring common stock outstanding and entitled to vote, represented in person or by proxy, constitutes a quorum for consideration of each matter at the MindSpring special meeting. If a quorum is not present at the MindSpring special meeting, management will adjourn it in order to solicit additional proxies.

    VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of MindSpring common stock entitled to vote at the MindSpring special meeting will be sufficient to adopt the reorganization agreement.

    ABSTENTIONS, FAILURES TO VOTE, AND BROKER NON-VOTES. Abstentions may be specified with respect to the proposal being considered at the MindSpring special meeting. A properly executed proxy marked "ABSTAIN" will be counted as present for purposes of determining whether there is a quorum. Because the affirmative votes of a majority of the outstanding shares of the MindSpring common stock are required for adoption of the reorganization agreement, a proxy marked "ABSTAIN" with respect to the reorganization agreement will have the effect of a vote "AGAINST" the adoption of the reorganization agreement. In addition, the failure of a MindSpring stockholder to return a proxy or vote in person at the MindSpring special meeting or by other permitted means will have the effect of a vote "AGAINST" the adoption of the reorganization agreement. Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. Brokers are precluded from exercising their voting discretion with respect to proposals for non-routine matters such as the adoption of the reorganization agreement. Thus, absent specific instructions from the beneficial owner of shares of MindSpring common stock, brokers are not permitted to vote these shares with respect to the adoption of the reorganization agreement. Since the affirmative vote described above is required for adoption of the reorganization agreement, a broker non-vote will have the effect of a vote "AGAINST" the adoption of the reorganization agreement.

    BECAUSE ADOPTION OF THE REORGANIZATION AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES ENTITLED TO BE CAST BY THE HOLDERS OF MINDSPRING COMMON STOCK AT THE MINDSPRING SPECIAL MEETING, ABSTENTIONS AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS NEGATIVE VOTES. THE FAILURE TO VOTE YOUR SHARES ALSO WILL HAVE THE SAME EFFECT AS A NEGATIVE VOTE. ACCORDINGLY, THE MINDSPRING BOARD URGES YOU TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE OR TO CAST YOUR VOTE ON THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE PROXY FORM.

    As of the record date, MindSpring directors and executive officers owned approximately 4.9 million shares of MindSpring common stock, or approximately 7.8% of the shares entitled to vote at the MindSpring special meeting. It is currently expected that each director or executive officer will vote the shares of MindSpring common stock beneficially owned by him "FOR" adoption of the reorganization agreement.


    Some of MindSpring's stockholders, including members of management and the board of directors, who collectively own approximately 24.5% of the outstanding common stock of MindSpring, have entered into agreements with EarthLink in which they have agreed to vote their shares "FOR" adoption of the reorganization agreement. See "EarthLink and MindSpring Stockholder Agreements" on page 34 for more information about these agreements.


VOTING BY PROXY AND HOW TO REVOKE YOUR PROXY

    You may vote shares either in person or by duly authorized proxy. In addition, you may vote your shares by telephone or through the Internet by following the instructions provided in the enclosed proxy form. You may use the proxy accompanying this joint proxy statement/prospectus if you are unable to attend the MindSpring special meeting in person or if you wish to have your shares voted by proxy even if you do attend the MindSpring special meeting. You may revoke any proxy given by you in response to this solicitation at any time before the proxy is voted at the MindSpring special meeting by delivering a written notice of revocation, by delivering to MindSpring a subsequently dated, properly executed proxy or by attending the MindSpring special meeting and electing to vote in person. Your attendance at the MindSpring special meeting, by itself, will not constitute a revocation of a proxy. You should address any written notices of proxy revocation to: MindSpring Enterprises, Inc., 1430 West Peachtree Street, NW, Suite 400, Atlanta, Georgia 30309, Attention: Corporate Secretary.

    All shares represented by effective proxies on the accompanying form of MindSpring proxy received by MindSpring at or before the MindSpring special meeting, and not revoked before they are exercised, will be voted at the MindSpring special meeting in accordance with their terms. If no instructions are given, the MindSpring proxies will be voted "FOR" the adoption of the reorganization agreement and at the discretion of the proxies on any other matters that properly come before the MindSpring special meeting. The MindSpring board is not aware of any other matters to be presented at the MindSpring special meeting other than matters incidental to the conduct of the MindSpring special meeting.

SOLICITATION OF PROXIES

    MindSpring will bear the entire cost of the solicitation of proxies for the MindSpring special meeting and of the printing, mailing and filing of this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, officers, directors, employees and agents of MindSpring may solicit proxies by correspondence, telephone, telegraph, telecopy or other electronic means, or in person, but without extra compensation. MindSpring has retained Corporate Investor Communications, Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the MindSpring special meeting at a cost of approximately $7,000 plus reimbursement of reasonable out-of-pocket expenses. MindSpring will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of MindSpring common stock and secure their voting instructions and will reimburse their reasonable charges and expenses incurred in forwarding the proxies and proxy materials. Further solicitation of proxies may be made by telephone or in person with some MindSpring stockholders following the original solicitation. All further solicitation will be made by officers and other employees of MindSpring who will not be additionally compensated for their activities.

                               THE REORGANIZATION

    THE FOLLOWING INFORMATION RELATING TO THE REORGANIZATION IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF ALL THE INFORMATION RELATING TO THE REORGANIZATION BUT IS INTENDED TO INCLUDE THE MATERIAL TERMS OF THE REORGANIZATION. MORE DETAILED INFORMATION IS CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES. A COPY OF THE REORGANIZATION AGREEMENT IS SET FORTH IN ANNEX A AND IS INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS. YOU ARE URGED TO READ THE REORGANIZATION AGREEMENT CAREFULLY FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE REORGANIZATION.

GENERAL

    The reorganization agreement provides that, as a part of the reorganization, each of EarthLink and MindSpring will be merged into WWW Holdings, and WWW Holdings will change its name to EarthLink, Inc. The mergers will become effective when the certificates of merger are filed with the Secretary of State of the State of Delaware or at the specific times set forth in the certificates of merger. Immediately following completion of the mergers, assuming that Apple's $200 million investment in EarthLink had occurred on December 20, 1999 and based on December 20, 1999 data:

    - EarthLink and MindSpring will have been merged into WWW Holdings and will no longer exist as separate entities;

    - Charles M. Brewer, Sky D. Dayton, Charles G. Betty, Campbell B. Lanier, III, William S. Esrey, William H. Scott, III, Michael S. McQuary, Len J. Lauer, Linwood A. Lacy, Jr. and Reed E. Slatkin will be directors of WWW Holdings, and an additional three directors to be named later will be selected by a specifically-formed nominating committee;

    - officers of WWW Holdings will include Charles M. Brewer, as chairman; Charles G. Betty, as chief executive officer; and Michael S. McQuary, as president;

    - former EarthLink common and preferred stockholders will collectively own approximately 53.3% of the outstanding common stock of WWW Holdings on a fully diluted basis; and former MindSpring common stockholders will collectively own approximately 46.7% of the outstanding common stock of WWW Holdings on a fully diluted basis;

    - former EarthLink common stockholders will collectively own approximately
      53.2 million shares of WWW Holdings common stock;

    - former MindSpring common stockholders will collectively own approximately
      63.6 million shares of WWW Holdings common stock;

    - approximately 8.0 million shares of WWW Holdings common stock will be issuable upon the exercise of EarthLink options and warrants;

    - approximately 5.6 million shares of WWW Holdings common stock will be issuable upon the exercise of MindSpring options;

    - Sprint will own approximately 6.6 million shares of WWW Holdings series A convertible preferred stock and 979,000 shares of WWW Holdings series B convertible preferred stock which will be all of the WWW Holdings series A and B convertible preferred stock outstanding and which, assuming the acceleration of the series A convertible preferred stock conversion rights, will be convertible into approximately 14.2 million shares, or approximately 9.2% on a fully diluted basis, of WWW Holdings common stock; and


    - Apple will own approximately 7.1 million shares of WWW Holdings series C convertible preferred stock, which will be all of the WWW Holdings series C convertible preferred stock outstanding and which will be convertible into approximately 7.1 million shares, or 4.6% on a fully diluted basis, of WWW Holdings common stock.


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
EARTHLINK AND MINDSPRING STOCK OPTION AGREEMENTS

    The following information relating to the stock option agreements is not intended to be a complete description of all of the information relating to the stock option agreements, but is intended to include the material terms of the stock option agreements.

    As a condition to the execution by EarthLink and MindSpring of the reorganization agreement, EarthLink and MindSpring entered into stock option agreements with one another under which EarthLink has the option to acquire up to 19.9% of the outstanding MindSpring common stock and MindSpring has the option to acquire up to 19.9% of the outstanding EarthLink common stock, all subject to the terms and conditions described below, among others.

    The terms and conditions of the stock option agreements are parallel, except as noted below, and include the following:

    The option granted under the stock option agreement may only be exercised if the party exercising the option is not in material breach of the reorganization agreement or the stock option agreement and one of the following events occurs:

    - the reorganization agreement is terminated by the option holder because the other party's board of directors amended, modified, withdrew, conditioned or qualified its recommendation that its stockholders adopt the reorganization agreement or because the other party's board of directors has recommended that its stockholders adopt an agreement with a third party to sell itself or a significant amount of its stock or assets to the third party;

    - the party that granted the option terminates the reorganization agreement after its board of directors withdraws its recommendation that its stockholders adopt the reorganization agreement as permitted in some circumstances under the reorganization agreement; or


    - the reorganization agreement is terminated and a termination fee becomes payable under the terms of the reorganization agreement. See page 75 for a more detailed description of the circumstances under which the reorganization agreement may be terminated or a termination fee becomes payable.


    The option holder will have 90 days from the occurrence of one of these events to give notice of its decision to exercise its option. Each option will expire if it is not exercised before:

    - the mergers of EarthLink and MindSpring into WWW Holdings occur; or

    - eighteen months pass after the occurrence of an event that makes the option exercisable.

    The exercise price under MindSpring's option to acquire EarthLink common stock is $43.50 per share and the exercise price under EarthLink's option to acquire MindSpring common stock is $32.875 per share. In either case, the option holder's profit upon the ultimate sale of the underlying common stock or on exercise of the option for cash plus any termination fee received pursuant to the reorganization agreement, as described below, cannot exceed $80,000,000. The shares subject to the option will be adjusted to account for stock dividends, stock splits, mergers, share exchanges and the like. Accordingly, the option exercise prices will be adjusted to account for stock dividends, stock splits, mergers, shares exchanges or the like by multiplying the exercise price by a fraction, the numerator of which is equal to the number of shares subject to the option prior to the event requiring the adjustment and the denominator of which is equal to the number of shares that are subject to the option following the event requiring the adjustment. For example, if the option holder could have purchased 1,000 shares under the option for $32.875 per share and the party granting the option engages in a 3-for-1 stock split, the number of shares subject to the option will become 3,000 and the new exercise price will be $32.875 multiplied by 1/3, or approximately $10.958 per share.

    The party granting the option has the choice of either issuing the shares of common stock for which the option is being exercised, paying cash instead of issuing the common stock, or delivering any combination of cash and common stock. The cash amount would be determined by subtracting the option exercise price from an amount equal to the greater of the average closing price for the common stock for the ten trading days prior to the exercise of the option and the per share consideration for the common stock proposed to be paid in a pending third-party proposal to acquire all or a significant part of the common stock or assets of the party granting the option, and then multiplying that amount by the number of shares of common stock for which cash is being paid. The number of shares of common stock issued as a result of the exercise of the option may not be less than 5% of the total number of shares of outstanding common stock of the party granting the option immediately after the issuance of the shares pursuant to the option.

    If the option holder exercises the option, it has the right to cause the party that granted the option to register the shares of common stock that it purchases under the Securities Act of 1933, so long as the shares to be registered equal at least 2% of the outstanding shares of the party that granted the option on a fully diluted basis. The option holder has no right to cause the registration of any shares of common stock that may be sold under Rule 144(k) of the Securities Act of 1933, which generally permits sales of securities by persons who have not been affiliated with the issuer of those securities for at least three months prior to the sale, so long as at least two years have passed since the securities were acquired from the issuer or one of its affiliates.

EARTHLINK AND MINDSPRING STOCKHOLDER AGREEMENTS

    The following information relating to the stockholder agreements is not intended to be a complete description of all of the information relating to the stockholder agreements, but is intended to include the material terms of the stockholder agreements.

    As a condition to the execution by EarthLink and MindSpring of the reorganization agreement, some of the stockholders of MindSpring, including members of management and the board of directors, entered into stockholder agreements for the benefit of EarthLink and some of the stockholders of EarthLink, including members of management and the board of directors, entered into stockholder agreements for the benefit of MindSpring.

    Pursuant to the stockholder agreements, the stockholders agreed to vote their shares of EarthLink and MindSpring common stock in favor of adoption of the reorganization agreement and to cause anyone to whom they transfer their voting rights in the common stock to do the same. The obligations under the stockholder agreements terminate automatically upon the termination of the reorganization agreement.

    The following holders of EarthLink common stock, representing 9,635,393 shares or approximately 29.3% of its outstanding common stock, are parties to stockholder agreements for the benefit of MindSpring: Sprint, Sidney Azeez, Charles G. Betty, Sky D. Dayton, Richard D. Edmiston, William S. Heys, Grayson
L. Hoberg, Robert M. Kavner, Linwood A. Lacy, Jr., Kevin M. O'Donnell, Reed E. Slatkin, David R. Tommela and Brinton O. C. Young.

    The following holders of MindSpring common stock, representing 15,612,652 shares or approximately 24.5% of its outstanding common stock, are parties to stockholder agreements for the benefit of EarthLink: ITC Service Company, Inc., Charles M. Brewer, Michael S. McQuary, Campbell B. Lanier, III, William H. Scott, III, Lance Weatherby, Gregory J. Stromberg and O. Gene Gabbard.

WHAT EARTHLINK STOCKHOLDERS WILL RECEIVE IN THE REORGANIZATION

    Each share of EarthLink common stock, EarthLink series A convertible preferred stock, EarthLink series B convertible preferred stock and EarthLink series C convertible preferred stock issued and outstanding at the effective time of the merger of EarthLink into WWW Holdings will be converted automatically into 1.615 shares of WWW Holdings common stock, WWW Holdings series A convertible preferred stock, WWW Holdings series B convertible preferred stock or WWW Holdings series C convertible preferred stock, as the case may be. Also at the effective time of the merger of EarthLink into WWW Holdings, each option, warrant or other right to purchase shares of EarthLink common stock will be converted automatically into a new option, warrant or other right to purchase a number of shares of WWW Holdings common stock equal to the number of shares of EarthLink common stock subject to the option, warrant or other right multiplied by 1.615. The per share exercise price of the new option, warrant or other right will be divided by 1.615. Otherwise, the terms and conditions of the option, warrant or other right will remain unchanged.

WHAT MINDSPRING STOCKHOLDERS WILL RECEIVE IN THE REORGANIZATION

    Each share of MindSpring common stock issued and outstanding at the effective time of the merger of MindSpring into WWW Holdings will be converted automatically into one share of WWW Holdings common stock. Also at the effective time of the merger of MindSpring into WWW Holdings, each option, warrant or other right to purchase shares of MindSpring common stock will be converted automatically into an option, warrant or other right to purchase the same number of shares of WWW Holdings common stock on the same terms and conditions.

CASH PAYMENTS FOR FRACTIONAL SHARES OF WWW HOLDINGS COMMON STOCK

    If the conversion of EarthLink shares of common stock into shares of WWW Holdings common stock results in any former EarthLink stockholder being entitled to receive a fraction of a share of WWW Holdings common stock, no fraction of a share of WWW Holdings common stock will be delivered. Rather than receiving a fraction of a share, former EarthLink common stockholders will receive a cash payment, without interest and subject to the payment of applicable withholding taxes, based on the mean of the high and low sales prices of WWW Holdings common stock as reported on The Nasdaq National Market on the first full day on which the WWW Holdings common stock is traded on The Nasdaq National Market.

EFFECT OF THE REORGANIZATION ON HOLDERS OF MINDSPRING CONVERTIBLE SUBORDINATED
  NOTES

    As required by the indentures governing the 5% convertible subordinated notes due 2006 issued by MindSpring in April 1999, upon completion of the reorganization, WWW Holdings will adopt the indentures and the notes will become convertible into shares of common stock of WWW Holdings. Completion of the reorganization will constitute a "change in control" of MindSpring under the indentures. Therefore, after the reorganization is completed, each holder of notes will have the option to require WWW Holdings to repurchase that holder's notes at a repurchase price of 100% of the principal amount plus accrued interest to the date of repurchase. The reorganization agreement provides that the repurchase price for the notes will be paid in cash. A holder that chooses not to have the notes repurchased will thereafter hold convertible subordinated notes of WWW Holdings.

BACKGROUND AND NEGOTIATION OF THE REORGANIZATION

    Mr. Betty, Mr. Dayton and Mr. Brewer have known each other for several years, and have encountered one another in a variety of business and industry settings on a fairly regular basis. Beginning on May 26, 1999, Mr. Betty, Mr. Dayton and Mr. Brewer had several conversations regarding whether they had any potential interest in a business combination between EarthLink and MindSpring. On May 31, 1999, Mr. Betty, Mr. Brewer, Mr. McQuary and Mr. Dayton met at Mr. Brewer's home in Atlanta for preliminary discussions of the concept of a potential combination of the two companies, including overall structure, company philosophies, business strategy and general conceptual matters. No agreement on any terms was reached at that meeting.

    On June 2, 1999, another meeting among Mr. Betty, Mr. Brewer and Mr. Dayton was held at Mr. Dayton's home in Los Angeles for further preliminary discussions regarding a potential business combination between EarthLink and MindSpring. This meeting included additional discussions regarding overall structure, company philosophies, overall business strategy and general conceptual matters in connection with a possible merger or other type of business combination between the companies. The participants were unable to agree upon an exchange ratio, the management structure of the new company or the name of the new company and did not reach agreement on any other terms.

    On June 3 and June 4, 1999, Mr. Betty and Mr. Brewer continued their discussions via telephone, during which additional details of possible terms of a business combination were discussed, including among other areas relative equity ownership, composition of the board of directors and executive management positions. During the June 4 telephone call, Mr. Brewer expressed his view that the parties could not reach agreement on the general terms of a proposed merger between EarthLink and MindSpring. Thereafter, the parties mutually agreed to terminate any further discussions regarding a possible business combination or other relationship.

    In early June 1999, MindSpring also received an unsolicited inquiry from another company regarding a potential business combination. MindSpring engaged Donaldson, Lufkin and Jenrette Securities Corporation to provide financial advice in connection with evaluating this inquiry and potential strategic alternatives. Donaldson, Lufkin and Jenrette proceeded to identify various potential transaction candidates, and to seek indications of interest from several parties in pursuing a business combination with MindSpring. Between June and September 1999, MindSpring had discussions with several of these parties regarding possible business combinations or strategic transactions. No agreements were reached other than the agreement with EarthLink.

    On July 9 and July 10, 1999, Mr. Brewer and Mr. Betty reopened preliminary discussions and discussed by telephone a proposed "merger of equals" between the companies. They did not reach any agreement on any terms during these discussions, and MindSpring continued to consider alternative transactions.

    On July 12, 1999, Mr. Brewer transmitted to Mr. Betty written terms of a possible merger that Mr. Brewer was willing to discuss and pursue, based on an acquisition of one company by the other rather than a merger of equals.
Mr. Betty informed Mr. Brewer that his written proposed terms of merger were unacceptable, and that a merger under the proposed terms would not take place. At that time, Mr. Betty and Mr. Brewer once again mutually agreed to terminate any further discussions of a business combination.

    During July and August, EarthLink engaged in discussions with several other entities regarding potential business combinations and other strategic alternatives. These discussions did not result in any agreements.

    In early August 1999, Mr. Betty telephoned Mr. Brewer to discuss possibly reinitiating merger discussions, to which Mr. Brewer agreed. On August 9, 1999, Mr. Betty and Mr. Brewer held a meeting at Mr. Brewer's home in Atlanta to discuss a possible merger of equals between EarthLink and MindSpring. Although no agreement on any terms of a proposed transaction was reached at that meeting, Mr. Betty and Mr. Brewer agreed to continue discussing the possibility of a merger and possible terms of a transaction, and to discuss the same with their respective investment banking and financial advisory firms--Credit Suisse First Boston for EarthLink and Donaldson, Lufkin & Jenrette for MindSpring.

    On August 17, 1999, Credit Suisse First Boston on behalf of EarthLink transmitted a preliminary proposed term sheet setting forth the principal proposed terms of a merger of equals to MindSpring and Donaldson, Lufkin & Jenrette.

    On August 18, 1999, Mr. Betty, Mr. Dayton and Mr. Brewer discussed by telephone the preliminary term sheet and related merger matters. During that conference call, Mr. Brewer indicated that he and the MindSpring board of directors needed additional time to analyze the proposed terms and consider the overall concept of a business combination between EarthLink and MindSpring.
Mr. Brewer also suspended any further merger discussions between EarthLink and MindSpring in order to permit MindSpring to adequately consider alternative transactions, and told Mr. Betty that he would contact him on August 24, 1999. On August 24, 1999, Mr. Brewer and Mr. Betty held a telephonic meeting during which Mr. Brewer terminated the merger discussions between EarthLink and MindSpring.

    On August 26, 1999, at Mr. Betty's request, Mr. Betty and Campbell B. Lanier III, one of the MindSpring directors, met in West Point, Georgia to resume discussions. Mr. Betty made a presentation regarding a potential merger of equals between EarthLink and MindSpring. No agreement on any specific terms regarding a business combination was reached during that meeting.

    On September 8, 1999, Mr. Betty, Mr. Brewer, Mr. Lanier and Mr. McQuary held a meeting in Atlanta to begin preliminary substantive discussions of a merger of equals between EarthLink and MindSpring. The attendees discussed various terms of a merger, including overall structure, share exchange values, composition of the board of directors and executive management, location of headquarters, name of the post-merger company and overall company strategy and company philosophies. On September 9, 1999, Mr. McQuary and Mr. Betty had a telephone conversation to further discuss these matters. The representatives of EarthLink and MindSpring reached preliminary agreement on some of the basic terms of the proposed reorganization, including transaction structure, share exchange terms and the name of the combined company, and authorized their respective investment banking firms and law firms to prepare and negotiate a term sheet for a reorganization of the companies.

    Throughout September 1999, Mr. Betty and EarthLink's legal counsel,
Hunton & Williams, engaged in discussions with Sprint Corporation and its legal counsel regarding interpretation of the various agreements and documents entered into by EarthLink, Sprint and Sprint's affiliates in connection with the 1998 strategic alliance between EarthLink and Sprint. In those discussions, EarthLink and Sprint confirmed that they were in agreement about the impact under the applicable documents of an EarthLink--MindSpring merger on the strategic alliance. Under the governance agreement between EarthLink and Sprint, Sprint's approval of the proposed reorganization was required. At a meeting of the EarthLink board of directors, both of the Sprint designees to EarthLink's board of directors gave special approval to the proposed reorganization.

    Also throughout September, EarthLink's independent accountants, PricewaterhouseCoopers LLP and MindSpring's independent auditors, Arthur Andersen LLP, engaged in analysis and discussions with members of the accounting, financial and legal staffs of both EarthLink and MindSpring regarding whether the proposed reorganization could qualify as a pooling-of-interests for accounting purposes.

    On September 10, 1999, EarthLink delivered a term sheet to MindSpring. Following their analysis of the terms and provisions of the proposed reorganization as set forth in the term sheet, representatives of MindSpring, Donaldson, Lufkin & Jenrette and MindSpring's legal counsel, Hogan & Hartson L.L.P., entered into substantive negotiations and discussions with EarthLink and its counsel and Credit Suisse First Boston, which included discussions regarding board representation, management structure, termination fees and options, among other things. At the conclusion of these negotiations the term sheet was finalized.

    From September 10, 1999 through September 22, 1999, definitive documents implementing the reorganization were drafted, discussed and negotiated by the various parties, including members of the executive management of EarthLink and MindSpring as well as their respective legal, investment banking and accounting advisors. During that period, many meetings and conferences took place in

Pasadena and Atlanta and via telephone for negotiation of the reorganization agreement, legal and accounting issues, due diligence and other related purposes.

    On September 14, 1999, Mr. Lanier and William H. Scott, III, two of MindSpring's directors, met in Kansas City, Missouri with several members of Sprint's board of directors to discuss the proposed reorganization.

    On September 17 and 21, 1999, the EarthLink board of directors met to discuss the proposed reorganization, including without limitation the share exchange terms, key terms of the reorganization agreement and structure of the reorganization and the post-reorganization entity. At the September 21, 1999 meeting, Credit Suisse First Boston made a presentation to the EarthLink board of directors as to the fairness of the transaction and the share exchange ratios from a financial point of view. After reviewing all the various factors in its assessment of the proposed reorganization, Credit Suisse First Boston indicated that in its opinion, the proposed share exchange ratios and the reorganization would be fair from a financial point of view.

    On September 16 and 21, 1999, the MindSpring board of directors met to discuss the proposed reorganization, including without limitation the share exchange terms, key terms of the reorganization agreement and structure of the reorganization and the post-reorganization entity.

    On September 22, 1999, the EarthLink board of directors met to deliberate and make a final decision on whether to approve or reject the proposed reorganization with MindSpring. After full consideration and discussion of the structure, terms and conditions of the proposed reorganization with MindSpring, the EarthLink board of directors unanimously approved the proposed transaction as in the best interests of its stockholders.

    Also on September 22, 1999, the MindSpring board of directors met to deliberate and make a final decision on whether to approve or reject the proposed reorganization with EarthLink. At the September 22, 1999 meeting, Donaldson, Lufkin and Jenrette made a financial presentation to the MindSpring board of directors and Donaldson, Lufkin & Jenrette delivered its opinion to the board of directors of MindSpring that the ratio for the exchange of shares of MindSpring common stock in the reorganization was fair, from a financial point of view, to the stockholders of MindSpring. After full consideration and discussion of the structure, terms and conditions of the proposed reorganization with EarthLink, the MindSpring board of directors unanimously approved the proposed transaction as in the best interests of its stockholders.

    On September 22, 1999, EarthLink, MindSpring and WWW Holdings finalized and executed the reorganization agreement and all related agreements and documents. On September 23, 1999, the parties announced the proposed consolidation of EarthLink and MindSpring by a joint press release sent to the major business wire and media agencies.

REASONS OF EARTHLINK FOR AGREEING TO THE REORGANIZATION WITH MINDSPRING

    At a meeting held on September 22, 1999, the board of directors of EarthLink voted unanimously to approve the transactions contemplated by the reorganization agreement, determined that such transactions were fair to, in the best interests of, and advisable for the stockholders of EarthLink, and resolved to recommend that the stockholders adopt the reorganization agreement. In arriving at its decision to approve the reorganization agreement and to recommend its adoption to the EarthLink stockholders, the board gave careful consideration to the following factors, among others:

    - the board's thorough evaluation of a variety of potential strategic alternatives and its analysis of the viability of and risks associated with each alternative;

    - the aggregation of EarthLink's member base with the member base of MindSpring, forming the second largest Internet service provider in the United States;

    - the larger total market capitalization of the combined company and the opportunity for EarthLink stockholders to participate in a company with higher trading volumes and enhanced liquidity;

    - the opportunity for each EarthLink common stockholder to receive shares of common stock in the new combined entity in a tax-free reorganization, other than taxes payable on cash paid instead of fractional shares;

    - the overall strategic importance of the potential combination with MindSpring, including the potential increased value of the EarthLink brand that a combination with MindSpring will create;

    - the potential commercial impact of having access to MindSpring's marketing and distribution channels;

    - the combined management skills of the two companies' management teams and the opportunity to leverage the greater combined resources and efforts of the two companies under one brand to accelerate member growth;

    - the board's analysis of information relating to the business, operations, assets, liabilities, financial performance and financial prospect of the combined company;

    - the historical and forecasted financial information for EarthLink and MindSpring and the information gathered during EarthLink's due diligence review of MindSpring;

    - the competitive environment in the Internet services industry and the perceived beneficial effect of the combination of MindSpring and EarthLink and their members, products and services and the ability of the combined company to compete in a market where size is becoming an important competitive factor;

    - the probability that the mergers of EarthLink and MindSpring into WWW Holdings and the other transactions contemplated by the reorganization will be consummated, given the achievable nature of the conditions to consummation of the reorganization and the other transactions;

    - the EarthLink board's review of presentations by, and discussion of the terms of the reorganization with, EarthLink's senior management, representatives of its legal counsel and representatives of its financial advisor;

    - the opportunity to reduce costs through economies of scale, increased leverage with third party providers and the elimination of redundant operations;

    - the terms of the reorganization agreement, including the fixed nature of the ratio for the exchange of shares, the size of the termination fee and the circumstances under which it is payable;

    - the fact that the reorganization agreement would permit EarthLink to terminate the reorganization agreement, upon payment of a termination fee to MindSpring, if the EarthLink board withdraws its recommendation for adoption of the reorganization agreement to the stockholders pursuant to its terms; and

    - the opinion of Credit Suisse First Boston Corporation, EarthLink's financial advisor, that, as of the date of the opinion, the EarthLink common stock exchange ratio was fair from a financial point of view to the EarthLink common stockholders, other than MindSpring and its affiliates, the EarthLink series A preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series A preferred stock, and the EarthLink series B preferred stock exchange ratio was fair from a financial point of view to the holders of the EarthLink series B preferred stock. THE OPINION OF CREDIT SUISSE FIRST BOSTON CONTAINS A DESCRIPTION OF THE

      FACTORS CONSIDERED, THE ASSUMPTIONS MADE AND THE SCOPE OF REVIEW UNDERTAKEN BY CREDIT SUISSE FIRST BOSTON IN RENDERING ITS OPINION. A MORE DETAILED DESCRIPTION OF CREDIT SUISSE FIRST BOSTON'S FAIRNESS OPINION IS PROVIDED BELOW UNDER THE CAPTION "OPINION OF EARTHLINK FINANCIAL ADVISOR" AND THE FULL TEXT OF THE FAIRNESS OPINION RECEIVED BY THE BOARD OF DIRECTORS FROM CREDIT SUISSE FIRST BOSTON IS INCLUDED AS ANNEX B ATTACHED TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

    The EarthLink board also considered potentially negative factors in its deliberations concerning the reorganization, including:

    - the potential disruption of EarthLink's business that might result from the announcement of the reorganization;

    - the risk that some key employees of EarthLink would depart;

    - the risk that anticipated benefits of the reorganization for EarthLink stockholders may not be realized as a result of possible changes in the Internet services industry in general or potential difficulties in integrating the businesses of EarthLink and MindSpring;

    - the significant cost involved in consummating the reorganization, the substantial management time and effort required to effect the reorganization and integrate the businesses of EarthLink and MindSpring and the related disruption to EarthLink's operations; and

    - the possible difficulties of integrating the operations, management and corporate cultures of MindSpring and EarthLink; and

    - the risk that the reorganization would not be consummated and that, under some circumstances, EarthLink could be required to pay a termination fee to MindSpring.

    The EarthLink board did not believe that the negative factors were sufficient, individually or in the aggregate, to outweigh the potential advantages of the reorganization.

    In light of all of the factors set forth above, the EarthLink board of directors unanimously approved the transactions contemplated by the reorganization agreement and, in order to induce MindSpring to enter into the reorganization agreement, unanimously approved the grant of an option to MindSpring to purchase up to 19.9% of EarthLink's outstanding common stock. In view of the variety of factors considered in connection with its evaluation of these transactions, the board of directors did not assign relative weights to specific factors considered in reaching its decision, although the overall strategic value of the transactions, as reflected above, were of paramount importance to the board's decision. In evaluating the merger of EarthLink into WWW Holdings and the other transactions contemplated by the reorganization agreement, the board concluded that EarthLink's prospects for growth would be substantially improved by entering into the reorganization agreement with MindSpring, while, at the same time, significantly reducing the attendant operational risks.

RECOMMENDATION OF THE EARTHLINK BOARD OF DIRECTORS

    THE EARTHLINK BOARD BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF EARTHLINK AND ITS STOCKHOLDERS. THE EARTHLINK BOARD HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF EARTHLINK VOTE FOR THE ADOPTION OF THE REORGANIZATION AGREEMENT.

OPINION OF EARTHLINK FINANCIAL ADVISOR

    EarthLink retained Credit Suisse First Boston to act as its exclusive financial advisor in connection with the reorganization. Credit Suisse First Boston was selected by the EarthLink board of directors to act as EarthLink's financial advisor based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as Credit Suisse First Boston's investment banking relationship and familiarity with EarthLink. On September 22, 1999, the EarthLink board of directors met to review the proposed reorganization with MindSpring and the final terms of the reorganization agreement. During this meeting Credit Suisse First Boston rendered its oral opinion, subsequently confirmed in writing on September 22, 1999, that, as of that date, based upon and subject to the various considerations set forth in the Credit Suisse First Boston opinion: the EarthLink common stock exchange ratio of 1.615 shares of WWW Holdings common stock for each share of EarthLink common stock was fair from a financial point of view to EarthLink's common stockholders, other than MindSpring and its affiliates; the EarthLink series A exchange ratio of 1.615 shares of WWW Holdings series A convertible preferred stock for each share of EarthLink series A convertible preferred stock was fair from a financial point of view to EarthLink's series A preferred stockholders; and the EarthLink series B exchange ratio of 1.615 shares of WWW Holdings series B convertible preferred stock in exchange for each share of EarthLink series B convertible preferred stock was fair from a financial point of view to EarthLink's series B preferred stockholders.

    A summary of the material terms of the Credit Suisse First Boston opinion is set forth below. The full text of the opinion is attached as ANNEX B to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Credit Suisse First Boston has consented to the use of its fairness opinion in connection with this joint proxy statement/prospectus. EarthLink stockholders are urged to, and should, read the Credit Suisse First Boston opinion carefully. The full text of the Credit Suisse First Boston opinion sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Credit Suisse First Boston in rendering its opinion. The Credit Suisse First Boston opinion addresses only the fairness from a financial point of view of: the EarthLink common stock exchange ratio of 1.615 shares of WWW Holdings common stock for each share of EarthLink common stock to EarthLink's common stockholders, other than MindSpring and its affiliates; the EarthLink series A exchange ratio of 1.615 shares of WWW Holdings series A convertible preferred stock for each share of EarthLink series A convertible preferred stock to EarthLink's series A preferred stockholders; and the EarthLink series B exchange ratio of 1.615 shares of WWW Holdings series B convertible preferred stock to each share of EarthLink's series B convertible preferred stock to EarthLink's series B preferred stockholders, as of the date of the Credit Suisse First Boston opinion, and does not constitute a recommendation to any EarthLink stockholder as to how that stockholder should vote at the EarthLink special meeting. Credit Suisse First Boston was not requested to, and did not, make any recommendation as to the value of the reorganization exchange ratio, which matters were determined through negotiations between MindSpring and EarthLink. The Credit Suisse First Boston opinion was rendered on September 22, 1999. As such, it does not take into account the effects of EarthLink's strategic alliance with Apple. Please refer to the section titled "Information about EarthLink--Business--Recent Development--Strategic Alliance with Apple Computer, Inc."

    In connection with its opinion, Credit Suisse First Boston, among other things:

    - reviewed publicly available business and financial information relating to EarthLink and MindSpring, as well as the reorganization agreement;

    - reviewed other information, including financial forecasts, provided to it by EarthLink and MindSpring, and met with the management of both EarthLink and MindSpring to discuss the business and prospects of EarthLink and MindSpring;

    - relied upon the views of EarthLink's and MindSpring's management concerning the business, operational and strategic benefits and implications of the reorganization, including financial information provided to Credit Suisse First Boston by EarthLink and MindSpring relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of EarthLink and MindSpring;

    - considered certain financial and stock market data of EarthLink and MindSpring, and compared that data with similar data for other publicly held companies in businesses it deemed similar to those of EarthLink and MindSpring;

    - considered the financial terms, to the extent publicly available, of certain other business combinations and other transactions that have recently been effected; and

    - considered other information, financial studies, analyses and investigations and financial, economic and market criteria as it deemed relevant.

    In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the information described above and relied on its being complete and accurate in all material respects. Credit Suisse First Boston assumed that any estimates or information used in its analysis had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of each of EarthLink and MindSpring as to the future financial performance of EarthLink and MindSpring, as the case may be, and, upon consummation of the reorganization, WWW Holdings. In addition, Credit Suisse First Boston did not make an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of EarthLink or MindSpring, nor was Credit Suisse First Boston furnished with any evaluations or appraisals of these assets or liabilities. The Credit Suisse First Boston opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of the Credit Suisse First Boston opinion.

    Credit Suisse First Boston did not express any opinion as to what the value of the WWW Holdings common stock, WWW Holdings series A convertible preferred stock or WWW Holdings series B convertible preferred stock actually will be when issued to EarthLink's stockholders pursuant to the merger of EarthLink into WWW Holdings or the prices at which the WWW Holdings common stock, WWW Holdings A convertible preferred stock or WWW Holdings series B convertible preferred stock will trade subsequent to the reorganization. With the consent of the EarthLink board of directors, Credit Suisse First Boston did not consider, and its opinion does not in any manner address, the impact of the reorganization on any governance rights or other rights or interests that holders of the EarthLink series A convertible referred stock or series B convertible preferred stock may have with respect to EarthLink under the terms of the securities or under agreements with EarthLink and/or any third parties.

    In preparing the Credit Suisse First Boston opinion, Credit Suisse First Boston performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Credit Suisse First Boston opinion. No company or transaction used in the analysis performed by Credit Suisse First Boston as a comparison is identical to EarthLink, MindSpring or the contemplated reorganization. In addition, Credit Suisse First Boston may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Credit Suisse First Boston's view of the actual value of EarthLink, MindSpring or WWW Holdings. In performing its analyses, Credit Suisse First Boston made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EarthLink or MindSpring. The analyses performed by Credit Suisse First Boston are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Credit Suisse First Boston's analysis of the fairness of the EarthLink common stock exchange ratio from a financial point of view to EarthLink's common stockholders, other than MindSpring and its affiliates, the EarthLink series A exchange ratio from a financial point of view to EarthLink's series A preferred stockholders and the EarthLink series B exchange ratio from a financial point of view to EarthLink's series B preferred stockholders, and were provided to the EarthLink board of directors in connection with the delivery of the Credit Suisse First Boston opinion.

    The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion, and reviewed with the EarthLink board of directors at a meeting of the EarthLink board held on September 21, 1999. Certain of the summaries of those financial analyses include information presented in tabular format. In order to understand fully the material financial analyses used by Credit Suisse First Boston, the tables should be read together with the text of each summary. The tables alone do not constitute a complete description of the material financial analyses.

    HISTORICAL STOCK PRICE ANALYSIS. Credit Suisse First Boston analyzed the prices at which the EarthLink common stock traded since EarthLink's initial public offering on January 22, 1997, through September 17, 1999. Credit Suisse First Boston noted that the all-time high price for EarthLink common stock was $90.50 on April 13, 1999, and the all-time low price for EarthLink common stock was $4.31 on May 1, 1997.

    Credit Suisse First Boston also analyzed the prices at which the MindSpring common stock traded since MindSpring's initial public offering on March 14, 1996, through September 17, 1999. Credit Suisse First Boston noted that the all-time high price for MindSpring common stock was $62.47 on April 26, 1999, and the all-time low price for MindSpring common stock was $0.93 on December 4, 1996.

    EXCHANGE RATIO ANALYSIS. Credit Suisse First Boston reviewed the average of the ratio of the closing price of EarthLink common stock divided by the closing price of MindSpring common stock over various periods ending September 17, 1999, and computed the premium (discount) represented by the EarthLink common stock exchange ratio and the ratio of the closing price of EarthLink common stock over the closing price of the MindSpring common stock as of September 17, 1999, referred to as the current market exchange ratio over the average exchange ratios. The following table sets forth the average exchange ratios over the various periods covered and the premium (discount) represented by the current market exchange ratio and the EarthLink common stock exchange ratio over the average exchange ratio:

                                                                  PREMIUM (DISCOUNT)       PREMIUM REPRESENTED BY
                          AVERAGE    AVERAGE TRADING PRICE      REPRESENTED BY CURRENT     EARTHLINK COMMON STOCK
     PERIOD ENDING        EXCHANGE   ----------------------   MARKET EXCHANGE RATIO OVER     EXCHANGE RATIO OVER
   SEPTEMBER 17, 1999      RATIOS    EARTHLINK   MINDSPRING    AVERAGE EXCHANGE RATIOS     AVERAGE EXCHANGE RATIOS
   ------------------     --------   ---------   ----------   --------------------------   -----------------------
Current market..........   1.479x     $40.13       $27.13                 0.0%                       9.2%
10 trading days.........   1.576x     $43.78       $27.76                (6.2)%                      2.4%
30 trading days.........   1.595x     $45.92       $28.80                (7.3)%                      1.2%
60 trading days.........   1.478x     $51.32       $35.40                 0.1%                       9.3%
90 trading days.........   1.461x     $51.61       $35.76                 1.3%                      10.6%
180 trading days........   1.460x     $60.11       $41.46                 1.4%                      10.7%
Since January 2, 1999...   1.470x     $60.92       $41.72                 0.6%                       9.8%

    Credit Suisse First Boston noted that the EarthLink common stock exchange ratio of 1.615 shares of WWW Holdings common stock for each share of EarthLink common stock represented a premium over the Average Exchange Ratios for all periods considered and the Current Market Exchange Ratio represented a premium over the Average Exchange Ratios for all periods considered, except for the 10 and 30 trading day periods ending on September 17, 1999.

    Credit Suisse First Boston noted that the EarthLink common stock exchange ratio of 1.615 shares of WWW Holdings common stock for each share of EarthLink common stock implied a nominal transaction value of $43.81 per share of EarthLink common stock based on the closing stock price as of September 17, 1999. Credit Suisse First Boston also noted that the implied transaction value of $43.81 per share of EarthLink common stock as of September 17, 1999 was above the average of the closing stock prices for EarthLink for the periods ending one day and 10 days prior to September 17, 1999 and was below the averages for the other periods.

    PRECEDENT MERGER-OF-EQUALS TRANSACTIONS ANALYSIS. Credit Suisse First Boston reviewed 56 merger-of-equal transactions across a wide range of industries and compared certain publicly available statistics for the selected merger-of-equals transactions to the comparable financial statistics for EarthLink and MindSpring based on the value of MindSpring implied by the MindSpring common stock exchange ratio and the closing prices of the EarthLink common stock and MindSpring common stock as of September 17, 1999.

    The following table presents the median and mean exchange ratio premium both one trading day and 30 trading days prior to the announcement of the transaction:

                                                                   EXCHANGE RATIO PREMIUM
                                                                         (DISCOUNT)
                                                              ---------------------------------
                                                              1 DAY PRIOR TO   30 DAYS PRIOR TO
                                                               ANNOUNCEMENT      ANNOUNCEMENT
                                                              --------------   ----------------
Median......................................................       12.2%              15.1%
Mean........................................................       15.5%              17.7%
MindSpring..................................................       (8.4)%            (10.7)%

    Credit Suisse First Boston noted that the MindSpring common stock exchange ratio of 1.00 share of WWW Holdings common stock for each share of MindSpring common stock represented a discount to the ratio of the closing price of MindSpring common stock multiplied by the EarthLink common stock exchange ratio and divided by the closing price of EarthLink common stock, measured on both one trading day and 30 trading days prior to the announcement of the transaction by way of comparison, Credit Suisse First Boston noted that in the selected merger-of-equals transactions, the median and mean of the corresponding ratios resulted in a premium to the ratio of the stock prices of the respective companies both one trading day and 30 trading days prior to the announcement of the respective transaction.

    No transaction utilized as a comparison in the precedent merger-of-equals transactions analysis is identical to the reorganization. In evaluating the merger-of-equals transaction, Credit Suisse First Boston made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of EarthLink and MindSpring, such as the impact of competition on the businesses of EarthLink and MindSpring and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of EarthLink, MindSpring or the industry or in the financial markets in general. Mathematical analysis, such as determining the average or median, is not in itself a meaningful method of using comparable transaction data.

    CONTRIBUTION ANALYSIS. Credit Suisse First Boston analyzed the relative contributions of MindSpring and EarthLink to various operational and financial metrics for various periods in calendar years 1999, 2000 and 2001, based on estimates prepared by securities research analysts with respect to MindSpring, EarthLink's management with respect to EarthLink, and EarthLink's and MindSpring's managements with respect to WWW Holdings. In particular, Credit Suisse First Boston compared the contribution of EarthLink to the projected number of members of WWW Holdings at the end of calendar years 2000 and 2001 and to net income before sales and marketing expenses in calendar year 2001 to the pro forma primary and fully-diluted ownership of WWW Holdings by EarthLink's stockholders of 51.0% and 51.9%, respectively, implied by the reorganization. The following table sets forth the results of Credit Suisse First Boston's analysis:

                                                              EARTHLINK CONTRIBUTION
                                                              ----------------------
Members as of December 31, 2000.............................      59.9%--61.1%
Members as of December 31, 2001.............................      47.4%--48.9%
Net Income Before Sales and Marketing Expenses for Calendar
  year 2001.................................................      40.8%--48.3%

    Credit Suisse First Boston noted that the pro forma primary and fully-diluted ownership of WWW Holdings by EarthLink's stockholders was less than EarthLink's contribution of members to WWW Holdings as of December 31, 2000, but exceeded EarthLink's contribution of members to WWW Holdings as of December 31, 2001 and of net income before sales and marketing expense for calendar year 2001.

    PRO FORMA EARNINGS IMPACT ANALYSIS. Credit Suisse First Boston analyzed certain pro forma effects of the mergers of EarthLink and MindSpring into WWW Holdings, including, among other things, the impact of the mergers on the estimated earnings per share as reported and earnings per share before sales and marketing expenses for calendar years 2000 and 2001 based on estimates prepared by securities research analysts with respect to MindSpring, EarthLink's management with respect to EarthLink and EarthLink's and MindSpring's managements with respect to WWW Holdings. The following table sets forth the resulting accretion/(dilution) to WWW Holdings' earnings per share as reported and earnings per share before sales and marketing expenses for the calendar years 2000 and 2001 based on such estimates:

                                                                        ACCRETION/(DILUTION)
                                                           ----------------------------------------------
                                                            CALENDAR YEAR 2000       CALENDAR YEAR 2001
                                                           ---------------------   ----------------------
Earnings per Share As Reported...........................          19.4%--108.0%          (38.8)%--(0.4)%
Earnings per Share Before Sales and Marketing Expenses...        (14.7)%--(3.7)%              7.0%--26.6%

    ILLUSTRATIVE FUTURE TRADING ANALYSIS. Credit Suisse First Boston computed the equivalent per share value of EarthLink common stock both on a stand-alone basis and assuming the reorganization is completed. This analysis was based upon the projected number of members at the end of calendar years 1999, 2000 and 2001 prepared by securities research analysts with respect to MindSpring, EarthLink's management with respect to EarthLink and EarthLink's and MindSpring's management with respect to WWW Holdings. The analysis was also based on a range of value per member of $1,000 to $5,000. Based on the stand-alone estimates for EarthLink, Credit Suisse First Boston noted the following equivalent values per share of EarthLink common stock:

                                                       RANGE OF VALUE PER    EQUIVALENT VALUES PER SHARE OF
                                                             MEMBER              EARTHLINK COMMON STOCK
                                                      --------------------   ------------------------------
End of Calendar Year 1999...........................  $     1,000--$5,000        $       52.37--$231.16
End of Calendar Year 2000...........................  $     1,000--$5,000        $       81.18--$375.22
End of Calendar Year 2001...........................  $     1,000--$5,000        $      104.13--$490.00

    Based on the projected number of members at the end of calendar years 1999, 2000 and 2001 and assuming that the reorganization is completed and taking into account synergies and cost savings expected to be achieved through the reorganization, Credit Suisse First Boston's analysis resulted in the following equivalent values per share of EarthLink common stock:

                                                       RANGE OF VALUE PER    EQUIVALENT VALUES PER SHARE OF
                                                             MEMBER              EARTHLINK COMMON STOCK
                                                      --------------------   ------------------------------
End of Calendar Year 1999...........................  $     1,000--$5,000        $       45.28--$201.93
End of Calendar Year 2000...........................  $     1,000--$5,000        $       65.68--$309.73
End of Calendar Year 2001...........................  $     1,000--$5,000        $      103.76--$509.64

    Credit Suisse First Boston analyzed the equivalent per share value of EarthLink common stock based upon calendar year 2000 revenues based on estimates prepared by securities research analysts with respect to MindSpring, EarthLink's management with respect to EarthLink and EarthLink's and MindSpring's managements with respect to WWW Holdings and on multiples ranging from 2.5 times to 7.0 times one-year forward revenues. Based on the stand-alone estimates, this analysis resulted in a stand-alone equivalent value per share of EarthLink common stock one year from the date of this analysis ranging from $61.73 to $159.76. Based on the pro forma calendar year 2000 revenues for WWW Holdings taking into account synergies and cost savings expected to be achieved through the reorganization, the analysis resulted in an equivalent value per share of EarthLink common stock one year from the date of this analysis ranging from $58.81 to $161.28.

    Credit Suisse First Boston also analyzed, on a stand-alone basis and assuming the reorganization is completed, the earnings per share and equivalent values per share of EarthLink common stock based on estimates prepared by securities research analysts with respect to MindSpring, EarthLink's management with respect to EarthLink and EarthLink's and MindSpring's managements with respect to WWW Holdings. The following table sets forth Credit Suisse First Boston's analysis, using a range of one-year forward earnings per share multiples and a range of operating margins indicated in the table:

                                     RANGE OF            RANGE OF                              EQUIVALENT VALUE PER
                                   EARNINGS PER         OPERATING             EARNINGS          SHARE OF EARTHLINK
                                  SHARE MULTIPLES         MARGIN             PER SHARE             COMMON STOCK
                                  ---------------   ------------------   ------------------   ----------------------
EarthLink Stand-Alone...........        30x--60x          15.0%--25.0%   $      3.74--$6.02   $      112.17--$361.32
Pro Forma WWW Holdings..........        30x--60x          10.9%--25.0%   $      2.68--$6.10   $       80.48--$366.12

    Credit Suisse First Boston noted that the ranges of equivalent values per share of EarthLink common stock derived from the illustrative future trading analysis generally overlapped.

    As described above, Credit Suisse First Boston's opinion and presentation to the EarthLink board of directors was one of many factors taken into consideration by the EarthLink board of directors in making its determination to recommend the reorganization agreement and the transactions contemplated by the reorganization agreement. Consequently, the analyses described above should not be viewed as determinative of the opinion of the EarthLink board of directors or the management of EarthLink with respect to the value of EarthLink or MindSpring or whether the EarthLink board of directors would have been willing to agree to a different exchange ratio.

    The EarthLink board of directors retained Credit Suisse First Boston to act as its financial advisor in connection with the reorganization. Credit Suisse First Boston was selected by the EarthLink board of directors based on Credit Suisse First Boston's qualifications, expertise and reputation, as well as its familiarity with EarthLink. Credit Suisse First Boston is an internationally recognized investment banking and advisory firm. Credit Suisse First Boston, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Credit Suisse First Boston acted as lead underwriter in connection with EarthLink's January 13, 1999 follow-on offering of common stock and received approximately $3.3 million from EarthLink in connection with its role as lead underwriter. In the ordinary course of its business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of EarthLink and MindSpring for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.


    Pursuant to an engagement letter dated June 10, 1999 and amended on September 15, 1999, EarthLink engaged Credit Suisse First Boston to provide financial advisory services to the EarthLink board of directors in connection with the reorganization, including, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, EarthLink has agreed to pay Credit Suisse First Boston a fee based on the enterprise value of EarthLink, which fee, based upon the closing sale price for EarthLink common stock on January 3, 2000, of $44.75 per share, would equal approximately $10.4 million. In addition, EarthLink has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including attorney's fees, incurred in connection with its engagement and to indemnify Credit Suisse First Boston and certain related persons against various liabilities and expenses arising out of or in conjunction with its rendering of services under its engagement, including liabilities arising under the federal securities laws.


REASONS OF MINDSPRING FOR AGREEING TO THE REORGANIZATION WITH EARTHLINK

    The Internet access market currently is characterized by one dominant provider, America Online Inc., or AOL, and numerous other providers of Internet access ranging from national commercial Internet service providers and telecommunications companies to regional and local Internet service providers. The MindSpring board believes that significant advantages will accrue to the first company that can distinguish itself from the pack and establish itself as the clear alternative to AOL in the Internet access market. By combining their businesses, MindSpring and EarthLink will create the nation's second largest provider of Internet access after AOL, and establish the combined company as a national brand alternative to AOL. In addition, the combined company will be able to share resources and capitalize on synergies that will increase its ability to attract and retain members and compete effectively at the top tier of the industry. The MindSpring board believes that the reorganization will enable the combined company to achieve these goals and enhance its strategic and market position more quickly than MindSpring could have achieved on its own.

    In addition, the combined company is expected to realize several benefits from the increased size of its operations. The MindSpring board believes that the increased scale of operations will enable the combined company to, among other things:

    - strengthen its negotiating position with vendors, network providers and content providers;

    - become a leading Internet service provider portal site on the Internet;
      and

    - provide greater opportunities to develop alternative revenue streams.

The MindSpring board further believes that the combined size of MindSpring and EarthLink will likely provide additional business and marketing opportunities to the combined company that might not otherwise be available to the two companies on an individual basis.

    The MindSpring board also believes that the reorganization will result in significant opportunities for cost savings, revenue growth, technological development and other benefits. The combined company is expected to achieve significant revenue, expense and capital synergies through economies of scale, the elimination of duplicative expenditures and the consistent use of the best practices of MindSpring and EarthLink. The MindSpring board expects the combined company to obtain brand efficiency in sales and marketing by utilizing the combined resources of the two companies to promote one national brand instead of two. The combined company will also be able to take advantage of the complementary blend of assets and capabilities contributed by MindSpring and EarthLink to improve and expand its service offerings and accelerate its member growth rate.

    In reaching its decision to approve, declare advisable and recommend adoption of the reorganization agreement and the transactions contemplated by the reorganization agreement, the MindSpring board also considered a number of additional factors, including those described below:

    - the strategic alternatives available to MindSpring, including potential business combinations with other entities, the strong strategic fit between MindSpring and EarthLink and the potential for significant near term and long term synergies expected to result from the reorganization;

    - information concerning the business, assets, liabilities, capital structure, financial performance and condition and prospects of MindSpring and EarthLink;

    - historical and forecasted financial information relating to MindSpring and EarthLink, the results of MindSpring's due diligence investigation of EarthLink and the other information exchanges with EarthLink;

    - the views of MindSpring's management regarding the proposed reorganization and the anticipated economic and operational benefits to be achieved through the application of economies of scale and the anticipated synergies resulting from the proposed reorganization;

    - the consistency of the strategies that the two companies were pursuing;

    - the impact of the reorganization on the combined company's ability to maintain and enhance its reputation for delivering high quality services to customers;

    - the impact that the reorganization would be expected to have on the combined company's balance sheet, earnings and cash flow;

    - the merger exchange ratio and the current and historical market prices for MindSpring and EarthLink common stock;

    - the financial presentation and opinion of Donaldson, Lufkin and Jenrette Securities Corporation to the MindSpring board to the effect that, on the date of its opinion and based upon and subject to the various considerations set forth in its opinion, the ratio for the exchange of shares of MindSpring common stock for WWW Holdings common stock to be effected in the merger of MindSpring into WWW Holdings was fair, from a financial point of view, to the stockholders of MindSpring (see "Opinion of MindSpring Financial Advisor");

    - the composition and strength of the management of the combined company and the composition of the board of directors of the combined company;

    - the terms and structure of the transaction and the terms and conditions of the reorganization agreement, including the fixed nature of the ratio for the exchange of shares, the size of the termination fees and the circumstances in which they are payable;

    - the fact that the reorganization agreement would permit MindSpring to terminate the reorganization agreement, upon payment of a termination fee to EarthLink, if the MindSpring board withdraws its recommendation for adoption of the reorganization agreement to the stockholders pursuant to its terms;

    - the ability to consummate the mergers of MindSpring and EarthLink into WWW Holdings as a tax free reorganization for federal income tax purposes;

    - the ability to treat the reorganization for accounting purposes as a pooling of interests; and

    - the terms of the option agreements, which were reciprocal in nature and which the board of directors approved in order to induce EarthLink to enter into the reorganization agreement.

    The MindSpring board also considered a number of countervailing factors in its deliberations concerning the reorganization, including:

    - the potential disruption of MindSpring's business that might result from the announcement of the reorganization;

    - the risk that some key employees of MindSpring would depart;

    - the possible difficulties of integrating the operations, management and corporate cultures of MindSpring and EarthLink; and

    - the risk that the reorganization would not be consummated.

    In the view of the MindSpring board of directors, these considerations were not sufficient, individually or in the aggregate, to outweigh the advantages of the reorganization.

    The foregoing discussion of the information and factors considered by the MindSpring board of directors in approving the reorganization is not meant to be exclusive, but includes the material factors considered by the MindSpring board of directors in reaching its decision. In light of the wide variety of factors considered in its evaluation of the reorganization and the complexity of these matters, the MindSpring board of directors did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. The MindSpring board of directors conducted an overall analysis of the factors described above, including discussion with MindSpring's management and legal, financial and accounting advisors. In considering the factors described above, individual members of the MindSpring board of directors may have given different weight to different factors. The MindSpring board of directors considered all these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

    After considering all of the factors described above as of the date of this joint proxy statement/ prospectus, the MindSpring board of directors continues to believe that the reorganization is advisable and in the best interests of MindSpring and its stockholders and continues to recommend that MindSpring stockholders vote FOR adoption of the reorganization agreement.

RECOMMENDATION OF THE MINDSPRING BOARD OF DIRECTORS

    THE MINDSPRING BOARD BELIEVES THAT THE TERMS OF THE REORGANIZATION AGREEMENT ARE ADVISABLE AND IN THE BEST INTERESTS OF MINDSPRING AND ITS STOCKHOLDERS, HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT, THE OPTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED BY THE REORGANIZATION AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF MINDSPRING VOTE FOR THE ADOPTION OF THE REORGANIZATION AGREEMENT.

OPINION OF MINDSPRING FINANCIAL ADVISOR

    Donaldson, Lufkin & Jenrette Securities Corporation has acted as the exclusive financial advisor to MindSpring in connection with the reorganization. In its role as financial advisor to MindSpring, Donaldson, Lufkin & Jenrette was asked by MindSpring to render an opinion to the board of directors of MindSpring as to the fairness, from a financial point of view, of the exchange ratio of one share of WWW Holdings common stock in exchange for each share of MindSpring common stock to the holders of MindSpring common stock. On September 22, 1999, at a meeting of the MindSpring board of directors held to evaluate the reorganization, Donaldson, Lufkin & Jenrette delivered to the MindSpring board a written opinion, dated September 22, 1999, to the effect that, as of the date of the opinion and based on and subject to the assumptions, limitations and qualifications stated in the opinion, the exchange ratio of one share of WWW Holdings common stock in exchange for each share of MindSpring common stock was fair, from a financial point of view, to the holders of the MindSpring common stock.

    A COPY OF DONALDSON, LUFKIN & JENRETTE'S OPINION IS ATTACHED HERETO AS ANNEX C AND SHOULD BE READ CAREFULLY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY DONALDSON, LUFKIN & JENRETTE IN ARRIVING AT ITS OPINION. DONALDSON, LUFKIN & JENRETTE'S OPINION WAS PREPARED FOR THE MINDSPRING BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO OF ONE SHARE OF WWW HOLDINGS COMMON STOCK IN EXCHANGE FOR EACH SHARE OF MINDSPRING COMMON STOCK, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF MINDSPRING COMMON STOCK AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY MINDSPRING STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE ON THE ADOPTION OF THE REORGANIZATION AGREEMENT. DONALDSON, LUFKIN & JENRETTE'S OPINION SPEAKS ONLY AS OF SEPTEMBER 22, 1999 AND, ACCORDINGLY, DOES NOT TAKE INTO ACCOUNT THE EFFECTS OF EARTHLINK'S STRATEGIC ALLIANCE WITH APPLE. SEE "INFORMATION ABOUT EARTHLINK--BUSINESS--RECENT DEVELOPMENT--STRATEGIC ALLIANCE WITH APPLE COMPUTER, INC."

    The MindSpring board selected Donaldson, Lufkin & Jenrette to act as its exclusive financial advisor in the reorganization because Donaldson, Lufkin & Jenrette is an internationally recognized investment banking firm with substantial expertise in the technology industry and in transactions similar to the reorganization and because Donaldson, Lufkin & Jenrette is familiar with MindSpring and its business. Donaldson, Lufkin & Jenrette, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    Donaldson, Lufkin & Jenrette was not requested to, and did not, make any recommendation as to the value of the reorganization exchange ratio, which matters were determined through arm's length negotiations between MindSpring and EarthLink. Donaldson, Lufkin & Jenrette's opinion does not address the terms and conditions of the reorganization agreement and the related documents, other than the exchange ratio of one common share of WWW Holdings common stock in exchange for each share of MindSpring common stock. In addition, Donaldson, Lufkin & Jenrette's opinion does not address the relative merits of the reorganization agreement or the other business strategies considered by the MindSpring board, nor does it address the decision of MindSpring's board to approve the reorganization. No restrictions or limitations were imposed by MindSpring upon Donaldson, Lufkin & Jenrette with respect to the investigations made or procedures followed by Donaldson, Lufkin & Jenrette in rendering its opinion.

    In arriving at its opinion, Donaldson, Lufkin & Jenrette:

    - reviewed drafts of the reorganization agreement and its exhibits;

    - reviewed financial and other information that was publicly available or furnished to it by MindSpring and EarthLink, including financial projections prepared by the managements of MindSpring and EarthLink and other information provided during discussions with MindSpring and EarthLink;

    - compared financial and securities data of MindSpring and EarthLink with various other companies whose securities are traded in public markets;

    - reviewed the historical stock prices of MindSpring common stock and EarthLink common stock; and

    - conducted other financial studies, analyses and investigations as Donaldson, Lufkin & Jenrette deemed appropriate for purposes of its opinion.

    In rendering its opinion, Donaldson, Lufkin & Jenrette relied on and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by MindSpring, EarthLink or their respective representatives, or that it otherwise reviewed. In particular, Donaldson, Lufkin & Jenrette relied on the estimates of the management of MindSpring of the operating synergies achievable as a result of the reorganization and upon discussion of such synergies with the management of EarthLink. With respect to the financial projections relating to MindSpring and EarthLink supplied to Donaldson, Lufkin & Jenrette, Donaldson, Lufkin & Jenrette relied on representations that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of MindSpring and EarthLink as to the future operating and financial performance of MindSpring, EarthLink and the pro forma combined company. Donaldson, Lufkin & Jenrette did not assume any responsibility for making any independent evaluation of any assets or liabilities or for making any independent verification of any of the information that it reviewed. Donaldson, Lufkin & Jenrette further assumed that the reorganization would qualify for pooling of interests accounting treatment and as a "tax-free" reorganization for federal income tax purposes. Donaldson, Lufkin & Jenrette also relied as to certain legal matters on the advice of counsel to MindSpring.

    Donaldson, Lufkin & Jenrette's opinion is necessarily based on economic market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that Donaldson, Lufkin & Jenrette's opinion speaks only as of September 22, 1999 and, accordingly, does not take into account the effects of EarthLink's strategic alliance with Apple. See "Information about EarthLink--Business--Recent Development--Strategic Alliance with Apple Computer, Inc." Donaldson, Lufkin & Jenrette expressed no opinion as to the prices at which WWW Holdings common stock will actually trade at any time.

    The following is a summary of the material analyses that Donaldson, Lufkin & Jenrette presented to the MindSpring board at its September 22, 1999, meeting in connection with the preparation of its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND DONALDSON, LUFKIN & JENRETTE'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSIS, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF DONALDSON,
LUFKIN & JENRETTE'S FINANCIAL ANALYSES.

    SELECTED PUBLIC COMPANY ANALYSIS

    Donaldson, Lufkin & Jenrette compared financial and operating data of MindSpring and EarthLink with the following selected Internet service providers:

    - America Online, Inc.;

    - Flashnet Communications, Inc.;

    - Prodigy Communications Corporation; and

    - Voyager.Net, Inc.

    Donaldson, Lufkin & Jenrette reviewed enterprise values, calculated as market value of equity (as of September 20, 1999), plus debt and minority interests, less cash and investments in unconsolidated affiliates, as multiples of, among other things, 1999 and 2000 estimated revenues, 1999 and 2000 estimated earnings before interest, taxes, depreciation and amortization, commonly known as "EBITDA," and members as of June 30, 1999. Donaldson, Lufkin & Jenrette also reviewed equity values as multiples of 1999 and 2000 estimated net income before amortization expense.

    Estimated financial and operating data for the selected companies were based on research analysts' estimates and estimated financial and operating data for MindSpring and EarthLink were based on internal estimates of the managements of MindSpring and EarthLink.

    As of September 20, 1999, MindSpring's enterprise value was 4.7x estimated 1999 revenue, 2.8x estimated 2000 revenue, 71.9x estimated 1999 EBITDA, 28.3x estimated 2000 EBITDA, and $1,285.80 per member. MindSpring's equity value was 458.3x estimated 1999 net income before amortization expense and 119.6x estimated 2000 net income before amortization expense. EarthLink's enterprise value was 4.0x estimated 1999 revenue, 2.1x estimated 2000 revenue, 30.9x estimated 2000 EBITDA, and $1,031.10 per member. EarthLink's equity value was 58.1x estimated 2000 net income before amortization expense. EarthLink's trading multiples based on 1999 estimated EBITDA and net income before amortization expense were not meaningful, because the underlying values were negative numbers. The comparable group's (median) enterprise value was 6.0x estimated 1999 revenue, 3.5x estimated 2000 revenue, and $1,256.10 per member. The comparable group's (median) trading multiples on estimated 1999 and 2000 EBITDA and 1999 and 2000 net income before amortization expense were not meaningful, because the underlying values were negative numbers. Donaldson, Lufkin & Jenrette noted that the trading multiples referred to above, other than those determined to be not meaningful, were generally in the range of the relevant multiples for the comparable group.

    No company utilized in the "Selected Public Company Analysis" is identical to MindSpring or EarthLink. Accordingly, an analysis of the above results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of MindSpring and EarthLink and other factors that could affect the public trading values of MindSpring and EarthLink and the selected companies to which they are being compared. Mathematical analysis is not in itself a meaningful method of using selected company data.

    HISTORICAL EXCHANGE RATIO ANALYSIS

    Donaldson, Lufkin & Jenrette analyzed historical average exchange ratios between EarthLink and MindSpring. Donaldson, Lufkin & Jenrette reviewed the 1-month average, 3-month average, 6-month average, and 12-month average as of September 20, 1999. The exchange ratio is calculated by dividing EarthLink's stock price by MindSpring's stock price. The historical exchange ratios and resulting implied EarthLink per share values and premiums paid per share are as follows:

TIME PERIOD            EXCHANGE RATIO   IMPLIED EARTHLINK VALUE   IMPLIED PREMIUM FOR EARTHLINK
-----------            --------------   -----------------------   -----------------------------
September 20, 1999...      1.436                $39.50                          0.0%
1-month average......      1.594                 43.84                         11.0
3-month average......      1.478                 40.65                          2.9
6-month average......      1.442                 39.66                          0.4
12-month average.....      1.648                 45.32                         14.7
Transaction..........      1.615                 44.41                         12.4

    Donaldson, Lufkin & Jenrette noted that the transaction exchange ratio fell within the range of the average exchange ratios indicated at various intervals during the last twelve months. Donaldson, Lufkin & Jenrette further noted that the 1.615 transaction exchange ratio implied an EarthLink common share value of $44.41 and an implied premium of 12.4% per EarthLink common share.

    DISCOUNTED CASH FLOW ANALYSIS

    Donaldson, Lufkin & Jenrette performed discounted cash flow analyses of MindSpring and EarthLink, on a stand-alone basis, based on estimates of the managements of MindSpring and EarthLink, respectively, in order to estimate the net present value of the unlevered, after-tax cash flows that MindSpring and EarthLink could generate for the remainder of 1999 through 2004. Applying discount rates of 15.0% to 19.0% and multiples of terminal year 2004 EBITDA of 11.0x to 13.0x, this analysis produced an implied equity reference range for MindSpring of approximately $28.00 to $38.00 per share and approximately $48.00 to $63.00 per share for EarthLink as compared to closing stock prices on September 22, 1999 of $32.875 and $43.50 for MindSpring and EarthLink, respectively. Based on the discounted cash flow analyses described above the implied ownership percentage of the combined company for MindSpring would be between 47.1% and 47.7% and the implied ownership percentage of EarthLink would be between 52.3% and 52.9%. This compares to the actual ownership split in the reorganization of approximately 50% for MindSpring stockholders and approximately 50% for EarthLink stockholders, which actual split is higher for the MindSpring stockholders than the range of implied ownership percentages produced by this analysis.

    PRO FORMA DISCOUNTED CASH FLOW ANALYSIS

    Donaldson, Lufkin & Jenrette performed a discounted cash flow analysis of WWW Holdings based on combined estimates of the managements of MindSpring and EarthLink in order to estimate the net present value of the after-tax cash flows, excluding interest or other payments attributable to indebtedness or equity interests, that WWW Holdings could generate for the remainder of 1999 through 2004. Applying discount rates of 15.0% to 19.0% and multiples of terminal year 2004 EBITDA of 11.0x to 13.0x, this analysis produced an implied equity reference range for MindSpring stockholders of WWW Holdings of approximately $35.00 to $47.00 per share. Donaldson, Lufkin & Jenrette noted that MindSpring's closing stock price on September 22, 1999 was $32.875.

    PRO FORMA REORGANIZATION ANALYSIS

    Donaldson, Lufkin & Jenrette analyzed the potential pro forma effect of the reorganization on the earnings per share before amortization expense from the perspective of MindSpring stockholders using projections provided by the managements of MindSpring and EarthLink. Assuming that the reorganization qualifies for pooling of interests accounting treatment and the cost savings and other potential synergies anticipated by the managements of MindSpring and EarthLink to result from the reorganization are achieved, Donaldson, Lufkin & Jenrette estimated that the reorganization would be accretive to earnings per share before amortization expense for MindSpring stockholders in 2000 and 2001, respectively. The actual results achieved by WWW Holdings may vary from projected results, and the variations may be material.

    CONTRIBUTION ANALYSIS

    Donaldson, Lufkin & Jenrette analyzed the respective contributions of MindSpring and EarthLink to the estimated 1999, 2000, and 2001 revenues, EBITDA, EBITDA before sales and marketing expense and net income before amortization charges of WWW Holdings based on internal estimates of the managements of MindSpring and EarthLink. This analysis indicated the following relative contributions of EarthLink and MindSpring:

                                                            ESTIMATED      ESTIMATED      ESTIMATED
                                                               1999           2000           2001
                                                           CONTRIBUTION   CONTRIBUTION   CONTRIBUTION
                                                           ------------   ------------   ------------
REVENUES
MindSpring...............................................      49.2%          45.7%          45.1%
EarthLink................................................      50.8           54.3           54.9
EBITDA
MindSpring...............................................        NM           55.7%          41.4%
EarthLink................................................        NM           44.3           58.6
EBITDA BEFORE SALES AND MARKETING EXPENSES
MindSpring...............................................      55.3%          45.2%          43.6%
EarthLink................................................      44.7           54.8           56.4
NET INCOME BEFORE AMORTIZATION CHARGES
MindSpring...............................................        NM           34.7%          30.2%
EarthLink................................................        NM           65.3           69.8

------------------------

NM means not meaningful

    This compares to the actual ownership split in the reorganization of approximately 50% for MindSpring stockholders and approximately 50% for EarthLink stockholders. Donaldson, Lufkin & Jenrette noted that the analysis yielded contribution percentages for each of MindSpring and EarthLink that, depending on the measure and year considered, were above and below an approximately 50% ownership split for each of MindSpring and EarthLink. In particular, Donaldson, Lufkin & Jenrette noted that MindSpring's contribution percentages were less than 50% for all measures except for EBITDA in 2000 (estimated) and EBITDA before sales and marketing expenses in 1999 (estimated).

    FAIRNESS OPINION PROCESS

    The above summary does not purport to be a complete description of Donaldson, Lufkin & Jenrette's analyses but describes, in summary form, the material analyses that Donaldson, Lufkin & Jenrette presented to the MindSpring board on September 22, 1999, in connection with the preparation of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial or summary description. Each of the analyses conducted by Donaldson, Lufkin & Jenrette was carried out in order to provide a different perspective on the reorganization and add to the total mix of information available. Donaldson, Lufkin & Jenrette did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness of the exchange ratio of one share of WWW Holdings common stock in exchange for each share of MindSpring common stock from a financial point of view. Rather, in reaching its conclusion, Donaldson, Lufkin & Jenrette considered the results of the analyses in light of each other and ultimately rendered its opinion based on the results of all of the analyses taken as a whole. Donaldson, Lufkin & Jenrette did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Donaldson, Lufkin & Jenrette believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it or focusing on information presented in tabular format, without considering all such factors and analyses or the narrative description of the analyses, could create an incomplete or misleading view of the process underlying its opinion. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which such businesses or securities can actually be sold. The analyses performed by Donaldson, Lufkin & Jenrette are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates as those suggested by its analyses.

    ENGAGEMENT LETTER WITH DONALDSON, LUFKIN & JENRETTE

    Pursuant to an engagement letter dated June 21, 1999, MindSpring engaged Donaldson, Lufkin & Jenrette to provide financial advisory services, which included, among other things, rendering its opinion and making the presentation referred to above. Pursuant to the terms of the engagement letter, MindSpring has agreed to pay Donaldson, Lufkin & Jenrette a fee based on the enterprise value of MindSpring, which fee, based upon the closing sales price for the MindSpring common stock on January 3, 2000 of $28.00 per share, would equal approximately $6.0 million. MindSpring has also agreed to reimburse Donaldson, Lufkin & Jenrette for all out-of-pocket expenses, including the reasonable fees and expenses of counsel, incurred by Donaldson, Lufkin & Jenrette in connection with its engagement, and to indemnify Donaldson, Lufkin & Jenrette and related persons against liabilities, including liabilities under the federal securities laws, relating to or arising out of its services.

    Donaldson, Lufkin & Jenrette provides a full range of financial, advisory and brokerage services and, in the ordinary course of business, Donaldson, Lufkin & Jenrette and its affiliates may actively trade the debt and equity securities of MindSpring and EarthLink for its own account and for the account of customers and accordingly may at any time hold a long or short position in such securities.

Donaldson, Lufkin & Jenrette has performed investment banking and other services for MindSpring in the past and has received customary compensation for such services. These services consisted of acting as lead manager of the MindSpring's May 29, 1998 equity offering, co-manager of MindSpring's December 14, 1998 equity offering, and a co-manager of MindSpring's April 7, 1999 concurrent equity and convertible debt offerings, in which Donaldson, Lufkin & Jenrette earned fees from MindSpring of approximately $3.9 million in the aggregate.

NO DISSENTERS' RIGHTS

    EarthLink and MindSpring are Delaware corporations. Neither the EarthLink nor the MindSpring stockholders have dissenters' rights of appraisal under Delaware corporation law because their shares of common stock are traded on The Nasdaq National Market and the stockholders will receive stock of the surviving corporation that is listed on The Nasdaq National Market and cash instead of fractional shares in exchange for their common stock as a result of the reorganization. Regardless of the inapplicability of the statutory grant of dissenters' rights of appraisal under Delaware corporation law, a Delaware corporation may provide in its certificate of incorporation that dissenters' rights will be available for the shares of any class or series of its stock as a result of any merger or consolidation to which the corporation is a party. Neither EarthLink nor MindSpring, however, have provided for dissenters' rights of appraisal in their respective certificates of incorporation, and therefore, their stockholders have no dissenters' rights of appraisal.

ACCOUNTING FOR THE REORGANIZATION UNDER THE POOLING OF INTERESTS METHOD

    EarthLink and MindSpring intend to account for their mergers into WWW Holdings using the pooling of interests method of accounting.

    The mergers are conditioned on the receipt of favorable letters from the independent public accountants of each of EarthLink and MindSpring to the effect that each of the independent public accountants concurs with its client's management's conclusions that no conditions exist with respect to its client that would preclude WWW Holdings from accounting for the mergers of EarthLink and MindSpring into WWW Holdings as a pooling of interests in conformity with generally accepted accounting principles as described in Accounting Principles Board Opinion No. 16 and the applicable rules and regulations of the Securities and Exchange Commission.

RESTRICTIONS ON RESALES BY EARTHLINK AND MINDSPRING AFFILIATES

    All shares of WWW Holdings common stock that will be distributed to stockholders of EarthLink and MindSpring in the reorganization will be freely transferable, except for the restrictions on transfer imposed by the federal securities laws on "affiliates" of EarthLink, MindSpring or WWW Holdings. Shares of WWW Holdings common stock received by persons who are deemed to be affiliates of EarthLink or MindSpring may be resold by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act of 1933. Persons who may be deemed to be affiliates of EarthLink or MindSpring generally include officers, directors and significant stockholders of EarthLink and MindSpring. The reorganization agreement requires EarthLink and MindSpring to use commercially reasonable efforts to cause each of their affiliates to execute a written agreement to the effect that such persons will not sell or dispose of any of the shares of WWW Holdings common stock issued to them in the reorganization unless the sale or disposition has been registered under the Securities Act of 1933, complies with Rule 145 or, in the opinion of the affiliate's legal counsel, is otherwise exempt from the registration requirements under the Securities Act of 1933.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material federal income tax consequences of the reorganization to you as an EarthLink stockholder or a MindSpring stockholder. This discussion is based on current law, which is subject to change at any time, possibly with retroactive effect. This discussion is not a complete description of all tax consequences of the reorganization and, in particular, does not address all of the federal income tax consequences applicable to stockholders who are subject to special treatment under federal income tax law. In addition, this discussion does not address the tax consequences of the reorganization under applicable state, local or foreign laws. This discussion assumes you hold your shares of EarthLink stock or MindSpring stock as a capital asset within the meaning of the Internal Revenue Code. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF THE REORGANIZATION IN LIGHT OF YOUR PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN LAW.

    EarthLink has received the opinion of Hunton & Williams, counsel to EarthLink, that the merger of EarthLink into WWW Holdings will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. MindSpring has received the opinion of Hogan & Hartson L.L.P., counsel to MindSpring, that the merger of MindSpring into WWW Holdings will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Accordingly:

    - as an EarthLink stockholder or a MindSpring stockholder, you will not recognize gain or loss upon the exchange of your stock for WWW Holdings stock in the reorganization, except with respect to the receipt of cash instead of a fractional share;

    - none of EarthLink, MindSpring or WWW Holdings will recognize gain or loss upon completion of the merger of EarthLink or MindSpring into WWW Holdings;

    - the aggregate tax basis of the shares of WWW Holdings common stock or preferred stock you receive in the reorganization will be the same as your aggregate tax basis in the shares of EarthLink common stock or preferred stock or MindSpring common stock you surrender in the reorganization, decreased by the tax basis that is allocable to any fractional share of WWW Holdings common stock for which you receive cash;

    - the holding period of the shares of WWW Holdings common stock or preferred stock you receive in the reorganization will include the holding period of the shares of EarthLink common stock or preferred stock or MindSpring common stock that you surrender in the reorganization; and

    - if you receive cash instead of a fractional share of WWW Holdings common stock, you will recognize gain or loss equal to the difference between the amount of cash received and your tax basis that is allocable to the fractional share; the gain or loss you recognize generally will constitute capital gain or loss.

    The preceding description of federal income tax consequences references the opinion of Hunton & Williams as to EarthLink and the EarthLink stockholders and the opinion of Hogan & Hartson L.L.P. as to MindSpring and the MindSpring stockholders.

    Receipt by EarthLink of substantially the same tax opinion of Hunton & Williams as of the closing date and receipt by MindSpring of substantially the same tax opinion of Hogan & Hartson L.L.P. as of the closing date are conditions to consummation of the mergers of EarthLink and MindSpring into WWW Holdings. These opinions are based on, and the opinions to be given as of the closing date will be based on, customary assumptions and representations. Hunton & Williams' opinion and Hogan & Hartson L.L.P.'s opinion represent their best legal judgment and are not binding on the Internal Revenue Service or any court. If the mergers of EarthLink and MindSpring into WWW Holdings do not qualify as a reorganizations within the meaning of Section 368(a) of the Internal Revenue Code, the exchange of stock in the mergers of EarthLink and MindSpring into WWW Holdings would be taxable to EarthLink's stockholders and to MindSpring's stockholders.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

    WWW Holdings has appointed American Stock Transfer and Trust Co. as exchange agent in connection with the reorganization. Immediately prior to the time the mergers of EarthLink and MindSpring into WWW Holdings become effective, WWW Holdings will deposit with American Stock Transfer, in trust for the benefit of former EarthLink stockholders and former MindSpring stockholders, certificates representing shares of WWW Holdings common stock to be issued and the cash to be paid instead of fractional shares under the terms of the reorganization agreement.

    Promptly after the reorganization is consummated, American Stock Transfer will send to each former stockholder of EarthLink and MindSpring a letter and instructions for exchanging the stockholder's EarthLink or MindSpring stock certificates for the stock certificates of WWW Holdings. After the reorganization becomes effective, shares of the EarthLink common stock and preferred stock and the MindSpring common stock will represent only the right to receive:

    - certificates representing shares of WWW Holdings common stock into which the stockholder's shares of EarthLink common stock or MindSpring common stock are converted; and

    - a check for any fractional share interests and any dividends or distributions as described below.

    The WWW Holdings common stock certificates and any checks will be delivered to each former EarthLink common stockholder and each former MindSpring common stockholder on receipt by American Stock Transfer of certificates representing the stockholder's shares of EarthLink common stock and MindSpring common stock, along with a properly completed letter transmitting the certificates. If any of the certificates of EarthLink common stock or MindSpring common stock have been lost, stolen or destroyed, the stockholder must deliver a bond reasonably satisfactory to WWW Holdings and American Stock Transfer. No interest will be paid on any cash to be paid instead of fractional shares.

    YOU SHOULD NOT SEND IN YOUR CERTIFICATES REPRESENTING EARTHLINK COMMON STOCK OR PREFERRED STOCK OR MINDSPRING COMMON STOCK UNTIL YOU RECEIVE INSTRUCTIONS FROM AMERICAN STOCK TRANSFER.

    None of EarthLink, MindSpring, WWW Holdings or American Stock Transfer will be liable to any former EarthLink stockholder or former MindSpring stockholder for any shares or cash delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

    Until their outstanding certificates representing EarthLink common stock or MindSpring common stock are surrendered, former stockholders of EarthLink and former stockholders of MindSpring will not receive any dividends payable to WWW Holdings stockholders for any period after the reorganization becomes effective. When EarthLink stockholders and MindSpring stockholders surrender their certificates formerly representing EarthLink common stock and MindSpring common stock, the certificates will be canceled and exchanged for certificates of WWW Holdings common stock and cash representing fractional shares. In addition, when WWW Holdings stock certificates are issued to former common stockholders of EarthLink and MindSpring, any dividend declared by WWW Holdings with a record date for common stockholders entitled to receive the dividend on or after the reorganization becomes effective and a date of payment prior to the date the EarthLink or MindSpring certificates are surrendered will be paid promptly to the former common stockholders. No interest will be paid on these dividends.

    American Stock Transfer may deduct any amounts required to be withheld under federal, state, local or foreign income tax laws from any shares of common stock or cash payments made to a former EarthLink or MindSpring stockholder. For federal income tax purposes, former EarthLink stockholders and former MindSpring stockholders will be treated as having received any amounts withheld by American Stock Transfer.

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INTERESTS OF EARTHLINK DIRECTORS AND OFFICERS IN THE REORGANIZATION

    In considering the recommendation of the EarthLink board of directors with respect to the reorganization agreement, EarthLink stockholders should be aware that various officers and directors of EarthLink, such as those identified below, have interests in the reorganization that are in addition to, or different from, their interests as stockholders of EarthLink generally. The EarthLink board of directors was aware of these interests and considered them along with other matters in recommending that EarthLink stockholders vote to adopt the reorganization agreement.

    WWW HOLDINGS DIRECTORS AND MANAGEMENT


    The reorganization agreement provides that once the reorganization has taken place, the board of directors of WWW Holdings will consist of 13 directors, four of whom will be named by the EarthLink board. The EarthLink board has named four of its existing members, Sky D. Dayton, Charles G. Betty, Linwood A. Lacy, Jr. and Reed E. Slatkin as its four designees to the WWW Holdings board. The reorganization agreement also provides that Charles G. Betty, EarthLink's president and chief executive officer, will be the chief executive officer of WWW Holdings. See "Management and Operation of WWW Holdings After the Reorganization" beginning on page 170.


    EARTHLINK STOCK OPTIONS

    When the merger of EarthLink into WWW Holdings is consummated, each outstanding option and warrant to purchase EarthLink common stock, including options and warrants held by directors and officers, will be converted into an option or a warrant, as the case may be, to purchase a number of shares of WWW Holdings common stock equal to the number of shares covered by the option or warrant, as the case may be, immediately prior to the merger multiplied by
1.615. The directors and officers of EarthLink held options and warrants to purchase 1,929,404 shares of EarthLink common stock as of December 20, 1999.

    CONVERTIBLE SECURITIES VESTING PLAN

    In December 1997, EarthLink's board of directors adopted a plan under which the vesting of stock options and warrants held by some of EarthLink's directors and employees accelerate upon a change in control of EarthLink. Generally, a change in control includes the sale of all or substantially all of EarthLink's assets or the acquisition by a person or group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules promulgated under the Securities Exchange Act of 1934) of 25% or more of EarthLink's outstanding voting securities. The reorganization would constitute a change in control for purposes of the vesting plan. As a result, some options and warrants, including those held by Messrs. Dayton and Betty, will accelerate and become fully exercisable upon the occurrence of the reorganization.

    KEY EMPLOYEE COMPENSATION CONTINUATION PLAN


    In January 1998 the EarthLink board of directors adopted a plan under which those employees identified as "key" or critical to EarthLink are entitled to a severance payment equal to fifty percent of their compensation and any other benefits received during the twelve-month period ending upon their termination, if the subject employees are terminated following a change in control of EarthLink. The reorganization would constitute a change in control for purposes of the compensation continuation plan. EarthLink adopted this plan to attract the highest quality individuals to become key members of its leadership team and to retain the high-quality individuals who were members of its leadership team at the time of the adoption of the plan. Messrs. Dayton and Betty, among others, are entitled to these benefits.


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    INDEMNIFICATION AND INSURANCE

    Under the reorganization agreement, from the time that the reorganization becomes effective, WWW Holdings must indemnify all of the former directors, officers, employees and agents of both EarthLink and MindSpring to the fullest extent permitted by the Delaware General Corporation Law for all acts or omissions arising out of their service as directors, officers, employees and agents, as trustees or fiduciaries of any plan for the benefit of the employees of either company, or otherwise on behalf of either of the companies. WWW Holdings must also advance expenses incurred by any of the persons identified above in any proceeding or investigation in connection with any of their acts or omissions.

    Also, WWW Holdings is required by the reorganization agreement to maintain for at least six years directors' and officers' liability insurance for the benefit of EarthLink's and MindSpring's directors and officers similar to the directors' and officers' liability insurance currently provided by EarthLink and MindSpring.

INTERESTS OF MINDSPRING DIRECTORS AND OFFICERS IN THE REORGANIZATION

    In considering the recommendation of the MindSpring board of directors with respect to the reorganization agreement, MindSpring stockholders should be aware that a number of officers and directors of MindSpring, such as those described below, have interests in the reorganization that are in addition to, or different from, their interests as stockholders of MindSpring generally. The MindSpring board of directors was aware of these interests and considered them, along with other matters in recommending that the MindSpring stockholders vote to adopt the reorganization agreement.

    WWW HOLDINGS' DIRECTORS AND MANAGEMENT


    The reorganization agreement provides that once the reorganization has taken place, the board of directors of WWW Holdings will consist of thirteen directors, four of whom will be named by MindSpring's board. The MindSpring board has named four of its existing members, Charles M. Brewer, Michael S. McQuary, Campbell B. Lanier, III and William H. Scott, III, as its four designees to the WWW Holdings board. The reorganization agreement also provides that Charles M. Brewer, MindSpring's chairman and chief executive officer, will be chairman of WWW Holdings, and Michael S. McQuary, MindSpring's president and chief operating officer, will be president of WWW Holdings. See "Management and Operations of WWW Holdings after the Reorganization" beginning on page 170.


    MINDSPRING STOCK OPTIONS

    When the merger of MindSpring into WWW Holdings is consummated, each outstanding option to purchase MindSpring common stock, including options held by directors and officers, will be converted into an option to purchase a number of shares of WWW Holdings common stock equal to the number of shares covered by the option immediately prior to the merger. The directors and executive officers of MindSpring held options to purchase 1,226,664 shares of MindSpring common stock as of December 20, 1999.

    INDEMNIFICATION AND INSURANCE

    Under the reorganization agreement, from the time that the reorganization becomes effective, WWW Holdings must indemnify all of the former directors, officers, employees and agents of both EarthLink and MindSpring to the fullest extent permitted by the Delaware General Corporation Law for all acts or omissions arising out of their service as directors, officers, employees and agents, as trustees or fiduciaries of any plan for the benefit of the employees of either company, or otherwise on behalf of either of the companies. WWW Holdings must also advance expenses incurred by any of the

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persons identified above in any proceeding or investigation in connection with any of their acts or omissions.

    Also, WWW Holdings is required by the reorganization agreement to maintain for at least six years directors' and officers' liability insurance for the benefit of EarthLink's and MindSpring's directors and officers similar to the directors' and officers' liability insurance currently provided by EarthLink and MindSpring.

WORK FORCE AND EMPLOYEE BENEFIT MATTERS

    WWW Holdings intends to provide benefits to former EarthLink employees employed by WWW Holdings that are substantially the same as those currently provided to EarthLink employees. WWW Holdings intends to provide benefits to former MindSpring employees employed by WWW Holdings that are substantially the same as those currently provided to MindSpring employees.

HEADQUARTERS

    After the reorganization, WWW Holdings' corporate headquarters will be located in Atlanta, Georgia.

EFFECTIVE TIME

    The closing of the transactions contemplated by the reorganization agreement will take place at 11:00 a.m. on a date agreed upon by EarthLink, MindSpring and WWW Holdings, which shall be no later than the third business day following the date when all of the conditions to the obligations of EarthLink, MindSpring and WWW Holdings set forth in the reorganization agreement have been satisfied or waived. On the date of the closing, EarthLink and WWW Holdings will file a certificate of merger with the Secretary of State of the State of Delaware under which EarthLink will be merged into WWW Holdings. When the certificate of merger is deemed filed by the Delaware Secretary of State, MindSpring and WWW Holdings immediately will file a certificate of merger under which MindSpring will be merged into WWW Holdings. The reorganization will become effective when the second certificate of merger is deemed filed by the Delaware Secretary of State.

REGULATORY APPROVALS REQUIRED TO COMPLETE THE REORGANIZATION

    ANTITRUST CLEARANCE

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its related rules and regulations prohibit EarthLink, MindSpring and WWW Holdings from completing the reorganization until EarthLink and MindSpring make a filing with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified Hart-Scott-Rodino Antitrust Improvements Act waiting period requirements have been satisfied. Even after the waiting period expires or terminates, the Antitrust Division or the Federal Trade Commission may later challenge the reorganization on antitrust grounds. If the reorganization is not completed within 12 months after the expiration or earlier termination of the initial waiting period, EarthLink and MindSpring will be required to submit new information to the Antitrust Division and the Federal Trade Commission, and a new waiting period would begin. EarthLink and MindSpring made the filing with the Department of Justice and the Federal Trade Commission on October 20, 1999, and received notice on November 3, 1999 that the waiting period had been terminated.

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SPRINT GOVERNANCE AGREEMENT

    GENERAL

    EarthLink and Sprint entered into a governance agreement, forming a strategic alliance in the area of Internet access and related services. The governance agreement establishes terms and conditions concerning:

    - EarthLink's corporate governance;

    - the acquisition and disposition of EarthLink's equity securities by Sprint, Sprint L.P. and any of their affiliates;

    - the rights of Sprint, Sprint L.P. and any of their affiliates to purchase EarthLink's outstanding securities; and

    - the rights of EarthLink's Board of Directors to solicit, receive and entertain offers to effect business combinations.

    The following is a summary of the material terms of the Sprint governance agreement.

    CORPORATE GOVERNANCE AND ELECTION OF DIRECTORS

    The governance agreement provides that EarthLink's board of directors will determine the fundamental policies and strategic direction of EarthLink. Consistent with the voting rights granted to the holders of EarthLink's series A convertible preferred stock, the governance agreement authorizes Sprint, as the holder of all of the outstanding shares of series A convertible preferred stock, to designate two directors to sit on the board of directors of EarthLink. Following the conversion or redemption of EarthLink's series A convertible preferred stock into common stock, EarthLink is obligated to elect up to two Sprint nominees for director to the EarthLink board of directors. As long as Sprint has the right to designate nominees to the board, Sprint is also entitled to appoint one of its designated directors to any strategic business and planning committee, finance committee or other significant committee of the EarthLink board of directors. If no committees like the ones described in the preceding sentence exist, the governance agreement gives Sprint a reasonable opportunity to review and discuss EarthLink's strategic and business plans and financing plans with EarthLink's management before those plans are submitted to EarthLink's board of directors. Sprint is also entitled to receive advance copies of information and materials to be provided to EarthLink's board of directors with respect to those matters. However, no director appointed by Sprint is entitled to participate on any committee of EarthLink's board of directors or the board of any significant subsidiary of EarthLink that is created for the purpose of considering a business combination or any related matters, or to participate in the EarthLink board's deliberations about a business combination. Consistent with the voting rights granted to the holders of the series A convertible preferred stock of EarthLink, Sprint is entitled to designate two directors for so long as it holds 20% or more of EarthLink's fully diluted outstanding stock and one director for so long as it holds 10% or more of EarthLink's fully diluted outstanding stock. The governance agreement allows upward adjustments to Sprint's ownership percentage for those dilutive events described in the governance agreement.

    If EarthLink's series A convertible preferred stock has been converted into common stock, EarthLink must use its best efforts to solicit proxies from its stockholders in favor of Sprint's nominees for directors. The governance agreement also obligates Sprint, Sprint L.P. and their affiliates to vote in favor of any other nominee or director selected by EarthLink's board of directors. Sprint and Sprint L.P.'s voting obligations are supported by an irrevocable proxy that Sprint and Sprint L.P. granted to EarthLink.

    For so long as Sprint, Sprint L.P. and their affiliates' combined equity stake in EarthLink, when expressed as a percentage of EarthLink's fully-diluted outstanding stock, exceeds 10%, EarthLink is

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
prohibited from taking or authorizing various actions without the approval of all of the directors designated by Sprint. These actions include:

    - the execution or performance of corporate acts or transactions that would discriminate against Sprint, Sprint L.P. and their affiliates as stockholders of EarthLink;

    - the issuance of any class or series of EarthLink's stock that provides for voting rights in excess of one vote per share;

    - EarthLink or any significant subsidiary of EarthLink engaging in business activities substantially beyond its current general field of enterprise; or

    - EarthLink's issuance of equity securities in connection with various business combinations.

    EQUITY PURCHASES FROM EARTHLINK; SUBSCRIPTION RIGHTS

    So long as Sprint owns at least 17.8% of the outstanding stock of EarthLink on a fully diluted basis, subject to adjustment for dilutive events described in the governance agreement and for EarthLink's accumulation of indebtedness under its convertible debt financing, Sprint, Sprint L.P. and their affiliates have anti-dilution and subscription rights under the governance agreement. In addition to their being able to subscribe for stock directly from EarthLink, Sprint, Sprint L.P. and their affiliates may effect their anti-dilution rights by making purchases of EarthLink's equity securities at any time from any other EarthLink stockholder, as long as after giving effect to the purchases, Sprint's percentage interest in the outstanding stock of EarthLink on a fully diluted basis, is less than or equal to an amount determined by a formula set forth in the governance agreement that limits the maximum equity stake that Sprint, Sprint L.P. and their affiliates may have in EarthLink.

    If Sprint's ownership interest in the outstanding stock of EarthLink on a fully diluted basis exceeds 17.8%, as adjusted under the terms of the governance agreement, before EarthLink may issue new equity securities, other than in connection with a business combination, EarthLink must provide Sprint written notice of EarthLink's intention to issue new equity securities at least five business days before the EarthLink board of directors' meeting authorizing the issuance. Sprint has ten business days after receiving EarthLink's notice to purchase a portion of the issuance, as determined by the formula described in the preceding paragraph, and if Sprint does so, the new equity securities offered under the notice will be issued and sold to Sprint by EarthLink at the same time and on the same terms and conditions as the equity securities would be sold to third parties. If the new equity securities would be sold in an underwritten public offering, Sprint could purchase a portion of the securities offered determined by the formula described in the preceding paragraph at a per share price equal to the per share price that EarthLink would have sold the shares of the new equity securities to the underwriters. If for any reason the issuance of the new equity securities to third parties were not consummated, Sprint's right to purchase its share of the issuance would lapse.

    Sprint's subscription rights generally do not apply to the issuance of EarthLink's securities in connection with a business combination. However, if EarthLink determines that Sprint's percentage interest in the outstanding stock of EarthLink on a fully diluted basis has decreased by five percent or more as a result of issuances relating to business combinations, EarthLink must notify Sprint. No later than the second anniversary following Sprint's receipt of EarthLink's notice, EarthLink must make written offers to Sprint to purchase, in the aggregate, a number of shares sufficient to bring Sprint's percentage interest in the outstanding stock of EarthLink on a fully diluted basis up to its percentage interest before the issuance of the equity securities relating to the business combinations. The offer is to be made at a purchase price equal to the average stock price for common stock for the ten trading days before the date of the issuance, less the underwriting discount applied in the most recent underwritten offering of common stock. Sprint may accept an offer within five days after receiving it.

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
    If EarthLink determines after giving effect to any and all offers to Sprint described in the preceding paragraph that Sprint's percentage interest in the outstanding stock of EarthLink on a fully diluted basis has decreased by 0.10 or more solely as a result of the issuance of equity securities in connection with a business combination, EarthLink will be obligated to make one or more offers with respect to not less than the aggregate number of shares of EarthLink stock that EarthLink is obligated to offer to Sprint pursuant to the foregoing paragraph resulting from all issuances of equity securities in connection with a business combination as then calculated, at the earlier of: the passage of two years from the date of the notice to Sprint described in the preceding paragraph, or six months after the date Sprint receives notice from EarthLink. However, in no event is EarthLink obligated to make Sprint an offer that, after giving effect to the offer, would cause Sprint's percentage interest in the outstanding EarthLink stock on a fully diluted basis to exceed the formula described above that limits the maximum equity stake that Sprint, Sprint L.P. and their affiliates may have in EarthLink.

    In addition, with respect to a purchase of new equity securities under Sprint's anti-dilution rights discussed above, Sprint may, at its option, purchase new equity securities in the form of shares of a new series of EarthLink preferred stock having terms that are structured and priced in the same manner as the EarthLink series A convertible preferred stock. The terms are determined by reference to the average stock price for a share of EarthLink common stock for the 30 trading days before the date of issuance of the shares of the new series. Sprint's purchase of new equity securities in the form of the shares of the new series are limited:

    - to not more than 75% of any issuance of new EarthLink equity securities from the date that Sprint purchased the EarthLink series A preferred stock to the second anniversary of that date;


    - to not more than 66.67% of any issuance of new EarthLink equity securities after the second anniversary of date of the purchase by Sprint of EarthLink's series A preferred stock until the third anniversary of that purchase; and


    - after the third anniversary, EarthLink is not obligated to issue any new EarthLink equity securities in the form of a new series of preferred stock.

    STANDSTILL PROVISIONS

    The governance agreement restricts Sprint, Sprint L.P. and their affiliates' ability to acquire or dispose of EarthLink equity securities. These restrictions are summarized as follows:

    Except for purchases of shares and related activities by Sprint otherwise permitted under the governance agreement, Sprint, Sprint L.P. and their affiliates may not, directly or indirectly:

    - acquire, offer to acquire or agree to acquire any of EarthLink's equity securities, or any equity securities of any subsidiary of EarthLink, or EarthLink or its subsidiaries' material assets;

    - make or participate in any solicitation of proxies or otherwise seek to influence any person with respect to the voting of any EarthLink equity securities that provide for voting rights;

    - make any public announcement regarding, or submit a proposal for, or offer to effect any purchase of any significant portion of the assets of EarthLink or any subsidiary or division of EarthLink, any tender or exchange offer for any EarthLink equity securities, or a merger, consolidation or other extraordinary transaction involving EarthLink or Sprint, Sprint's L.P.'s or either of their affiliates' shares of EarthLink's equity securities;

    - form, join or in any way participate in a "group" as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934; or

    - request EarthLink or any of its representatives to amend or waive any of the above-mentioned provisions.

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    In addition, none of Sprint, Sprint L.P. or their affiliates may, directly or indirectly, sell, transfer or otherwise dispose of any of EarthLink's equity securities except under a registered underwritten public offering in accordance with the registration rights agreement among EarthLink, Sprint and Sprint L.P., in accordance with certain exemptions from registration under the Securities Act of 1933, and to any direct or indirect subsidiary of Sprint. Under no circumstances may Sprint, Sprint L.P. or any of their affiliates sell, transfer or otherwise dispose of any equity securities of EarthLink to any purchaser if, after giving effect to the sale, the purchaser would, to Sprint's knowledge, own, or have the right to acquire, 5% or more of the equity securities of EarthLink then outstanding. This restriction does not apply in cases where the purchaser would not reasonably be anticipated to be obligated by virtue of the purchase to file a Schedule 13D with the Securities and Exchange Commission under each of paragraphs (b) and (e) of Rule 13d-1 of the Securities Exchange Act of 1934.

    PURCHASES OF ADDITIONAL EQUITY SECURITIES; BUSINESS COMBINATIONS

    During the period from September 5, 2001 to September 5, 2003, Sprint will have the right to make an offer to purchase all, but not less than all, of EarthLink's outstanding equity securities at a per share price equal to the per share price determined by dividing the aggregate private market equity value that an unrelated third party would pay if it were to acquire all of EarthLink's outstanding equity securities, including those equity securities held by Sprint, Sprint L.P. and their affiliates, in an arm's length transaction, assuming that all credible buyers are given an equal opportunity by EarthLink to make a proposal to acquire directly or indirectly beneficial ownership of 20% or more of EarthLink's equity securities, the absence of any commercial relations between EarthLink and Sprint and its affiliates, and the absence of any ownership stake in EarthLink by Sprint, Sprint L.P. and their affiliates, by the total number of shares of EarthLink common stock outstanding on a fully diluted basis.

    This fair private market value is to be determined as follows: the respective boards of EarthLink and Sprint will negotiate the amount of the fair private market value to be paid under Sprint's offer. If the two parties are unable to agree on this amount, within 30 days after the submission of Sprint's offer to EarthLink's board of directors, the parties will agree to be bound to the valuation determined under the following formula: two appraisals will be made by recognized investment banks, one selected by each of Sprint and EarthLink; if the lower of the appraisals is more than 10% less than the higher, a third independent valuation will be made by an investment bank jointly selected by EarthLink and Sprint; otherwise, the fair private market value will be the average of the first two appraisals; and if the third independent valuation differs in either direction by more than 5% of the average of the values obtained by the initial appraisals, the fair private market value will be deemed to equal the average of the two closest valuations. If the third independent valuation differs from the average of the first two appraisals by less than 5%, then the third independent valuation will be the fair private market value.

    Sprint's offer may not be subject to any financing contingency, and will be reflected in a form of definitive agreement that Sprint is prepared to execute. The conditions to consummation of Sprint's offer and the representations and warranties incorporated within the offer will be reasonable and customary for transactions in which a similarly situated stockholder offers to purchase all of the equity securities not held by that stockholder or its affiliates.

    The EarthLink board will have a one-time right, exercisable within 14 days after receipt of Sprint's offer, to cause Sprint to postpone the making of that offer for nine months. If EarthLink exercises that right, Sprint is obligated to withdraw its offer for a period of nine months, but the period in which Sprint can make an offer will be extended until June 5, 2004, and EarthLink's exercise of its postponement right will not limit Sprint's right to respond to a "third-party offer" as explained below.

    When the fair private market value of EarthLink's outstanding equity securities is determined, Sprint generally will be obligated to extend an offer to buy all of EarthLink's outstanding equity

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securities, but, subject to various limitations, Sprint has a one-time right to rescind its offer. Sprint must exercise this right within 14 days after receipt of the determination of the fair private market value. If Sprint chooses to proceed with its offer, EarthLink's board of directors will support Sprint's offer by approving and recommending the offer to its stockholders and will cause EarthLink to take all steps reasonable and necessary to facilitate consummation of the offer, unless a third party offer determined by the EarthLink board of directors to be an offer for greater aggregate consideration than Sprint's offer is also outstanding. Once a third party offer is determined to be for greater aggregate consideration than the offer proposed by Sprint, Sprint will be released from its obligation to proceed with its offer, and likewise EarthLink will be released from its obligation to support and facilitate the consummation of Sprint's offer. If the third party is in the form of a tender offer, at the consummation of the tender offer, the offeror will have an option to purchase from Sprint, Sprint L.P. and any of their affiliates, at the tender offer price, the number of EarthLink equity securities equal to the quotient of the number of shares of outstanding EarthLink voting equity securities owned by parties other than Sprint, Sprint L.P. or their affiliates and tendered and accepted in the offer, divided by the number of shares of EarthLink voting equity securities owned by parties other than Sprint, Sprint L.P. or their affiliates, multiplied by the number of shares of EarthLink voting equity securities owned by Sprint, Sprint L.P. and their affiliates on the expiration date of the tender offer. In addition if the offer or a related matter must be approved by EarthLink's stockholders in order for it to be effectuated, Sprint, Sprint L.P. and their affiliates are obligated, subject to limited exceptions, to cast in favor of the offer and any related matters that number of votes as is equal to the number of EarthLink equity securities that they would be obligated to sell under the formula described above. Sprint, Sprint L.P. and their affiliates are not entitled to exercise dissenters' rights of appraisal for any business combination effected in connection with a third party offer described in this paragraph.

    THIRD-PARTY OFFERS

    EarthLink is obligated to provide Sprint with prompt written notice of its receipt of a bona fide written offer to effect a business combination from a third party. After receiving an offer from a third party, EarthLink's board must determine whether it intends to recommend the offer to the EarthLink stockholders or whether the offer is not in the best interests of its stockholders, in which event it does not intend to recommend the offer to its stockholders.

    For a period of ten days following EarthLink's giving Sprint notice of receipt of an offer received by a third party, EarthLink may not enter into a definitive agreement relating to that offer. During that time, Sprint has an option to make an offer with respect to either a third-party offer that the EarthLink board recommended to its stockholders or if the board of directors of Sprint reasonably determines that the conditions to the third-party offer are reasonably likely to be satisfied and that the third-party offer would ultimately be consummated, a third-party offer that the EarthLink board has not recommended to its stockholders. The offer must be made by Sprint, Sprint L.P. and any of their affiliates to acquire all of the equity securities of EarthLink not already owned by Sprint, Sprint L.P. and their affiliates at a per share price in excess of the equivalent per share price set forth in the offer from the third party. Sprint's offer must be in the form of a definitive agreement that Sprint, Sprint L.P. and any of their affiliates are prepared to execute, and the conditions to the consummation of the offer and the representations, warranties and covenants incorporated in the offer must be customary for transactions in which a similarly situated stockholder offers to purchase all of EarthLink's equity securities not held by that stockholder, and may not, in any event, be more cumbersome in any material respect than those warranties and representations included in the offer that EarthLink receives from a third party.

    EarthLink may not adopt any takeover defenses, enter into any agreement or take any other action in connection with a third-party offer recommended by the EarthLink board that would materially impair Sprint, Sprint LP. or any of their affiliates' ability to make and consummate their own offer or

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materially increase Sprint's, Sprint L.P.'s or any of their affiliates' cost of consummating an offer. However, EarthLink is permitted to enter into a definitive agreement with respect to an EarthLink board recommended third-party offer that provides for a termination fee that does not exceed 3% of the consideration to be received per share of common stock multiplied by the number of shares EarthLink's common stock outstanding on a fully diluted basis, less the number of shares beneficially owned by the offering party, plus customary fees and expenses. Nevertheless, the definitive agreement with respect to the recommended third-party offer must provide that the fees and expenses will not be payable if Sprint makes an offer complying with the requirements set forth in the preceding paragraph within 72 hours of the first public announcement of the recommended third-party offer.

    If Sprint has the option to make an offer and exercises its option more than five days before the date of an EarthLink stockholders' meeting held to consider a third-party offer, then EarthLink will, unless an offer that the EarthLink board determines to be for a greater aggregate consideration than Sprint's offer is then outstanding, support Sprint's offer by approving and recommending it to the EarthLink's stockholders and cause EarthLink to take all steps reasonable and necessary to facilitate consummation of Sprint's offer. If a third-party offer is made subsequent to Sprint's offer that is determined by EarthLink's board to be for greater aggregate consideration than Sprint's offer, EarthLink's obligations to support and facilitate Sprint's offer will terminate and EarthLink will be free to consider and act upon the third-party offer. Sprint is nonetheless entitled, at any time prior to the consummation of the third-party offer, to make another offer to purchase all of EarthLink's outstanding equity securities on a fully diluted basis, at a price per share in excess of the equivalent per share price set forth in the third-party offer.

    If a third-party offer for a business combination that is recommended by EarthLink's board of directors is undertaken in the form of a tender offer, at the consummation of the tender offer, the offeror will have an option to purchase from Sprint, Sprint L.P. or any of their affiliates, at the tender offer price, in the aggregate, the number of EarthLink equity securities equal to the quotient of the number of shares of EarthLink voting equity securities owned by parties other than Sprint, Sprint L.P. or their affiliates and tendered and accepted in the offer, divided by the number of shares of EarthLink voting equity securities owned by parties other than Sprint, Sprint L.P. or their affiliates, multiplied by the number of shares of EarthLink voting equity securities owned by Sprint, Sprint L.P. and their affiliates on the expiration date of the tender offer, less the number of EarthLink's equity securities that have already been tendered to the offeror by Sprint, Sprint L.P. and any of their affiliates. In addition, if a third-party offer recommended to the EarthLink stockholders by EarthLink's board or any related matters must be approved by EarthLink's stockholders in order for such offer to be effectuated, Sprint, Sprint L.P. and their respective affiliates are obligated, subject to limited exceptions, to cast in favor of such offer and any such related matter the number of votes as is equal to the number of EarthLink equity securities determined by the formula set forth in the preceding sentence. None of Sprint, Sprint L.P. or their affiliates are entitled to exercise dissenters' rights of appraisal with respect to any business combination effected in connection with a third-party offer that is recommended by EarthLink's board to EarthLink's stockholders.

    SOLICITATION OF OFFERS

    From June 5, 1998 until the earlier of September 5, 2000 or the termination of the governance agreement under its terms, EarthLink may not, directly or indirectly solicit or initiate, or encourage the submission of, any proposal for a tender or exchange offer, a merger, consolidation share exchange or other business combination or a proposal to acquire 20% or more of EarthLink's voting equity securities or a proposal to acquire assets of EarthLink for consideration equal to 20% of EarthLink's market capitalization as of the date of the proposal, nor may EarthLink participate in any discussions or negotiations regarding, or take any action that may reasonably be expected to lead to, any proposal for a tender or exchange offer, a merger, consolidation share exchange or other business combination

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or a proposal to acquire 20% or more of EarthLink's voting equity securities or a proposal to acquire assets of EarthLink for consideration equal to 20% of EarthLink's market capitalization as of the date of the proposal. However, to the extent required by the fiduciary obligations of the EarthLink board of directors, as determined in good faith by the EarthLink board based on the advice of outside counsel, EarthLink may furnish information in response to any unsolicited requests therefor and discuss the information. Following delivery to Sprint of notice of the proposal, EarthLink may participate in negotiations regarding the proposal and enter into an agreement relating to the proposal or take any other action ancillary to the entering into the Agreement.

    After September 5, 2000 and until the earlier of the September 5, 2001 or the termination of the governance agreement in accordance with its terms, EarthLink may not, directly or indirectly, take any of the actions identified in the forepart of the prior paragraph except through an investment banking firm EarthLink formally engages for that purpose; but, 30 days before engaging an investment banking firm, EarthLink must notify Sprint of its intention to engage an investment banking firm, and for so long as the investment banking firm remains engaged by EarthLink for that specific purpose, Sprint will be permitted to prepare and make an offer to purchase all of the outstanding EarthLink equity securities at a price determined by dividing the fair private market value of the shares, as determined by a valuation method set forth in the governance agreement, by the number of shares of EarthLink common stock outstanding on a fully dilated basis. Subject to the terms of Sprint's offer, and unless a third-party offer for better aggregate consideration is then outstanding, Sprint is entitled to pursue its offer for as long as necessary to permit it to be consummated. EarthLink is obligated to furnish Sprint with copies of all information provided by EarthLink to its investment banking firm, subject to Sprint entering into a customary confidentiality agreement with respect to that information.

    EarthLink's board of directors would be obligated under the governance agreement to:

    - promptly notify Sprint in writing of its receipt of a proposal for a tender or exchange offer, merger, consolidation share exchange or other business combination or a proposal to acquire 20% or more of EarthLink's voting equity securities or a proposal to acquire assets of EarthLink for consideration equal to 20% of EarthLink's market capitalization as of the date of the proposal;


    - promptly notify Sprint in writing of any inquiries or discussions that may reasonably be expected to lead to the proposal described in the preceding two paragraphs;



    - promptly notify Sprint in writing of EarthLink's execution of a confidentiality agreement with respect to the proposal described in the preceding two paragraphs;



    - promptly notify Sprint in writing of the furnishing of any confidential information in contemplation of the proposal described in the preceding two paragraphs, whether or not pursuant to a confidentiality agreement;


    - describe to Sprint the terms and conditions of any proposal described in the preceding two paragraphs in reasonable detail;

    - provide to Sprint copies of any definitive agreements with respect to any proposal described in the preceding two paragraphs and any confidentiality agreements with respect to the proposal; and

    - subject to Sprint's obligation to hold the information in strict confidence, make available to Sprint all information made available to the party making the proposal described in the preceding two paragraphs at the same time it is provided to the party.

    EarthLink generally is obligated under the governance agreement not to take any action or omit to take any action that would result in Sprint, Sprint L.P. or any of their affiliates being deemed an "acquiring person" or similar designation under any stockholders' rights plan, that would result in

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Sprint, Sprint L.P. or any of their affiliates being prejudiced under any applicable state takeover statute, including Section 203 of the Delaware General Corporation Law, or that would otherwise cause any takeover defense to materially impair or obstruct, or prevent, either legally or financially, the exercise by Sprint, Sprint L.P. or any of their affiliates of rights granted under article IV of the governance agreement, which governs Sprint's purchase of additional securities and Sprint's and EarthLink's rights relating to mergers, share exchanges and other extraordinary business combinations.

    STOCKHOLDERS' AGREEMENT; IRREVOCABLE PROXIES

    In order to provide for the enforcement of various aspects of the governance agreement, Sprint and the following EarthLink principal stockholders have entered into a stockholders' agreement: Sky Dayton, chairman of the EarthLink board of directors; Quantum Industrial Partners LDC; Reed Slatkin, a director of EarthLink; Kevin M. O'Donnell, a director of the EarthLink; Sidney Azeez, a director of EarthLink; and George Soros. Further, in order to provide for enforcement of the stockholders' agreement and the provisions of the governance agreement requiring Sprint, Sprint L.P. and their affiliates to vote their voting equity securities of EarthLink in accordance with the terms of the governance agreement, Sprint has provided EarthLink an irrevocable proxy.

    TERMINATION; SURVIVAL

    The governance agreement terminates upon the earliest to occur of the following events:

    - such time as Sprint's percentage interest in EarthLink's outstanding equity securities is greater than 90% or less than 10%, subject to adjustment for various dilutive events;

    - September 5, 2003;

    - the first date on which any person or "group" as defined in Rule 13d-5(b) of the Securities Exchange Act of 1934 is determined either to beneficially own or control more than 35% of EarthLink's outstanding equity securities by virtue of the acquisition of the securities pursuant to a third-party offer, if the rights granted and process contemplated by
      Article IV of the governance agreement have been observed and effected in accordance with the terms thereof, or to beneficially own or control 50% or more of EarthLink's outstanding voting equity securities;

    - upon the termination of EarthLink's marketing and distribution agreement with Sprint in various circumstances; or

    - upon the exercise of demand or incidental registration rights by any "holder" of "Registrable Securities" under the registration rights agreement entered into among EarthLink, Sprint and Sprint L.P.

    Even if the governance agreement terminates upon the occurrence of one of the events listed above, Sprint will still be subject to the standstill provisions described above until June 5, 2004 and thereafter for so long as Sprint's combined equity stake in EarthLink exceeds 10% of EarthLink's fully diluted outstanding stock. Sprint will maintain the governance and anti-dilution rights described above under "Corporate Governance and Election of Directors" and "Equity Purchases from EarthLink; Subscription Rights" following the termination of the governance agreement. Further, if the governance agreement terminates, the standstill provisions and various other provisions, including the definitions section, will remain valid until Sprint's percentage interest in EarthLink's outstanding equity securities falls below 10%, but, during any period in which the standstill provisions survive, Sprint and its affiliates may directly approach EarthLink's board in order to make an offer to effect a business combination.

    WWW HOLDINGS TO BE BOUND BY THE GOVERNANCE AGREEMENT

    Upon the consummation of the Merger of EarthLink into WWW Holdings, WWW Holdings will be bound by the provisions of the governance agreement. If the proposed purchase of Sprint by MCI WorldCom Inc. is consummated, MCI WorldCom will succeed to Sprint's rights and obligations under the governance agreement.

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              TERMS AND CONDITIONS OF THE REORGANIZATION AGREEMENT

    Although this section describes the material provisions of the reorganization agreement, it does not purport to describe all of its provisions. A copy of the reorganization agreement is attached to this joint proxy statement/prospectus as ANNEX A, and is incorporated in this document by reference. All stockholders are urged to read the entire reorganization agreement carefully.

    STRUCTURE. As part of the reorganization, EarthLink will be merged into WWW Holdings, and, immediately thereafter, MindSpring will be merged into WWW Holdings, with WWW Holdings being the surviving corporation of both mergers. As a result, EarthLink and MindSpring will cease to exist.

    NAME. As a result of the merger of EarthLink and MindSpring into WWW Holdings, WWW Holdings will be re-named "EarthLink, Inc."

    SHARE CONVERSION. Under the terms of the reorganization agreement, each stockholder of EarthLink will receive 1.615 shares of WWW Holdings common stock in exchange for each share of EarthLink common stock held, 1.615 shares of WWW Holdings series A convertible preferred stock for each share of EarthLink series A convertible preferred stock held, 1.615 shares of WWW Holdings series B convertible preferred stock for each share of EarthLink series B convertible preferred stock held and 1.615 shares of WWW Holdings series C convertible preferred stock for each share of EarthLink series C convertible preferred stock held. Each MindSpring stockholder will receive one share of WWW Holdings common stock for each share of MindSpring common stock held. Cash will be paid instead of issuing any fraction of a share of WWW Holdings common stock.

    STOCK OPTIONS. Each outstanding option to purchase EarthLink common stock as of the effective time of the mergers will become an option to acquire a number of shares of WWW Holdings common stock equal to the number of shares purchasable under the EarthLink option multiplied by 1.615 at a per share price equal to the exercise price under the EarthLink option divided by 1.615. Each outstanding option to purchase MindSpring common stock as of the effective time of the mergers will become an option to acquire a number of shares of WWW Holdings common stock equal to the number of shares purchasable under the MindSpring option at a per share price equal to the exercise price under the MindSpring option. Upon the exercise of any converted option, cash will be paid instead of issuing any fraction of a share of WWW Holdings common stock.

REPRESENTATIONS AND WARRANTIES

    In the reorganization agreement, EarthLink and MindSpring make customary representations and warranties to each other relating to, among other things:

    - corporate authority related to the reorganization agreement;

    - government approvals and required consents;

    - lack of conflicts with existing agreements;

    - capitalization

    - documents and other reports that have been or will be filed with the Securities and Exchange Commission;

    - financial statements;

    - absence of undisclosed liabilities;

    - the absence of material changes and events;

    - legal actions and proceedings;

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    - taxes;

    - employee benefit plan matters;

    - compliance with laws;

    - title to properties;

    - intellectual property;

    - environmental matters;

    - fairness opinions;

    - required vote;

    - board approval;

    - the applicability of state takeover statutes relating to the reorganization;

    - pooling matters;

    - agreements that impose restrictions on the parties; and

    - year 2000 compliance matters.

COVENANTS

    INTERIM OPERATIONS OF EARTHLINK. From the date of signing the reorganization agreement and until the effective time of the reorganization, EarthLink and its subsidiaries are required to conduct their businesses in the ordinary course consistent with past practice, to use commercially reasonable efforts to preserve their current business organizations intact, to maintain in effect all licenses, approvals and other obligations and to preserve their relationships with customers, suppliers and others with whom they do business. In addition, EarthLink and its subsidiaries may not, subject to limited exceptions, take some other actions during this period, including the following:

    - amend their certificates of incorporation or bylaws;

    - split, combine or reclassify any of their capital stock;

    - declare, set aside or pay any dividends;

    - purchase, redeem or otherwise acquire any shares of EarthLink's capital stock;


    - issue, deliver or sell any shares of EarthLink's capital stock or options, warrants or other rights to acquire any capital stock other than the options to purchase up to an aggregate of 500,000 shares of EarthLink's common stock, plus an additional number equal to the number of shares underlying options forfeited prior to closing by EarthLink employees, under EarthLink's option plans, and upon exercise of employee stock options and EarthLink common stock upon conversion of EarthLink's series A, series B, and series C convertible preferred stock or pursuant to EarthLink's agreements with Sprint and Apple;


    - incur any capital expenditures except for those contemplated by the capital expenditure budget prepared by EarthLink and delivered to MindSpring or those incurred in the ordinary course of business;

    - acquire any assets or equity interests with a fair market value of more than $5,000,000, excluding amounts contemplated by the capital expenditure budget prepared by EarthLink and delivered to MindSpring;

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    - sell, lease or encumber assets except in the ordinary course of business or assets no longer in use;

    - incur or generate any debt or issue any debt securities except in the ordinary course of business consistent with past practices;

    - enter into any agreement or arrangement that restricts or limits EarthLink or its subsidiaries from engaging or competing in any line of business or in any location;

    - amend, modify or terminate any material agreement except in the ordinary course of business;

    - except in the ordinary course of business or as may be required by law or any existing agreement, increase the amount of compensation of any director or executive officer or increase any employee benefits, grant any severance pay to any director officer or employee of EarthLink or adopt or amend any benefit plan;

    - except as may be required as a result of a change in law or in generally accepted accounting principles, change any of EarthLink's accounting methods;


    - make any material tax election or settle any material income tax liability other than in the ordinary course of business consistent with past practices; or


    - settle any litigation or investigation material to the business of EarthLink other than the discharge of various liabilities in the ordinary course of business.

    INTERIM OPERATIONS OF MINDSPRING. From the date of signing the reorganization agreement and until the effective time of the reorganization, MindSpring and its subsidiaries are required to conduct their businesses in the ordinary course consistent with past practices, to use commercially reasonable efforts to preserve their current business organizations intact, to maintain in effect all licenses, approvals and other obligations and to preserve their relationships with customers, suppliers and others with whom they do business. In addition, MindSpring and its subsidiaries may not, subject to limited exceptions, take various other actions during this period, including the following:

    - amend their certificates of incorporation or bylaws;

    - split, combine or reclassify any of their capital stock;

    - declare, set aside or pay any dividends;

    - purchase, redeem or otherwise acquire any shares of MindSpring's capital stock;

    - issue, deliver or sell any shares of MindSpring's capital stock or options, warrants or other rights to acquire any capital stock other than the options to purchase up to an aggregate of 500,000 shares of MindSpring's common stock, plus an additional number equal to the number of shares underlying options forfeited prior to closing by MindSpring employees, under MindSpring's option plans and upon exercise of employee stock options and MindSpring common stock upon the conversion of MindSpring's 5% Convertible Subordinated Notes due 2006;

    - incur any capital expenditures except for those contemplated by the capital expenditure budget prepared by MindSpring and delivered to EarthLink or those incurred in the ordinary course of business;

    - acquire any assets or equity interests with a fair market value of more than $5,000,000 excluding amounts contemplated by the capital expenditure budget prepared by MindSpring and delivered to EarthLink;

    - sell, lease or encumber assets except in the ordinary course of business or assets no longer in use;

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
    - incur or generate any debt or issue any debt securities except in the ordinary course of business consistent with past practices;

    - enter into any agreement or arrangement that restricts or limits MindSpring or its subsidiaries from engaging or competing in any line of business or in any location;

    - amend, modify or terminate any material agreement except in the ordinary course of business;

    - except in the ordinary course of business or as may be required by law or any existing agreement, increase the amount of compensation of any director or executive officer or increase any employee benefits, grant any severance pay to any director officer or employee of MindSpring or adopt or amend any benefit plan;

    - except as may be required as a result of a change in law or in generally accepted accounting principles, change any of MindSpring's accounting methods;

    - make any material tax election or settle any material income tax liability other than in the ordinary course of business consistent with past practices; or

    - settle any litigation or investigation material to the business of MindSpring other than the discharge of various liabilities in the ordinary course of business.

    NO SOLICITATION. Neither EarthLink nor MindSpring may directly or indirectly solicit, initiate, institute, pursue or knowingly facilitate submission of an offer to, or participate in discussions or negotiations of agreements relating to, any merger, consolidation, share exchange, business combination, tender offer, exchange offer or similar transaction involving, or any purchase of 10% or more of the assets or any class of securities of, EarthLink or MindSpring, as the case may be.

    Notwithstanding the preceding paragraph, the boards of directors of each of EarthLink and MindSpring may comply with the securities laws in connection with an acquisition proposal. The EarthLink and MindSpring boards also may furnish information or enter into negotiations regarding an unsolicited proposal if the following conditions are met:

    - the board of directors determines in good faith, taking into account the advice of outside counsel, that furnishing information or entering into negotiations is reasonably likely to be required for the board of directors to comply with its fiduciary duties to its stockholders;

    - the party receiving the proposal notifies the other party of the proposal, the identity of the person making the proposal and the party's intention to provide information or commence discussions and the party receiving the proposal keeps the other party informed of the status of the discussions; and

    - the party receiving the proposal enters into a confidentiality agreement with the person making the proposal that is on no more favorable terms than the confidentiality agreement between EarthLink and MindSpring.

    WITHDRAWAL OF RECOMMENDATION; COUNTER-PROPOSAL. Under the circumstances described below, the board of directors of either EarthLink or MindSpring may withdraw its recommendation of the reorganization agreement and recommend a superior proposal. For purposes of the reorganization agreement, a superior proposal is a proposal:

    - that has no financing contingency;

    - that is for more than 75% of the aggregate voting power of the outstanding equity securities of the party receiving the proposal;

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
    - that the board of directors of the party receiving the proposal believes in good faith:

        to be superior, from a financial point of view, to the proposal contained in the reorganization agreement, taking into account the advice of the party's outside financial advisors; and

        to be more favorable generally to the party's stockholders, taking into account all relevant factors, including legal, financial, regulatory and other aspects of the proposals and the conditions, prospects and time required for completion; and

    - that the board of directors has determined in good faith, taking into account the advice of outside legal counsel, that it is reasonably likely to be required to recommend the proposal in order to comply with its fiduciary duties to its stockholders.

The board of directors of either party may withdraw its recommendation of the reorganization agreement and recommend a superior proposal:

    - if the board gives the other party at least four business days' written notice of its intention to withdraw its recommendation; and

    - if the board of directors determines in good faith, taking into account the advice of its outside financial advisors, that any counter-proposal delivered by the other party during this four day period is not at least as favorable to the party's stockholders as the superior proposal, taking into account all relevant factors.

    MUTUAL COVENANTS. The reorganization agreement also contains other agreements relating to the conduct of the parties prior to the effective time, including those requiring the parties:

    - to prepare the WWW Holdings registration statement and this joint proxy statement/prospectus and to cause WWW Holdings to take any required action under state securities laws in connection with the issuance of WWW Holdings common stock in the reorganization;

    - to cooperate to make any required governmental filing and to obtain all required third-party consents;

    - to cooperate to set a mutually acceptable date for the special meetings;

    - to use their reasonable best efforts to cause the WWW Holdings common stock to be issued in the mergers to be approved for listing on The Nasdaq National Market with the ticker symbol "ELNK"; and

    - to consult with one another before issuing a press release or making any public statement regarding the reorganization agreement, except as required by applicable law or any listing agreement with any national securities exchange association.

    Each of EarthLink and MindSpring has agreed to provide the other with access to its offices and information subject to EarthLink's and MindSpring's obligations of confidentiality undertaken in connection with the reorganization agreement.

    Each of the parties has agreed to notify the other party of:

    - any communication from a governmental entity with respect to the transactions contemplated by the reorganization agreement; and

    - any actions, suits or investigations commenced or, to the knowledge of the party threatened, against the party.


    Each party has agreed that it will use it best efforts to cause the reorganization to receive tax-free treatment, other than the taxes resulting from the payment of cash instead of issuing fractional shares, as described in this joint proxy statement/prospectus in the section entitled "Material Federal Income


                                       73
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Tax Considerations" beginning on page 55, and to qualify for "pooling of interests" accounting treatment, as described in the section entitled "Accounting for the Reorganization under the Pooling of Interests Method" beginning on page 55.


    CONFIDENTIALITY. Each party has agreed that it will hold, and will cause its representatives to hold, in confidence, all information received in connection with the transactions contemplated by the reorganization agreement. The parties will not be subject to this obligation with respect to any information:

    - that is or becomes generally available to the public other than as a result of a disclosure of the party receiving the information in connection with the reorganization agreement;

    - that was previously available to the party receiving the information on a non-confidential basis; or

    - that becomes available to the party on a non-confidential basis from an outside source that is not known to the party receiving the information to be contractually or legally prohibited from disclosing the information.

    If the reorganization agreement is terminated, each party will use its best efforts to cause the documents and other materials subject to the confidentiality obligations to be destroyed or returned.

    STANDSTILL. Each of EarthLink and MindSpring has agreed that for two years following any termination of the reorganization agreement it will not and it will cause its affiliates not to:

    - except pursuant to the stock option agreements entered into with one another, acquire or seek to acquire, directly or indirectly, beneficial ownership of any assets or more than 5% of any class of securities of the other party or its affiliates, or any rights or options to acquire any assets or more than 5% of any class of securities of the other party or its affiliates;

    - make or participate in any solicitation of proxies relating to the voting securities of the other party or seek to encourage or influence any person with respect to the voting of any voting securities of the other party;

    - call for, or participate in a call for, a stockholders' meeting of the other party;

    - form or participate in a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 with respect to the voting securities of the other party;

    - participate in any way in any tender offer, exchange offer, merger or other business combination involving the other party; or

    - act alone or in concert to control or influence the other party or the management, board of directors, policies or affairs of the other party.

This agreement does not apply to a party if:

    - the other party does not pay any portion of any termination fee it may owe;

    - the party terminates the reorganization agreement because of the willful breach of the reorganization agreement by the other party; or

    - under some specific circumstances, the other party pursues another acquisition proposal.

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CONDITIONS TO THE REORGANIZATION

    Completion of the mergers of EarthLink and MindSpring into WWW Holdings is subject to conditions set forth in the reorganization agreement, including:

    - approval of the reorganization agreement by the stockholders of EarthLink and MindSpring, as required by law;

    - effectiveness of the registration statement of which this document is a part and obtaining all necessary state securities and blue sky authorizations;

    - approval for listing of the WWW Holdings common stock to be issued pursuant to the reorganization agreement on The Nasdaq National Market;

    - expiration or termination of any applicable waiting period under the federal anti-trust laws relating to each of the mergers of EarthLink and MindSpring into WWW Holdings;

    - absence of any order, injunction or decree from any governmental entity relating to the mergers; and

    - receipt by each of EarthLink and MindSpring from their respective accountants of a letter concurring with the conclusions of their clients' management that no condition exists that would preclude WWW Holdings from accounting for the mergers of EarthLink and MindSpring into WWW Holdings as a "pooling of interests" in conformity with generally acceptable accounting principles.

    The obligations of EarthLink on one hand, and MindSpring on the other, to consummate the mergers of EarthLink and MindSpring into WWW Holdings are also subject to the fulfillment, on or before the effective time of the mergers, of the following additional conditions, unless waived in writing:


    - the performance by the other party in all material respects of all obligations required to be performed by it;


    - the representations and warranties of the other party being true in all material respects;

    - the receipt of an opinion from its counsel to the effect that the merger of EarthLink into WWW Holdings or the merger of MindSpring into WWW Holdings, as the case may be, will qualify as a tax free reorganization within the meaning of federal income tax laws; and

    - the receipt or making of all necessary consents, approvals, actions, registrations and filings.

    It is a further condition to EarthLink's obligations that at the effective time of the mergers of EarthLink and MindSpring into WWW Holdings, the former stockholders of MindSpring collectively own less than 50% of the outstanding equity securities of WWW Holdings.

TERMINATION

    The reorganization agreement may be terminated at any time, before or after the approval of the reorganization agreement by EarthLink's or MindSpring's stockholders, by the mutual agreement of EarthLink and MindSpring.

    The boards of directors of EarthLink and MindSpring may terminate the reorganization agreement if:

    - the mergers of EarthLink and MindSpring into WWW Holdings are not completed by March 31, 2000, unless the party seeking to terminate the reorganization agreement caused the failure to consummate the reorganization through its breach of the terms of the reorganization agreement;

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    - a law or regulation makes consummation of the mergers illegal;

    - a governmental entity with competent jurisdiction issues a judgment, injunction or order enjoining consummation of the mergers that is final and non-appealable and the parties have used their reasonable best efforts to resist or lift the judgment, injunction or order;

    - the holders of the EarthLink common stock fail to adopt the reorganization agreement; or

    - the holders of the MindSpring common stock fail to adopt the reorganization agreement.

    EarthLink may terminate the reorganization agreement if:

    - MindSpring's board of directors amends or withdraws its recommendation to its stockholders for adoption of the reorganization agreement;

    - MindSpring's board of directors recommends another proposal to its stockholders;

    - MindSpring or one of its affiliates willfully and materially breaches its obligations with respect to alternate acquisition proposals;


    - MindSpring breaches any representation, warranty or covenant that will cause a condition to closing not to be satisfied before March 31, 2000; or


    - EarthLink's board of directors withdraws its recommendation to its stockholders for approval of the reorganization agreement to pursue a superior proposal for EarthLink.

    MindSpring may terminate the reorganization agreement if:

    - EarthLink's board of directors amends or withdraws its recommendation to its stockholders for approval of the reorganization agreement;

    - EarthLink's board of directors recommends another proposal to its stockholders;

    - EarthLink or one of its affiliates willfully and materially breaches its obligations with respect to alternate acquisition proposals;


    - EarthLink breaches any representation, warranty or covenant that will cause a condition to closing not to be satisfied before March 31, 2000; or


    - MindSpring's board of directors withdraws its recommendation to its stockholders for approval of the reorganization agreement to pursue a superior proposal for MindSpring.

COSTS AND FEES IN CONNECTION WITH THE REORGANIZATION AGREEMENT; TERMINATION FEES

    Except as described below, all fees and expenses incurred in connection with the reorganization agreement will be paid by the party incurring such fees and expenses.

PAYMENT OF TERMINATION FEE BY EARTHLINK

    EarthLink will pay MindSpring a termination fee of $70,000,000 if:

    - MindSpring terminates the reorganization agreement because the mergers of EarthLink and MindSpring into WWW Holdings are not consummated by March 31, 2000 or the EarthLink stockholders fail to adopt the reorganization agreement; AND

    - within nine months of the termination of the reorganization agreement, EarthLink enters into an agreement with respect to an alternate acquisition proposal and EarthLink received an acquisition proposal for EarthLink prior to the termination; or

    - EarthLink terminates the reorganization agreement to pursue a superior proposal for EarthLink.

PAYMENT OF TERMINATION FEE BY MINDSPRING

    MindSpring will pay EarthLink a termination fee of $70,000,000 if:

    - EarthLink terminates the reorganization agreement because the mergers of EarthLink and MindSpring into WWW Holdings are not consummated by March 31, 2000, or the MindSpring stockholders fail to adopt the reorganization agreement; AND

    - within nine months of the termination of the reorganization agreement, MindSpring enters into an agreement with respect to an alternate acquisition proposal and MindSpring received an acquisition proposal for MindSpring prior to the termination; or

    - MindSpring terminates the reorganization agreement to pursue a superior proposal for MindSpring.

AMENDMENT; NO WAIVER

    Any provision of the reorganization agreement may be amended or waived, in writing, prior to the effective time of the mergers of EarthLink and MindSpring into WWW Holdings. Following the approval of the reorganization agreement by the stockholders of EarthLink, no amendment or waiver will be made that by applicable law would require the further approval of the stockholders of EarthLink without obtaining the approval from the stockholders of EarthLink. Following the approval of the reorganization agreement by the stockholders of MindSpring, no amendment or waiver will be made that by applicable law would require the further approval of the stockholders of MindSpring without obtaining the approval from the stockholders of MindSpring. No failure or delay of any party to exercise a right or privilege under the reorganization agreement operates as a waiver of that right or privilege.


    On January 4, 2000, EarthLink and MindSpring amended the reorganization agreement to permit EarthLink to consummate the strategic alliance with Apple.

                                  WWW HOLDINGS
                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements present the effect of the proposed reorganization of EarthLink and MindSpring, accounted for as a pooling of interests, and the January 5, 2000 investment by Apple Computer of $200 million in EarthLink. The EarthLink and MindSpring unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of each company and the related notes, which are incorporated by reference into this presentation. The unaudited pro forma condensed combined balance sheet presents the combined financial position of EarthLink and MindSpring as of September 30, 1999, assuming that the proposed reorganization had occurred as of that date. In addition, the unaudited pro forma condensed combined balance sheet reflects the $200 million investment of Apple Computer, Inc. in EarthLink's series C convertible preferred stock. The unaudited pro forma condensed combined statements of operations give effect to the proposed reorganization by combining the results of operations of EarthLink for the nine months ended September 30, 1999 and September 30, 1998 and for each of the three years ended December 31, 1998, with the results of operations of MindSpring for the same periods, on a pooling of interests basis assuming the reorganization had occurred on January 1, 1996. In addition, the unaudited pro forma condensed combined statements of operations reflect acquisitions completed by EarthLink and MindSpring during 1999 and 1998 as if the acquisitions had been completed on January 1, 1998. Such information is included herein.

    On June 5, 1998, EarthLink acquired the Sprint Internet Passport business of Sprint Corporation in a transaction accounted for as a purchase. The unaudited pro forma condensed combined statement of operations for the year ended
December 31, 1998 is based upon Sprint Internet Passport's historical results of operations and combines the results of operations as if the transaction with Sprint had been completed on January 1, 1998.

    On October 15, 1998, MindSpring acquired from America Online various assets used in connection with the consumer dial-up Internet access business of Spry, Inc. On February 17, 1999, MindSpring acquired some of the tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication Services, Inc. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 reflect these acquisitions by MindSpring as if they had been completed on January 1, 1998 and for the year ended December 31, 1997 as if the Spry, Inc. transaction had been completed on January 1, 1997.

    On January 4, 2000, Apple agreed to make a $200 million investment in EarthLink's series C convertible preferred stock.

    The unaudited pro forma condensed combined financial statements are based on the estimates and assumptions set forth in the notes to the financial statements, which are preliminary and have been made solely for purposes of developing the pro forma information. The unaudited pro forma condensed combined financial statements are not necessarily an indication of the results that would have been achieved had the transactions been consummated as of the dates indicated, or that may be achieved in the future, or the results that would have been realized had the entities been a single entity during these periods. These unaudited pro forma condensed combined financial statements should be read together with the audited historical consolidated financial statements and the related notes of each of EarthLink, MindSpring, Sprint Internet Passport, Spry and NETCOM and other financial information pertaining to EarthLink and MindSpring including under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" included in the Securities and Exchange Commission filings of each of EarthLink and MindSpring, which are included herein.

                               WWW HOLDINGS, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                                WWW
                                                                             HOLDINGS
                                                                             PRO FORMA        PRO FORMA
                                           EARTHLINK (1)   MINDSPRING (2)   ADJUSTMENTS        COMBINED
                                           -------------   --------------   -----------       ----------
                                                                  (IN THOUSANDS)
CURRENT ASSETS:
  Cash and cash equivalents..............    $338,315         $386,833        $200,000 (7)    $  925,148
  Accounts receivable, net...............      10,385            5,179                            15,564
  Deferred income taxes..................          --            6,452          (6,452)(6)            --
  Prepaid and other current assets.......      12,745            5,221                            17,966
                                             --------         --------        --------        ----------
    Total current assets.................     361,445          403,685         193,548           958,678
Property and equipment, net..............      52,139           78,562                           130,701
Intangibles, net.........................      26,933          212,441                           239,374
Deferred income taxes....................                       17,207         (17,207)(6)            --
Other long-term assets...................       2,995            7,648                            10,643
                                             --------         --------        --------        ----------
                                             $443,512         $719,543        $176,341        $1,339,396
                                             ========         ========        ========        ==========
CURRENT LIABILITIES:
  Trade accounts payable.................    $ 22,299         $  3,361                        $   25,660
  Other accounts payable and accrued
    liabilities..........................      32,964           42,432        $ 20,500 (3)        95,896
  Current portion of capital lease
    obligations..........................       9,337            2,608                            11,945
  Deferred revenue.......................      13,826           10,710                            24,536
                                             --------         --------        --------        ----------
    Total current liabilities............      78,426           59,111          20,500           158,037
LONG-TERM LIABILITIES:
  Convertible debt.......................          --          179,975                           179,975
  Long-term portion of capital lease
    obligations..........................       9,201              526                             9,727
                                             --------         --------        --------        ----------
    Total long-term liabilities..........       9,201          180,501              --           189,702
                                             --------         --------        --------        ----------
      Total liabilities..................      87,627          239,612          20,500           347,739
STOCKHOLDERS' EQUITY:
  Preferred stock........................          47               --              29 (4)            76
  Common stock...........................         326              635             198 (5)         1,159
  Additional paid-in capital.............     577,202          503,700            (198)(5)     1,280,675
                                                                               200,000 (7)
                                                                                   (29)(4)
  Warrants to purchase common stock......         597               --                               597
  Accumulated deficit....................    (222,287)         (24,404)        (20,500)(3)      (290,850)
                                                                               (23,659)(6)
                                             --------         --------        --------        ----------
    Total stockholders' equity...........     355,885          479,931         155,841           991,657
                                             --------         --------        --------        ----------
                                             $443,512         $719,543        $176,341        $1,339,396
                                             ========         ========        ========        ==========

                               WWW HOLDINGS, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

NOTES TO WWW HOLDINGS, INC. PRO FORMA CONDENSED COMBINED BALANCE SHEET

1.  This column represents the historical financial position of EarthLink.

2.  This column represents the historical financial position of MindSpring.

3. This adjustment records the accrual of estimated costs resulting from the proposed reorganization. It is anticipated that EarthLink and MindSpring will incur charges to operations related to the proposed reorganization, which are currently estimated to be $20.5 million, principally in the quarter in which the proposed reorganization is consummated. These charges include direct transaction costs including estimated investment banking fees, financial advisory fees and fees for other professional services. These estimated charges are reflected in the unaudited pro forma condensed combined balance sheet data, but are not reflected in the unaudited pro forma condensed combined statement of operations data. These charges are a preliminary estimate only and are subject to change.

4. Pursuant to the terms of the reorganization agreement, each share of EarthLink series A convertible preferred stock, each share of EarthLink series B convertible preferred stock and each share of EarthLink series C convertible preferred stock will be exchanged for 1.615 shares of newly created WWW Holdings series A convertible preferred stock, 1.615 shares of newly created WWW Holdings series B convertible preferred stock, and 1.615 shares of newly created WWW Holdings series C convertible preferred stock having terms substantially similar to the EarthLink series A convertible preferred stock, the EarthLink series B convertible preferred stock and the EarthLink series C convertible preferred stock, as the case may be. This adjustment reflects the increase in the aggregate par value of WWW Holdings' preferred stock due to the exchange ratio for EarthLink's preferred stock.

5. Pursuant to the terms of the reorganization agreement, each share of EarthLink common stock will be exchanged for 1.615 shares of WWW Holdings common stock. This adjustment reflects the increase in the aggregate par value of WWW Holdings' common stock due to the exchange ratio for EarthLink's common stock.

6. In 1998 MindSpring's management reviewed its net deferred tax asset, consisting primarily of net operating loss carryforwards, and based on the net income generated in 1998, as well as the projections of future income, determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, MindSpring reversed its valuation allowance in 1998. In the course of the reorganization discussions, management of MindSpring and EarthLink reviewed the combined deferred tax assets and concluded that sufficient uncertainty now exists regarding realizability of the net deferred tax asset. Accordingly, this adjustment gives the effect to the reestablishment of a valuation allowance on the MindSpring net deferred tax assets for pro forma purposes.

7. This adjustment reflects Apple's $200 million investment in EarthLink's series C convertible preferred stock.

                               WWW HOLDINGS, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                                    WWW
                                                                                 HOLDINGS
                                                                MINDSPRING       PRO FORMA    PRO FORMA
                                              EARTHLINK (3)   AS ADJUSTED (2)   ADJUSTMENTS   COMBINED
                                              -------------   ---------------   -----------   ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues..............................    $235,818         $254,325                     $ 490,143
Operating costs and expenses:
  Cost of revenues..........................      89,614           86,552                       176,166
  Selling, general and administrative and
    member support..........................     167,864          133,887                       301,751
  Depreciation..............................      15,117           27,493                        42,610
  Amortization and transaction expenses.....      53,019           60,345                       113,364
                                                --------         --------                     ---------
                                                 325,614          308,277                       633,891
                                                --------         --------                     ---------
  Loss from operations......................     (89,796)         (53,952)                     (143,748)
Interest income, net........................      11,641            3,914                        15,555
                                                --------         --------                     ---------
  Loss before taxes.........................     (78,155)         (50,038)                     (128,193)
Income tax benefit..........................          --           13,565                        13,565
                                                --------         --------                     ---------
  Net loss..................................     (78,155)         (36,473)                     (114,628)
Deductions for accretion dividends..........     (10,677)                                       (10,677)
                                                --------         --------                     ---------
  Net loss attributable to common
    stockholders............................    $(88,832)        $(36,473)                    $(125,305)
                                                ========         ========                     =========
Basic and diluted loss per share............    $  (2.78)        $  (0.55)                    $   (1.07)
                                                ========         ========                     =========
Shares used for computing net loss per
  share--basic and diluted..................      31,925           65,877           19,634(5)   117,436
                                                ========         ========         ========    =========

                               WWW HOLDINGS, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                  (UNAUDITED)

                                                                                        WWW
                                                                                     HOLDINGS
                                            EARTHLINK            MINDSPRING          PRO FORMA       PRO FORMA
                                         AS ADJUSTED (1)       AS ADJUSTED (2)      ADJUSTMENTS      COMBINED
                                         ----------------      ---------------      -----------      ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.........................      $128,762             $216,660                           $ 345,422
Operating costs and expenses:
  Cost of revenues.....................        65,530               85,509                             151,039
  Selling, general and administrative
    and member support.................        76,776              127,377                             204,153
  Depreciation.........................         9,832               28,834                              38,666
  Amortization and transaction
    expenses...........................        36,160               68,023                             104,183
                                             --------             --------                           ---------
                                              188,298              309,743                             498,041
                                             --------             --------                           ---------
  Loss from operations.................       (59,536)             (93,083)                           (152,619)
Interest income, net...................           907                2,132                               3,039
                                             --------             --------                           ---------
  Loss before taxes....................       (58,629)             (90,951)                           (149,580)
Income tax provision...................            --                 (212)                               (212)
                                             --------             --------                           ---------
  Net loss.............................       (58,629)             (91,163)                           (149,792)
Deductions for accretion dividends.....        (8,946)                                                  (8,946)
                                             --------             --------                           ---------
  Net loss attributable to common
    stockholders.......................      $(67,575)            $(91,163)                          $(158,738)
                                             ========             ========                           =========
Basic and diluted loss per share.......      $  (2.67)            $  (1.70)                          $   (1.68)
                                             ========             ========                           =========
Shares used for computing net loss per
  share--basic and diluted.............        25,292               53,749              15,555 (5)      94,596
                                             ========             ========            ========       =========

                               WWW HOLDINGS, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                                                                    WWW
                                                                                 HOLDINGS
                                               EARTHLINK        MINDSPRING       PRO FORMA      PRO FORMA
                                            AS ADJUSTED (1)   AS ADJUSTED (2)   ADJUSTMENTS     COMBINED
                                            ---------------   ---------------   -----------     ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues............................     $ 187,063         $ 294,917                      $ 481,980
Operating costs and expenses:
  Cost of revenues........................        88,348           114,271                        202,619
  Selling, general and administrative and
    member support........................       115,993           174,208                        290,201
  Depreciation............................        12,508            44,081                         56,589
  Amortization and transaction expenses...        70,693            89,570                        160,263
                                               ---------         ---------                      ---------
                                                 287,542           422,130                        709,672
                                               ---------         ---------                      ---------
Loss from operations......................      (100,479)         (127,213)                      (227,692)
Interest income (expense), net............         2,457             4,607                          7,064
                                               ---------         ---------                      ---------
  Loss before taxes.......................       (98,022)         (122,606)                      (220,628)
Income tax benefit........................            --             1,544                          1,544
                                               ---------         ---------                      ---------
  Net loss................................       (98,022)         (121,062)                      (219,084)
Deductions for accretion dividend.........       (13,126)               --                        (13,126)
                                               ---------         ---------                      ---------
  Net loss attributable to common
    stockholders..........................     $(111,148)        $(121,062)                     $(232,210)
                                               =========         =========                      =========
Basic and diluted loss per share..........     $   (4.25)        $   (2.13)                     $   (2.35)
                                               =========         =========                      =========
Shares used for computing net loss per
  share--basic and diluted................        26,157            56,772          16,087 (5)     99,016
                                               =========         =========       =========      =========

                               WWW HOLDINGS, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                                                                     WWW
                                                                                  HOLDINGS
                                                                 MINDSPRING       PRO FORMA      PRO FORMA
                                              EARTHLINK (3)    AS ADJUSTED (2)   ADJUSTMENTS     COMBINED
                                              --------------   ---------------   -----------     ---------
                                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues..............................     $ 80,888         $102,747                       $183,635
Operating costs and expenses:
  Cost of revenues..........................       33,309           46,512                         79,821
  Selling, general and administrative and
    member support..........................       67,502           60,063                        127,565
  Depreciation..............................        8,531           19,783                         28,314
                                                 --------         --------                       --------
                                                  109,342          126,358                        235,700
                                                 --------         --------                       --------
Loss from operations........................      (28,454)         (23,611)                       (52,065)
Interest income (expense), net..............       (1,462)            (346)                        (1,808)
                                                 --------         --------                       --------
  Net loss..................................     $(29,916)        $(23,957)                      $(53,873)
                                                 ========         ========                       ========
Basic and diluted loss per share............     $  (1.50)        $  (0.47)                      $  (0.65)
                                                 ========         ========                       ========
Shares used for computing net loss per
  share--basic and diluted..................       20,002           51,084           12,301 (5)    83,387
                                                 ========         ========        =========      ========

                               WWW HOLDINGS, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                                     WWW
                                                                                  HOLDINGS
                                                                                  PRO FORMA    PRO FORMA
                                              EARTHLINK (3)    MINDSPRING (4)    ADJUSTMENTS   COMBINED
                                              --------------   ---------------   -----------   ---------
                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues..............................     $ 33,230          $18,132                     $ 51,362
Operating costs and expenses:
  Cost of revenues..........................       17,339            8,208                       25,547
  Selling, general and administrative and
    member support..........................       42,224           14,161                       56,385
  Depreciation..............................        3,925            3,285                        7,210
                                                 --------          -------                     --------
                                                   63,488           25,654                       89,142
                                                 --------          -------                     --------
Loss from operations........................      (30,258)          (7,522)                     (37,780)
Interest income (expense), net..............         (891)             (90)                        (981)
                                                 --------          -------                     --------
  Net loss..................................     $(31,149)         $(7,612)                    $(38,761)
                                                 ========          =======                     ========
Basic and diluted loss per share............     $  (2.57)         $ (0.24)                    $  (0.76)
                                                 ========          =======                     ========
Shares used for computing net loss per
  share--basic and diluted..................       12,138           31,516           7,465 (5)   51,119
                                                 ========          =======          ======     ========

                               WWW HOLDINGS, INC.
             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

NOTES TO WWW HOLDINGS, INC. PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

1. This column reflects the pro forma results of operations of EarthLink for the periods presented and the acquisition by EarthLink of the Sprint Internet Passport business as if it had occurred on January 1, 1998. See Statements of Revenues and Direct Expenses--Consumer Internet Access Services of Sprint Corporation herein.

2. This column reflects the pro forma results of operations of MindSpring for the periods presented and the acquisition by MindSpring of various assets of NETCOM and of Spry as if the acquisitions had been completed on January 1, 1998 for NETCOM and January 1, 1997 for Spry.

3. These columns represent the historical results of operations of EarthLink except that depreciation expense, which is normally allocated to costs of revenues and operating expense accounts, has been separately disclosed for purposes of these statements.

4.  These columns represent the historical results of operations of MindSpring.

5. Pursuant to the terms of the reorganization agreement, each share of EarthLink common stock will be exchanged for 1.615 shares of WWW Holdings common stock and each share of MindSpring common stock will be exchanged for one share of WWW Holdings common stock. All share numbers for all periods presented have been adjusted to reflect the 2-for-1 stock split of MindSpring common stock that was completed in July 1999 and the exchange of each share of EarthLink common stock for 1.615 shares of WWW Holdings common stock.

                            EARTHLINK NETWORK, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                  (UNAUDITED)

                                           EARTHLINK       SPRINT INTERNET       PRO FORMA          EARTHLINK
                                           HISTORICAL       PASSPORT (A)        ADJUSTMENTS      AS ADJUSTED (1)
                                           ----------      ---------------      -----------      ---------------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues...........................   $117,640           $ 11,122                             $128,762
Operating costs and expenses:
  Cost of revenues.......................     47,649             17,881                               65,530
  Selling, general and administrative and
    member support.......................     73,353              3,423                               76,776
  Depreciation...........................      9,832              3,655           $ (3,655)(b)         9,832
  Amortization and transaction
    expenses.............................     24,962                                11,198(c)         36,160
                                            --------           --------           --------          --------
                                             155,796             24,959              7,543           188,298
                                            --------           --------           --------          --------
  Loss from operations...................    (38,156)           (13,837)            (7,543)          (59,536)
  Interest income, net...................        907                                                     907
                                            --------           --------           --------          --------
    Net loss.............................    (37,249)           (13,837)            (7,543)          (58,629)
  Deductions for accretion dividends.....     (4,330)                               (4,616)(d)        (8,946)
                                            --------           --------           --------          --------
  Net loss attributable to common
    stockholders.........................   $(41,579)          $(13,837)          $(12,159)         $(67,575)
                                            ========           ========           ========          ========
  Basic and diluted net loss per share...   $  (1.64)                                               $  (2.67)
                                            ========                                                ========
  Weighted average shares outstanding....     25,292                                                  25,292(e)
                                            ========                                                ========

                            EARTHLINK NETWORK, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                                                SPRINT
                                                               INTERNET
                                                               PASSPORT          PRO FORMA        EARTHLINK
                                                EARTHLINK   HISTORICAL (A)      ADJUSTMENTS      AS ADJUSTED
                                                ---------   --------------      -----------      -----------
                                                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues................................  $175,941       $ 11,122                           $ 187,063
Operating costs and expenses:
  Cost of revenues............................    70,467         17,881                              88,348
  Selling, general and administrative and
    member support............................   112,570          3,423                             115,993
  Depreciation................................    12,508          3,655           $ (3,655)(b)       12,508
  Amortization and transaction expenses.......    42,635                            28,058 (c)       70,693
                                                --------       --------           --------        ---------
                                                 238,180         24,959             24,403          287,542
                                                --------       --------           --------        ---------
Loss from operations..........................   (62,239)       (13,837)           (24,403)        (100,479)
Interest income, net..........................     2,457                                              2,457
                                                --------       --------           --------        ---------
  Net loss....................................   (59,782)       (13,837)           (24,403)         (98,022)
Deductions for accretion dividends............    (7,601)                           (5,525)(d)      (13,126)
                                                --------       --------           --------        ---------
Net loss attributable to common
  stockholders................................  $(67,383)      $(13,837)          $(29,928)       $(111,148)
                                                ========       ========           ========        =========
Basic and diluted net loss per share..........  $  (2.58)                                         $   (4.25)
                                                ========                                          =========
Weighted average shares outstanding...........    26,157                                             26,157 (e)
                                                ========                                          =========

                            EARTHLINK NETWORK, INC.

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

NOTES TO EARTHLINK NETWORK, INC. PRO FORMA CONDENSED COMBINED STATEMENTS OF
  OPERATIONS

(a) The historical Sprint Internet Passport business revenues and expenses include results from January 1, 1998 through June 5, 1998 (the date of acquisition).

(b) EarthLink acquired no depreciable assets of the Sprint Internet Passport business. This adjustment eliminates the depreciation expense recorded by the Sprint International Passport business.

(c) This entry reflects the amortization of intangible assets as follows: customer base amortized over 18 months, the Marketing and Distribution Agreement amortized over five and ten years, which are the lives of the portion of the contract related to Sprint's provision of customers and the overall contract period relative to the co-branding feature, respectively, and the excess of purchase price over net assets acquired amortized over 18 months. Additional costs to provide service to the acquired members are not considered to be material.

(d) This adjustment reflects the Liquidation Dividends based upon a 3% Liquidation Value accretion dividend and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible.

(e) Pro forma share data are based on the number of shares of EarthLink's common stock and common equivalent shares that would have been outstanding had the Sprint International Passport business been acquired on January 1, 1998, but excludes any shares purchased by Sprint in the tender offer. EarthLink's common stock equivalents have been excluded from the calculation as their effect is antidilutive.

                          MINDSPRING ENTERPRISES, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NETCOM
                                                    DOMESTIC
                                      MINDSPRING   OPERATIONS   SUBTOTAL      ADJUSTMENTS (A)   PRO FORMA
                                      ----------   ----------   --------      ---------------   ---------
Revenues............................   $235,468      $18,857    $254,325               --       $254,325
Costs and expenses:
  Selling, general and
    administrative..................    120,756       13,131     133,887               --        133,887
  Cost of revenue...................     78,882        7,670      86,552               --         86,552
  Depreciation and amortization.....     74,077        4,156      78,233          $ 9,605 (b)     87,838
                                       --------      -------    --------          -------       --------
                                        273,715       24,957     298,672           (9,605)       308,277
                                       --------      -------    --------          -------       --------
Operating loss......................    (38,247)      (6,100)    (44,347)           9,605        (53,952)
                                       --------      -------    --------          -------       --------
Interest income, net................      3,463          451       3,914                           3,914
                                       --------      -------    --------          -------       --------
Loss Income before income tax
  benefit...........................    (34,784)      (5,649)    (40,433)          (9,605)       (50,038)
Income tax benefit..................     13,565           --      13,565               --         13,565
                                       --------      -------    --------          -------       --------
Net income (loss)...................   $(21,219)     $(5,649)   $(26,868)         $(9,605)      $(36,473)
                                       ========      =======    ========          =======       ========

Shares:
Basic...............................     61,042                                     4,835 (c)     65,877
Diluted.............................     61,042                                     4,835 (c)     65,877

Earnings Per Share:
Basic...............................   $  (0.35)                                                $  (0.55)
                                       ========                                                 ========
Diluted.............................   $  (0.35)                                                $  (0.55)
                                       ========                                                 ========

                          MINDSPRING ENTERPRISES, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            NETCOM
                                                           DOMESTIC
                                MINDSPRING       SPRY     OPERATIONS   SUBTOTAL   ADJUSTMENTS(A)     PRO FORMA
                                ----------     --------   ----------   --------   --------------     ---------
Revenues......................   $114,673      $36,575     $143,669    $294,917             --       $ 294,917
                                 --------      -------     --------    --------                      ---------
Costs and expenses:

  Selling, general and
    administrative............     57,324       17,314       99,570     174,208             --         174,208
  Cost of revenue.............     34,336       21,889       58,046     114,271             --         114,271
  Depreciation and
    amortization..............     15,227        3,856       31,878      50,961     $   82,690 (b)     133,651
                                 --------      -------     --------    --------     ----------       ---------
                                  106,887       43,059      189,494     339,440         82,690         422,130
                                 --------      -------     --------    --------     ----------       ---------
Operating income (loss).......      7,786       (6,484)     (45,825)    (44,523)       (82,690)       (127,213)
Interest income (expense),
  net.........................      1,214          (70)       3,463       4,607             --           4,607
                                 --------      -------     --------    --------     ----------       ---------
Income (loss) before income
  tax benefit.................      9,000       (6,554)     (42,362)    (39,916)       (82,690)       (122,606)
Income tax benefit............      1,544           --           --       1,544             --           1,544
                                 --------      -------     --------    --------     ----------       ---------
Net income (loss).............   $ 10,544      $(6,554)    $(42,362)   $(38,372)    $  (82,690)      $(121,062)
                                 ========      =======     ========    ========     ==========       =========

Shares:
Basic.........................     49,222                                                7,550 (c)      56,772
Diluted.......................     50,862                                                5,910 (c)      56,772

Earnings Per Share:
Basic.........................   $   0.21                                                            $   (2.13)
                                 ========                                                            =========
Diluted.......................   $   0.21                                                            $   (2.13)
                                 ========                                                            =========

                          MINDSPRING ENTERPRISES, INC.

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                MINDSPRING      SPRY       NETCOM     SUBTOTAL    ADJUSTMENTS(A)    PROFORMA
                                ----------    --------    --------    --------    --------------    ---------
Revenues......................   $75,139      $34,754     $106,767    $216,660      $       --      $ 216,660
                                 -------      -------     --------    --------      ----------      ---------
Costs and expenses:

  Selling, general and
    administrative............    37,240       16,444       73,693     127,377              --        127,377
  Cost of revenue.............    22,167       20,792       42,550      85,509              --         85,509
  Depreciation................     5,487        3,656       19,691      28,834              --         28,834
  Amortization................     3,757           --        2,248       6,005          62,018 (b)     68,023
                                 -------      -------     --------    --------      ----------      ---------
                                  68,651       40,892      138,182     247,725          62,018        309,743
                                 -------      -------     --------    --------      ----------      ---------
Operating income (loss).......     6,488       (6,138)     (31,415)    (31,065)        (62,018)       (93,083)
Interest income (expense),
  net.........................       590          (70)       1,612       2,132              --          2,132
                                 -------      -------     --------    --------      ----------      ---------
Income before income tax
  expense.....................     7,078       (6,208)     (29,803)    (28,933)        (62,018)       (90,951)
Income tax expense............      (212)          --           --        (212)             --           (212)
                                 -------      -------     --------    --------      ----------      ---------
Net income....................   $ 6,866      $(6,208)    $(29,803)   $(29,145)     $  (62,018)     $ (91,163)
                                 =======      =======     ========    ========      ==========      =========

Shares:
  Primary.....................    48,086                                                 5,663 (c)     53,749
  Diluted.....................    50,862                                                 2,887 (c)     53,749

Earnings Per Share:
  Primary.....................   $  0.14                                                            $   (1.70)
                                 =======                                                            =========
  Diluted.....................   $  0.13                                                            $   (1.70)
                                 =======                                                            =========

                          MINDSPRING ENTERPRISES, INC.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      MINDSPRING     SPRY     SUBTOTAL   ADJUSTMENTS (A)     PRO FORMA
                                      ----------   --------   --------   ---------------     ---------
Revenues............................   $52,557     $ 50,190   $102,747            --         $102,747
                                       -------     --------   --------       -------         --------
Costs and expenses:
  Selling, general and
    administrative..................    30,784       29,279     60,063            --           60,063
  Cost of revenue...................    16,823       29,689     46,512            --           46,512
  Depreciation and amortization.....     8,695        4,191     12,886       $ 6,897 (b)       19,783
                                       -------     --------   --------       -------         --------
                                        56,302       63,159    119,461         6,897          126,358
                                       -------     --------   --------       -------         --------
Operating loss......................    (3,745)     (12,969)   (16,714)       (6,897)         (23,611)
                                       -------     --------   --------       -------         --------
Interest income (expense), net......      (338)          (8)      (346)           --             (346)
                                       -------     --------   --------       -------         --------
Net loss............................   $(4,083)    $(12,977)  $(17,060)      $(6,897)        $(23,957)
                                       =======     ========   ========       =======         ========
Shares:
Basic...............................    45,084                                 6,000 (c)       51,084
Diluted.............................    45,084                                 6,000 (c)       51,084

Earnings per share:
Basic...............................   $ (0.09)                                              $  (0.47)
                                       =======                                               ========
Diluted.............................   $ (0.09)                                              $  (0.47)
                                       =======                                               ========

    NOTES TO MINDSPRING ENTERPRISES, INC. UNAUDITED PRO FORMA STATEMENTS OF
                                   OPERATIONS

(a) Adjustments have not been made to cost of revenue or to selling, general and administrative costs. However, cost of revenue and selling, general and administrative costs incurred by Spry and the NETCOM Domestic Operations may not be indicative of the cost of revenue and selling, general and administrative costs that would have been incurred by MindSpring in relation to the same assets. In connection with MindSpring's acquisition of the NETCOM Domestic Operations, MindSpring and NETCOM (which has changed its name to ICG Netahead) have entered into a network services agreement for one year with an option for a second year on potentially different terms to be negotiated and agreed to by the parties. MindSpring expects to use the network services purchased under this agreement initially to provide service to the subscribers acquired from NETCOM. MindSpring expects that the costs it incurs for such network services will be different than the corresponding historical costs reported by NETCOM. In this regard, cost of revenue and selling, general and administrative costs incurred by MindSpring in future periods may be materially different from the amounts reflected in the pro forma financial statements.

(b) Represents additional amortization of the acquired subscriber base based on preliminary purchase price allocation for the NETCOM Domestic Operations (for both the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998) and the acquisition of certain Spry assets (for the nine months ended September 30, 1998 and the year ended December 31, 1998), as follows:

                                                              NETCOM      SPRY
                                                             --------   --------
                                                                (IN MILLIONS)
Purchase price.............................................   $245.0     $25.0
Accounts receivable........................................      2.9       0.0
Other current assets.......................................      0.4       0.0
Property and equipment.....................................     17.2       0.6
Other long-term assets.....................................      0.2       0.0
Deferred revenue...........................................     (3.8)      0.0
Accrued liabilities........................................     (2.4)      0.0
                                                              ------     -----
Subscriber base............................................   $230.5     $24.4
                                                              ======     =====

       The acquired subscriber base is amortized using a three-year period.

(c) For the year ended December 31, 1997, reflects 6 million shares of MindSpring common stock issued in a public offering completed on May 29, 1998, as if it occurred on January 1, 1997. The year ended December 31, 1998 and the nine months ended September 30, 1998 reflect (i) 6 million shares of MindSpring common stock issued in a public offering completed on May 29, 1998; (ii) 2.3 million shares of MindSpring common stock issued in a public offering completed on December 14, 1998; and (iii) approximately 752,000 shares of MindSpring common stock issued to NETCOM On-Line Communication Services, Inc. as part of the purchase price for the NETCOM Domestic Operations assets (representing approximately $30 million, at $79.76 per share) as if such shares were outstanding since January 1, 1998. For the nine months ended September 30, 1999, includes 5.5 million shares of MindSpring common stock issued in a public offering completed on April 6, 1999, as if those shares were outstanding since January 1, 1999. Also, excludes the effect of stock options for purposes of the diluted earnings per share calculation, since the effect for pro forma purposes is antidilutive.

                        MARKET PRICES AND DIVIDENDS PAID

    EarthLink common stock is listed and trades on The Nasdaq National Market under the symbol "ELNK," and MindSpring common stock is listed and trades on The Nasdaq National Market under the symbol "MSPG." As of December 20, 1999, EarthLink common stock was held of record by approximately 412 persons, and MindSpring common stock was held of record by approximately 1,154 persons. This table sets forth for the indicated periods the high and low sales prices per share, as reported as composite transactions in THE WALL STREET JOURNAL. Neither EarthLink nor MindSpring has historically paid dividends to its common stockholders.

                                                                  EARTHLINK                   MINDSPRING
                                                                 COMMON STOCK                COMMON STOCK
                                                            ----------------------      ----------------------
                                                              HIGH          LOW           HIGH          LOW
                                                            --------      --------      --------      --------
YEAR ENDED DECEMBER 31, 1996
First Quarter.............................................                                $ 1 31/64(1)   $ 1 5/16(1)
Second Quarter............................................                                  2 11/64       1 5/16
Third Quarter.............................................                                  2 1/8         1 25/64
Fourth Quarter............................................                                  1 61/64        7/8
YEAR ENDED DECEMBER 31, 1997
First Quarter.............................................    $10 1/8(2)    $ 5 1/6(2)      1 45/64        61/64
Second Quarter............................................      6 3/4         4 5/6         1 57/64       1 7/64
Third Quarter.............................................      9 3/4         5 1/8         4 7/64        1 49/64
Fourth Quarter............................................     12 7/8         8             5 49/64       3 3/64
YEAR ENDED DECEMBER 31, 1998
First Quarter.............................................     28 7/32       12 1/4        11 1/2         4 39/64
Second Quarter............................................     38 3/8        25            17 3/8         8 5/64
Third Quarter.............................................     44 1/8        26 1/2        26 3/16       12 21/32
Fourth Quarter............................................     71 7/8        33 7/8        39 1/2        11 9/16
YEAR ENDED DECEMBER 31, 1999
First Quarter.............................................     89 1/4        57 5/16       62 1/2        31 1/4
Second Quarter............................................     90 1/2        37 1/4        66 1/2        27 15/16
Third Quarter.............................................     70 1/2        37 1/16       54 7/8        23
Fourth Quarter............................................     63            39            40 7/16       23 7/8
YEAR ENDED DECEMBER 31, 2000
First Quarter (through January 4, 2000)...................     44 3/4        41 7/8        29            26

------------------------

(1) From the date of MindSpring's initial public offering in March 1996.

(2) From the date of EarthLink's initial public offering in January 1997.


    On September 22, 1999, the last full trading day prior to the public announcement of execution of the reorganization agreement, the closing sale price, as reported in THE WALL STREET JOURNAL, for EarthLink shares was $43 1/2, and for MindSpring shares was $32 7/8. On January 6, 2000, the last full trading day for which information was available prior to the printing of this joint proxy statement/ prospectus, the closing sale price, as reported in THE WALL STREET JOURNAL, for EarthLink shares was $43.25, and for MindSpring shares was $26.88. The market prices of EarthLink and MindSpring shares are subject to fluctuation. As a result, EarthLink and MindSpring stockholders are urged to obtain current market quotations for EarthLink and MindSpring shares.

                          INFORMATION ABOUT EARTHLINK

BUSINESS

OVERVIEW

    EarthLink is a leading Internet service provider, or ISP, providing reliable nationwide Internet access and related value-added services to our individual and business members. Our member base grew from approximately 420,000 members on December 31, 1997 to approximately 1,556,000 paying members on September 30, 1999, making us one of the world's leading ISPs. We believe our growth has resulted from our efforts to enhance our members' Internet experience through simple, rapid and reliable access to the Internet, high quality service, and member education and support. As a result, we believe we have a high member retention rate for our industry. We receive significant benefits from the size of our member base, including bargaining power with content providers, online advertisers and retailers, and network providers.


    We generate our members through a combination of innovative and cost-conscious marketing programs. We market our services and products through referrals, online advertising and magazine, radio and television advertisements. Our affinity marketing and membership referral programs are also valuable components of our marketing strategy. We have over 500 affinity marketing partners, including prominent retailers, print publishers, and software and hardware companies. Leading affinity marketing partners include Novus Service's Discover Card, MacMillan Digital Publishing, USAA, SAM's Club, Sony Entertainment and Warner Bros.



    In June 1998, we entered into a strategic alliance with Sprint, which is another important driver of our member growth. As a part of this alliance, Sprint transferred approximately 130,000 members to us and is committed to generating at least 150,000 new members for us during each of the next 5 years through their channels. Additionally, we are now co-branded as Sprint's exclusive consumer Internet access provider, and we have exclusive access to certain dial-up modem ports in Sprint's network. We also have access to Sprint's marketing and distribution channels and the right to use Sprint's widely recognized brand name. As a result of this relationship, we recently added Sprint PCS and USAA as affinity partners.


    In January 2000, we entered into a strategic alliance with Apple Computer, which we expect to accelerate our member growth. In connection with this alliance, we expanded our existing commercial relationship with Apple so that we shall serve as the default ISP for Apple's Macintosh line of computers for a minimum of two years and our overall commercial relationship has been extended through January 4, 2005.

    EarthLink provides highly reliable Internet access through a nationwide telecommunications network of leased, high-speed, dedicated data lines and over 2,300 dial-up access sites, or POPs. We own and operate POPs in Southern California and lease POPs from UUNET, Sprint, and PSINet nationwide. Over 90% of the U.S. population can access our Internet service through a local telephone call. We also provide Internet connections by cable, ADSL, ISDN, frame relay and other high-speed access technologies.

    Our standard $19.95 per month dial-up Internet service provides our members with unlimited access to the Internet, email, a Web browser, six megabytes for a personal web site, a Personal Start Page, bLink (our member news magazine), toll-free 24-hour technical support and access to Internet newsgroups. We also offer premium services to consumers and small businesses, including electronic commerce solutions, Web hosting and high-speed Internet connections.

    Our address is 3100 New York Drive, Pasadena, California 91107, and our telephone number is (626) 296-2400.

RECENT DEVELOPMENT--STRATEGIC ALLIANCE WITH APPLE COMPUTER, INC.

    On January 4, 2000, EarthLink and Apple Computer, Inc. entered into a strategic alliance that expands the two companies' existing relationship. First announced by Mr. Steve Jobs, Apple's chief executive officer, at the MacWorld trade show, EarthLink and Apple have enhanced and extended the terms of their existing commercial relationship and Apple has made a strategic equity investment in EarthLink.

THE COMMERCIAL AGREEMENT


    Although EarthLink is currently the default ISP in Apple's setup software on its Macintosh branded line of computers, the new agreement extends the time of the relationship until January 4, 2005. The new agreement also makes EarthLink the exclusive default ISP for dial-up, ISDN and DSL services on Macintosh computers sold in the United States for a minimum of two years during its five year term. In return for EarthLink being the default ISP in Apple's setup software on the Macintosh line, EarthLink pays Apple a one-time bounty for each customer registering through an Apple computing device who meets a minimum subscription requirement.


    TERMINATION OF EXCLUSIVITY. Apple has the right to terminate EarthLink's exclusive default ISP position at any time for the following reasons:

    (a) an uncured breach of the agreement by EarthLink;

    (b) if companies that are engaged in the business of manufacturing, marketing, selling or distributing computer hardware or Internet connectivity devices, computer operating systems or related products or providing Internet access acquire EarthLink stock (or acquire the right to purchase EarthLink stock) in connection with an agreement with EarthLink, referred to as a Triggering Investment;

    (c) if EarthLink sells or leases all or substantially all of its business or assets to a third party, or in the event of a merger or other transaction after which EarthLink's stockholders that existed immediately prior to the merger or other transaction no longer hold at least 50% of the equity in the surviving business (except a transaction with Sprint under the EarthLink-Sprint governance agreement) or if an entity (or related entities) acquires 50% or more of EarthLink's voting stock as a result of a tender offer or other transaction (except a transaction with Sprint under the EarthLink-Sprint governance agreement), referred to as an EarthLink Change in Control; or

    (d) EarthLink's failure to meet certain service level commitments.

    TERMINATION OF AGREEMENT. Apple and EarthLink each have the right to terminate the commercial agreement at any time after January 4, 2002 and for any uncured breach of the agreement or insolvency of the other party. Apple may also terminate the agreement upon an EarthLink Change in Control (described above in item (c)), or if EarthLink sells or leases all or substantially all of its business or assets to a third party.

    The commercial agreement will be binding on WWW Holdings after the EarthLink-MindSpring reorganization is completed.

STRATEGIC EQUITY INVESTMENT


    Also on January 4, 2000, Apple agreed to make a $200 million investment in EarthLink purchasing 4,385,965 shares of a new series C class of EarthLink's convertible preferred stock for a purchase price of $45.60 per share, which equaled the 10-day trailing average closing price of a share of EarthLink's common stock as of January 4, 2000. Apple's investment equals 8.1% of EarthLink's stock on a fully diluted basis and will equal 4.6% of the stock of WWW Holdings on a fully diluted basis (in each case assuming that Sprint does not exercise its rights to maintain its ownership level in EarthLink or WWW Holdings, as the case may be). The investment closed in escrow on January 5, 2000 pending the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. In the event that the waiting period has not expired or been terminated prior to March 31, 2000, the strategic equity investment may be unwound. EarthLink intends to use the proceeds of this investment for general working capital purposes, including marketing, member growth and network and other systems infrastructure needs.


    Apple also has the following rights:

    VOTING RIGHTS. The series C convertible preferred stock will be non-voting during the first year after the closing date of the investment (except for its right to elect a member to EarthLink's board of directors as discussed below under "Board Seat" below). After that, it will vote together with the common stock, and not separately as a class.

    "TOP-UP" RIGHTS. In the event that Sprint exercises its right to maintain its ownership level in:

    (a) EarthLink, as a result of Apple's investment, or

    (b) WWW Holdings, Inc. at the same level it had in EarthLink prior to the EarthLink-MindSpring reorganization,

    by purchasing additional shares, Apple will have the right to likewise purchase additional shares of series C convertible preferred stock of WWW Holdings to maintain its ownership level.

    BOARD SEAT. Following the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act, Apple has the right to name a member to EarthLink's board of directors for so long as EarthLink is Apple's exclusive default ISP in the setup software under the commercial agreement, Apple holds series C convertible preferred stock and Apple maintains a certain percentage ownership of the EarthLink securities it purchased in the initial investment and subsequent top-ups. The required ownership percentages are as follows:

    (a) during the first year after the investment, Apple must maintain ownership of 100% of the EarthLink securities it purchased;

    (b) during the second and third years after the investment, Apple must maintain ownership of at least 75% of the EarthLink securities it purchased; and

    (c) from the fourth year on, Apple must maintain ownership of at least 50% of the EarthLink securities it purchased.

    CONVERSION INTO COMMON STOCK. Each holder of the series C convertible preferred stock will have the right, following the first year after the investment, to convert its series C convertible preferred stock into shares of EarthLink common stock. All shares of the series C convertible preferred stock will automatically convert into shares of EarthLink common stock for the following reasons:

    (a) following the first year after the investment if the holders of more than 66 2/3% of the series C preferred stock vote to convert all of the series C convertible preferred stock into common stock; or

    (b) if conversion is required to consummate any merger, reorganization, business combination or other extraordinary transaction (other than the EarthLink-MindSpring reorganization) approved by EarthLink's board of directors.

    After the EarthLink-MindSpring reorganization closes, the series C convertible preferred stock will convert into series C convertible preferred stock of WWW Holdings having the same terms as the series C convertible preferred stock of EarthLink, and all other provisions of the agreements entered into in connection with the strategic equity investment will be binding on WWW Holdings.

    STANDSTILL.  Until the earlier of:

    (a) two years from the closing date of the investment;

    (b) the expiration or termination of EarthLink's status as Apple's exclusive default ISP under the commercial agreement; or

    (c) certain third party attempts to acquire control of EarthLink,

Apple cannot acquire more then 19.9% of the voting power of EarthLink's outstanding capital stock, or make or participate in any solicitation of proxies or consents with respect to EarthLink's outstanding capital stock.

    REGISTRATION RIGHTS. After one year from the closing date of the investment, Apple will have certain rights to require EarthLink to register the shares of common stock issuable upon conversion of the series C preferred stock for resale to the public under the Securities Act.

    RIGHT TO MAINTAIN. In the event of a Triggering Investment, Apple is entitled to purchase up to a number of securities and on similar terms as were sold in the Triggering Investment transaction.

STRATEGY

    Our objectives are to be the leading nationwide ISP and to provide our members with a high-quality Internet experience. Key elements of our strategy include:

    MAXIMIZE MEMBERS' OVERALL EXPERIENCE. We want to provide our members with a superior online experience. The following points illustrate our efforts to do so:

    Superior Member Service. We believe that an integral part of the EarthLink experience is fast, polite, and helpful member service. Accordingly, we invest significant resources in supporting our members. We view member support as another opportunity to interface directly with our members to educate them on how to get the most out of the Internet. We have scaled our highly-trained member support staff in line with member growth to minimize member hold times and solve each individual problem in the most expeditious manner. Our member care center is available seven days a week, 24 hours a day via a toll free call.

    Reliable Access. We currently use UUNET, PSINet, Sprint and Level 3 as well as our own facilities, to provide nationwide dial-up access and network telecommunications services. Our members can access our service through over 2,300 POPs. As a result, our members are able to navigate the Internet with few delays, timeouts and disruptions.


    Easy to Use Solution. Users may encounter numerous difficulties using the Internet because of its size and complexity. Therefore, we focus significant resources on retaining members by providing them with reliable and easy to use Internet access. We designed our Internet access software (which includes software and documentation for both Windows and Macintosh users) to make it easy for members to register and configure their system for Internet access. We constantly work to develop new services, content and features to enhance that user experience.


    Personal Start Page. We provide a customizable personal start page user interface that allows members to closely match their needs. Members may select from a number of browsers, navigation engines and sources of news headlines.

    Member sign-up. From marketing and promotional materials to registration and access software, we have carefully crafted the sign-up process to be easy-to-use and to engender loyalty.

    Broad Service Offering. Our members receive six megabytes of space on our Web server and special tools to create their own Web page. We recently introduced a "Click-N-Build" Web construction tool, an e-commerce solution and cable access. Going forward, we will continue to offer our members leading Internet and communication products and services.

    RAPIDLY EXPAND OUR MEMBER BASE. We believe that a key to our success in the competitive ISP market is to rapidly expand our member base. This will allow us to amortize our assets over a larger revenue base and enhance our ability to enter into favorable arrangements with network service

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providers, affinity marketing partners, online advertisers and content providers. We have accelerated efforts and financial commitments to attract new members, while continuing to provide high-quality service to ensure member retention. Historically, we have capitalized on our reputation for high-quality service and have obtained a significant portion of our new members from existing member referrals. We have over 500 affinity partners plus numerous other channel partners. We plan to continue to expand our marketing program, to maintain a presence at national, regional and local trade shows, and to offer economic incentives to members who refer new members. Our access to Sprint's high-speed data network and marketing channels further enhances our ability to add new members.


    CAPITALIZE ON SPRINT AND APPLE ALLIANCES. We intend to continue to maximize the opportunities presented by our alliances with Sprint and Apple to attract new members nationwide and to further enhance our position as a leading ISP. We believe that the substantial increase in members and other financial and operational resources resulting from the Sprint alliance will enable us to achieve our strategic objectives on a cost-effective and accelerated basis. We also believe that new members will be generated by the Sprint relationship at a lower cost than we would spend to add these members on our own. Therefore, we intend to take full advantage of Sprint's recognized brand image, extensive distribution channels (including USAA and Sprint PCS) and approximately
16 million long-distance and local telephone customers. To that end, our brand is jointly marketed with Sprint's widely-recognized brand in connection with consumer Internet services. Additionally, we expect to further benefit from our exclusive access to certain dial-up modem ports in Sprint's high-speed data network.


    INCREASE MARKETING AND EXPAND DISTRIBUTION. We continue to expand our targeted marketing programs and distribution efforts to increase our member base, nationwide presence and brand recognition. To achieve these objectives, we continue to increase our investments in a wide-ranging marketing and distribution program, including expanded affinity partners, print publications, radio, television, billboards and direct mail. We closely monitor the results of these marketing programs as part of our ongoing effort to increase the cost-effectiveness of our marketing efforts.

    LEVERAGE THIRD PARTY SERVICE PROVIDERS. We leverage the infrastructure of others by leasing POP capacity from UUNET, PSINet, Sprint and Level 3. This allows us to maintain focus on our members' needs while benefiting from the continuing decrease in telecommunications services costs. Not only does this approach lower our required capital expenditures, it also gives us flexibility to rapidly expand service coverage. Moreover, access to multiple networks provides members with increased service quality resulting from redundant network access. We will continue pursuing this strategy so that we can devote our principal resources to sales and marketing efforts and to improving members' Internet experience.

    DERIVE INCREMENTAL REVENUES. We leverage our growing member base and user traffic to increase revenues from sources other than those that are access related such as advertising and electronic commerce. Our Premiere Partnership Program is the principal component of this strategy. Through the Premiere Partnership Program we sell promotional packages that provide advertisers, retailers and content providers with access to the multiple points of contact we have with our members. We also sell advertising space on our various online properties like the Personal Start Page and our news magazine, bLink. The EarthLink Mall and branded Personal Start Pages are further sources of incremental revenues.

    MANAGE INFRASTRUCTURE TO MEET MEMBER GROWTH. Our membership has grown rapidly since inception. To continue to effectively add new members and continue to offer high-quality service, we have made significant capital investments, including expansion of our network hub, accounting and billing systems and customer care systems. We believe our current infrastructure is adequate to manage a significant increase in our member base.

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SERVICES


    We provide a wide variety of competitively priced Internet services. Our Internet access software incorporates a telephone dialer and email program with several leading third-party Internet access tools, including the latest browsers from Netscape and Microsoft. This software provides a functional, easy-to-use Internet access solution for Windows and Macintosh platforms. The TotalAccess software automatically installs these and other software applications on member computers. The simple point-and-click functionality of TotalAccess, combined with its easy-to-use multimedia registration system, permits online credit card registration, allowing both our novice and experienced members to quickly set up access to the Internet.


Our service offerings include:

STANDARD INTERNET SERVICES
------------------------------------------------
Email                                             Publications
Web Browser                                       Member and Technical Support
6MB Web Space for a Personal Web Site             EarthLink Web Site
Personal Start Page                               Newsgroups
Nationwide POPs                                   The EarthLink Online Mall

PREMIUM SERVICES
------------------------------------------------
Business Web Site Hosting                         Business Mailbox 5-Pack
National ISDN                                     Domain Name Service
National LAN ISDN                                 Mail Distribution Control Panel
National Frame Relay                              International Roaming Service
Totalaccess Gold                                  800 Service
Additional Mailboxes                              Digital Subscriber Line (DSL)
                                                  Electronic Commerce Solution

EMERGING ACCESS SERVICES
------------------------------------------------
Cable                                             Fiber to Curb
ADSL                                              Satellite/Wireless Access (in development)

    EARTHLINK'S STANDARD INTERNET SERVICES. We provide our members with a core set of features through our standard Internet service. This standard service allows unlimited access to the Internet and the World Wide Web as well as other features and services for a monthly fee of $19.95 and a one-time set up fee (which is frequently waived). We include the following features in our standard Internet service:

    EMAIL. Each member receives an electronic mailbox which enables members to exchange an unlimited number of multimedia, text, graphics, audio and video messages with other online and Internet users.

    WEB BROWSER. We provide members with a free Web browser. Currently, we offer Netscape Communicator or Microsoft Internet Explorer. Members may also use any other browser of their choice.

    6MB WEB SPACE FOR A PERSONAL WEB SITE. We provide each member with six free megabytes of space on our Web server to create a personal Web site. We recently introduced our "Click-N-Build" web site creation tool which enables members to build their sites without having to learn complex programming languages. We also provide tutorials and tools to help members develop their sites. This enables members to participate in the Internet community by personally adding content to the World Wide Web.

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    PERSONAL START PAGE.  Each member receives a Personal Start Page, an enhanced default start page for members that first appears when they log on to the EarthLink Network. Members can customize their start page. For example, a member may select from a number of browsers, navigation engines and sources of news headline. Members also have the option to view stock quotes, and weather reports and are provided with a personal reminder system, as well as a place to list their own personal Web links and links to EarthLink member and technical support resources. Our Premiere Partners on our member's Personal Start Page include ABCNews.com, Weather.com, E*Trade, USA Banc, MiningCo.com, Snap, PC Quote, Travelscape.com and Wired Digital.


    NATIONWIDE POPS. EarthLink members can access their accounts through a nationwide network of over 2,300 POPs.

    PUBLICATIONS. We mail our bi-monthly printed news magazine, bLink, to each member. bLink provides useful information, such as tips on how to search for certain categories of information on the Internet, information regarding new EarthLink service offerings, pointers to new Internet sites and other items of interest. bLink is also available online on the EarthLink home page. Additionally, we provide new members with an orientation booklet called "Getting the Most Out of the Internet," written by our founder, Sky Dayton.

    MEMBER AND TECHNICAL SUPPORT. We currently provide the following member and technical support services: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, we provide dedicated support for business members through dedicated member care support personnel who are specially trained for business products and services such as business Web sites and local area network ISDN.

    EARTHLINK WEB SITE. We maintain a Web site at www.earthlink.net that contains content and links to third-party content and services. Our in-house staff actively seeks out interesting content from across the World Wide Web and organizes it into areas of interest on our Web site under topics such as "Arts & Entertainment," "Sports," "Travel," "News," "Finance," and "Games." Our Web site provides a road map to the abundant information and services available on the Internet. The site also contains Web pages dedicated to online member assistance including technical support, account maintenance and service updates.

    NEWSGROUPS. "Newsgroups," one of the most popular areas of the Internet, facilitate ongoing online discussions of specific areas of interest. EarthLink aggregates and provides access to thousands of these newsgroups, enabling its members to participate in realtime public discussions of a myriad of topics.

    THE EARTHLINK ONLINE MALL. Our online electronic shopping mall provides users with a one-stop gateway to some of the top retailers on the Web, using a familiar mall map interface. Retailers such as The Disney Store, BarnesandNoble.com and 1-800-FLOWERS "lease" space in the Mall.

    EARTHLINK'S PREMIUM SERVICES. In addition to our standard service, we offer a variety of premium services, including the following:

    BUSINESS WEB SITE HOSTING. We provide a Web hosting service for business members. Monthly fees for business Web sites range from $89 to $455, plus one-time set up fees of $179 to $479, depending on the size of the site and whether the site is a shared or unique address. A wide variety of options are available for an extra fee. Additional charges may apply for excess site traffic. We also offer an introductory service for small businesses, StarterSite-TM-, which is a ten megabyte, unique-domain Web site priced at $19.95 per month, plus a one-time set up fee of $25. And with StarterSite Expansion Tools, EarthLink StarterSite members can add on more features as needed for an extra fee: from

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additional disk space or bandwidth requirements to added security, RealMedia streams, and secure e-commerce solution.

    NATIONAL ISDN. Our nationwide high-speed ISDN access service provides significantly higher access speeds than conventional analog modems. The monthly charge for ISDN is $29.95 for unlimited channel hours, plus a one-time set up fee of $49.95.

    NATIONAL LAN ISDN. Small to medium-sized businesses can connect their existing LAN to the Internet at ISDN speed with LAN ISDN. This nationwide service costs $69.95 for unlimited channel hours and four email boxes. The set up fee is $149.95.


    NATIONAL FRAME RELAY. Frame relay enables companies to connect their LANs to the Internet via a direct, continuous connection at speeds ranging from 56 Kbps to 1.5 Mbps. Frame relay connections, available nationwide, range from $240 to $1,460 per month depending on access speeds, data throughput, etc. One-time set up fees range from $495 to $1,995.


    TOTALACCESS GOLD. TotalAccess Gold is a value-added package, which includes an additional email box, priority technical support with a guaranteed 5-minute maximum wait time, and a quarterly CD-ROM containing software tools and plug-ins. The package adds $9.95 to the monthly price of a standard dialup or ISDN account.

    ADDITIONAL MAILBOXES. Additional electronic mailboxes are available for a per-mailbox fee of $4.95 per month and a $9.95 set up fee.

    BUSINESS MAILBOX 5-PACK. A pack of 5 additional electronic mailboxes are available for business members at for $7.00 per month with a $10.00 one-time set up fee.

    DOMAIN NAME SERVICE. We provide unique domain names for those members who prefer an individualized address or plan to establish a business Web site. These unique domain names allow consumers and businesses to customize their email and Web site addresses. EarthLink assists members in establishing their unique domain names with an Internet domain registration agency. Members pay an initial set up fee of $70 and an annual renewal fee to the Internet domain registration agency. An additional service we provide to members with these unique domain names is Domain Email. Domain Email allows an unlimited choice of email addresses (for example, "sales@domain.com" or "webmaster@domain.com") as all email goes into a central mailbox, for easy processing to individual addresses at the same domain.

    MAIL DISTRIBUTION CONTROL PANEL. The Mail Distribution Control Panel is a Web-based Virtual Mail-Server that allows EarthLink members to automate the sorting and distribution of some or all of the mail in your domain email box to an individual's personal mailbox anywhere on the Internet. The monthly fee is $4.95 with a one-time set up fee of $10.00.

    INTERNATIONAL ROAMING SERVICE. We offer international roaming services so that members who travel outside the United States can access their EarthLink accounts and the Internet. The fee for international roaming is $0.15 per minute plus applicable fees, if any, charged by local and long distance carriers.

    800 SERVICE. EarthLink provides 800 number dial-up service for members who do not have access to a local POP. EarthLink charges members $24.95 per month for five hours of 800 number service plus a one-time set up fee of $25.00. Additional hours are $4.95 per hour.


    ELECTRONIC COMMERCE SOLUTION. EarthLink's TotalCommerce-TM- Packages are completed integrated, end-to-end E-commerce packages for businesses. The software components allow businesses to build and operate an online "storefront" and process online credit card transactions. In conjunction with our hosting services, businesses can conveniently establish their electronic commerce presence. Monthly and one-time set up fees varies based on the features and size of your TotalCommerce Packages.


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    DIGITAL SUBSCRIBER LINE (DSL).  We recently introduced our DSL services in numerous markets. Our DSL access service provides up to 100 times faster access speeds than with a standard modem. The advantages of DSL go beyond speed as DSL offers a virtually instantaneous connection, with no lengthy dial-in process, that allows members to use the phone while surfing the Net at the same time. We charge members $49.95 per month for DSL services. Telephone carriers may charge equipment and set-up fees in some areas.

    EARTHLINK'S EMERGING ACCESS SERVICES. In response to feedback from our members, we are developing the next generation of Internet access services targeted at consumers and small businesses. These services offer access speeds several times faster than ISDN connections utilizing a variety of emerging connectivity technologies.

    CABLE. We currently offer high-speed cable connections to the Internet for consumers and small businesses in selected service areas, through partnerships with cable providers such as Charter Communications.

    ADSL. We are testing Asymetric Digital Subscriber Line, or ADSL, service that provides a continuous high-speed connection through existing telephone lines. This service is in the pilot phase and has not yet been priced.

    FIBER TO THE CURB. We are conducting a technology trial utilizing "fiber to the curb" technology, an emerging broadband-capable technology alternative to both twisted pair copper lines and coaxial cable. This service is in the pilot phase and has not yet been priced.

    SATELLITE/WIRELESS ACCESS. EarthLink is currently evaluating opportunities to offer Internet access service delivery through both satellite and ground-based wireless technologies.

MEMBER AND TECHNICAL SUPPORT

    We believe that reliable member and technical support is critical to retaining existing members and attracting new members. We currently provide the following member and technical support services: (i) toll-free, live telephone assistance available seven days a week, 24 hours a day; (ii) email-based assistance available seven days a week, 24 hours a day; (iii) help sites and Internet guide files on the EarthLink Web site; (iv) automated "fax back" and "fax on demand" assistance; and (v) printed reference material. Additionally, we provide dedicated support for business members.

    Our call center currently handles an average of over 130,000 member and technical support calls a week. We also contract with call center services vendors whose EarthLink-trained employees provide additional technical support assistance. We believe the centers' technology and systems are scaleable to accommodate call volume growth. We actively evaluate our call center facilities in order to deliver more effective and efficient services to our members.

SALES AND MARKETING

    Our sales and marketing efforts consist of the following programs:

    ORIGINAL EQUIPMENT MANUFACTURER CHANNELS. EarthLink has marketing arrangements with a number of leading hardware and software manufacturers to include our TotalAccess software pre-installed on or included with their products. Our OEM partners include, among numerous others, Apple, Packard Bell and Gateway.

    AFFINITY MARKETING PROGRAM. Affinity marketing partners typically bundle our TotalAccess software with their own goods or services to create a package that promotes EarthLink to potential members. Our affinity marketing partners include, among numerous others:

        DISCOVER CARD. EarthLink and NOVUS Services' Discover Card division offer the Discover Connection, an Internet access package, with exclusive features and awards for Discover Cardmembers.

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        MACMILLAN DIGITAL PUBLISHING USA.  EarthLink is the exclusive national
    Internet access provider included in the Internet Starter Kit CD-Rom which MacMillan publishes.


        SAM'S CLUB. SAM's Club co-brands and co-offers our Internet access software through direct mail and catalog promotions to SAM's Club members.



        SONY ENTERTAINMENT. Sony bundles our Internet access software on its enhanced music CDs.


    SPRINT ALLIANCE. Our alliance with Sprint includes a marketing agreement and distribution arrangement that provides us access to Sprint's branded marketing and distribution channels in the United States, the right to use Sprint's brand for a minimum of ten years and a five-year commitment from Sprint to deliver a minimum of 150,000 new members annually through Sprint's channels. Additionally, Sprint promotes EarthLink as Sprint's exclusive consumer Internet access provider.

    APPLE ALLIANCE. Although we have been the default ISP in Apple's setup software on its Macintosh branded line of computers, our new January 5, 2000 Internet services agreement extends the time of our relationship through January 4, 2005. This new agreement also makes us the exclusive default ISP for dial-up, ISDN and DSL services on Macintosh computers sold in the United States for a minimum of two years.

    MEMBER REFERRAL PROGRAM. We believe that our existing members are among our most important marketing tools. We currently waive one month of standard access service fees for each member who refers a new member to our service. These referrals generate a significant percentage of our new membership.


    ADVERTISING. We advertise our services in print, electronic and broadcast media. We also maintain a presence at national trade shows such as Internet World and MacWorld, as well as numerous local and regional trade shows. Additionally, we market through computer, Internet and related publications and bundle our Internet access software with certain of these publications.


    PREMIERE PARTNERSHIPS. As part of our strategy to generate incremental revenue through third party electronic commerce, advertising and content, we leverage our current properties (such as our Web site and Personal Start Page) through our Premiere Partnership Program. The Premiere Partnership Program focuses on third parties having a natural affinity to and benefit for our member base. The program generates revenues through (1) sales of banner and other online ads; (2) fees generated through revenue sharing arrangements with online retailers who are accessed through our properties; and, (3) payments for placing links from our properties to third-party content

TECHNICAL DEVELOPMENT AND SERVICE ENHANCEMENT


    We place significant emphasis on expanding and refining our services to enhance member Internet experience. Our technical staff is engaged in a variety of technical development and service enhancement activities and continuously reviews new third-party software products and technology for potential incorporation into our systems and services. The redesigned and enhanced version of EarthLink 5.0 access software, is a recent product of these efforts. The new version places a premium on ease of use, and incorporates a variety of powerful features that reduce the number and types of challenges faced by new members using the Internet for the first time. We also regularly update and expand the online services provided through the EarthLink Web site, organize Web content and develop online guides, help screens and other user services and resources.


POPS AND NETWORK INFRASTRUCTURE

    We provide our members with Internet access primarily through third-party network POPs. Our use of third parties to provide Internet connectivity enables us to increase port capacity without the significant capital requirements necessary to build and maintain a network. It also gives us the flexibility

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necessary to adapt to changing technology such as cables. Over 90% of the U.S.
population can access our Internet service through a local telephone call.

    Members located in a geographic area not currently serviced by a local POP can access the Internet through an 800 service. We have invested in measures to minimize the effects of damage from fire, earthquake, power loss, telecommunications failure, computer viruses, security breaches and similar events or backup Internet services or backbone facilities or other redundant computing or telecommunications facilities. We do not currently maintain redundant network hub facilities.

COMPETITION

    We operate in the Internet services market, which is extremely competitive. Our current and prospective competitors include many large companies that have substantially greater market presence, financial, technical, marketing and other resources than we have. We compete directly or indirectly with the following categories of companies:

    - established online services, such as America Online, the Microsoft Network and Prodigy;

    - local, regional and national ISPs, such as MindSpring, Rocky Mountain Internet and Internet America Inc.;

    - national telecommunications companies, such as AT&T and GTE;


    - regional Bell operating companies, such as BellSouth and SBC Communications Corp;



    - "free access" Internet service providers, such as NetZero, Inc.; and


    - online cable services, such as At Home and Roadrunner.

    Our competition is likely to increase. We believe this will probably happen as large diversified telecommunications and media companies acquire ISPs and as ISPs consolidate into larger, more competitive companies. Diversified competitors may bundle other services and products with Internet connectivity services, potentially placing us at a significant competitive disadvantage. In addition, competitors may charge less than we do for Internet services, causing us to reduce (or preventing us from raising) our fees. As a result, our business may suffer.

PROPRIETARY RIGHTS

    GENERAL. We rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect our technology and proprietary rights and information. We require employees and consultants and, when possible, suppliers and distributors, to sign confidentiality agreements. However, we cannot assure you that our steps will be sufficient to prevent misappropriation of our technology and proprietary rights and information or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours.

    From time to time, third parties have alleged that certain of our trademarks infringe their trademarks. None of these claims has had an adverse effect on our ability to market and sell its services. However, we cannot assure you that those claims will not have an adverse effect in the future or that others will not assert infringement claims against us in the future.


    LICENSES. We have licenses to distribute third-party software incorporated in our Internet access software. Applications which we license for distribution include Netscape Communicator (this license automatically renews each December for additional one-year terms unless either party terminates the license on 120 days notice), Microsoft Internet Explorer (this license expires in August 1999 and thereafter automatically renews for additional one-year terms, although either party may terminate the license at any time on 30 days notice), and MacTCP software from Apple (this license renews each December for additional one-year terms unless either party terminates the license on twelve-month notice). The only software in the Internet access package that we developed is the front-end and installation/registration program. We intend to maintain or negotiate renewals of existing software licenses and authorizations. We may also want or need to license other applications in the future. Our inability to renew existing software licenses or to license additional applications could have a material adverse effect on us.


EMPLOYEES

    As of September 30, 1999, we employed 2,057 people, including 273 sales and marketing personnel, 1,632 operations and member and technical support representatives and 152 administrative personnel. None of our employees are represented by a labor union, and we have no collective bargaining agreement.

PROPERTIES


    Our current corporate headquarters and call center are located in a 98,000 square-foot facility in Pasadena, California. Base rent is currently $73,000 per month. We have an option to extend this lease for an additional five years at the then-prevailing market rate following its expiration in September 2007. Our data center and primary data hub are housed in an 110,000 square foot facility adjacent to our headquarters with rent of $92,000 per month, subject to yearly increases. The lease for this facility expires February 2007, with an option to extend for an additional ten year term. On November 15th, we signed a lease for have a additional facility located less than a mile away that will house our corporate headquarters, including executive, sales and finance staff. It is projected to be ready for move in on June 1, 2000. This 125,000 square-foot facility has a current base rent of $80,000-$200,556, based on step increases in square foot usage over a period from 11/15/99 to 5/14/02 and subject to annual increases until the year 2007. The lease for this facility expires on September 30, 2007, with options to extend for an additional ten year term. Finally, we added our first remote call center in Sacramento on September 1, 1999. This is a 95,000 square-feet facility with a base rent of $147,722, with rent increases every twenty months. The lease for this space expires on August 21, 2009, with options to extend for an additional ten year term.


LEGAL PROCEEDINGS

    We are not currently involved in any legal proceedings that we believe could have, either individually or in the aggregate, a materiel adverse effect on our business or financial condition. There are proceedings pending before the FCC that could adversely affect the ISP industry and the means by which ISPs conduct business and the cost structure for ISP services. The Company is not a party to these proceedings.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    EarthLink believes its exposure to market rate fluctuations on its investments is nominal due to the short-term nature of those investments. EarthLink has no material future earnings or cash flow exposures with respect to its outstanding capital leases, which are all at fixed rates. At present, EarthLink has no plans to enter into any hedging arrangements with respect to potential future borrowings.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information concerning (i) those persons known by management of EarthLink to own beneficially more than 5% of its outstanding Common Stock, (ii) the directors of EarthLink, (iii) the executives officers named in the Summary Compensation Table included elsewhere herein, and
(iv) all directors and officers of EarthLink as a group. Except as otherwise indicated in the footnotes below, such information is provided as of November 30, 1999. According to rules adopted by the SEC, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant or right, the conversion of a security or otherwise. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.

                                                               AMOUNT AND NATURE OF         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNERS (1)                    BENEFICIAL OWNERSHIP (2)         CLASS
-----------------------------------------                    ------------------------       ----------
Sky D. Dayton..............................................          2,894,572(3)               8.9%
Reed E. Slatkin............................................          1,767,366(4)               5.3
Kevin M. O'Donnell.........................................          1,673,532(5)               5.0
Sidney Azeez...............................................            241,560(6)                 *
Charles G. Betty...........................................            522,234(7)                 *
Linwood A. Lacy, Jr........................................             88,437(8)                 *
Robert M. Kavner...........................................            121,162(9)                 *
William T. Esrey...........................................        12,004,125(10)              28.8
Len J. Lauer...............................................        12,004,125(11)              28.8
Dr. Richard D. Edmiston....................................            21,300(12)                 *
William S. Heys............................................            32,350(13)                 *
Grayson L. Hoberg..........................................            69,562(14)                 *
David R. Tommela...........................................            41,000(15)                 *
Brinton O.C. Young.........................................           138,750(16)                 *
Veronica Murdock...........................................             8,651(17)                 *
David Beckemeyer...........................................           152,260(18)                 *
Jon Irwin..................................................            56,746(19)                 *
Sprint Corporation.........................................        12,004,125(20)              28.8
Gilder Gagnon Howe & Co, LLC...............................         3,153,856(21)               9.6
All directors and executive officers as a group (16
  persons).................................................        19,833,607(22)              46.5

------------------------

*   Represents beneficial ownership of less than 1% of EarthLink common stock.

(1) Except as otherwise indicated by footnote (i) the named person has sole voting and investment power with respect to all shares of common stock shown as beneficially owned, and (ii) the address of the named person is that of EarthLink.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares, subject to applicable community property laws. Shares of common stock subject to options or warrants exercisable within 60 days of November 30, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(3) Includes options to purchase 25,000 shares of common stock.

(4) Includes (i) warrants to purchase 365,000 shares of common stock and
    (ii) 24,148 shares of common stock held in trust for Mr. Slatkin's minor children.

(5) Includes (i) 15,076 shares of common stock by Mr. O'Donnell's son, and
    (ii) warrants to purchase 365,000 shares of common stock. Mr. O'Donnell disclaims beneficial ownership of the shares of common stock held by his son and the shares of common stock issuable upon exercise of options held by his son.

(6) Includes 62,503 shares of common stock held by Mr. Azeez's family.

(7) Includes options to purchase 130,000 shares of common stock.

(8) Includes options to purchase 40,000 shares of common stock.

(9) Includes warrants to purchase 6,668 shares of common stock and options to purchase 80,000 shares of common stock.

(10) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(11) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(12) Includes options to purchase 15,250 shares of common stock.

(13) Includes options to purchase 26,525 shares of common stock and warrants to purchase 3,000 shares of common stock.

(14) Includes options to purchase 20,000 shares of common stock.

(15) Includes options to purchase 23,000 shares of common stock.

(16) Includes options to purchase 16,250 shares of common stock.

(17) Represents options to purchase 8,651 shares of common stock.

(18) Includes options to purchase 56,660 shares of common stock.

(19) Includes options to purchase 23,000 shares of common stock.

(20) Includes 3,192,088 shares of common stock, 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock beneficially owned by Sprint and which Mr. Esrey and Mr. Lauer may be deemed to beneficially own.

(21) Includes 2,792,756 shares held in customer accounts over which members and/or employees of the named person have discretionary authority to dispose of or direct the disposition of the shares, 348,900 shares held in accounts owned by the members of the named person and their families and 12,200 shares held in the account of the profit sharing plan of the named person.

(22) Includes (i) options and warrants to purchase 904,004 shares of common stock, (ii) 101,727 shares of common stock owned by family members or affiliates of certain members of the group (iii) 4,102,941 shares of Series A convertible preferred stock convertible into 8,205,882 shares of common stock and (iv) 606,155 shares of Series B convertible preferred stock convertible into 606,155 shares of common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS REPORT JOINT PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    In September 1999 EarthLink and MindSpring agreed to merge into a newly formed public company, in a transaction to be accounted for as a pooling of interests, with MindSpring stockholders receiving one share of the new company stock for each share of MindSpring stock, and EarthLink stockholders receiving
1.615 shares of the new company stock in exchange for each share of EarthLink stock. The combined company will be known as EarthLink and will trade under the Nasdaq symbol

"ELNK." Subject to several conditions, including regulatory approvals, approval by both companies' shareholders, and certain third-party consents, the transaction is expected to close in the first quarter 2000.

    We are a leading Internet service provider, or ISP, providing reliable nationwide Internet access and related value-added services to our individual and business members. Our member base has grown rapidly from approximately 420,000 members on December 31, 1997 to approximately 1.6 million members on September 30, 1999, making us one of the world's leading ISPs. We believe this growth is the result of our efforts to enhance our members' Internet experience through simple, rapid and reliable access to the Internet, high quality service and member support and enhanced services. As a result of these efforts, we have been able to limit average monthly cancellations of our service to industry low rates of 6.1% in 1996, 5.0% in 1997 and 3.6% in 1998.

    We provide our members with a core set of features through our standard Internet service, which provides unlimited Internet access and several related services for a $19.95 monthly fee. We also offer a variety of broadband and premium services to both our individual and business members. Recurring revenues, which are generally paid for in advance with credit cards, consist of monthly fees charged to members for Internet access and other ongoing services including business Web site hosting, national ISDN, LAN ISDN, DSL and frame relay connections and, in certain areas, cable access. We derive incremental revenues by leveraging the value of our member base and user traffic through promotional and content partnerships, online advertising, and electronic commerce. We recognize access fees and certain incremental revenues ratably over the period services are provided. Other revenues generally represent cancellation fees attributable to certain term marketing programs and one-time, non-refundable set up fees. Other revenues are recorded as earned.

    Cost of recurring revenues principally includes telecommunications costs and depreciation expense on equipment used in network operations for ongoing member services. Fees paid to third party providers for dial-up access to their respective nationwide systems of POPs are included in telecommunications costs. Cost of other revenues principally includes expenses associated with new member registration and cost of products sold. Cost of incremental revenues is immaterial and is included in cost of other revenues.

    We believe that a key to our success in the competitive ISP market is to rapidly expand our member base. This will allow us to amortize our assets over a larger revenue base and enhance our ability to enter into favorable arrangements with network service providers, affinity marketing partners, online advertisers and content providers. While we have experienced a trend of continuing improvement in our net loss and earnings before interest, taxes, depreciation and amortization ("EBITDA") we anticipate investing heavily in obtaining new members and expect to have negative EBITDA for the foreseeable future.

    EBITDA is not determined in accordance with generally accepted accounting principles and is not indicative of cash used by operating activities. You should not consider EBITDA in isolation from, as an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

SPRINT TRANSACTION

    On June 5, 1998, we entered into a very important strategic alliance with Sprint in the area of consumer Internet access and related services. In connection with the formation of that relationship, Sprint tendered for and purchased 2.5 million shares of our common stock for $22.50 per share. At the close of the tender offer, we issued Sprint approximately 4.1 million shares of our newly created series A convertible preferred stock, convertible into approximately
8.2 million shares of our common stock (assuming the acceleration of certain rights). In return, Sprint:

    (a) transferred approximately 130,000 members to us;

    (b) paid us approximately $24 million in cash; and

    (c) granted us the exclusive right to use certain dial-up modem ports in their high-speed data network for four years.

    Additionally, we entered into a five-year marketing and distribution agreement with Sprint. The following are highlights from that agreement:

    (a) Sprint must deliver a minimum of 150,000 new members per year for five years through its own marketing channels;

    (b) we are Sprint's exclusive provider of consumer Internet access services for at least ten years; and,

    (c) we can use Sprint's brand and distribution network for at least ten years.

    Sprint also provided us with a $50 million line of credit (increasing to $100 million over three years) in the form of convertible senior debt.

    We also entered into a governance agreement with Sprint. This agreement establishes certain terms and conditions concerning our corporate governance, the acquisition and disposition of our equity securities by Sprint (including certain preemptive rights in favor of Sprint), the rights of Sprint to make offers to purchase all outstanding shares of our common stock and rights of our Board of Directors to receive and entertain offers to effect certain business combinations. EarthLink, and certain of our stockholders, have also entered into an agreement with Sprint which obligates such stockholders, under certain terms and conditions, to take action in support of our obligations to Sprint under the governance agreement.

    Sprint can appoint (1) one person to our Board of Directors so long as Sprint owns at least 10% of our capital stock on a fully diluted basis, and
(2) an additional person to our Board of Directors so long as Sprint owns at least 20% of our capital stock on a fully diluted basis.

    As a result of these transactions, Sprint now owns approximately 27% of our capital stock on a fully diluted basis (this assumes the conversion of Sprint's convertible preferred stock into common stock and assumes acceleration of certain dividend rights and the exercise by Sprint of certain preemptive rights), of which approximately 10% is voting stock. Sprint has the right to maintain (but not exceed) these ownership levels by purchasing from us additional common stock equivalent shares, with up to 75% of these common stock equivalents being in the form of convertible preferred stock.

    The convertible preferred stock owned by Sprint accrues dividends for the first five years by increasing its liquidation value at a rate of 3% annually. Thereafter the convertible preferred stock will pay a cash dividend of 3% of the liquidation value during years six through 20. The cash dividend will increase to 8% in year 21 and increase to 12% by year 23.

QUARTERLY RESULTS

    The following table sets forth certain unaudited quarterly consolidated financial data for the eight quarters ended December 31, 1998. In the opinion of the Company's management, this unaudited information has been prepared on the same basis as the audited consolidated financial statements contained herein and includes all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Consolidated

Financial Statements and Notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                            MAR. 31    JUN. 30    SEPT. 30   DEC. 31    MAR. 31    JUN. 30    SEPT. 30   DEC. 31
                                              1997       1997       1997       1997       1998       1998       1998       1998
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Recurring revenues......................  $14,540    $17,880    $19,450    $22,787    $27,856    $ 35,224   $ 46,877   $ 54,766
  Other revenues..........................    1,632      1,367      1,559      1,673      1,578       1,620      1,699      1,650
  Incremental revenues(1).................       --         --         --         --        392       1,146      1,248      1,885
                                            -------    -------    -------    -------    -------    --------   --------   --------
    Total revenues........................   16,172     19,247     21,009     24,460     29,826      37,990     49,824     58,301
Operating costs and expenses:
  Cost of recurring revenues..............    7,601      8,876      9,271     10,968     14,087      17,555     20,619     24,382
  Cost of other revenues..................      406        429        281        233         36         120        252        277
  Sales and marketing.....................    6,261      6,125      6,756      6,829      7,566       8,281     10,644     16,241
  General and administrative..............    3,519      3,467      3,529      3,891      4,537       5,018      5,871      5,616
  Operations and member support...........    6,422      7,791      7,970      8,717      9,540      11,630     15,078     18,195
  Amortization and transaction costs(2)...       --         --         --         --         --       7,208     17,754     17,673
                                            -------    -------    -------    -------    -------    --------   --------   --------
    Total operating costs and expenses:...   24,209     26,688     27,807     30,638     35,766      49,812     70,218     82,384
Loss from operations......................   (8,037)    (7,441)    (6,798)    (6,178)    (5,940)    (11,822)   (20,394)   (24,083)
Interest expense..........................     (507)      (444)      (516)      (632)      (687)       (621)      (353)      (306)
Interest income...........................      165        135        116        221        223         426      1,919      1,856
                                            -------    -------    -------    -------    -------    --------   --------   --------
  Net loss................................   (8,379)    (7,750)    (7,198)    (6,589)    (6,404)    (12,017)   (18,828)   (22,533)
Deductions for accretion dividends(3).....       --         --         --         --         --      (1,054)    (3,276)    (3,271)
                                            -------    -------    -------    -------    -------    --------   --------   --------
Net loss attributable to common
  stockholders............................  $(8,379)   $(7,750)   $(7,198)   $(6,589)   $(6,404)   $(13,071)  $(22,104)  $(25,804)
                                            =======    =======    =======    =======    =======    ========   ========   ========
Basic and diluted net loss per share(4)...  $ (0.46)   $ (0.40)   $ (0.36)   $ (0.29)   $ (0.28)   $  (0.53)  $  (0.78)  $  (0.89)
                                            =======    =======    =======    =======    =======    ========   ========   ========
Weighted average shares(4)................   18,188     19,476     19,864     22,482     22,746      24,586     28,458     28,838
                                            =======    =======    =======    =======    =======    ========   ========   ========

------------------------------

(1) We began reporting incremental revenues in the first quarter of 1998.

(2) Amortization and transaction costs represent $41,238,000 in amortization of intangible assets acquired and a one time transaction cost, in June 1998, of $1,397,000 resulting from the strategic alliance with Sprint.

(3) Represents the accretion of liquidation dividends on Series A convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF D-60.

(4) SFAS No. 128, Earnings per Share ("EPS"), and Staff Accounting Bulletin
    No. 98 require companies, such as EarthLink, that incorporated the SAB 83 concept of "cheap stock" in determining pre-initial public offering EPS data to restate EPS data to conform to SFAS No. 128. Basic EPS now represents the weighted average number of shares divided into net income during a given period. Potential common stock items, options, warrants or convertible instruments are not included in the calculation of EPS due to their anti-dilutive effect.

                                            MAR. 31    JUN. 30    SEPT. 30   DEC. 31    MAR. 31    JUN. 30    SEPT. 30   DEC. 31
                                              1997       1997       1997       1997       1998       1998       1998       1998
                                            --------   --------   --------   --------   --------   --------   --------   --------
                                                                     (AS A PERCENTAGE OF TOTAL REVENUES)
CONSOLIDATED STATEMENT OF OPERATIONS DATA
Revenues:
  Recurring revenues......................     90%        93%        93%        93%        94%        93%        94%        94%
  Other revenues..........................     10          7          7          7          5          4          3          3
  Incremental revenues(1).................     --         --         --         --          1          3          3          3
                                              ---        ---        ---        ---        ---        ---        ---        ---
    Total revenues........................    100        100        100        100        100        100        100        100
Operating costs and expenses:
  Cost of recurring revenues..............     47         46         44         45         47         46         41         42
  Cost of other revenues..................      2          2          1          1         --         --          1         --
  Sales and marketing.....................     39         32         32         28         26         22         21         28
  General and administrative..............     22         18         17         16         15         13         12         10
  Operations and member support...........     40         41         38         35         32         31         30         31
  Amortization and transaction costs(2)...     --         --         --         --         --         19         36         30
                                              ---        ---        ---        ---        ---        ---        ---        ---
    Total operating costs and expenses....    150        139        132        125        120        131        141        141
Loss from operations......................    (50)       (39)       (32)       (25)       (20)       (31)       (41)       (41)
  Interest expense........................     (3)        (2)        (2)        (3)        (2)        (2)        (1)        (1)
  Interest income.........................      1          1          1          1          1          1          4          3
                                              ---        ---        ---        ---        ---        ---        ---        ---
    Net loss..............................    (52)       (40)       (33)       (27)       (21)       (32)       (38)       (39)
Deductions for accretion dividends(3).....     --         --         --         --         --         (2)        (6)        (5)
                                              ---        ---        ---        ---        ---        ---        ---        ---
Net loss attributable to common
  stockholders............................    (52)%      (40)%      (33)%      (27)%      (21)%      (34)%      (44)%      (44)%
                                              ===        ===        ===        ===        ===        ===        ===        ===

------------------------------

(1) We began reporting incremental revenues in the first quarter of 1998.

(2) Amortization and transaction costs represent $41,238,000 in amortization of intangible assets acquired and a one time transaction cost, in June 1998, of $1,397,000 resulting from the strategic alliance with Sprint.

(3) Represents the accretion of liquidation dividends on Series A convertible preferred stock at 3% compounded quarterly and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF D-60.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED WITH NINE MONTHS ENDED
  SEPTEMBER 30, 1998

    The following table sets forth the percentage of total revenues represented by certain items on the Company's statements of operations for the periods indicated:

                                                                   THREE MONTHS                   NINE MONTHS
                                                                       ENDED                         ENDED
                                                                   SEPTEMBER 30,                 SEPTEMBER 30,
                                                              -----------------------       -----------------------
                                                                1998           1999           1998           1999
                                                              --------       --------       --------       --------
Revenues:
  Recurring revenues........................................     94%            95%            94%            95%
  Other revenues............................................      3              2              4              2
  Incremental revenues......................................      3              3              2              3
                                                                ---            ---            ---            ---
Total revenues..............................................    100%           100%           100%           100%
                                                                ---            ---            ---            ---
Operating costs and expenses:
  Cost of recurring revenues................................     41             37             44             41
  Cost of other revenues....................................      1             --             --             --
  Sales and marketing.......................................     21             43             23             34
  General and administrative................................     12             11             13             11
  Operations and member support.............................     30             29             31             30
  Amortization and transaction costs(1).....................     36             20             21             22
                                                                ---            ---            ---            ---
                                                                141            140            132            138
                                                                ---            ---            ---            ---
Loss from operations........................................    (41)           (40)           (32)           (38)
Interest income.............................................      3              5             --              5
                                                                ---            ---            ---            ---
Net loss....................................................    (38%)          (35%)          (32%)          (33%)
                                                                ---            ---            ---            ---
EBITDA(2)...................................................      2%           (14%)           (4%)           (9%)

------------------------

(1) Represents amortization expense for the periods ended September 30, 1999 and 1998 and a one time transaction cost of $1,397,000 resulting from the June 1998 Sprint transaction.

(2) Represents earnings (loss) before depreciation and amortization, interest income and expense and income tax expense. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation from an alternative to, or more meaningful than measures of performance determined in accordance with generally accepted accounting principles.

Recurring Revenues

    The Company experienced substantial growth in revenues for the three and nine month periods ended September 30, 1999 as compared to the corresponding periods of 1998. The increase in recurring revenues of 80% from $46.9 million in the quarter ended September 30, 1998 to $84.6 million in the quarter ended September 30, 1999 was primarily due to an increase in the Company's member base from 815,000 at September 30, 1998 to 1,566,000 at September 30, 1999.

Other Revenues

                                               THREE MONTHS                         NINE MONTHS
                                                   ENDED                               ENDED
                                               SEPTEMBER 30,                       SEPTEMBER 30,
                                            -------------------      INCREASE   -------------------      INCREASE
                                              1998       1999        DECREASE     1998       1999        DECREASE
                                            --------   --------      --------   --------   --------      --------
                                                                       (IN THOUSANDS)
Dial-up set up fees.......................   $  771     $  493        $(278)     $2,310     $  990       $(1,320)
Other fees................................      928      1,438          510       2,587      3,500           913
                                             ------     ------        -----      ------     ------       -------
Total other revenues......................   $1,699     $1,931        $ 232      $4,897     $4,490       $  (407)
                                             ======     ======        =====      ======     ======       =======

    The decrease in dial-up set up fees was primarily due to the Company's willingness to waive set up fees for dial-up members acquired through certain marketing programs. The Company expects this trend to continue for dial-up set up fees. The increase in other fees was due to an increase in the number of premium services sold such as web-site hosting, broadband services and cancellation fees attributable to certain term marketing programs.

Incremental Revenues

    The Company continued to focus on deriving additional revenue from marketing activities targeted to its active member base. Incremental revenues increased 131% from $1.3 million to $3.0 million and 161% from $2.8 million to $7.3 million during the three and nine month periods ended September 30, 1999, respectively, as compared to the corresponding periods of 1998. The principal component of the Company's incremental revenue strategy is its Premier Partnership Program through which the Company offers and sells promotional packages that provide advertisers with access to the multiple points of contact EarthLink has with its members. The Company also sells content space and advertising on its various online properties such as the Personal Start Page and its bi-monthly print magazine, "bLink".

Cost of Recurring Revenues

                               THREE MONTHS ENDED SEPTEMBER 30,                 NINE MONTHS ENDED SEPTEMBER 30,
                         ---------------------------------------------   ---------------------------------------------
                                    PERCENT OF              PERCENT OF              PERCENT OF              PERCENT OF
                                    RECURRING               RECURRING               RECURRING               RECURRING
                           1998      REVENUES      1999      REVENUES      1998      REVENUES      1999      REVENUES
                         --------   ----------   --------   ----------   --------   ----------   --------   ----------
                                                      (IN THOUSANDS, EXCEPT PERCENTAGES)
Recurring revenues.....  $46,877        100%     $84,627        100%     $109,957       100%     $224,055       100%
Cost of recurring
  revenues.............   20,619         44       33,398         39        52,261        48        95,494        43

    The decrease in the cost of recurring revenues as a percentage of recurring revenues was primarily due to the Company's ability to negotiate more favorable contracts with third party access providers and to effectively manage communications costs per member.

Cost of Other Revenues


    Cost of other revenues decreased 17% during the three months ended September 30, 1999 as compared to the corresponding period of 1998 due to a reduction in ISDN equipment sold to members and the price of ISDN service. Cost of other revenues increased 93% during the nine months ended September 30, 1999 as compared to the corresponding period of 1998 due to increases in royalties paid to software vendors and the costs of providing electronic commerce.

Sales and Marketing

    Sales and marketing expenses consist primarily of advertising, direct response mailings, sales compensation, bounties, communications costs related to trial members, salaries and the cost of promotional material. Sales and marketing expenses increased 260% from $10.6 million to $38.2 million during the three month periods ended September 30, 1998 and 1999, respectively, and 200% from $26.5 million to $79.6 million in the nine months ended September 30, 1999 as compared to the same period in 1998. The increase was primarily due to management's increased emphasis on organic growth through marketing strategies including expanding sales and marketing efforts, increased sales commissions and increased marketing personnel headcount. Sales, marketing and other direct costs associated with the acquisition of members are generally expensed as incurred.

Operations and Member Support

    Operations and member support expenses consist primarily of costs associated with technical support and member service, as well as costs associated with operating the data center and MIS functions to maintain member accounts. Operations and member support expenses increased 70% from $15.1 million to $25.7 million during the three month periods ended September 30, 1998 and 1999, respectively and 97% from $36.2 million to $71.3 million during the nine months ended September 30, 1998 and 1999, respectively. These increases reflect
(1) the increase in members from 815,000 as of September 30, 1998 to 1,566,000 as of September 30, 1999, (2) the opening of the Company's two Sacramento call centers in April 1999 and September 1999 and (3) management's focus on retaining existing members by providing superior service and devoting significant resources to expanding technical support staff and network operations capabilities. The number of employees engaged in operations and member support activities was 1,553 and 1,633 at September 30, 1998 and 1999, respectively.

General and Administrative

    General and administrative expenses consist primarily of costs associated with the accounting and human resources departments, professional expenses, bad debt, credit card processing and executive compensation. General and administrative expenses increased 66% from $5.9 million to $9.8 million during the three months ended September 30, 1998 and 1999, and 66% from $15.4 million to $25.5 million in the nine months ended September 30, 1999 as compared to the same period in 1998. The increase was primarily due to increases in payroll, depreciation expense and credit card processing fees. The rise in payroll costs was primarily due to growth in headcount. In October 1998, the Company occupied an additional 55,000 square feet of its data center facility, and monthly rent increased from $66,000 to $92,000. The increase in depreciation expense was due to the acquisition of office equipment and the build-out of leasehold improvements. The increase in credit card processing fees was due to the increase in the Company's member base and increases in fees charged by credit card companies.

Intangible Assets And Amortization And Transaction Costs

    In June 1998, the Company consummated its strategic alliance with Sprint Corporation (the "Sprint Transaction"). Intangible assets acquired in the Sprint Transaction are valued as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Member base.................................................     $ 65,000
Marketing and Distribution Agreement........................       20,000
Goodwill....................................................       36,164
                                                                 $121,164
                                                                 ========

    The assets are being amortized on a straight-line basis over the estimated useful lives as follows: member base amortized over 18 months, the Marketing and Distribution Agreement amortized over 5 and 10 years, which are the life of the portion of the contract related to Sprint's provision of additional customers and the overall contract life relative to the co-branding feature, respectively, and the excess of consideration over the fair value of net assets acquired (goodwill) over 18 months. As such, the member base and goodwill will be fully amortized by December 31, 1999.

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1998       1999       1998       1999
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Member base.............................................  $10,833    $10,833    $14,444    $32,500
Marketing and Distribution Agreement....................      813        813      1,083      2,438
Goodwill................................................    6,108      6,027      8,038     18,081
                                                          -------    -------    -------    -------
Total...................................................  $17,754    $17,673    $23,565    $53,019
                                                          =======    =======    =======    =======

    In addition, a non-recurring Sprint Transaction cost of $1,397,000 was recorded in June 1998.

Interest Income

    Interest income increased from $1.9 million to $4.4 million and from $2.6 million to $12.7 million during the three and nine months ended
September 30, 1998 and 1999, respectively. The increases were primarily due to an increase in average cash balances available for investment.

Interest Expense

    Interest expense decreased from $353,000 to $308,000 and from $1.7 million to $1.0 million during the three months and nine months ended September 30, 1998 and 1999, respectively. The decreases were primarily due to the aging of capital lease obligations. As capital lease obligations have aged, a greater portion of lease payments has been attributed to principal payments rather than interest expense. Furthermore, management has been able to obtain lower effective interest rates on new lease obligations.

1998 COMPARED TO 1997

    The following table sets forth the percentage of total revenues represented by certain items in our statements of operations for the periods indicated:

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
Revenues:
  Recuring revenues.........................................      83%        92%        93%
  Other revenues............................................      17          8          4
  Incremental revenues......................................      --         --          3
                                                                ----       ----       ----
    Total revenues..........................................     100%       100%       100%
                                                                ----       ----       ----
Operating costs and expenses:
  Cost of recurring revenues................................      53         46         44
  Cost of other revenues....................................       6          2          1
  Sales and marketing.......................................      52         32         23
  General and administrative................................      32         18         13
  Operations and member support.............................      48         38         31
  Amortization and transaction costs (1)....................      --         --         23
                                                                ----       ----       ----
    Total operating costs and expenses......................     191        136        135
Loss from operations........................................     (91)       (36)       (35)
Interest income.............................................      --          1          2
                                                                ----       ----       ----
Interest expense............................................      (3)        (3)        (1)
                                                                ----       ----       ----
    Net loss................................................     (94%)      (38%)      (34%)
                                                                ====       ====       ====

------------------------

(1) Amortization and transaction costs represent $41,238,000 in amortization of intangible assets acquired and a one time transaction cost, in June 1998, of $1,397,000 resulting from the strategic alliance with Sprint.

Recurring Revenues

    We experienced substantial growth in revenues during 1998. The increase in recurring revenues of 120% from $74.7 million in 1997 to $164.7 million in 1998 was primarily due to an increase in our member base from approximately 420,000 at December 31, 1997 to approximately 1 million at December 31, 1998. In
June 1998 we acquired approximately 130,000 members and gained access to Sprint's marketing and distribution channels as part of our strategic relationship with Sprint. In addition to those channels, we aggressively expanded into the OEM arena by securing relationships with Apple, Packard Bell, NEC and Comp USA.

    We also added several key affinity marketing partners, Sam's Club, Discover Card and AAA of Southern California.

Other Revenues

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                1997       1998     INCREASE/(DECREASE)
                                                              --------   --------   -------------------
                                                                           (IN THOUSANDS)
Dial-up set up fees.........................................   $3,478     $2,853           $(625)
Non dial-up set up fees.....................................    2,753      3,694             941
Total other revenues........................................   $6,231     $6,547           $ 316
                                                               ======     ======           =====

    The decrease in dial-up set up fees is primarily due to our increased willingness to waive set up fees for dial-up members acquired through certain marketing programs in response to competitive pressures. We expect this trend to continue for dial-up set up fees. We have continued to expand our sales of premium services such as business Web site hosting, national ISDN, LAN ISDN, frame relay connections and cable connections. Set up fees for these services are generally not waived, and, as such, one-time fees for the set up of non-dial-up accounts has increased.

Incremental Revenues

    In the first quarter of 1998 EarthLink began reporting incremental revenues derived from advertising, content and electronic commerce fees that leverage the value of our growing member base and user traffic. The principal component of our strategy is our Premiere Partnership Program, through which we offer and sell promotional packages that provide advertisers with access to the multiple points of contact we have with our members. We also sell advertising and content space on our various online properties, such as the Personal Start Page and the Mall, and through our news magazine, bLink. We generally charge transaction fees on electronic commerce activities we facilitate. Incremental revenues were $4.7 million in 1998.

Cost of Recurring Revenues

                                                             YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                            PERCENT OF               PERCENT OF
                                                             RECURRING                RECURRING
                                                   1997      REVENUES       1998      REVENUES
                                                 --------   -----------   --------   -----------
                                                       (IN THOUSANDS, EXCEPT PERCENTAGES)
Recurring revenues.............................  $74,657        100%      $164,723       100%
Cost of recurring revenues.....................   36,716         49         76,643        47

    Cost of recurring revenues increased 109% during 1998 as compared 1997, primarily due to the increase in our member base. The decrease in the cost of recurring revenues as a percentage of recurring revenues is attributable to:
(a) more effective management of our network, (b) the addition of Sprint to our family of POP providers, and (c) our increasing ability to negotiate more favorable commercial arrangements with our telecommunications service providers as we leverage our growing member base.

Cost of Other Revenues

                                                                    YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------
                                                                      PERCENT                PERCENT
                                                                     OF OTHER               OF OTHER
                                                            1997     REVENUES      1998     REVENUES
                                                          --------   ---------   --------   ---------
                                                              (IN THOUSANDS, EXCEPT PERCENTAGES)
Royalties...............................................   $  930       15%        $158         2%
Other...................................................      419        7          527         8
                                                           ------       --         ----        --
Total cost of other revenues............................   $1,349       22%        $685        10%
                                                           ======       ==         ====        ==

    Cost of other revenues decreased 49% in 1998 as compared to 1997. The decrease was primarily due to a reduction in royalty expense. The increase in the remaining components of cost of other revenues is primarily due to the increase in the rate of member growth during 1998.

Sales and Marketing

    Sales and marketing expenses consist primarily of third-party bounties, advertising, sales commissions, salaries, referral credits, direct communication costs associated with trial accounts and the cost of promotional material. Sales and marketing expenses increased from $26.0 million in 1997 to $42.7 million in 1998. The increase was primarily due to increased third-party bounty payments, increased emphasis on marketing, including expanded sales and marketing efforts on a nationwide basis, increased sales commissions and increased marketing personnel headcount. We do not defer sales, marketing or other direct costs associated with the acquisition of members. We expense these costs as incurred.

General and Administrative

    General and administrative expenses consist primarily of costs associated with the accounting and human resources departments, professional expenses, rent, bad debt and compensation. General and administrative expenses increased 46% from $14.4 million in 1997 to $21.0 million in 1998. The increase was primarily due to an increase in credit card processing fees and an increase in bad debt expense. The increase in credit card processing fees was due to the increase in our member base. As a percentage of total revenues, general and administrative expenses decreased from 18% in 1997 to 13% in 1998.

Operations and Member Support

    Operations and member support expenses consist primarily of costs associated with technical support and member service, as well as customer information systems. Operations and member support expenses increased 76% from $30.9 million in 1997 to $54.4 million in 1998. However, as a percentage of total revenues Operations and member support expenses decreased from 38% in 1997 to 31% in 1998. We focus on retaining existing members by providing superior services and devoting significant resources to expanding technical support staff and network operations capabilities. We had 565 employees engaged in operations and member support activities on December 31, 1997 and 998 on December 31, 1998. We continue to improve member service functions by investing in training programs, hardware and software.

Interest Expense

    Interest expense decreased from $2.1 million in 1997 to $2.0 million during 1998 due to repayment of approximately $4 million in notes payable, the conversion of $5 million in debt to equity and a reduction in interest rates paid to lessors. The above was offset by the increase in capitalized lease obligations.

Interest Income

    Interest income increased from $637,000 in 1997 to $4.4 million 1998. The increase was primarily due to an increase in average cash balances available for investment as a result of our public follow on common stock offering completed in June 1998.

1997 COMPARED TO 1996

Recurring Revenues

    Recurring revenues increased $47.1 million or 171% from $27.6 million in 1996 to $74.7 million in 1997 due to the significant increase in our member base during 1997.

Other Revenues

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                                     INCREASE
                                                                1996       1997     (DECREASE)
                                                              --------   --------   ----------
                                                                       (IN THOUSANDS)
Dial-up set up fees.........................................   $4,563     $3,478     $(1,085)
Non dial-up set up fees.....................................    1,061      2,753       1,692
                                                               ------     ------     -------
Total other revenues........................................   $5,624     $6,231     $   607
                                                               ======     ======     =======

    Other revenues increased $607,000 or 11% from 1996 to 1997. Due to competitive pricing and other pressures, we waived set up fees for dial-up members acquired through certain marketing partnerships. This caused a decrease in dial-up set up fees earned during 1997. We expect this trend to continue for dial-up set up fees. During 1997, we began to aggressively promote Web hosting and nationwide high speed access services. The decline in dial-up set up fees was offset by increases in the other set up fees and revenues attributable to our Web hosting, high speed access services and cost of products sold.

Cost of Recurring Revenues

    Cost of recurring revenues increased from $17.7 million in 1996 to $36.7 million in 1997 because our member base increased, but decreased from 64% of recurring revenues in 1996 to 49% of recurring revenues in 1997. The decrease from 1996 to 1997 was primarily due to our ability to effectively manage communications costs and economies of scale to reduce per member costs as the total member base expanded. Until October 1996, we paid UUNET a fixed monthly fee per member plus a variable amount based on member usage in excess of a threshold number of hours per month. Our network services agreement with UUNET was amended as of October 1996 to change the cost basis from per member to peak port hours. In June 1997, UUNET agreed to waive monthly revenue minimums, excess hours fees and peak service user targets for the remaining six months of 1997. In return, EarthLink agreed not to invoke its early termination right prior to September 1998. If usage becomes more concentrated during peak times, the fees we pay to UUNET will increase, thereby adversely affecting our operating margins. Under our agreement with PSINet, we pay PSINet a fixed monthly fee for each member accessing our services through a PSINet POP.

Cost of Other Revenues

                                                                  YEAR ENDED DECEMBER 31,
                                                              --------------------------------
                                                                                     INCREASE
                                                                1996       1997     (DECREASE)
                                                              --------   --------   ----------
                                                                       (IN THOUSANDS)
Royalties...................................................   $1,907     $  930      $(977)
Other.......................................................      159        419        260
                                                               ------     ------      -----
Total cost of other revenues................................   $2,066     $1,349      $(717)
                                                               ======     ======      =====

    Cost of other revenues decreased $717,000 or 38% from $2.1 million in 1996 to $1.3 million in 1997. The decrease was due to the renewal of various contracts under more favorable terms.

Sales and Marketing

    Sales and marketing expenses increased $8.6 million or 49% from $17.4 million in 1996 to $26.0 million 1997. The increase was primarily due to our emphasis on marketing services, expanding sales and marketing efforts nationwide, increased sales commissions, marketing personnel headcount, third-party bounties and referral credits. We do not defer sales, marketing or other direct costs associated with the acquisition of members; rather, we expense these costs as they are incurred.

General and Administrative

    General and administrative expenses increased $3.9 million or 37% from $10.5 million in 1996 to $14.4 million in 1997 due to increases in bad debt, payroll, rent, depreciation expenses and credit card fees. Bad debt expense was $2.5 million or 7.5% of total revenues in 1996 due to difficulties in billing and in disconnecting late-paying members on a timely basis. Bad debt expense was $3.5 million or 4.3% of total revenues in 1997. Bad debt decreases were due to our review and elimination of accounts with questionable payment history and the compression of our collection cycle. The rise in payroll costs was primarily due to growth in headcount. Personnel engaged in general and administrative activities increased from 92 to 110 during 1997. Depreciation expense rose because of the acquisition of office equipment and the build-out of leasehold improvements. Credit card processing fees increased primarily because our member base increased.

Operations and Member Support

    Operations and member support expenses increased $15.1 million or 96% from $15.8 million in 1996 to $30.9 million in 1997 reflecting our efforts to retain existing members by devoting significant resources to expanding technical support and network operations capabilities. Employees engaged in operations and member support activities increased from 401 to 565 during 1997. During 1997, we created a new call center and invested in training programs and hardware and software to solve member problems.

Interest Expense

    Interest expense increased from $1.0 million in 1996 to $2.1 million in 1997 primarily due to our increased borrowings and capital lease obligations to finance our expansion of network infrastructure and capital equipment acquisitions.

Interest Income

    Interest income increased from $150,000 in 1996 to $637,000 in 1997 primarily because of the increase in average cash balances available for investment.

LIQUIDITY AND CAPITAL RESOURCES

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1999

    Cash used by operating activities was $8.7 million and $8.0 million during the three and nine month periods ended September 30, 1999, respectively. During the three months ended September 30, 1999, the effect of the Company's net loss of $31.4 million was offset by non-cash expenses, such as depreciation and amortization expenses, of $23.1 million. During the nine months ended
September 30, 1999, the Company's net loss of $78.2 million was offset by non-cash expenses, such as depreciation and amortization expenses of $68.1 million.

    Cash used in investing activities was $11.7 million and $33.7 million during the three and nine month periods ended September 30, 1999, respectively. Capital equipment purchases were $11.4 million and $33.6 million during the three and nine month periods ended September 30, 1999, respectively. Cash proceeds from sales of capital equipment were $1.2 million and $1.4 million during the three and nine month periods ended September 30, 1999, respectively. In
September 1999 the Company made an initial investment in a limited partnership of $1.5 million.

    Cash provided by financing activities was approximately $6.4 million and $239.2 million during the three and nine month periods ended September 30, 1999, respectively. Proceeds from the exercise of stock options and warrants were $6.2 million during the three months ended September 30, 1999. Proceeds and principal payments under capital leases were $4.0 million and $3.8 million, respectively, during the three months ended September 30, 1999. Sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses are recorded. The property continues to be depreciated by the Company. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement. Proceeds from the exercise of stock options and warrants were $9.9 million during the nine months ended September 30, 1999. In January 1999, the Company completed a follow on public offering of 2.4 million shares of its Common Stock at $73.63 per share. In conjunction with the offering, Sprint exercised its preemptive rights to maintain its existing ownership level in the Company. Accordingly, Sprint purchased 808,000 shares of which 201,000 shares were Common Stock and 607,000 shares were Series B Convertible Preferred Stock (having the same rights and preferences as the Series A Convertible Preferred Stock already held by Sprint). Net proceeds from the sale of Common Stock were $183.1 million. Net proceeds from the sale of Series B Convertible Preferred Stock to Sprint were approximately $42.6 million. Proceeds and principal payments under capital leases were $11.8 million and $9.3 million, respectively, during the nine months ended September 30, 1999.

    As of September 30, 1999, the Company had cash and cash equivalents of approximately $338.3 million. The Company believes that available cash will be sufficient to meet the Company's operating expenses and capital requirements for the next 12 months. EarthLink has available a $50 million credit facility from Sprint in the form of convertible senior debt, increasing to $100 million by June 5, 2001, at an interest rate of 6% per annum. The Company's capital requirements depend on numerous factors, including the rate of market acceptance of the Company's services, the Company's ability to maintain and expand its member base, the rate of expansion of the Company's network infrastructure, the level of resources required to expand the Company's marketing and sales programs, information systems and research and development activities, the availability of hardware and software provided by third-party vendors and other factors.

YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

    Our operating activities used $16.2 million and $21.3 million in cash during the years ended December 31, 1996 and 1997, respectively. In all three years, the Company's net loss was the primary component of cash used in operating activities. In 1998, however, the Company's net loss was offset by significant non-cash depreciation and amortization expenses relating to the Company's network and intangible assets. Our operating activities provided $26.6 million of cash during the year ended December 31, 1998, primarily because of the increase in accounts payable and accrued liabilities of $31.7 million.

    Our investing activities, used cash of approximately $18.4 million, $16.1 million and $9.2 million in 1996, 1997 and 1998, respectively. Capital equipment purchases were $18.8 million, $14.5 million and $24.3 million during the three years then ended. During 1997, we purchased the rights to subscribers and related assets of Internet in a Mall, Inc., a Tarzana, California based ISP, at a cost of approximately $1.4 million. Net cash received in the Sprint transaction of $23.8 million was partially offset by Sprint transaction costs of $9.9 million for the year ended December 31, 1998.

    Financing activities provided approximately $38.3 million, $49.8 million and $107.1 million in cash during 1996, 1997 and 1998, respectively. We raised
$8.7 million and $15.4 million in private sales of equity securities during 1996 and 1997, respectively. In the first quarter of 1997, we sold 4.6 million shares of common stock in our initial public offering and generated approximately
$26.2 million in net proceeds. We completed a follow on public offering in June 1998 of 3.8 million shares of common stock. Our net proceeds were approximately $106.3 million. During 1996, 1997 and 1998, we financed the acquisition of data processing and office equipment amounting to approximately $11.3 million, $10.5 million and $9.3 million, respectively, through equipment leases and sale leaseback agreements. We record sale leaseback transactions at cost, which approximates the fair market value of the property, and, therefore, no gains or losses are recorded. We continue to depreciate the property and record a financing obligation representing the proceeds based upon payments under the lease agreement.

    On December 31, 1998, we had approximately $140.9 million in cash and cash equivalents. We believe our available cash is sufficient to meet our operating expenses and capital requirements for the next 12 months. We also have a $25 million credit facility from Sprint in the form of convertible senior debt, increasing to $100 million over a three-year period, at an interest rate of 6% per annum. Our capital requirements depend on numerous factors, including the rate of market acceptance of our services, our ability to maintain and expand our member base, the rate of expansion of our network infrastructure, the size and types of acquisitions in which we may engage and the level of resources required to expand our marketing and sales programs. We cannot accurately predict the timing and amount of capital requirements. We may require additional financing sooner than anticipated if capital requirements vary materially from those currently planned. We have no commitments for any additional financing other than the line of credit from Sprint, and we cannot be sure that we can obtain additional commitments on favorable terms, if at all. Additional equity financing may dilute our stockholders, and debt financing, if available, may restrict our ability to declare and pay dividends and raise future capital. If we are unable to obtain additional needed financing, we may be required to reduce the scope of operations or anticipated expansion, which could materially and adversely affect us.

YEAR 2000

    Many existing computer programs use only two digits to identify a year. These programs were designed and developed without addressing the impact of the upcoming change in the century. If not corrected, many computer software applications could fail or create erroneous results by, at or beyond the year 2000. We utilize software, computer technology and other services internally developed and provided by third-party vendors that may fail due to the year 2000 phenomenon. For example, we are dependent on the institutions involved in processing our members' credit card payments for Internet services. We are also dependent on telecommunications vendors and leased dial up access vendors to maintain network reliability.

    We have completed our assessment of the year 2000 readiness of our third-party supplied software, computer technology and other services. Based upon testing and vendor supplied documentation, we believe that all of our material third party providers are year 2000 compliant and that all other providers are substantially ready. We tested our own proprietary software and internal systems and determined them to be year 2000 compliant. We anticipate that our systems, including components thereof provided by third-party vendors, will operate properly when the year 2000 event occurs.

    The most reasonably likely worst-case year 2000 scenario would be for one or more of our network service providers to fail thereby making it difficult or impossible for members to dial-up and access the Internet; however, we maintain agreements with several nationwide network service providers including UUNET, Sprint, PSINet and Level 3, and have the ability to switch our members among the networks of these providers. Therefore, should any of these providers be unable to provide our members with Internet access as a result of year 2000 problems, we believe our redundant network arrangements will adequately accommodate our dial-up access needs. Total costs incurred in connection with our year 2000 readiness efforts have been and are expected to continue to be minimal.

SAFE HARBOR STATEMENT

    The Management's Discussion and Analysis and other portions of this Report include "forward looking" statements within the meaning of the federal securities laws that are subject to future events, risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Important factors that ether individually or in the aggregate could cause actual results to differ materially from those expressed include, without limitation,
(1) that the Company will not retain or grow its member base, (2) that the Company will fail to be competitive with existing and new competitors, (3) that the Sprint alliance will not be as beneficial to the Company as management anticipates, (4) that the Company will not be able to sustain its current growth, (5) that the Company will not adequately respond to technological developments impacting the Internet, (6) that needed financing will not be available to the Company if and as needed, (7) that a significant change in the growth rate of the overall U.S. economy will occur, such that consumer and corporate spending are materially impacted, (8) that a significant reversal in the trend toward increased usage of the Internet will occur, and (9) that the Company or its vendors and suppliers may fail to timely achieve Year 2000 readiness such that there is a material adverse impact on the business, operations or financial results of the Company, (10) that a drastic negative change in the market conditions may occur, or (11) that some other unforeseen difficulties may occur. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those describe in the forward-looking statements included herein.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table presents certain information relating to various forms of compensation awarded to, earned by or paid to EarthLink's Chief Executive Officer and the six most highly compensated executive officers of EarthLink other than the Chief Executive Officer who earned more than $100,000 during fiscal 1998 and were serving at the end of fiscal 1998. Such executive officers are referred to as the "EarthLink Named Executive Officers."

                                                                                   LONG TERM
                                                                                  COMPENSATION
                                                                ANNUAL            ------------
                                                             COMPENSATION          SECURITIES
                                                          -------------------      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR      SALARY     BONUS        OPTIONS(#)    COMPENSATION
---------------------------                    --------   --------   --------     ------------   ------------
Sky D. Dayton................................    1998     $210,025   $45,042              --              --
  Chairman of the Board of Directors (1)         1997      180,000    45,411              --              --
                                                 1996      153,036    70,006              --              --

Charles G. Betty.............................    1998      312,000    60,142         300,000      $ 22,435(2)
  President and Chief Executive Officer          1997      240,000    60,621              --        10,578(3)
                                                 1996      220,550    77,635         500,000        24,000(3)

Grayson L. Hoberg............................    1998      150,017        --              --         1,038(5)
  Senior Vice President, Finance and             1997        8,654        --         200,000              --
  Administration and
  Chief Financial Officer (4)

David R. Tommela.............................    1998      145,616    26,512          20,000         2,373(6)
  Senior Vice President, Operations              1997      132,000    26,723              --         1,218(6)
                                                 1996      130,392    34,439          25,000              --

Richard D. Edmiston..........................    1998      185,021    18,253          20,000         2,636(9)
  Vice President, Research and                   1997      185,000    33,398(8)       55,000         1,423(9)
  Development (7)                                1996           --        --              --              --

Brinton O.C. Young...........................    1998      160,019    29,522         100,000              --
  Senior Vice President, Marketing               1997      140,000    29,754              --              --
                                                 1996       73,681    18,409         225,000              --

William S. Heys..............................    1998      156,158        --         150,000              --
  Senior Vice President, Sales (10)

------------------------

(1) Mr. Dayton served as President until January 15, 1996, when Mr. Betty's employment commenced. Mr. Dayton served as Chief Executive Officer until May 7, 1996, when Mr. Betty was appointed to that position.

(2) Consists of reimbursement in 1998 of $19,042 in travel expenses pursuant to Mr. Betty's employment agreement and $3,393 in matching contributions made to Mr. Betty's account under our 401(k) Plan.

(3) Consists of reimbursement in 1997 of $8,363 in travel expenses pursuant to Mr. Betty's employment agreement and $2,215 in matching contributions to Mr. Betty's account under our 401(k) Plan, and reimbursement in 1996 of $24,000 of such reimbursable expenses pursuant to Mr. Betty's employment agreement.

(4) Mr. Hoberg's employment commenced on December 5, 1997.

(5) Consists of matching contributions made to Mr. Hoberg's account under our 401(k) Plan.

(6) Consists of matching contributions made to Mr. Tommela's account under our 401(k) Plan.

(7) Mr. Edmiston's employment commenced on January 16, 1997.

(8) Includes a signing bonus of $15,000 paid to Dr. Edmiston pursuant to his employment agreement with EarthLink and a performance bonus of $18,398.

(9) Consists of matching contributions made to Dr. Edmiston's account under EarthLink's 401(k) Plan.

(10) Mr. Heys' employment commenced on January 2, 1998.

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
     OPTION EXERCISES IN FISCAL 1998 AND FISCAL 1998 YEAR-END OPTION VALUES

    The following table shows the number of shares of Common Stock subject to exercisable and unexercisable stock options held by each of the EarthLink Named Executive Officers as of December 31, 1998. The table also reflects the values of such options based on the positive spread between the exercise price of such options and $57.00, which was the closing sales price of a share of EarthLink's Common Stock reported on the Nasdaq National Market on December 31, 1998.

                                                   SHARES
                                                 ACQUIRED ON     VALUE
NAME                                              EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE
----                                             -----------   ----------   -----------   -------------
Sky D. Dayton..................................    325,000     $9,522,384      25,000        150,000
Charles G. Betty...............................    225,000      7,034,000     215,000        360,000
Grayson Hoberg.................................     23,000      2,006,975      23,000        160,000
David R. Tommela...............................     48,500      1,128,591      12,000         59,500
Richard D. Edmiston............................     11,000        190,438      11,250         52,750
Brinton O.C. Young.............................     42,500      2,006,975      85,000        197,500
William S. Heys................................      5,000        137,813      21,700        135,300

------------------------

(1) The value of "in-the-money" options represents the difference between the exercise price of stock options and $57.00, the closing sales price reported by the Nasdaq National Market of EarthLink's Common Stock for December 31, 1998.

CONVERTIBLE SECURITIES VESTING PLAN

    In December 1997, EarthLink's Board of Directors adopted a plan whereby the vesting of stock options and warrants held by certain directors and employees will accelerate upon a change in control of EarthLink. Generally, a change in control includes the sale of all or substantially all of EarthLink's assets or the acquisition by a person or group (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 and the rules promulgated thereunder) of 25% or more of EarthLink's outstanding voting securities. In connection with the Sprint Transaction, EarthLink amended this plan so that the Sprint transaction would not constitute a change in control.

KEY EMPLOYEE COMPENSATION CONTINUATION PLAN

    In January 1998, the EarthLink Board of Directors adopted a plan whereby those employees identified as "key" or critical are entitled to a severance payment equal to fifty percent (50%) of their compensation and certain other benefits received during the twelve-month period ending upon their termination. EarthLink adopted this plan to attract the highest quality individuals to become key members of EarthLink's leadership team and to retain the high-quality individuals who are presently members of its leadership team.

COMPENSATION OF DIRECTORS

    Directors of EarthLink do not receive cash compensation for serving in that capacity, but are reimbursed for the expenses they incur in attending meetings of the Board of Directors or any committees thereof. Non-employee directors are eligible to receive options to purchase EarthLink common stock awarded under its Directors Stock Option Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the EarthLink's Board of Directors currently consists of Messrs. Lacy, O'Donnell and Slatkin. No member of the Compensation Committee was, during the last fiscal year, an officer or employee of EarthLink nor was formerly an officer of EarthLink. Members of

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
the Compensation Committee did not have disclosable relationships with EarthLink in 1998. However, the following disclosure regarding non-Compensation Committee Board members is required:

    Mr. Esrey serves as Chairman of the Board of Directors and Chief Executive Officer of Sprint Corporation. Mr. Lauer serves as President of the Consumer Services Group of Sprint. On June 5, 1998, EarthLink consummated a series of transactions with Sprint which, among other things, resulted in Sprint purchasing 2.5 million shares of EarthLink's Common Stock at $22.50 per share in a tender offer and purchasing approximately 4.1 million shares of the EarthLink's Series A Convertible Preferred Stock (which are convertible into
8.2 million shares of Common Stock), in exchange for certain commercial and financial arrangements. Under the network services agreement that was implemented in connection with the Sprint alliance, EarthLink paid Sprint $3,192,637 during 1998.

    EarthLink believes that the foregoing transactions were on terms no less favorable to EarthLink than could be obtained from unaffiliated parties. It is EarthLink's current policy that all transactions by EarthLink with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to EarthLink than could be obtained from unaffiliated parties.

CERTAIN RELATIONSHIPS AND INSIDER TRANSACTIONS

    EarthLink has adopted a current policy that all transactions by EarthLink with officers, directors, more than five percent stockholders and their affiliates will be entered into only if such transactions are approved by a majority of disinterested independent directors and are on terms such directors believe are no less favorable to EarthLink than could be obtained from unaffiliated parties.

    For a summary of certain transactions and relationships among EarthLink and its associated entities, and among the directors and executive officers of EarthLink and its associated entities, see "--Compensation Committee Interlocks and Insider Participation."

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
                          INFORMATION ABOUT MINDSPRING

BUSINESS

    MindSpring is a leading national Internet service provider, or ISP, which focuses on serving individuals and small businesses. Its primary service offerings are dial-up Internet access and business services, which it offers in various price and usage plans designed to meet the needs of its subscribers. MindSpring's business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design and domain name registration. Web hosting, MindSpring's principal business service, complements its Internet access business and is one of the fastest growing segments of the Internet marketplace.

    MindSpring offers subscribers complete Internet access and Web hosting solutions, placing an emphasis on user-friendly and easy to install software, network reliability, highly responsive customer service and superior technical support. Through its nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, MindSpring's subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call.

    Over the past five years, MindSpring has rapidly increased its subscriber base and revenues by:

    - providing superior customer service and technical support;

    - expanding its marketing and distribution activities;

    - making strategic acquisitions; and

    - creating additional revenue streams by offering value-added services, such as Web hosting, that build on its basic operating capabilities and services.

    MindSpring's subscriber base has grown from approximately 12,000 subscribers at December 31, 1995, to approximately 1.3 million subscribers at September 30, 1999, including approximately 61,000 Web hosting subscribers and approximately 3,000 dedicated Internet access accounts.

    MindSpring was incorporated in Georgia in February 1994, and was reincorporated in Delaware in December 1995. MindSpring's executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and its telephone number at that address is (404) 815-0770. MindSpring also maintains an Internet site on the World Wide Web at WWW.MINDSPRING.COM. Information on MindSpring's Web site is not, and should not be deemed to be, a part of this joint proxy statement/ prospectus.

RECENT ACQUISITIONS

    In October 1998, MindSpring purchased substantially all of Spry, Inc.'s subscriber base of individual dial-up Internet access customers in the United States and Canada, including approximately 130,000 individual access accounts. MindSpring also acquired various assets used in serving those customers, including a leased customer support facility and a leased network operations facility in Seattle, Washington and all rights to the "Sprynet" name. Spry was a wholly-owned subsidiary of America Online, Inc. The purchase price for these assets was approximately $32 million.

    In February 1999, MindSpring purchased substantially all of NETCOM On-Line Communication Services, Inc.'s subscriber accounts in the U.S., including approximately 408,000 individual access accounts, approximately 25,000 dedicated Internet access accounts and approximately 25,000 Web hosting accounts. NETCOM, now known as ICG Netahead, Inc., is a wholly owned subsidiary of ICG Communications, Inc. MindSpring also acquired assets used in serving those customers, including leased operations facilities in San Jose, California and Dallas, Texas and ICG Netahead's rights to the "NETCOM" name, except in Canada, the United Kingdom and Brazil. ICG Netahead retained all of its assets used in connection with its network operations. Under a separate network services agreement

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
with ICG Netahead, MindSpring purchases access to ICG Netahead's network. MindSpring paid $245 million for the NETCOM assets, consisting of $215 million in cash and $30 million in MindSpring common stock.

MINDSPRING SERVICES

    MindSpring's services include dial-up Internet access and business services, which consist of Web hosting and other services such as high-speed dedicated Internet access for small to medium-sized businesses and Web page design. MindSpring's primary service offerings, dial-up Internet access and Web hosting, are offered in various price and usage plans designed to meet the needs of its customers. MindSpring continuously evaluates the need to add additional product offerings and modify its service features based upon market demands.

    INTERNET ACCESS

    DIAL-UP INTERNET ACCESS. MindSpring's primary service offering is dial-up Internet access. As of September 30, 1999, approximately 87% of MindSpring's total revenues were attributable to dial-up Internet access. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.1 or later operating system or Macintosh computer with at least 8MB of RAM and a modem of
14.4 Kbps speed or faster. The subscriber's MindSpring connection is a direct, point-to-point protocol, or "PPP," connection to the Internet. A direct PPP connection enables a subscriber to use any standard Internet capable software that will run on the subscriber's computer.

    MindSpring currently offers the following five price plans for dial-up subscription, taking account of demand for both heavy and light Internet usage. Each plan requires a start-up fee of up to $25 (except for the COMMERCIAL plan, which has a start-up fee of $50), which is waived in certain instances depending upon the promotional method by which the subscriber is acquired.

    THE WORKS. For $26.95 per month, individual subscribers receive unlimited usage (not intended to be a full-time connection) as well as 10MB of Web space, a personal Web page editor that permits subscribers to create and upload their own Web pages, and five mailboxes.

    UNLIMITED ACCESS. Individual subscribers pay $19.95 per month for unlimited usage, 5MB of Web space, and three mailboxes. As with the Works Plan, the subscriber must disconnect when not actively accessing the Internet. The subscriber is not permitted, for example, to maintain a full-time computer connection as a World Wide Web server.

    STANDARD. Subscribers pay $14.95 per month for 20 hours of use and $1 per hour for each additional hour. Subscribers also receive 5MB of Web space and one mailbox.

    LIGHT. Subscribers pay $6.95 per month for 5 hours of use and $2 per hour for each additional hour. Subscribers also receive 5MB of Web space and one mailbox.

    COMMERCIAL. Designed for small businesses, subscribers pay a $50 start-up fee and $99 per month thereafter in exchange for 160 hours of usage and $.75 for each additional hour. Subscribers receive 10 mailboxes and are not charged for simultaneous usage, which would permit several employees to be on-line at once without paying additional fees.

    Subscribers to each plan can also purchase additional features such as extra mailboxes for specified fees.

    Substantially all of MindSpring's subscribers are on month-to-month subscriptions. MindSpring offers a 30-day money-back satisfaction guarantee for new subscribers. Billing is monthly, with payments made by the majority of subscribers by a monthly charge to the subscriber's credit card. Payment is made at the beginning of each billing cycle, although some subscribers are invoiced (for an extra charge). Subscribers, as well as MindSpring, may cancel an account at any time, with the cancellation taking effect as of the first day of the following billing month.

    A subscriber who is within local dialing range of one of the MindSpring POPs or a designated third-party provider POP can access the Internet with a local telephone call. MindSpring also offers access to its services through an "800" number for an additional charge. All dial-up subscribers can connect to the MindSpring network, including the third-party provider POPs, via modem at speeds up to 56 Kbps. In a majority of the cities that MindSpring serves, individual subscribers, except subscribers to the UNLIMITED ACCESS and COMMERCIAL plans, can also choose to connect via ISDN at 64 Kbps or 128 Kbps. There is a one-time extra start-up fee of $25 for ISDN users who subscribe to the STANDARD and LIGHT plans; otherwise, 64K ISDN pricing is the same as for modem subscribers, and 128K users pay a small surcharge. All dial-up subscribers also have the option of using MindSpring servers to publish information on the Internet through the World Wide Web or FTP. MindSpring subscribers may use the space made available on MindSpring's servers to make World Wide Web pages or computer data files available to the Internet.

    MindSpring recently introduced high-speed cable modem Internet access on a limited basis in Montgomery, Alabama, Columbus, Georgia, Augusta, Georgia, Charleston, South Carolina, and Panama City, Florida. MindSpring provides this service through an agreement with KNOLOGY Holdings, Inc., an affiliate of ITC Holding Company, Inc., one of MindSpring's principal stockholders. MindSpring's ability to expand its geographic offering of this service will depend on KNOLOGY's enhancement and expansion of its network infrastructure and MindSpring's access to other third-party cable and broadband networks.

    MindSpring also recently introduced consumer DSL service on a limited basis to eleven cities nationwide. This service provides MindSpring customers with an "always on" connection to the Internet that features download speeds of up to
1.5 megabits per second and eliminates the need for a second analog phone line for a modem since the connection uses the same wires as the member's primary phone number. With DSL, members can make and receive phone calls or send faxes while simultaneously maintaining the "always on" connection to the Internet.

    BUSINESS SERVICES

    MindSpring business services, which are provided by the company's MindSpring Biz division, consist of:

    - Web hosting, the business of maintaining a customer's Internet Web site;

    - high-speed, dedicated Internet access;

    - Web page design;

    - domain name registration; and

    - e-commerce services.

    As of September 30, 1999, business services revenues, which were derived almost entirely from Web hosting services, accounted for approximately 13% of MindSpring's total revenues.

    WEB HOSTING. MindSpring offers Web hosting accounts for companies and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. Web hosting subscribers can use their own domain names in their World Wide Web addresses. This type of Web hosting is called "virtual hosting." Web hosting subscribers create their Web sites themselves and then upload the pages to a MindSpring Web server. MindSpring's Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support, advanced services features, such

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
as secure transactions and VRML, or Virtual Reality Markup Language, a feature used to make Web pages seem three-dimensional, and reporting on site usage. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. As of September 30, 1999, MindSpring had approximately 61,000 Web hosting subscribers.

    WEB PAGE DESIGN. MindSpring's Web page design services consist of four standard design packages from which a subscriber can choose or the subscriber can create a custom Web package from scratch. The subscriber provides the text for the Web site, and custom design work is available from MindSpring, including logo design, additional HTML pages, and database integration.

    E-COMMERCE. MindSpring's e-commerce hosting service enables even unsophisticated subscribers to set up an Internet storefront in virtually minutes. MindSpring offers merchants a complete suite of commercial hosting options including:

    - Web hosting;

    - Web site or Web page design;

    - domain name registration;

    - store front and back office applications;

    - customer-to-merchant e-mail services;

    - search engine registration;

    - encryption security certificates to assure confidentiality of transactions; and

    - credit card and on-line payment processing services.

    DEDICATED ACCESS AND DOMAIN REGISTRATION. MindSpring offers domain registration services and, in some markets, high-speed dedicated access connections to the Internet. As of September 30, 1999, MindSpring had approximately 3,000 dedicated access accounts.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

    MindSpring believes that excellent customer services and technical support is critical to its success in retaining and attracting new subscribers. MindSpring currently provides customer service and technical support through its call centers located in Atlanta, Georgia; Harrisburg, Pennsylvania; Phoenix, Arizona; Seattle, Washington; San Jose, California; and Dallas, Texas. In 1999, MindSpring received the highest ranking in overall customer satisfaction among Internet service providers in the J.D. Power and Associates 1999 National ISP Online Residential Customer Satisfaction Study.

    MindSpring's customer service staff handles all questions regarding a subscriber's account and are available from 9 a.m. to 9 p.m. eastern time seven days a week, except for major holidays. As of September 30, 1999, MindSpring had approximately 330 customer service employees.

    MindSpring's technical support staff handles questions related to the provision of its services such as questions regarding installation of MindSpring's service, connection to its network and use of various software applications. MindSpring's technical support staff is available 24 hours a day, seven days a week, except for major holidays. As of September 30, 1999, MindSpring had approximately 980 technical support employees.

    Subscribers can call any of MindSpring's call center facilities for customer service and technical support through a local telephone number, for those cities local to a call center, or a toll-free "800" number. Subscribers can also e-mail their questions directly to a customer service and technical support address at MindSpring. In addition, MindSpring maintains MindSpring-specific newsgroups on the

Internet where subscribers can post requests for help and other subscribers, as well as MindSpring support personnel, can respond.

SALES AND MARKETING

    MindSpring believes that the market for individual Internet access is heavily influenced by person-to-person referrals. Accordingly, MindSpring's marketing efforts have been geared, among other things, toward generating positive referrals and stimulating subscriber growth and retention by providing exceptionally high-quality service to its existing subscribers. MindSpring also offers a $20 credit to existing subscribers each time a new subscriber names the existing subscriber as the referral source. A significant number of MindSpring's new subscribers indicate that an existing subscriber referred them.

    MindSpring also engages in targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. MindSpring believes that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, MindSpring has recently increased its print publication, radio, television and direct mail advertising in certain targeted major metropolitan areas throughout the United States in order to achieve greater density in its subscriber base.

    In addition, MindSpring has pursued nationwide strategic alliances available to it as a result of its nationwide access and reputation for reliability and high quality. Such nationwide marketing opportunities may include, among others, entering into large-scale bundling arrangements with complementary products, such as computers, software products, multimedia books, and CD-ROM merchandise, and seeking strategic alliances available with complementary businesses operating in its service areas, such as Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, media companies, telecommunications companies, local area network and World Wide Web consulting companies, and other Internet access companies that specialize in providing dedicated connections. The nature and terms of these alliances vary.

    MindSpring intends to continue to expand its marketing and distribution efforts. MindSpring will continue to closely monitor the results of its marketing techniques as part of an ongoing effort to increase the cost-effectiveness of its marketing efforts.

    MindSpring has attempted to maintain a high degree of personal contact with the communities that it serves, and has a staff of territory managers who are responsible for generating interest in MindSpring in these communities. MindSpring marketing personnel spend considerable time meeting with and making presentations to groups representing potential subscribers, such as computer user associations, high-technology business associations, and educational institutions.

    Sales are consummated by MindSpring's telephone sales force, which responds to incoming subscription inquiries, as well as through an on-line sign-up procedure. The on-line registration module, which is available in MindSpring's retail software package, through MindSpring's Web site and through various Original Equipment Manufacturer, or OEM, arrangements, enables a user to become a MindSpring subscriber by selecting service plans and billing methods on-line, without the need to speak to a MindSpring employee.

NETWORK INFRASTRUCTURE

    GEOGRAPHIC COVERAGE. Through MindSpring's nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, MindSpring's subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call. MindSpring purchases access to third-party provider POPs through network services agreements with

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
PSINet, Worldcom Advanced Networks (formerly Gridnet International, L.L.C.), GTE Internetworking Incorporated (formerly BBN Planet Corporation) and ICG Netahead.

    MindSpring believes that using a combination of MindSpring-owned POPs and POPs owned by third-party network providers enables it to provide Internet access services on a nationwide basis while managing the timing and magnitude of its capital expenditures. MindSpring employs a strategy of leasing POPs from third-party providers in locations where it is more economical to do so. These are typically geographic areas where MindSpring has lower market penetration than areas it serves through MindSpring POPs. MindSpring periodically reevaluates the economics of this strategy and, if warranted, may install a MindSpring POP to replace or overlap with a leased POP.

    MINDSPRING POPS. Each MindSpring POP typically consists of data communications equipment such as 3Com-Registered Trademark- Total Control modem chassis, 3Com-Registered Trademark- or Bay Networks switches and Cisco Systems routers, the majority of which are currently co-located with a local telecommunications or media company. The 3Com-Registered Trademark- modem chassis employed by MindSpring support both ISDN and analog terminations. MindSpring has upgraded all modem chassis to support the new international 56Kb modem standard, V.90.

    Each MindSpring POP is connected to MindSpring's Atlanta Network Data Center. These connections consist of either a private line point-to-point Internet Protocol, or "IP" connection, or a frame relay connection. In addition, MindSpring uses private peering points to more efficiently manage its network traffic. A private peering point is a point where MindSpring's network connects to the network of one of its third-party network providers. This enables MindSpring to route network traffic along the shortest path feasible.

    MindSpring refers to some of its POPs as "super-POPs." A super-POP is a POP where MindSpring co-locates its equipment with a competitive local exchange carrier, or "CLEC". By co-locating with a CLEC, MindSpring is able to aggregate Internet traffic from multiple local calling areas into a single modem pool via local telephone numbers. This creates, in effect, a "super-POP," enabling MindSpring to offer local dial-up access out of a single POP to areas that would otherwise require co-location sites in each local dial-up area--that is, multiple POPs--to accomplish the same task. As part of MindSpring's strategy, it intends to open additional super-POPs where demand and other economic factors warrant.

    ATLANTA NETWORK HUB. MindSpring's Atlanta Network Data Center is connected to Internet backbone providers such as GTE Internetworking via large leased telecommunications lines called DS-3s. MindSpring's Atlanta Network Data Center is supported by dual SONET rings provided by BellSouth Corporation and MediaOne. The Data Center has a back-up generator for emergency use in the event of a prolonged loss of electric power. In addition to dial-up subscribers, most of MindSpring's Web hosting and Web-server co-location customers are served from this location.

    NETWORK OPERATIONS CENTER. MindSpring maintains a Network Operations Center at its Atlanta headquarters through which its technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. The Network Operations Center is staffed
24 hours a day, 7 days a week. MindSpring also monitors network operations through its facilities in Seattle, Washington and Dallas, Texas. In the future, MindSpring may use its other call center facilities to supplement or add redundancy to this network monitoring capability. In addition, MindSpring continues to invest in improved network monitoring software and hardware systems.

MINDSPRING SOFTWARE

    An important component of MindSpring's service offering for dial-up subscribers is the MindSpring starter kit. The starter kit includes the MindSpring installation program, front-end software and documentation, an on-line registration module (retail version only), network software that enables

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
a subscriber to connect to the Internet, and application programs. MindSpring's subscribers acquired from Spry and NETCOM connect to the Internet using software that MindSpring acquired in those acquisitions. Those subscribers may switch to MindSpring software at their option at any time.

    MindSpring's objectives in developing and providing the MindSpring starter kit are to:

    SIMPLIFY INSTALLATION. MindSpring's software package automatically configures all the individual Internet access programs after one-time entry by the user of a few required fields of information (name, user name, password, etc.).

    PROVIDE A CONVENIENT AND INTUITIVE STARTING PLACE FOR
SUBSCRIBERS. MindSpring's front-end software allows subscribers to connect and disconnect, see any current messages from MindSpring, check their monthly usage, see if they have any e-mail, and launch any of their Internet application programs, all from one screen. "Help" files and the accompanying documentation contain information on troubleshooting and things to do on the Internet. Links to the most popular content sites are also provided.

    ENHANCE EFFICIENCY OF MINDSPRING'S SUPPORT SERVICES. High-quality software with which MindSpring's technical support representatives are familiar makes it easier for MindSpring to provide fast and efficient customer service and technical support. Software that is reliable and easy to install and use also tends to reduce subscriber need for extensive customer service and technical support services.

    PROVIDE STATE-OF-THE-ART APPLICATIONS. MindSpring uses existing applications developed by third parties in its software package. MindSpring believes that this approach will enable it to include state-of-the-art software in its package and to keep pace with technology developments by replacing applications with newer or better programs as they become available without diverting resources by attempting to develop new applications programs.

SUBSCRIBER APPLICATIONS

    MindSpring subscribers use their accounts for, among other things, communicating, retrieving information, and publishing information on the Internet. In surveys of its subscribers, a substantial number of MindSpring's individual subscribers report that they use their MindSpring accounts for personal as well as business purposes. The subscriber's MindSpring connection is a direct PPP connection, enabling subscribers to use any standard Internet-capable software that will run on their computers. A complete set of the most popular Internet applications are part of the MindSpring starter kit software package, including:

    ELECTRONIC MAIL. E-mail allows subscribers to exchange electronic messages with anyone else who has an Internet e-mail address. These messages are usually text only but can also include other kinds of computer files (such as images, computer programs, or word processing documents), which are sent as attachments. MindSpring's software package includes the Microsoft Outlook
Express-Registered Trademark- E-mail application.

    THE WORLD WIDE WEB. The World Wide Web allows a multimedia presentation of material (i.e., text, graphic, sound, and video). Users can move from one World Wide Web site to another by clicking on hypertext links and can interact with the World Wide Web information providers through typed input. The software programs that allow users to explore the World Wide Web are known as "browsers." The browser applications currently included in MindSpring's software package is Microsoft's Internet Explorer.

    NETWORK NEWS. Network News provides Internet-wide, subject-specific forums on thousands of different subjects, where users can post information and review posted information from other users.

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    FTP.  File transfer protocol, or FTP, is a standard Internet tool that allows users to send and retrieve computer files. FTP is often used for retrieving software from various archive sites on the Internet.

    INTERNET RELAY CHAT. Internet Relay Chat allows users to participate in chat sessions, in which typed comments from all participants appear on the screen, allowing simultaneous multiperson real-time conversations.

    MindSpring has obtained permission and, in certain cases, licenses from each manufacturer of the software that MindSpring bundles in its front-end software product for Windows and Macintosh subscribers.

BILLING AND MANAGEMENT INFORMATION SYSTEMS

    A majority of MindSpring's individual subscribers pay their MindSpring fees automatically by credit card each month. MindSpring generally sends monthly invoices to commercial accounts with multiple users. Billing calculations and payment transactions are managed on MindSpring's automated billing system. MindSpring expects to continue to modify and upgrade its billing system as needed in order to maintain its ability to bill and collect amounts due and to be responsive to changes in the market.

PROPRIETARY RIGHTS

    GENERAL. Although MindSpring believes that its success is more a function of its technical expertise and customer service than its proprietary rights, MindSpring's success and ability to compete depends in part upon its technology. MindSpring relies on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect its technology. It is MindSpring's policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with MindSpring. These agreements provide that confidential information developed or made known during the course of a relationship with MindSpring must be kept confidential and not disclosed to third parties except in specific circumstances. MindSpring cannot provide any assurances that the steps it has taken will be adequate to prevent misappropriation of its technology or that its competitors will not independently develop technologies that are substantially equivalent or superior to its technology.

    LICENSES. MindSpring has obtained authorization to use the products of each manufacturer of software that it bundles in its front-end software product for Windows and Macintosh subscribers. The particular applications included in the MindSpring starter-kit have, in some cases, been licensed. MindSpring currently intends to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. MindSpring may also want or need to license other applications in the future. License fees charged to MindSpring upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. Other applications included in the MindSpring starter kit are shareware for which MindSpring has obtained permission to distribute or which are from the public domain and are freely distributable. MindSpring developed the front-end software programs in MindSpring's starter kit for Windows 3.1, Windows 95, and Macintosh. MindSpring has acquired some software, trademarks and other proprietary technology from Spry and NETCOM which it may continue to use for acquired subscribers.

COMPETITION

    The markets for the provision of Internet access and business services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and MindSpring expects that competition will continue to intensify. MindSpring may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than MindSpring. Increased competition could cause MindSpring to increase its selling and

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marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. MindSpring may not be able to offset the effects of these increased costs through an increase in the number of its subscribers or higher revenue from enhanced services, and MindSpring may not have the resources to continue to compete successfully. These developments could adversely affect MindSpring's business, financial condition and results of operations.

    COMPETITIVE FACTORS. MindSpring believes that the primary competitive factors determining success in the Internet access and business services markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. MindSpring's current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that MindSpring has entered or intend to enter is served by multiple local ISPs.

    MINDSPRING'S COMPETITORS. MindSpring currently competes or expects to compete with the following types of companies:

    - established on-line commercial information service providers, such as AOL and Microsoft Network;

    - national long-distance carriers, such as AT&T Corp. and MCI
      WorldCom, Inc.;

    - national commercial ISPs such as EarthLink;

    - computer hardware and software and other technology companies, such as IBM Corp.;

    - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

    - national and regional Web hosting companies that focus primarily on providing Web hosting services;

    - cable operators and on-line cable services;


    - local telephone companies and regional Bell operating companies;



    - "free access" ISPs, such as NetZero, Inc.; and


    - nonprofit or educational ISPs.

    MindSpring believes that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and business services markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and business services, resulting in even greater competition for MindSpring. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and business services solutions and significantly increasing pricing pressures on MindSpring. The ability of MindSpring's competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or Web hosting could also put MindSpring at a significant competitive disadvantage.

    BROADBAND TECHNOLOGIES. MindSpring also faces competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may include Internet access or business services such as Web hosting using broadband technologies in their basic bundle of services or may offer Internet access or business services for a

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nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.

    The companies that own these broadband networks could prevent MindSpring from delivering Internet access through the wire and cable connections that they own. Cable television companies are not currently required to allow ISPs to access their broadband facilities and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. MindSpring's ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products may depend on future governmental action to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission, or FCC, declined to take any action to mandate or otherwise regulate access by ISPs to broadband cable facilities at this time. Similarly, the FCC is considering proposals that could limit the right of ISPs to connect with their customers over broadband local telephone lines. In December, 1999, MindSpring and AT&T submitted a letter to the FCC outlining in principle AT&T's commitment to allowing non-affiliated ISPs such as MindSpring to negotiate access to AT&T's cable systems. This letter is non-binding and would not take effect until expiration of current exclusive contractual arrangements to which AT&T is a party. Certain local governmental authorities have required "open access" as a condition of transfer of their local cable franchises. However, it is unclear whether they will be successful in establishing their authority to do so and whether and to what extent other local and state regulatory agencies will take any similar initiatives. In addition to competing directly in the ISP market, both cable and telephone facilities operators are also aligning themselves with certain ISPs who would receive preferential or exclusive use of broadband local connections to end users. If high-speed, broadband facilities increasingly become the preferred mode by which customers access the Internet and MindSpring is unable to gain access to these facilities on reasonable terms, MindSpring's business, financial condition and results of operations could be materially adversely affected.

    NO INTERNATIONAL OPERATIONS. MindSpring does not currently compete internationally, except MindSpring has a small number of Canadian subscribers obtained in the Spry acquisition. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, MindSpring may be at a competitive disadvantage relative to its competitors.

GOVERNMENT REGULATION

    As an Internet service provider, MindSpring is not currently directly regulated by the FCC or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

    This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to MindSpring. MindSpring also is not required to contribute a percentage of its gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

    Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that MindSpring could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. MindSpring cannot predict whether in the future the FCC will modify its current policies against regulation of ISPs.

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    MindSpring also could be affected by any change in the ability of customers to reach its network through a dial-up telephone call without any additional charges. This practice has allowed ISPs to offer flat-rate, non-usage sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the FCC ruled that connections linking end users to their ISPs are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. MindSpring could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and MindSpring believes that this development is unlikely, with one possible exception that is not currently relevant to MindSpring's business. Specifically, there is substantial debate as to whether carrier access charges, or the universal support obligations discussed above, should apply to Internet-based telephone services that substitute for conventional telephony. MindSpring has no current plans to install gateway equipment and offer telephony, and so MindSpring does not believe it would be directly affected by these developments were they to occur.

    The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against MindSpring relating to information carried on, stored on, or disseminated through its network, someone may file a claim of that type in the future and may be successful in imposing liability on MindSpring. If that happens, MindSpring may have to spend significant amounts of money to defend itself against these claims and, if MindSpring is not successful in its defense, the amount of damages that MindSpring will have to pay may be significant. Any costs that MindSpring incurs as a result of defending these claims or the amount of liability that MindSpring may suffer if its defense is not successful could materially adversely affect its business, financial condition and results of operations.

    If, as the law in this area develops, MindSpring becomes liable for information carried on, stored on, or disseminated through its network, MindSpring may decide to take actions to reduce its exposure to this type of liability. This may require MindSpring to spend significant amounts of money for new equipment and may also require it to discontinue offering some of its products or services.

    Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. MindSpring cannot predict the impact, if any, that any future regulatory changes or developments may have on its business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on MindSpring's business, financial condition and results of operations.

EMPLOYEES

    As of September 30, 1999, MindSpring had approximately 2,050 employees. None of MindSpring's current employees is represented by a labor organization, and MindSpring considers its relations with its employees to be good.

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PROPERTIES

    MindSpring's corporate headquarters are located in Atlanta, Georgia. The leases for this space expire on March 31, 2001 and July 14, 2002. MindSpring also leases additional office space in the vicinity of its Atlanta headquarters in order to meet MindSpring's existing and anticipated space requirements. The lease for this additional office space expires on March 31, 2002. In December 1999, MindSpring signed a new lease for a new headquarters/call-center in Atlanta. This new Atlanta lease expires July 31, 2007. MindSpring has the option to extend this lease for two successive five year terms.

    Equipment for POPs other than the Atlanta POP site is generally co-located with and in space leased from other companies operating in the area of the particular POP.

    MindSpring also maintains call center and/or network operations facilities in the following locations:

    Harrisburg, Pennsylvania--The lease for this facility has been extended until April 30, 2000. MindSpring has the option to extend this lease for one additional year. MindSpring is currently negotiating a subsequent lease for a total of five years on another building.

    Phoenix, Arizona--The lease for this facility expires on October 31, 2004. MindSpring has the option to extend this lease for two successive five-year terms.

    Seattle, Washington--The lease for this facility expires on February 29, 2000. MindSpring is currently negotiating with the landlord/owner for a one to five year extension.

    Bellevue, Washington--The lease for this facility expires on December 31, 2000. MindSpring has the option to extend this lease for one five-year term.

    Dallas, Texas--The lease for this facility expires on September 30, 2004. MindSpring has the option to extend this lease for one five-year term.

    San Jose, California--The lease for this facility expires on December 1, 2004. MindSpring has the option to extend this lease for two successive five-year terms.

LEGAL PROCEEDINGS

    Except as described below, MindSpring is not currently involved in any pending legal proceedings that are likely to have a material impact on MindSpring.

    MindSpring has been named as a defendant in a suit filed on November 4, 1999 in the Superior Court of Gwinnett County, Georgia, by Neal Horsley, a former subscriber of MindSpring's Web hosting services. Mr. Horsley alleges that MindSpring breached its contract with him when it shut down his anti-abortion website, known as the Nuremburg Files, on February 4, 1999. MindSpring shut the site down pursuant to its Appropriate Use Policy and Service Agreement with Mr. Horsley after a federal court in Oregon determined that Mr. Horsley's website represented a "blatant and illegal communication of true threats to kill" one or more physicians. Mr. Horsley seeks $107 million in damages for the various claims he has brought against MindSpring. MindSpring intends to defend itself vigorously in this matter, and, while it cannot predict the outcome of this litigation, it is nonetheless optimistic that it will prevail. A previous suit filed by Mr. Horsley on June 8, 1999 in which he made substantially the same claims was voluntarily dismissed.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    MindSpring believes its exposure to market rate fluctuations on its investments is nominal due to the short-term nature of those investments. MindSpring has no material future earnings or cash flow exposures with respect to its outstanding capital leases, which are all at fixed rates. MindSpring has no material earnings or cash flow exposure with respect to its outstanding convertible notes, which are all at fixed rates. To the extent MindSpring has borrowings outstanding under the credit facility, MindSpring will have market risk relating to those amounts because the interest rates under the credit facility are variable. At present, MindSpring has no plans to enter into any hedging arrangements with respect to potential future borrowings.

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BENEFICIAL OWNERSHIP OF STOCK

    The following table provides information as of November 30, 1999 concerning beneficial ownership of MindSpring common stock by (1) each person or entity known by MindSpring to beneficially own more than 5% of the outstanding MindSpring common stock, (2) each director of MindSpring, (3) each executive officer of MindSpring, and (4) all directors and executive officers of MindSpring as a group. The information as to beneficial ownership has been furnished by the respective stockholders, directors and executive officers of MindSpring, and, unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

                                                           AMOUNT AND NATURE OF     PERCENT OF COMMON
NAME OF BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP (1)   STOCK OUTSTANDING
------------------------                                 ------------------------   -----------------
ITC Service Company, Inc. (2)(3).......................         10,648,134                16.7%
Charles M. Brewer (4)..................................          4,647,320                 7.3%
Samuel R. DeSimone, Jr.................................                  0                   *
O. Gene Gabbard (5)(6).................................             40,000                   *
Campbell B. Lanier, III (6)(7).........................             30,000                   *
Michael S. McQuary (8).................................            736,928                 1.1%
Juliet Reising.........................................                  0                   *
William H. Scott, III (6)(9)...........................             40,000                   *
Gregory J. Stromberg (10)..............................             67,884                   *
Lance Weatherby (11)...................................             59,882                   *
All executive officers and directors as a group
  (9 persons) (12).....................................          5,622,014                 8.8%

------------------------

*   Less than one percent.

(1) In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of common stock if such person has or shares voting power or investment power with respect to such security, or has the right to acquire beneficial ownership at any time within 60 days from November 30, 1999. As used herein, "voting power" is the power to vote or direct the voting of shares and "investment power" is the power to dispose or direct the disposition of shares.

(2) ITC Holding Company, Inc. indirectly owns these shares through its indirect, wholly owned subsidiary, ITC Service Company. The address of both ITC Holding Company, Inc. and ITC Service Company is 1239 O.G. Skinner Drive, West Point, Georgia 31833.

(3) ITC Holding has pledged all of its stock in MindSpring to certain lenders in connection with a credit agreement dated October 20, 1997.

(4) The address for Charles M. Brewer is MindSpring Enterprises, Inc., 1430 West Peachtree Street, Suite 400, Atlanta, Georgia 30309. Includes 7,314 shares of MindSpring common stock that Mr. Brewer has the right to purchase within 60 days from November 30, 1999 pursuant to options.

(5) Includes 30,000 shares of MindSpring common stock that Mr. Gabbard has the right to purchase within 60 days from November 30, 1999 pursuant to options.

(6) Mr. Lanier is Chairman of the Board, Chief Executive Officer and an owner of approximately 18% of the common stock of ITC Holding (as of October 5, 1999). Mr. Scott is the President and a director of ITC Holding and is an owner of less than 1.0% of its common stock (as of October 5, 1999).
    Mr. Gabbard is a director of ITC Holding and an owner of less than 1.0% of its common stock (as of October 5, 1999). Each of Messrs. Lanier, Scott and Gabbard disclaims beneficial ownership of the shares of MindSpring's common stock held by ITC Holding.

(7) Includes 30,000 shares of MindSpring common stock that Mr. Lanier has the right to purchase within 60 days from November 30, 1999 pursuant to options.

(8) Includes 480,408 shares of MindSpring common stock that Mr. McQuary has the right to purchase within 60 days from November 30, 1999 pursuant to options.

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
(9) Includes 30,000 shares of MindSpring common stock that Mr. Scott has the right to purchase within 60 days from November 30, 1999 pursuant to options. Mr. Scott's beneficial ownership of MindSpring includes 2,000 shares of MindSpring common stock held in trust for Mr. Scott's minor daughter, of which Mr. Scott's wife is trustee.

(10) Includes 50,684 shares of MindSpring common stock that Mr. Stromberg has the right to purchase within 60 days from November 30, 1999 pursuant to options.

(11) Includes 27,090 shares of MindSpring common stock that Mr. Weatherby has the right to purchase within 60 days from November 30, 1999 pursuant to options.

(12) Includes 655,496 shares of MindSpring common stock that such persons have the right to purchase within 60 days from November 30, 1999 pursuant to options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALL STATEMENTS REGARDING OUR EXPECTED FINANCIAL POSITION AND OPERATING RESULTS, OUR BUSINESS STRATEGY AND OUR FINANCING PLANS ARE FORWARD-LOOKING STATEMENTS. THESE STATEMENTS CAN SOMETIMES BE IDENTIFIED BY OUR USE OF FORWARD-LOOKING WORDS SUCH AS "MAY," "WILL," "ANTICIPATE," "ESTIMATE," "EXPECT," OR "INTEND." KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THESE STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE OUR ABILITY TO RETAIN AND GROW OUR SUBSCRIBER BASE, OUR ABILITY TO SUCCESSFULLY INTEGRATE NEW SUBSCRIBERS AND/OR ASSETS OBTAINED THROUGH ACQUISITIONS, THE HIGHLY COMPETITIVE MARKETS IN WHICH WE OPERATE AND OUR ABILITY TO RESPOND TO TECHNOLOGICAL DEVELOPMENTS AFFECTING THE INTERNET. MINDSPRING'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 30, 1999, DISCUSSES SOME ADDITIONAL IMPORTANT FACTORS THAT COULD CAUSE MINDSPRING'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN SUCH FORWARD-LOOKING STATEMENTS.

    ALL COMMON STOCK NUMBERS AND PER SHARE AMOUNTS IN THIS REPORT GIVE EFFECT TO A 3-FOR-1 STOCK SPLIT EFFECTED BY MINDSPRING IN JULY 1998 AND A 2-FOR-1 STOCK SPLIT EFFECTED BY MINDSPRING IN JUNE 1999.

OVERVIEW

    MindSpring is a leading national Internet service provider, or ISP. On September 23, 1999, MindSpring announced that it had entered into an Agreement and Plan of Reorganization, dated September 22, 1999, with EarthLink
Network, Inc. This merger agreement with EarthLink sets forth the terms and conditions of the proposed merger of MindSpring and EarthLink into a new company. The merger of MindSpring and EarthLink is structured to be a stock-for-stock merger of equals. Pursuant to the merger agreement, each share of common stock of MindSpring will be converted into one share of common stock of the new company, and each share of common stock of EarthLink will be converted into 1.615 shares of common stock of the new company. Other outstanding securities of the two companies will be converted on the same basis. Upon consummation of the merger, the new company will be renamed
EarthLink, Inc. The parties intend for the merger to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a "pooling-of-interests" for accounting purposes. Subject to several conditions, including receipt of required regulatory approvals, approval by both companies' shareholders, and certain third-party consents, the transaction is expected to close in the first quarter of 2000.

    MindSpring focuses on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and business services which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Web site; high-speed,

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dedicated Internet access; Web page design; and domain name registration. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

    We offer our subscribers:

    - user-friendly and easy to install software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

    - highly responsive customer service, and technical support which is available 24 hours a day, seven days a week; and

    - a reliable nationwide network that enables subscribers in the 48 contiguous United States and the District of Columbia to access the Internet via a local telephone call.

    Our nationwide network consists of MindSpring-owned points of presence, or "POPs," and POPs that are owned by other companies with which we have service agreements. Through these service agreements, we have the flexibility to offer Internet access in a particular market through a MindSpring-owned POP, a third party network provider's POP or a combination of the two. As part of our efforts to control quality and cost, we typically seek to increase the number of MindSpring-owned POPs in markets where we have higher numbers of subscribers.

    MindSpring has grown rapidly by:

    - providing superior customer service and technical support;

    - expanding marketing and distribution activities;

    - making strategic acquisitions; and

    - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

    We have increased our subscriber base from approximately 12,000 subscribers at December 31, 1995 to approximately 1,297,000 subscribers at September 30, 1999, including approximately 61,000 Web hosting subscribers and approximately 3,000 Dedicated Internet access subscribers. In addition, by providing superior customer service and technical support, we have been successful in limiting our average monthly subscriber cancellation percentage, calculated as the number of cancellations in a month divided by the beginning subscriber base for that month, to 3.8% in 1996 and 1997, 3.3% in 1998 and 5.2% for the nine months ended September 30, 1999.

    We have also rapidly increased revenues. From our inception in February 1994 through 1997, we experienced annual net operating losses as a result of efforts to build our network infrastructure and internal staffing, develop our systems, and expand into new markets. During 1997, we generated positive cash flows from operations, with EBITDA of approximately $5 million. We had our first year of profitability in 1998, with net income of approximately $8.8 million, excluding a one-time tax benefit of approximately $1.7 million. Including the one-time tax benefit, our net income for 1998 was approximately $10.5 million. In the third quarter of 1999, in an effort to continue to build our subscriber base, we increased our sales and marketing expenditures from traditional levels. This, along with the amortization charges related to our acquisitions of subscriber bases in the fourth quarter of 1998 and the first quarter of 1999, had a direct impact on our EBITDA and net income. For the nine months ended September 30, 1999, we had revenues of approximately
$235.5 million, EBITDA of approximately $35.8 million, a net loss of approximately $(21.2) million and net loss per share of $(0.35). Excluding tax-effected amortization expense related to our acquisitions of subscriber bases, net income for the nine months ended September 30, 1999 was approximately $15.6 million. EPS+A for this period was $0.24 per diluted share.

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    We expect to continue to focus on increasing our subscriber base. Increases in our subscriber base will cause our revenues to increase but will also cause our costs of revenue, selling, general and administrative expenses, capital expenditures, and depreciation and amortization to increase. Our purchases of subscriber bases such as the Spry and NETCOM acquisitions, described below, cause an immediate increase in our amortization expense. We generally amortize subscriber acquisitions over a three-year period. We expect that annual amortization expense attributable to these transactions will be between approximately $85 and $90 million per year through 2001. To the extent we continue to expand our subscriber base through acquisitions such as the Spry and NETCOM acquisitions, we will continue to experience increased amortization expense.

    We plan to continue to increase our subscriber base through other means in addition to subscriber base acquisitions. In July 1999, we announced an accelerated organic growth marketing effort in which we would increase our sales and marketing expenditures in both the fourth quarter of 1999 and the first quarter of 2000. We stated that we would focus a large portion of the additional expenditures on a national branding campaign, primarily involving television advertisements, which began in September 1999. The branding campaign was an integral part of the accelerated growth initiative. We expected that these incremental sales and marketing expenditures would result in increased subscriber growth beginning in the fourth quarter of 1999 and continue into the first quarter of 2000. Under the proposed merger with EarthLink, the combined company is expected to conduct business under the EarthLink brand name. Therefore, we have made adjustments to our existing marketing plans to focus less on branding initiatives and more on direct subscriber acquisition channels in the fourth quarter of 1999. Overall, we expect our sales and marketing expenditures in the fourth quarter of 1999 to be significantly higher than our historical levels, but less than anticipated in our original announcement of the accelerated organic growth marketing effort.

    We expect to incur negative EBITDA for the fourth quarter of 1999 and the first quarter of 2000, primarily as a result of increased sales and marketing expenditures, and we expect to incur net losses through 2000, primarily as a result of the amortization expense associated with the Spry and NETCOM acquisitions and the increased sales and marketing expenditures.

    SPRY AND NETCOM ACQUISITIONS. On October 15, 1998, we completed our acquisition of the customer base and certain related assets of Spry, Inc. The total purchase price for the Spry acquisition was approximately $32 million. On February 17, 1999, we completed the purchase of certain assets used in connection with the United States Internet access and web hosting business operated by NETCOM On-Line Communication Services for approximately
$245 million, consisting of $215 million in cash and $30 million in MindSpring common stock (752,232 shares, at a price per share of $39.88).

    CREDIT FACILITY. On February 17, 1999, we entered into a credit agreement with First Union National Bank and several other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes, including permitted acquisitions. Our obligations under the credit facility are secured by substantially all of MindSpring's assets. On February 17, 1999, we borrowed approximately
$80 million under the credit facility to finance the NETCOM acquisition. We repaid all amounts outstanding under the credit facility with a portion of the net proceeds from our April 1999 offering of 5,520,000 shares of common stock, and we amended the credit facility to permit the issuance of notes, the payment of interest thereon, and certain redemptions thereof. For a more detailed description of our secured credit facility, see our Current Report on form 8-K filed with the Securities and Exchange Commission on February 25, 1999.

    SECURITIES OFFERINGS DURING 1999. In March 1999, we filed a universal shelf registration statement with the Securities and Exchange Commission for the public offering from time to time of up to

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
$800 million of debt and equity securities. In April 1999, we completed two public offerings of securities under this shelf registration statement. We sold 5,520,000 shares of common stock, raising net proceeds of approximately
$263.2 million, out of which we repaid all amounts outstanding under the secured credit facility. We also sold $179,975,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2006, raising net proceeds of approximately $174.1 million. The remaining proceeds from these offerings will be used for expansion of our business, as additional working capital for general corporate purposes, and for strategic acquisitions of subscriber accounts and complementary businesses.

    REVENUES. MindSpring derives revenue primarily by providing individuals with dialup access to the Internet. Monthly subscription fees vary by billing plan. Under MindSpring's current pricing plans, customers have a choice of several "flat rate" plans (The Works and Unlimited Access, e.g.) and several "usage sensitive" plans (Standard and Light, e.g.). MindSpring also has a prepayment plan available to all dial-up subscribers which allows subscribers to prepay their access fees for either one or two years at a discounted rate. For the nine months ended September 30, 1999, the average monthly recurring revenue per dialup subscriber was approximately $20.

    In addition, MindSpring earns revenue by providing Web hosting, full-time dedicated access connections to the Internet, and other value-added services such as Web page design and domain registration. MindSpring's Web hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. MindSpring currently offers price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 61,000 Web hosting subscribers as of September 30, 1999. Through our domain registration services, MindSpring offers subscribers the ability to personalize electronic mail addresses and URLs (Uniform Resource Locators). The revenue from the services described in this paragraph have been classified as business services in MindSpring's statements of operations and in the "Results of Operations" table shown below.

    COSTS. MindSpring's costs include (1) costs of revenue that are primarily related to the number of subscribers; (2) selling, general and administrative expenses that are associated more generally with operations; and
(3) depreciation and amortization, which are related to the number and amount of MindSpring-owned POPs and other equipment, and the deferred costs associated with acquired customer bases.

    Costs of revenue that are primarily related to the number of subscribers consist primarily of the costs of telecommunications facilities necessary to provide service to subscribers. Telecommunications facilities costs include
(1) the costs of providing local telephone lines into each MindSpring-owned POP;
(2) costs related to the use of third party networks; and (3) costs associated with leased lines connecting each MindSpring-owned POP and third party network to MindSpring's hub and connecting MindSpring's hub to the Internet backbone.

    Selling, general and administrative costs are incurred in the areas of sales and marketing, customer service and technical support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as MindSpring's scope of operations increases. As noted above, we have significantly increased the level of marketing activity beginning in the third quarter of 1999 to increase the rate of subscriber growth. Our new marketing strategy is expected to have a short-term negative impact on net income. We believe that these increased costs will result in greater subscriber growth; however, there can be no assurance that these additional sales and marketing expenditures will result in significantly greater subscriber growth. MindSpring does not defer any sales or marketing expenses.

    As MindSpring expands into new markets, both costs of revenue and selling, general and administrative expenses will increase. To the extent MindSpring opens MindSpring POPs in new markets, these costs and expenses may also increase as a percentage of revenue in the short term for the period immediately after a new MindSpring POP is opened. Many of the fixed costs of providing service in a new market through a new MindSpring POP are incurred before significant revenue can be expected from that market. However, to the extent that we expand into new markets by using third party POPs instead of opening our own POPs, MindSpring's incremental monthly recurring costs will consist primarily of the fees to be paid to third parties under network services agreements. In general, the margins on those subscribers will initially be higher than if we had opened our own POP in new markets. When a market matures, if the market is served through purchased, third party network services rather than MindSpring-owned POPs, costs of revenue as a percentage of revenue will tend to be higher, and therefore, margins on subscribers will tend to be lower. This is because the full costs of using third party networks is included in costs of revenue, as compared to the costs of using MindSpring-owned POPs, a portion of which is included in depreciation. In addition, in more mature markets where we have greater concentrations of subscribers, we often can provide services at a lower cost per subscriber through MindSpring-owned POPs after the initial period when related expenses are higher. This depends in part on how much we must pay for local area telecommunications charges and the cost of available alternative third party providers.

    In connection with the NETCOM acquisition, ICG Netahead retained the network assets that they formerly used to serve the customers we acquired. We purchase access to that network under a network services agreement with a term of one year and an option for a second year on potentially different terms to be agreed upon by the parties. During the first year of the network services agreement with ICG Netahead, we will pay for use of ICG Netahead's POPs at rates that are generally comparable to the costs of using MindSpring POPs.

RESULTS OF OPERATIONS

    The following table shows financial data for the years ended December 31, 1998, 1997, and 1996 and the nine months ended September 30, 1998 and 1999. Operating results shown for 1998 do not reflect the NETCOM acquisition. Operating results for any period are not necessarily indicative of results for any future period. Dollar amounts (except per share data) are shown in thousands.

                                         YEAR ENDED            YEAR ENDED            YEAR ENDED         NINE MONTHS ENDED
                                      DECEMBER 31, 1998     DECEMBER 31, 1997     DECEMBER 31, 1996    SEPTEMBER 30, 1998
                                     -------------------   -------------------   -------------------   -------------------
                                                  % OF                  % OF                  % OF                  % OF
                                     (000'S)    REVENUE    (000'S)    REVENUE    (000'S)    REVENUE    (000'S)    REVENUE
                                     --------   --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues:
Access.............................  $ 99,938      87      $ 44,845      85      $ 15,846      87      $ 64,795      86
Business services..................    14,735      13         7,711      15         2,286      13        10,344      14
                                     --------     ---      --------     ---      --------     ---      --------     ---
Total revenue......................  $114,673     100      $ 52,556     100      $ 18,132     100        75,139     100

COST AND EXPENSES:
Cost of revenues...................  $ 34,336      30      $ 16,822      32      $  8,208      45        22,167      30
General, and administrative........    38,443      34        22,265      43        10,072      56        25,505      34
Selling............................    18,881      16         8,519      16         4,089      22        11,735      15
                                     --------     ---      --------     ---      --------     ---      --------     ---

Customer base amortization.........  $  7,048       6      $  4,210       8      $  1,521       8         3,548       5
Depreciation.......................     8,179       7         4,485       9         1,764      10         5,696       8
                                     --------     ---      --------     ---      --------     ---      --------     ---
Operating income (loss)............     7,786       7        (3,745)     (7)       (7,522)    (42)        6,488       8
Interest income (expense), net.....     1,214       1          (338)     (1)          (90)     (1)          590       1
                                     --------     ---      --------     ---      --------     ---      --------     ---
Pre tax income (loss)..............     9,000       8        (4,083)     (8)       (7,612)    (42)        7,078       9
Provision for income taxes.........     1,544       1            --      --            --      --          (212)     (0)
                                     --------     ---      --------     ---      --------     ---      --------     ---
Net income (loss)..................  $ 10,544       9      $ (4,083)     (8)     $ (7,612)    (42)     $  6,866       9
                                     ========              ========              ========              ========

PER SHARE DATA:
Diluted net income (loss) per
  share............................  $   0.21              $  (0.09)             $  (0.24)             $   0.13
Weighted average common shares
  outstanding......................    50,862                45,084                31,516                50,892

OPERATING DATA:
Approximate number of subscribers
  at end of year...................   693,000               278,300               121,794               455,000
Number of MindSpring employees at
  end of year......................       977                   502                   321                   732
EBITDA (1).........................  $ 23,013      20      $  4,950       9      $ (4,237)    (23)       15,732      21
                                     --------     ---      --------     ---      --------     ---      --------     ---

CASH FLOW DATA:
Cash Flow (used in) from
  operations.......................  $ 35,501              $ 11,354              $ (2,005)               18,318
Cash flow (used in) from investing
  activities.......................  $(47,647)             $ (9,002)             $(21,336)              (11,934)
Cash flow (used in) from financing
  activities.......................  $170,503              $ (2,619)             $ 32,569                46,728

                                       NINE MONTHS ENDED
                                      SEPTEMBER 30, 1999
                                     ---------------------
                                                    % OF
                                      (000'S)     REVENUE
                                     ----------   --------
STATEMENTS OF OPERATIONS DATA:
Revenues:
Access.............................  $  196,645      84
Business services..................      38,823      16
                                     ----------     ---
Total revenue......................     235,468     100
COST AND EXPENSES:
Cost of revenues...................      78,882      33
General, and administrative........      74,253      32
Selling............................      46,503      20
                                     ----------     ---
Customer base amortization.........      60,345      26
Depreciation.......................      13,732       6
                                     ----------     ---
Operating income (loss)............     (38,247)    (16)
Interest income (expense), net.....       3,463       1
                                     ----------     ---
Pre tax income (loss)..............     (34,784)    (15)
Provision for income taxes.........      13,565       6
                                     ----------     ---
Net income (loss)..................  $  (21,219)     (9)
                                     ==========
PER SHARE DATA:
Diluted net income (loss) per
  share............................  $    (0.35)
Weighted average common shares
  outstanding......................      61,042
OPERATING DATA:
Approximate number of subscribers
  at end of year...................   1,297,000
Number of MindSpring employees at
  end of year......................       2,051
EBITDA (1).........................      35,830      15
                                     ----------     ---
CASH FLOW DATA:
Cash Flow (used in) from
  operations.......................      54,416
Cash flow (used in) from investing
  activities.......................    (269,479)
Cash flow (used in) from financing
  activities.......................     434,153

----------------------------------

(1) EBITDA represents operating income (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
  SEPTEMBER 30, 1998

    REVENUE. Revenues for the nine months ended September 30, 1999 totaled approximately $235,468,000 as compared to approximately $75,139,000 for the nine months ended September 30, 1998. This approximately 213% increase in period revenues resulted primarily from a 185% increase in total subscribers. The increase in subscribers is due to the acquisition of the NETCOM subscribers in February 1999, the acquisition of Spry subscribers in October 1998 and organic growth. Revenues from dial-up access to the Internet, which include start-up fees and advertising revenues, represented approximately 84% of total revenue for the nine months ended September 30, 1999 compared to 86% for the nine months ended September 30, 1998. Business services revenue, consisting primarily of Web-hosting and dedicated Internet access, grew to 16% of total revenue for the nine months ended September 30, 1999 from 14% for the nine months ended September 30, 1998. This increase in business service revenue as a percentage of total revenue for the nine months ended September 30, 1999 as compared to the nine months ended September 30, 1998 can be attributed to the growth in our business services customer base.

    COSTS OF REVENUES. For the nine months ended September 30, 1999, cost of revenues increased to approximately 33% of total revenue, compared to approximately 30% of total revenue for the nine months ended September 30, 1998. Cost of revenues increased as a percentage of total revenues as a result of a greater percentage of our subscribers being served through the use of third party networks rather than MindSpring POPs due to the Spry and NETCOM acquisitions. Cost of revenues for subscribers being serviced by MindSpring POP's does not include depreciation for these POPs and other related equipment.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses were approximately 52% of revenue for the nine months ended September 30, 1999, compared to approximately 49% of revenue for the nine months ended September 30, 1998. This increase was due to sales and marketing costs increasing to 20% of revenue for the nine months ended September 30, 1999 from 15% for the nine months ended September 30, 1999. Selling costs increased due primarily to higher advertising expenditures related to MindSpring's accelerated growth program initiated in September 1999 offset by general and administrative costs declining to 32% of revenue for the nine months ended September 30, 1999 from 34% for the nine months ended September 30, 1998. General and administrative costs decreased due to efficiencies gained primarily through economies of scale.

    EBITDA MARGIN. EBITDA margin refers to EBITDA as a percentage of revenues. EBITDA margin decreased to 15% of revenues for the nine months ended
September 30, 1999 from 21% of revenues for the nine months ended September 30, 1998. This decrease is primarily attributable to the increased sales and marketing expenditures and to costs of revenue being relatively higher in 1999.

    DEPRECIATION AND AMORTIZATION. Customer base amortization expense increased significantly from 5% of revenues for the nine months ended September 30, 1998 to 26% for the nine months ended September 30, 1999 due to the acquisitions of the Spry and NETCOM customer bases, which are being amortized over three years. Depreciation expense decreased from 8% of revenues for the nine months ended September 30, 1998 to 6% of revenues for the nine months ended September 30, 1999 due to a smaller percentage of our subscriber base being served by the company-owned network.

    INTEREST INCOME, NET. Interest income (expense), net was approximately $3,463,000 for the nine months ended September 30, 1999 compared to approximately $590,000 for the nine months ended September 30, 1998. This increase in interest income (expense), net for the nine months ended
September 30, 1999 compared to the nine months ended September 30, 1998 was primarily due to interest income increasing as a result of the increase in cash available for investment purposes, net of interest expense increasing, resulting from equity offerings in December 1998 and April 1999 and a convertible debt offering completed in April 1999. The offerings raised net proceeds of approximately

$562 million from which we repaid $80 million outstanding under a secured credit facility. Interest expense includes interest on our 5% Convertible Subordinated Notes due 2006 and fees related to our unused credit facility as well as amortization of deferred financing costs incurred in conjunction with both.

    INCOME TAX BENEFIT (PROVISION). For the nine months ended September 30, 1999, MindSpring recorded an income tax benefit of $13,565,000 for an effective tax rate of 39%, compared to an income tax provision of $212,000, for an effective tax rate of 3% for the nine months ended September 30, 1998.

    NET (LOSS) INCOME AND (LOSS) INCOME PER SHARE. As discussed above, and primarily as a result of the increase in sales and marketing expenditures and in acquired customer base amortization, MindSpring had a net loss for the nine months ended September 30, 1999 of ($21,219,000) or $(0.35) per basic and diluted share. MindSpring's net income for the nine months ended September 30, 1998 was $6,866,000 or $0.13 per diluted share. Excluding tax-effected customer based amortization expense, MindSpring recorded earnings of $15,591,000 or $0.24 per diluted share ("EPS+A") for the nine months ended September 30, 1999 and earnings of $9,030,000 or $0.18 per diluted share for the nine months ended September 30, 1998.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenue for the year ended December 31, 1998 totaled approximately $114.7 million, as compared to approximately $52.6 million for the year ended December 31, 1997. This approximately 118% increase in period revenues resulted primarily from an approximately 150% increase in subscribers. The greater proportional increase in subscribers was principally due to the acquisition of Spry subscribers from AOL during the fourth quarter of 1998. Revenues from dial-up access to the Internet for the year ended December 31, 1998 represented approximately 87% of the revenue, compared to approximately 85% for the year ended December 31, 1997. Business services revenue decreased as a percentage of revenue to approximately 13% for the year ended December 31, 1998, compared to approximately 15% for the year ended December 31, 1997. This decrease is primarily attributable to the large amount of dial-up customers added through acquisitions in 1998.

    COST OF REVENUES. For the year ended December 31, 1998, cost of revenues decreased to approximately 30% of total revenue, compared to approximately 32% of total revenue for the year ended December 31, 1997. Cost of revenues also decreased as a percentage of dial-up access revenue to approximately 34% for the year ended December 31, 1998 from approximately 38% for the year ended
December 31, 1997. Not taking into account approximately $2 million in discounts we received in 1998 under our network services agreement with PSINet, Inc., cost of revenues would have been approximately 34% of total dial-up access revenue. Not taking into account approximately $2.1 million in discounts we received in 1997 under the network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 43% of total dial-up access revenue. The discounts earned under the network services agreement with PSINet ended in October 1998. This decrease of cost of revenues as a percentage of total revenue and as a percentage of dial-up access revenue resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses were approximately 50% of revenue for the year ended December 31, 1998, compared to approximately 59% of revenue for the year ended December 31, 1997. The decrease in selling, general, and administrative expenses as a percentage of revenue resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and from cost control efforts implemented by MindSpring's management.

    EBITDA MARGIN. EBITDA margin refers to EBITDA as a percentage of revenues. EBITDA margin increased to approximately 20% for the year ended December 31, 1998, compared to 9% for the year ended December 31, 1997. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses decreased to approximately 13% of revenues for the year ended December 31, 1998, compared to approximately 17% of revenues for the year ended December 31, 1997. Amortization expense declined slightly to 6% of total revenues for the year ended December 31, 1998, compared to approximately 8% for the year ended December 31, 1997. Amortization expense resulted solely from acquired subscriber bases, which are being amortized over three years. Depreciation expense was approximately 7% of total revenues for the year ended December 31, 1998, compared to approximately 9% for the year ended December 31, 1997. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in the cost of new equipment and improved operating efficiencies within MindSpring's network. MindSpring anticipates amortization expense to increase as a percentage of revenues as a result of the Spry and NETCOM acquisitions.

    INTEREST INCOME (EXPENSE). The following table details the increase in interest income in 1998 compared to 1997:

                                                           1998        1997
                                                        ----------   ---------
Interest on capital leases............................  $ (754,000)  $(473,000)
Interest on PSINet notes..............................    (136,000)   (276,000)
Interest income--other................................   2,104,000     411,000
                                                        ----------   ---------
Interest income (expense) net.........................  $1,214,000   $(338,000)
                                                        ==========   =========

    Interest on capital leases increased for the year ended December 31, 1998, compared to the year ended December 31, 1997, because MindSpring entered into several new capital leases for equipment at the end of 1997. Interest income increased in 1998 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows and two public equity offerings completed during the year. See "--Liquidity and Capital Resources".

    INCOME TAX PROVISION. For the year ended December 31, 1998 MindSpring recorded a benefit for income taxes due to a one time benefit taken in the fourth quarter of the year as a result of the removal of the valuation allowance associated with MindSpring's deferred tax assets. MindSpring is continually assessing its income tax situation and management believes that it is "more likely than not" that the deferred tax assets will be realized in the future. In the future, MindSpring expects to report taxable earnings, even though we expect to be incurring net losses at the same time. This is principally due to the requirement that, for tax purposes, subscriber acquisition costs must be amortized over 15 years, compared to the three-year period applied for accounting purposes. For the year ended December 31, 1997, no income tax benefit was recognized as MindSpring had a net taxable loss for the year.

    NET INCOME (LOSS) AND INCOME (LOSS) PER SHARE. As a result of the factors discussed above, MindSpring's net income for the year ended December 31, 1998 was $10.5 million, or $0.21 income per diluted share, compared to a net loss of $4.1 million, or $0.09 basic and diluted loss per share, for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues for the year ended December 31, 1997 totaled approximately $52.6 million, as compared to approximately $18.1 million for the year ended December 31, 1996. The approximately 190% increase in revenues resulted primarily from an approximately 129% increase in subscribers. Revenues increased in a greater proportion than subscribers due to the subscribers acquired from PSINet Inc. during the fourth quarter of 1996. Revenues from dial-up access to the Internet for the year ended December 31, 1997 represented approximately 85% of the revenue, compared to approximately 87% for the year ended December 31, 1996. Business services revenue increased slightly to approximately 15% of revenues for the year ended December 31, 1997, compared to approximately 13% for the year ended December 31, 1996. This increase is primarily attributable to the increase in the number of MindSpring's Web hosting customers.

    COST OF REVENUES. For the year ended December 31, 1997, cost of revenues decreased to approximately 32% of total revenues, compared to approximately 45% of total revenues for the year ended December 31, 1996. Cost of revenues also decreased as a percentage of dial-up access revenue from approximately 52% for the year ended December 31, 1996 to approximately 38% for the year ended December 31, 1997. Not taking into account approximately $2.1 million in discounts we received in 1997 under the PSINet Services Agreement, cost of revenues would have been approximately 43% of total dial-up revenue for the year ended December 31, 1997, compared to approximately 52% for the year ended December 31, 1996. This decrease in cost of revenues as a percentage of total revenues and as a percentage of dial-up access revenues resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

    SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES. Selling, general, and administrative expenses were approximately 59% of revenues for the year ended December 31, 1997, compared to approximately 78% of revenues for the year ended December 31, 1996. The decrease in selling, general, and administrative expenses as a percentage of revenues resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by MindSpring's management.

    EBITDA MARGIN. EBITDA margin increased to approximately 9% for the year ended December 31, 1997, compared to (23)% for the year ended December 31, 1996. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses, as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses decreased to approximately 16% of revenues for the year ended December 31, 1997, compared to approximately 18% of revenues for the year ended December 31, 1996. Amortization expense remained steady at approximately 8% of revenue for both the years ended December 31, 1997 and December 31, 1996. Amortization expense resulted primarily from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenues for the year ended December 31, 1997, compared to approximately 10% for the year ended December 31, 1996. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in cost of new equipment and improved operating efficiencies within MindSpring's network.

    INTEREST INCOME (EXPENSE). The following table details the increase in interest expense in 1997 compared to 1996:

                                                          1997        1996
                                                        ---------   ---------
Interest on capital leases............................  $(473,000)  $ (91,000)
Interest on PSINet notes..............................   (276,000)   (324,000)
Interest income--other................................    411,000     325,000
                                                        ---------   ---------
Interest expense, net.................................  $(338,000)  $ (90,000)
                                                        =========   =========

    Interest on capital leases increased for the year ended December 31, 1997, compared to the year ended December 31, 1996, because MindSpring entered into several new capital leases for equipment. Interest income increased in 1997 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows.

    INCOME TAX PROVISION. For the years ended December 31, 1997 and 1996, no income tax benefit was recognized because MindSpring had a net taxable loss for the year.

    NET INCOME (LOSS) AND INCOME (LOSS) PER SHARE. As a result of the factors discussed above, MindSpring's net loss for the year ended December 31, 1997 was $4.1 million, or $(0.09) basic and diluted loss per share, compared to a net loss of $7.6 million, or $(0.24) basic and diluted loss per share, for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    For the nine months ended September 30, 1999, MindSpring generated net cash from operations of approximately $54.4 million, compared to $18.3 million for the nine months ended September 30, 1998, an increase of approximately 197%. During the first nine months of 1999, we spent a total of approximately
$43.2 million primarily related to purchases of telecommunications equipment necessary for the provision of service to subscribers. We did not enter into any capital lease agreements in the first nine months of 1999. On February 17, 1999, we paid $215 million in cash to ICG in connection with the closing of the NETCOM acquisition, approximately $80 million of which we borrowed under our $100 million secured revolving credit facility, which we repaid as discussed below, and the remainder from our available cash.

    As of September 30, 1999, we had approximately $386.8 million of cash. In March 1999, we filed a universal shelf registration statement with the Securities and Exchange Commission for the public offering from time to time of up to $800 million of debt and equity securities. In April 1999, we completed two public offerings of securities under this shelf registration statement. We sold 5,520,000 shares of our common stock raising net proceeds of approximately $263.2 million, from which we repaid approximately $80 million of principal and interest outstanding under our secured credit facility. We also sold $179,975,000 aggregate principal amount of our 5% Convertible Subordinated Notes due 2006, raising net proceeds of approximately $174.1 million. Net of expenses and repayment of debt, MindSpring raised an aggregate of approximately
$357.3 million in these offerings.

    MindSpring's future capital requirements depend on various factors including, without limitation:

    - the rate of market acceptance of MindSpring's services;

    - our ability to maintain and expand our subscriber base;

    - the rate of expansion of MindSpring's network infrastructure;

    - the resources required to expand our marketing and sales efforts; and

    - the availability of hardware and software provided by third party vendors.

    If the merger of MindSpring and EarthLink is consummated, the holders of MindSpring's 5% Convertible Subordinated Notes due 2006 will have the option to require the new company to repurchase the notes. Pursuant to the merger agreement between MindSpring and EarthLink, the repurchase price for the notes will be paid in cash at a repurchase price of 100% of the principal amount plus accrued interest to the date of repurchase.

    We currently estimate that our cash and financing needs for the remainder of 1999 and 2000 can be met by cash on hand, amounts available under our credit facility, additional capital financing arrangements, and cash flow from operations. If our credit facility is unavailable or if our expectations change regarding our capital needs due to market conditions, strategic opportunities or otherwise, then our capital requirements may vary materially from those currently anticipated. We do not currently have any commitments for any additional financing, and there can be no assurance that if and when we need additional capital it will be available on terms that are acceptable to us, if at all. If additional capital financing arrangements, including public or private sales of debt or equity securities, or additional borrowings from commercial banks are insufficient or unavailable, or if we experience shortfalls in anticipated revenues or increases in anticipated expenses, we will be required to modify our growth and operating plans to match available funding. Any additional equity financing may be on terms that are dilutive or potentially dilutive to MindSpring's stockholders. Debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters and incurring additional debt may further limit MindSpring's ability to raise additional capital. In addition, our credit facility contains restrictions on our ability to incur additional debt and to issue some types of convertible or redeemable capital stock.

    MindSpring frequently engages in discussions involving potential business combinations. Depending on the circumstances, MindSpring may not disclose material transactions until completion of a definitive agreement. MindSpring may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in MindSpring's growth rate could materially affect MindSpring's operating and financial expectations and results, liquidity and capital resources.

YEAR 2000

    INTRODUCTION. The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

    STATE OF READINESS. We have established a Year 2000 program office to coordinate appropriate activity and report to the Board of Directors on a continuing basis with regard to the Year 2000 issue. Our Year 2000 program office has developed and implemented a comprehensive Year 2000 program for us to become Year 2000 ready. The Year 2000 program consists of six phases:
(1) project planning and inventory of our assets, (2) assessment of remediation requirements, (3) remediation (whether by upgrade or replacement), (4) testing and validation of selected critical assets, (5) implementation and (6) creation of contingency plans in the event of year 2000 failures.

    The Year 2000 program covers the following: (1) internally developed software products which we provide to our customers, (2) our information technology systems, (3) our network elements, (4) our operational support systems, and (5) certain non-information technology systems, including embedded technology. In addition, the program calls for us to identify and assess the systems and services of our third party suppliers, such as major vendors, third party network service providers and other material service providers, and take appropriate remedial actions and develop contingency plans where appropriate in connection with such third party suppliers.

    We provide our customers with a software package which, among other things, allows our customers to access our services. The software package consists of internally developed software (e.g., the MindSpring Internet software) which is bundled with third party software. We have conducted operational testing and believe that the current shipping version of the MindSpring Internet software is Year 2000 ready. In addition, we have completed the inventory, assessment, remediation and testing and validation phases of the Year 2000 program. We have not and do not intend to test our USENET news service which is heavily dependent on external news feeds.

    We have performed a technical review of many of the more critical third party systems and have surveyed the publicly available statements issued by the vendors of those systems, in an effort to assess their Year 2000 readiness status. Additionally, we have contacted our significant providers of third party systems requesting information regarding their vulnerability to Year 2000 issues and whether the products and services purchased from those entities are Year 2000 ready. We are evaluating these responses for their accuracy and adequacy, and are continuously updating appropriate contingency plans for any material supplier that does not provide an adequate response.

    We have not deferred any specific information technology project due to the Year 2000 program. We engaged a consulting firm to assist us in completing the inventory, assessment and testing phases of our Year 2000 program, and to assist us in our Year 2000 program management.

    COSTS. We have incurred expenses of approximately $600,000 in connection with the implementation of the Year 2000 Program Office and Year 2000 program. These costs were expensed as incurred. We estimate that we will incur minimal expenses through the remainder of the Year 2000 program. The costs and estimates provided include our estimate of the cost of internal resources directly attributable to the Year 2000 program. We have funded, and anticipate that we will continue funding, the costs of the Year 2000 program from cash flows. The estimates for the costs of the Year 2000 program are based upon management's best estimates and may be updated or revised as additional information becomes available. We currently believe these costs will not have a material effect on our financial condition, liquidity or results of operations.

    RISKS. Our failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, we perceive that our most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third party services or products.

    Specifically, we are heavily dependent on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network services or equipment provided to us by third party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect our results of operations, liquidity and financial condition. We are not presently aware of any vendor related Year 2000 issue that is likely to result in this type of disruption.

    Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, our results of operations, liquidity and financial condition could be materially and adversely affected.

    CONTINGENCY PLANS. We developed contingency plans for our primary business operations. We will continue to monitor our third party suppliers and will adjust any appropriate contingency plans accordingly.

    The estimates and conclusions included in this discussion contain forward-looking statements and are based on management's best estimates of future events. Our expectations about risks, future costs and the timely completion of its Year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include our success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues. The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat. 2386) enacted on
October 19, 1998.

    RECENT ACCOUNTING PRONOUNCEMENTS

    The FASB has issued Statement No 133, Accounting for Derivative Instruments and Hedging Activities, which must be adopted by the year 2000. In June 1999, the FASB issued Statement No. 137, Accounting for Derivative Instruments and Hedging Activities- Amendment of thE Effective Date of FASB No. 133, which amends Statement No. 133 to be effective for all fiscal quarters and for all fiscal years beginning after June 15, 2000 (that is, January 1, 2001 for companies with calendar-year fiscal years). This statement establishes accounting and reporting standards for derivative instruments-including certain derivative instruments embedded in other contracts--and for hedging activities. Adoption of this statement is not expected to have a material impact on MindSpring's financial statements.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid during the periods indicated to the Chief Executive Officer of MindSpring and to each of the four other most highly compensated executive officers of MindSpring during the fiscal year ended December 31, 1998. Such executive officers are referred to as the MindSpring Named Executive Officers. All common stock numbers and per share amounts set forth below give effect to a 3-for-1 stock split effected by MindSpring in July 1998 and a 2-for-1 stock split effected by MindSpring in June 1999.

                                                                                         LONG TERM
                                                                                       COMPENSATION
                                                                                          AWARDS
                                                              ANNUAL                  ---------------
                                                           COMPENSATION                 SECURITIES
                                                           ------------                 UNDERLYING
NAME AND PRINCIPAL POSITIONS                      YEAR        SALARY      BONUS (1)     OPTIONS (1)
----------------------------                    --------   ------------   ---------   ---------------
Charles M. Brewer (2).........................    1998       $163,750     $107,032         35,682
  Chairman and Chief Executive Officer            1997        150,000       65,550         14,628
                                                  1996         84,000       20,000             --

Michael S. McQuary (3)........................    1998       $136,458     $ 71,355         34,734
  President and Chief Operating Officer           1997        125,000       43,700         14,628
                                                  1996         84,000       36,035        232,476

Michael G. Misikoff (4).......................    1998       $114,625     $ 37,461             --
  Executive Vice President, Chief Financial       1997        105,000       22,943          6,144
  Officer, Secretary and Treasurer                1996         84,000        6,300             --

James T. Markle (5)...........................    1998       $104,800     $ 41,100          5,000
  Executive Vice President                        1997         96,000       20,976          5,616
                                                  1996         96,000        6,030             --

Gregory J. Stromberg (6)......................    1998       $ 91,700     $ 35,963         26,696
  Executive Vice President                        1997         82,250       18,354          4,920
                                                  1996         62,500        6,150         12,000

------------------------

(1) A portion of the bonuses paid to MindSpring Named Executive Officers may be paid or awarded in the first quarter of the fiscal year following the year in which the bonus was earned.

(2) Mr. Brewer was granted options to purchase 35,682 shares of MindSpring's common stock in January 1999 for services performed in 1998 and options to purchase 14,628 shares of MindSpring's common stock in January 1998 for services performed in 1997.

(3) Mr. McQuary was granted options to purchase 34,734 shares of MindSpring's common stock in January 1999 for services performed in 1998, options to purchase 14,628 shares of MindSpring's common stock in January 1998 for services performed in 1997 and options to purchase 77,427 shares of MindSpring's common stock in February 1997 for services performed in 1996.

(4) Mr. Misikoff was granted options to purchase 6,144 shares of MindSpring's common stock in January 1998 for services performed in 1997. Mr. Misikoff resigned his positions as director and executive officer of MindSpring effective February 19, 1999.

(5) Mr. Markle was granted options to purchase 5,616 shares of MindSpring's common stock in January 1998 for services performed in 1997. Mr. Markle resigned his position as executive officer of MindSpring effective February 28, 1999.

(6) Mr. Stromberg was granted options to purchase a total of 26,696 shares of MindSpring's common stock in December 1998 and February 1999 for services performed in 1998 and options to purchase 4,920 shares of MindSpring's common stock in January 1998 for services performed in 1997.

                    STOCK OPTION GRANTS IN FISCAL YEAR 1998

    The following table sets forth information with respect to grants of stock options to each of the MindSpring Named Executive Officers during the year ended December 31, 1998. All such grants were made under MindSpring's 1995 Stock Option Plan. All common stock numbers and per share amounts set forth below give effect to a 3-for-1 stock split effected by MindSpring in July 1998 and a 2-for-1 stock split effected by MindSpring in June 1999.

                                                   PERCENT OF
                                                     TOTAL
                                      NUMBER OF     OPTIONS
                                      SECURITIES    GRANTED
                                      UNDERLYING       TO
                                       OPTIONS     EMPLOYEES
                                       GRANTED     IN FISCAL    EXERCISE                EXPIRATION
NAME                                     (1)          YEAR       PRICE     GRANT DATE      DATE         5%        10%
----                                  ----------   ----------   --------   ----------   ----------   --------   --------
Charles M. Brewer...................    14,628         .8%       $5.47       1/27/98      1/27/08    $50,321    $127,524
Michael S. McQuary..................    14,628         .8%        5.47       1/27/98      1/27/08     50,321     127,524
Michael G. Misikoff.................     6,144         .4%        5.47       1/27/98      1/27/08     21,136      53,562
James T. Markle.....................     5,616         .3%        5.47       1/27/98      1/27/08     19,319      48,959
                                         5,000         .3%       30.35      12/18/98     12/18/08     95,419     241,811
Gregory J. Stromberg................     4,920         .3%        5.47       1/27/98      1/27/08     16,925      42,891
                                         5,000         .3%       30.35      12/18/98     12/18/08     95,419     241,811

------------------------

(1) All options represent shares of MindSpring common stock. These options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth information with respect to the MindSpring Named Executive Officers concerning the exercise of options during the fiscal year ended December 31, 1998, the number of securities underlying unexercised options at 1998 year-end and the year-end value of all unexercised in-the-money options held by such individuals. All common stock numbers and per share amounts set forth below give effect to a 3-for-1 stock split effected by MindSpring in July 1998 and a 2-for-1 stock split effected by MindSpring in June 1999.

                                                           NUMBER OF                         VALUE OF
                                                          SECURITIES                       UNEXERCISED
                                                          UNDERLYING                       IN-THE-MONEY
                                                          UNEXERCISED                       OPTIONS AT
                                                          OPTIONS AT                       DECEMBER 31,
                             SHARES                    DECEMBER 31, 1998                    1998(2)(3)
                           ACQUIRED ON      VALUE      -----------------                   ------------
                            EXERCISE     REALIZED(1)      EXERCISABLE      UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                           -----------   -----------   -----------------   -------------   ------------   -------------
Charles M. Brewer........         --             --              --            14,628               --     $  446,615
Michael S. McQuary.......     25,000     $  203,913         294,912           247,074       $8,847,633      7,225,694
Michael G. Misikoff......     77,474      1,323,450              --            83,614               --      2,511,119
James T. Markle..........     13,800        330,801         102,402            49,352        3,115,719      1,320,279
Gregory J. Stromberg.....     25,000        425,125          28,980            32,914          862,685        807,720

------------------------

(1) Represents the difference between the exercise price and the closing price of MindSpring common stock on the Nasdaq National Market upon the date of exercise.

(2) Represents the difference between the exercise price and the closing price of MindSpring common stock on the Nasdaq National Market at December 31, 1998.

(3) Based on a per share price of $30.532 on December 31, 1998.

DIRECTOR COMPENSATION

    Since MindSpring's inception, members of its board of directors have not received any compensation for their service on the board of directors except pursuant to MindSpring's Directors Stock Option Plan. Under the Directors Plan, 420,000 shares of common stock are authorized for issuance to non-employee directors, in the form of grants of 60,000 options per director, upon their initial election or appointment to the board, or, in the case of Messrs. Lanier, Scott and Gabbard, who joined the board prior to the creation of the Directors Plan, upon the adoption of the Directors Plan by the board. Options are exercisable at the fair market value of the common stock, as determined by the board, on the date of grant. The Directors Plan was amended in 1998 to provide for discretionary option grants. Upon adoption of this amendment, each of Messrs. Lanier, Scott and Gabbard received a grant of 30,000 options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee for the year ended December 31, 1998 were Messrs. Gabbard, Lanier and Scott.

    ITC Holding Company, Inc. beneficially owned approximately 18.5% of the outstanding capital stock of MindSpring as of December 31, 1998 and owned approximately 16.7% of MindSpring as of November 30, 1999. Both Messrs. Lanier and Scott have served since at least 1998 as executive officers and directors of ITC Holding. Mr. Gabbard has also served since at least 1998 as a director of ITC Holding. As of December 31, 1998 and October 5, 1999, Messrs. Lanier, Scott and Gabbard owned approximately 18%, less than 1.0% and less than 1.0%, respectively, of the common stock of ITC Holding. As of December 31, 1998 and October 5, 1999, Mr. Brewer owned less than 1.0% of the common stock of ITC Holding.

    MindSpring has entered into certain business relationships with subsidiaries and affiliates of ITC Holding. MindSpring leases T-1 telecommunications lines for data transport for some of its points of presence and purchases long distance telephone services, maintenance and installation services and wide area network transport service from ITC^DeltaCom, which until October 20, 1997 was owned by ITC Holding and is now owned by substantially the same stockholders as ITC Holding. MindSpring paid ITC^DeltaCom approximately $254,000 per month in 1998 and approximately $975,000 per month in 1999 for these services.

    MindSpring leases telephone lines from, and has contracts for maintenance and installation with, Interstate Telephone Company, Inc., a wholly owned subsidiary of ITC Holding. MindSpring paid Interstate Telephone approximately $18,000 per month in 1998 and approximately $50,000 per month in 1999 for these leased telephone lines.

    MindSpring also provides high-speed cable modem Internet access through an agreement with KNOLOGY Holdings, Inc., an affiliate of ITC Holding. MindSpring pays KNOLOGY approximately $80,000 per year for these services.

CERTAIN RELATIONSHIPS AND INSIDERS TRANSACTIONS

    MindSpring has adopted a policy requiring that any material transactions between MindSpring and persons or entities affiliated with officers, directors or principal stockholders of MindSpring be on terms no less favorable to MindSpring than reasonably could have been obtained in arms' length transactions with independent third parties.

    For a summary of certain transactions and relationships among MindSpring and its associated entities, and among the directors, executive officers and stockholders of MindSpring and its associated entities, see "--Compensation Committee Interlocks and Insider Participation."

                         INFORMATION ABOUT WWW HOLDINGS

    WWW Holdings is a newly formed Delaware corporation that has not, to date, conducted any activities other than those incident to its formation, its execution of the reorganization agreement and related agreements, and its participation in the preparation of this joint proxy statement/prospectus. The financial statements of WWW Holdings are omitted because WWW Holdings has nominal assets, no liabilities as well as no operations to date. There are also no contingent assets or liabilities.


    As a result of the mergers of EarthLink and MindSpring into WWW Holdings, the business of WWW Holdings will be the businesses currently conducted by EarthLink and MindSpring. As a result of the reorganization, WWW Holdings will change its name to EarthLink, Inc., its headquarters will be at 1430 West Peachtree Street, NW, Suite 400, Atlanta, Georgia 30309 and its telephone number at that address will be (404) 815-0770.


                   DESCRIPTION OF WWW HOLDINGS CAPITAL STOCK

GENERAL

    The following is a summary of the characteristics of WWW Holdings' capital stock.


    Presently the authorized capital stock of WWW Holdings consists of 10,000 shares of WWW Holdings common stock. There are 10 shares of WWW Holdings common stock outstanding, all of which are owned by the incorporator of WWW Holdings. These shares will be canceled in the merger of EarthLink into WWW Holdings. No shares of WWW Holdings preferred stock are outstanding. At or before the effective time of the merger of EarthLink into WWW Holdings, WWW Holdings will amend and restate its certificate of incorporation, which amendment and restatement will, among other things, authorize 300 million shares of common stock and 100 million shares of preferred stock. The description below assumes that the certificate of incorporation has been amended and restated.


    Based on December 20, 1999 data and assuming that Apple's $200 million investment in EarthLink had occurred on December 20, 1999, immediately following the effective time of the mergers of EarthLink and MindSpring into WWW Holdings, former holders of EarthLink common stock and EarthLink preferred stock collectively will hold approximately 53.3% of the outstanding shares of WWW Holdings common stock on a fully diluted basis; and former holders of MindSpring common stock collectively will hold approximately 46.7% of the outstanding shares of WWW Holdings common stock on a fully diluted basis.

COMMON STOCK

    Each share of WWW Holdings common stock entitles its holder to one vote on all matters required or permitted to be voted on by WWW Holdings. The terms of the WWW Holdings common stock do not contain any conversion or redemption rights or rights to subscribe for more securities of WWW Holdings. Holders of WWW Holdings common stock have no right to cumulate votes in the election of directors. Holders of WWW Holdings common stock are entitled to receive dividends if declared by the WWW Holdings board of directors out of funds legally available for distribution. Upon the liquidation of WWW Holdings, WWW Holdings common stockholders will be entitled, subject to the rights of the holders of any outstanding WWW Holdings preferred stock, to receive pro rata all assets, if any, of WWW Holdings available for distribution after the payment of expenses and all prior claims.

    WWW Holdings will apply to have its common stock listed on The Nasdaq National Market under the trading symbol "ELNK."

WWW HOLDINGS PREFERRED STOCK IN GENERAL

    The preferred stock of WWW Holdings may be issued in one or more series, and the WWW Holdings board of directors, acting without the approval of the stockholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to any series of preferred stock.

WWW HOLDINGS SERIES A CONVERTIBLE PREFERRED STOCK

    Prior to the consummation of the merger of EarthLink into WWW Holdings, the WWW Holdings board of directors will create a series A convertible preferred stock, with the same terms and conditions as the EarthLink series A convertible preferred stock. The material terms and conditions of the WWW Holdings series A convertible preferred stock are as follows:

GENERAL; DIVIDEND RIGHTS

    Sprint will own all of the issued and outstanding shares of WWW Holdings series A preferred stock and we may originally issue shares of series A preferred only to Sprint. The series A preferred stockholders are entitled to receive dividends at a rate per annum of 3% of the liquidation value of their shares, which is used to determine the cash dividends that the series A preferred stockholders are entitled to receive, the number of shares of common stock into which the series A preferred stock may be converted and the amount of money the series A preferred stockholder will be entitled to receive if the series A preferred stock is redeemed or WWW Holdings is liquidated, which dividends will be compounded quarterly. For a period of five years from the initial issuance date of the series A preferred stock, these dividends are payable "in kind" by way of an increase in the liquidation value of the shares and after the end of the five year period are payable in cash. Moreover, upon WWW Holdings' optional redemption of the series A preferred stock or the consummation of a merger, share exchange or other extraordinary business combination during the initial five year period, the holders of the series A preferred stock will be entitled to receive an accelerated "in kind" dividend for the entire initial five year period. Beginning on the sixth year after the initial issuance date of the series A preferred stock, holders of series A preferred stock will be entitled to receive cumulative quarterly cash dividends of 3% annually. Beginning on the twenty-first year after the initial issuance date of the series A preferred stock, holders of the series A preferred stock will be entitled to cumulative quarterly cash dividends of 8% of the liquidation value per share, increasing annually to a maximum rate of 12%.

LIQUIDATION RIGHTS

    The holders of WWW Holdings series A preferred stock will receive, prior to any payment or distribution in respect of other shares of WWW Holdings' capital stock, an amount per share equal to the average market value of the WWW Holdings' common stock measured over the thirty day period ending on the initial issuance date of the series A preferred stock, plus all accrued and unpaid dividends on the shares, whether in cash or in kind.

CONVERSION RIGHTS

    Beginning on the first anniversary of the initial issuance date of the series A preferred stock, each share of WWW Holdings series A preferred stock is convertible into the number of shares of common stock as is determined by dividing the liquidation value of the shares by a number equal to the average market value of the WWW Holdings stock measured by the thirty day period ending on the initial issuance date of the series A preferred stock multiplied by 116.118%. After a period of five years from the initial issuance of the series A preferred stock, the number by which the liquidation value is divided will be increased annually by 6%, accruing quarterly. That number is also subject to adjustment based on changes in capitalization of the WWW Holdings common stock such as stock splits, stock dividends and the like. Although conversion of the series A preferred stock is at the holder's option, conversion is required in the event WWW Holdings consummates a merger, share exchange or other extraordinary business combination.

OPTIONAL REDEMPTION BY WWW HOLDINGS

    Beginning on the third anniversary of the initial issuance date of the WWW Holdings series A preferred stock, WWW Holdings may elect to redeem the outstanding shares of series A preferred stock at a redemption price per share equal to the liquidation value of the shares of series A preferred stock assuming the acceleration of various dividends, multiplied by a specified percentage. The specified percentage is initially equal to 103%, and will be reduced by 1% annually in each of the subsequent three years, after which it will be equal to 100%.

VOTING RIGHTS

    The WWW Holdings series A preferred stockholders do not possess general voting rights. However, the WWW Holdings series A preferred stockholders are separately entitled to elect two of WWW Holdings' directors. This right terminates as to one of the directors if the WWW Holdings series A preferred stockholders fail to maintain at least a 20% equity interest in WWW Holdings on a fully diluted basis, subject to adjustment, for any three consecutive months, and will terminate as to both of the directors if the WWW Holdings series A preferred stockholders fail to maintain at least a 10% equity interest over the same period. A separate vote of 66 2/3% of the then-outstanding shares of WWW Holdings series A preferred stock is required in limited situations, including WWW Holdings' liquidation, dissolution or winding up, or WWW Holdings' taking specified actions that would adversely affect the rights of the holders of the WWW Holdings series A preferred stock as a class.

WWW HOLDINGS SERIES B CONVERTIBLE PREFERRED STOCK

    Prior to the consummation of the merger of EarthLink into WWW Holdings, the WWW Holdings board of directors will create a series B convertible preferred stock with the same terms and conditions as the EarthLink series B convertible preferred stock. The terms and conditions of the WWW Holdings series B convertible preferred stock will identical to the terms and conditions of the WWW Holdings series A convertible preferred stock, except as follows:

    - The WWW Holdings series B convertible preferred stock is immediately junior to the WWW Holdings series A convertible preferred stock, but senior to the WWW Holdings common stock and to all other classes or series of WWW Holdings preferred stock, other than the series A convertible preferred stock, with respect to dividends and rights upon liquidation, winding up or dissolution.

    - The series B preferred stockholders, by virtue of their status, have no right to elect any directors of WWW Holdings.

WWW HOLDINGS SERIES C CONVERTIBLE PREFERRED STOCK

    Prior to consummation of the merger of EarthLink into WWW Holdings, the WWW Holdings board of directors will create a series C convertible preferred stock, with the same terms and conditions as the EarthLink series C convertible preferred stock. The material terms and conditions of the WWW Holdings series C convertible preferred stock are as follows:

GENERAL; DIVIDEND RIGHTS

    Apple will own all of the issued and outstanding shares of WWW Holdings series C preferred stock. The series C preferred stockholders are entitled to receive dividends on an equal basis with the common stockholders.

LIQUIDATION RIGHTS

    The holders of WWW Holdings series C preferred stock will receive, after any payment of distribution in respect to the series A and B convertible preferred stock of WWW Holdings, but prior to any payment or distribution in respect of other shares of WWW Holdings' capital stock, an amount per share equal to the price paid for the series C preferred stock, plus all accrued and unpaid dividends on the shares, if any.

CONVERSION RIGHTS

    Each holder of the series C preferred stock will have the right, after January 4, 2001, to convert its series C preferred stock shares into common stock. All shares of the series C preferred stock will automatically convert into shares of common stock for the following reasons:

    (a) following January 4, 2001, if the holders of more than 66 2/3% of the series C preferred stock vote to convert all of the series C preferred stock into common stock; or

    (b) if conversion is required to consummate any merger, reorganization, business combination or other extraordinary transaction (other than the EarthLink-MindSpring reorganization) approved by WWW Holdings' board of directors.

VOTING RIGHTS

    The series C preferred stock will be non-voting until January 4, 2001 (except for its right to elect a member to the board of directors as discussed below under "Board Seat"). After that, it will vote together with the common stock, and not separately as a class.

BOARD SEAT

    Following the expiration or early termination of any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act applicable to Apple's investment, Apple has the right to name a member to WWW Holdings' board of directors for so long as WWW Holdings is Apple's exclusive default ISP in the setup software under the WWW Holdings-Apple Internet services agreement, Apple holds series C preferred stock and Apple maintains a certain percentage ownership of the WWW Holdings securities it purchased in its initial investment in EarthLink and subsequent top-ups. The required ownership percentages are:

    (a) during the first year after January 4, 2000, Apple must maintain ownership of 100% of the securities it purchased;

    (b) during the second and third years after January 4, 2000, Apple must maintain ownership of at least 75% of the securities it purchased; and

    (c) from the fourth year after January 4, 2000, Apple must maintain ownership of at least 50% of the securities it purchased.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

    Each of EarthLink, MindSpring and WWW Holdings is a Delaware corporation subject to the provisions of Delaware law. Because each of EarthLink, MindSpring and WWW Holdings is a Delaware corporation, the stockholders of each corporation are treated the same under Delaware law. However, because of different provisions in the companies' certificates of incorporation and bylaws, the rights of the stockholders of the companies will differ in some instances.

    Set forth below are comparisons between the rights of EarthLink stockholders, MindSpring stockholders and WWW Holdings stockholders under their respective certificates of incorporation and bylaws. This description summarizes the material differences that may affect the rights of stockholders of EarthLink, MindSpring and WWW Holdings, but does not purport to be a complete statement of all such differences. Stockholders should read the relevant provisions of the laws and documents discussed below. The description set forth below also assumes that the certificate of incorporation and bylaws of WWW Holdings have been amended and restated and that the board of directors of WWW Holdings has created the series A convertible preferred stock and series B convertible preferred stock, all of which are required by the reorganization agreement to take place before the consummation of the reorganization.

LIMITATION OF DIRECTOR LIABILITY

    WWW HOLDINGS AND EARTHLINK. The certificates of incorporation of WWW Holdings and EarthLink contain provisions that limit the liability of the directors of WWW Holdings and EarthLink to the fullest extent permitted under Delaware law. The provisions eliminate the liability of the WWW Holdings and EarthLink directors to WWW Holdings and EarthLink and to their respective stockholders for monetary damages relating to breaches of the directors' fiduciary duties in their capacity as directors, except for specific breaches and acts or omissions for which the law of Delaware expressly provides that no limitation of liability may be effective. Delaware law does not permit indemnification in the following circumstances:

    - for breach of a director's duty of loyalty to a corporation or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

    - for unlawful distributions; and

    - in respect of any transaction from which a director received an improper personal benefit.

    Pursuant to the certificates of incorporation of WWW Holdings and EarthLink, limitation of liability of directors will not be limited or eliminated by any amendment or modification of the certificates of incorporation.

    MINDSPRING. MindSpring's certificate of incorporation provides that no director of MindSpring will be liable to MindSpring or its stockholders for monetary damages for a breach of the director's fiduciary duty, except that a director's liability will not be limited for:

    - any breach of the director's duty of loyalty to MindSpring or its stockholders,

    - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

    - the unlawful payment of dividends, or

    - any transaction from which the director derived an improper personal benefit.

    Under the certificate of incorporation of MindSpring, limitation of liability of directors may not be retroactively limited or eliminated by any amendment or modification of MindSpring's certificate of incorporation. The MindSpring certificate of incorporation further instructs the corporation to indemnify directors, officers and agents of MindSpring to the fullest extent permitted by the Delaware corporation law for claims or proceedings arising from such individual's relationship with MindSpring.

AUTHORIZED CAPITAL


    WWW HOLDINGS. WWW Holdings authorized capital is described under "Description of WWW Holdings Capital Stock," beginning on page 159.


    EARTHLINK. The total number of authorized shares of capital stock of EarthLink is 225,625,000 shares, consisting of 200,000,000 shares of common stock, 25,000,000 shares of series A convertible preferred stock and 625,000 shares of series B convertible preferred stock.

    MINDSPRING. The total number of authorized shares of capital stock of MindSpring is 401,000,000 shares, consisting of 400,000,000 shares of common stock and 1,000,000 shares of preferred stock.

SPECIAL MEETINGS OF STOCKHOLDERS

    Under Delaware law, unless provided in the certificate of incorporation or bylaws of a corporation, stockholders of a public corporation do not have the right to call a special meeting of stockholders.

    WWW HOLDINGS. The WWW Holdings bylaws provide that a special meeting of WWW Holdings stockholders may be called at any time by the chairman of the board of directors or by a majority of the board of directors.

    EARTHLINK. The EarthLink bylaws provide that a special meeting of EarthLink stockholders may be called at any time by the chairman of the board of directors, by a majority of the board of directors or by the holders of at least 10% of all the shares of stock entitled to vote on the issue proposed to be considered at the meeting.

    MINDSPRING. The MindSpring bylaws provide that a special meeting of MindSpring's stockholders may be called at any time by the MindSpring board of directors or MindSpring's chairperson or president.

VOTING; ELECTION OF DIRECTORS


    WWW HOLDINGS. Each WWW Holdings stockholder is entitled to one vote for each share of common stock on all matters required or permitted to be voted on by stockholders of WWW Holdings. Cumulative voting is not permitted under WWW Holdings' certificate of incorporation. In all elections of directors, directors are elected by an affirmative vote of the holders of the plurality of the votes of the shares present, in person or by proxy at the meeting and entitled to vote on the election of directors. The vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists is generally required to approve other actions requiring stockholder approval. The rights and preferences of the WWW Holdings common stock and preferred stock are described in the section entitled "Description of WWW Holdings Capital Stock" beginning on page 159.


    EARTHLINK. Each EarthLink stockholder is entitled to one vote for each share of common stock on all matters required or permitted to be voted on by stockholders of EarthLink. Cumulative voting is not permitted under EarthLink's certificate of incorporation. In all elections of directors, directors are elected by an affirmative vote of the holders of the plurality of the votes of the shares present, in person or by proxy at the meeting and entitled to vote in the election of directors. The vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists is generally necessary to approve other actions requiring stockholder approval.

    Although the EarthLink preferred stockholder generally does not have the right to vote its shares, the series A preferred stockholder does have the right to elect two directors so long as its ownership of capital stock does not fall below 20% of the outstanding capital stock of EarthLink on a fully diluted basis for three consecutive months and it can elect one director so long as its ownership does not fall below 10% of the outstanding capital stock of EarthLink on a fully diluted basis for three consecutive months. Apple, the series C preferred stockholder, has the right to elect a member to EarthLink's board of directors for so long as EarthLink is Apple's exclusive default ISP in the setup software under the EarthLink-Apple Internet services agreement, Apple holds series C preferred stock and Apple maintains a certain percentage ownership of the EarthLink securities it purchased in the initial investment and subsequent top-ups. The required ownership percentages are:

    (a) during the first year after January 4, 2000, Apple must maintain ownership of 100% of the EarthLink securities it purchased;

    (b) during the second and third years after January 4, 2000, Apple must maintain ownership of at least 75% of the EarthLink securities it purchased; and

    (c) from the fourth year after January 4, 2000, Apple must maintain ownership of at least 50% of the EarthLink securities it purchased.

    In addition, the approval of 66 2/3% of the shares of EarthLink series A convertible preferred stock, voting as a class, or the series B convertible preferred stock voting as a class, is required to:

    - change the rights, preferences or privileges of the shares of the series of preferred stock;

    - increase the number of the authorized shares of the series of preferred stock;

    - create any new series of stock or securities convertible into equity securities having a preference over or being on par with the series of preferred stock with respect to voting, dividends, distributions of assets upon liquidation conversions rights;

    - amend the organizational documents of EarthLink or take any action or enter into any agreements that conflict with EarthLink's obligation to the holders of the series of preferred stock; or

    - liquidate EarthLink.

    MINDSPRING. Each MindSpring stockholder is entitled to one vote for each share of common stock upon any matter properly considered and acted on by the stockholders of MindSpring. In all elections of directors, directors are elected by an affirmative vote of the holders of the plurality of the votes of the shares present, in person or by proxy at the meeting and entitled to vote in the election of directors. The vote of a majority of shares represented at a meeting and entitled to vote at a meeting at which a quorum exists is generally necessary to approve other actions requiring stockholder approval.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

    EARTHLINK, MINDSPRING AND WWW HOLDINGS. Delaware law generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation not in the ordinary course of business be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote, unless a different vote is required by the certificate of incorporation or bylaws. The certificates of incorporation and bylaws of EarthLink, MindSpring and WWW Holdings do not specifically address mergers, share exchanges or sales of assets; therefore, an affirmative vote of the majority of the outstanding shares of common stock entitled to vote is required.

ANTI-TAKEOVER STATUTES

    EARTHLINK, MINDSPRING AND WWW HOLDINGS. Delaware law contains a number of provisions that may have the effect of delaying or discovering a hostile takeover. Delaware law prohibits a Delaware corporation from entering into a business combination with the beneficial owner of 15% or more of the corporation's outstanding voting stock, or its affiliates, for a period of three years after the 15% beneficial owner achieved this level of ownership. Delaware law permits a business combination with a 15% beneficial owner if: (A) prior to the date the stockholder becomes a 15% beneficial owner, the board of directors of the corporation approve either the business combination or the transaction that will result in the person or entity becoming 15% beneficial owner; (B) the interested stockholder acquires at least 85% of the corporation's outstanding voting stock, excluding shares owned by persons who are directors, officers and by various employee stock plans, in the same transaction in which the stockholder becomes a 15% beneficial owner; or (C) on or subsequent to the date of the transaction by which the stockholder becomes a 15% beneficial owner, the board of directors approves the business combination and by a vote of the holders of two-thirds of the corporation's outstanding voting stock, not including shares owned by the 15% beneficial owners. In general, a Delaware corporation must specifically elect, through an amendment to its bylaws or certificate of incorporation, not to be governed by these provisions. None of EarthLink, MindSpring or WWW Holdings has made an election not to be governed by these provisions and, therefore, each of them is currently subject to these provisions of the Delaware law.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

    Delaware law provides generally that a Delaware corporation's certificate of incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the matter.


    WWW HOLDINGS. In addition to the standard Delaware requirement, WWW Holdings' certificate of incorporation provides that any amendment to the articles in the certificate of incorporation that govern the board of directors, indemnification or the amendment of the certificate of incorporation and the bylaws must be approved by at least two-thirds of the shares entitled to vote on the amendment and by a majority of the members of the entire board of directors. The holders of the WWW Holdings preferred stock must approve any amendment to the certificate of incorporation that would affect the terms of the preferred stock. See "WWW Holdings Preferred Stock in General" on page 160.



    EARTHLINK. In addition to the standard Delaware requirement, EarthLink's certificate of incorporation requires the affirmative vote of a majority of the votes entitled to be cast by the holders of all of the outstanding shares of capital stock, voting together as a single class to amend the certificate of incorporation or bylaws in any manner that is inconsistent with the current article in the certificate of incorporation governing the board of directors. The holders of the EarthLink preferred stock must approve any amendment to the certificate of incorporation that would affect the terms of the preferred stock. See "Voting; Election of Directors" on page 164.


    MINDSPRING. MindSpring's certificate of incorporation may be amended in any manner provided for by law, except that the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of the capital stock of MindSpring entitled to vote and the affirmative vote of the majority of the board of directors are required to amend the provisions of MindSpring's certificate of incorporation relating to the election of the board of directors, the limitation of liability and indemnification of officers and directors of MindSpring and amendment of the certificate of incorporation of MindSpring.

AMENDMENTS TO BYLAWS

    WWW HOLDINGS. The WWW Holdings certificate of incorporation and bylaws provide that the bylaws may be amended by stockholders holding a majority of the number of shares of stock present and entitled to vote at a meeting or by a majority vote of the directors then in office or except for the provisions requiring that actions, if taken, be taken by more than a majority of the directors, which may be amended or repealed by the stockholders in the manner described above or by the number of directors who are required to act pursuant to the provision.

    EARTHLINK. The EarthLink certificate of incorporation and bylaws provide that the bylaws may be amended by the majority vote of the directors then in office by stockholders holding a majority of the number of shares of stock present and entitled to vote at the meeting at which the amendment is to be voted upon.

    MINDSPRING. In addition to the right of stockholders to amend MindSpring's bylaws pursuant to Delaware law, MindSpring's certificate of incorporation authorizes the board of directors to amend MindSpring's bylaws.

STOCKHOLDER ACTION BY WRITTEN CONSENT

    WWW HOLDINGS AND EARTHLINK. The stockholders may take any action required to be taken or that may be taken at any annual or special meeting of stockholders by written consent without a meeting if the consent is signed by stockholders who would have had the votes necessary to approve the action at a meeting at which all shares entitled to vote on the action were present and if the consent is properly delivered to the company.

    MINDSPRING. MindSpring's bylaws provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting if the action is taken by a unanimous vote of persons who would be entitled to vote with respect to the action at a meeting. The action must be evidenced by one or more written consents describing the action taken, signed by all of the stockholders who would be entitled to vote with respect to the action at a meeting, and delivered to MindSpring.

BOARD OF DIRECTORS

    WWW HOLDINGS. WWW Holdings' certificate of incorporation requires that there be at least two and no more than seventeen directors, with the exact number of directors to be set by a majority of the board of directors or by the affirmative vote of the holders of at least a majority of all outstanding shares entitled to vote in the election of directors, voting as a single class. At the effective time of the mergers of EarthLink and MindSpring into WWW Holdings, the board will have thirteen directors. Four directors will be chosen by EarthLink, four will be chosen by MindSpring, two will be chosen by Sprint, as the series A preferred stockholder, one will be chosen by Apple, as the series C preferred stockholder, and the remaining two will be chosen by a committee selected from among the appointed directors. The board of directors will be a classified board in which approximately one-third of its directors will stand for election each year. The initial term of the class I directors will expire at the annual meeting of stockholders in 2000, the term of the class II directors will expire at the annual meeting of stockholders in 2001, and the term of the class III directors will expire at the annual meeting of stockholders in 2002. In all cases a director will serve until his or her successor is elected and qualifies, or until he or she resigns, is removed, dies or is incapacitated.

    At each annual meeting of WWW Holdings stockholders the successors to the class of directors whose term then expires will be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualify, except with respect to vacancies and newly created directorships. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote in the election of directors.

    If the number of directors is changed by resolution of the board, any increase or decrease will be apportioned among the classes so as to keep the number of directors in each class as nearly equal as possible. No decrease in the number of directors will shorten the term of an incumbent director.

    Nominations for the election of directors may be made by the board of directors or a committee appointed by the board. Also, any stockholder of record who is entitled to vote in the election of directors may nominate persons for election as directors at a meeting, but only if the stockholder gives written notice of his intent to make nominations, either personally or by the United States mail, postage prepaid, to the Secretary of WWW Holdings at least 90 days before the annual meeting of stockholders, if that is where the nominees are to be voted upon, or, if the election is to be held at a special meeting, the close of business on the seventh day following the date that notice of the meeting is first given to stockholders. Each notice must state:

    - the name and address of the stockholder of record who intends to make the nominations and of the persons to be nominated;

    - a representation that the stockholder is a holder of record of shares of WWW Holdings entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the persons specified in the notice;

    - a description of all arrangements between the stockholder as would be required to be included in a proxy statement filed under the then-current proxy rules of the Securities and Exchange Commission if the nominees were to be nominated by the board of directors; and

    - the consent of each nominee to serve as a director of WWW Holdings if he or she is elected.

    Any vacancy on the board of directors that results from an increase in the number of directors or from a director's death, resignation, retirement, disqualification or removal from office may be filled by a majority of the board of directors then in office, even if less than a quorum, or by the stockholders if the board of directors has not filled the vacancy. Any director elected to fill a vacancy will have the same remaining term as the director's predecessor.

    At any meeting of stockholders with respect to which notice of the intent to propose directors has been given, the entire board of directors or any individual director may be removed, with or without cause, by the affirmative vote of the holders of a majority of all outstanding shares entitled to be voted at an election of directors, but if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would have been sufficient to elect him if they had been cumulatively voted at an election of the entire board of directors.

    Whenever the holders of any one or more classes or series of preferred stock issued by WWW Holdings have the right to elect directors, the election, term of office, filling of vacancies and other features of those directorships will be governed by the terms of the certificate of incorporation and the resolutions of the board of directors creating the class or series. As of the effective time of the mergers and for so long as its percentage ownership of capital stock does not fall below 20% of the outstanding capital stock of WWW Holdings on a fully diluted basis for three consecutive months, the holders of the series A convertible preferred stock will have the right to elect two directors. So long as the series A preferred stockholder's percentage ownership does not fall below 10% of the outstanding capital stock of WWW Holdings on a fully diluted basis for three consecutive months the series A preferred stockholder has the right to elect one director. The holder of the series C convertible preferred stock will have the right to elect a director, so long as the stockholder maintains certain stock ownership levels.

    EARTHLINK. The certificate of incorporation requires that there be at least two and no more than thirteen directors. The EarthLink board of directors currently consists of ten directors, eight of whom are voted upon by the holders of EarthLink common stock and two of whom are selected by the series A preferred stockholder. In connection with its ownership of series C preferred stock, Apple will have the right to elect one director to the EarthLink board, which right becomes effective upon closing of such transaction. A director of EarthLink holds his office for a period of one year and until his successor is elected and qualifies, or until he dies, resigns, retires, is disqualified or is removed.

    EarthLink's procedures for nominations of directors by stockholders are the same as WWW Holdings' procedures.

    MINDSPRING. MindSpring's certificate of incorporation provides that its board of directors will be comprised of three classes as nearly equal in number as possible, with each class elected for a term of three years, so that a different class of directors stands for election each year. The MindSpring bylaws provide that the number of directors may not be less than three nor more than fifteen. The MindSpring board of directors currently consists of five directors. A director of MindSpring holds his office until such his successor is elected and qualified or until his earlier death, resignation or removal.

    At each annual meeting of MindSpring stockholders the successors to the class of directors whose term then expires will be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors are elected and qualify, except with respect to vacancies and newly created directorships. Directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote in the election of directors.

    If the number of directors is changed by resolution of the board, any increase or decrease will be apportioned among the classes so as to keep the number of directors in each class as nearly equal as possible. No decrease in the number of directors will shorten the term of an incumbent director.

    MindSpring's certificate of incorporation provides that if a vacancy occurs on the MindSpring board, the vacancy may be filled by a majority vote of the directors then in office, even if they constitute less than a quorum, or by the sole remaining director. Whenever the holders of any class or classes of MindSpring stock or series of MindSpring stock are entitled to elect one or more directors by the provisions of MindSpring's certificate of incorporation, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series or by a sole remaining director elected by such class or series. In the event that one or more MindSpring directors resigns from the MindSpring board effective at a future date, a majority of the directors then in office, including those who have so resigned, may fill such vacancy or vacancies.

    MindSpring's board of directors nominates candidates to stand for election as directors. Candidates may also be nominated by any MindSpring stockholder, provided such nominations are submitted in writing to MindSpring no later than 90 days prior to the meeting of stockholders at which such directors are to be elected, together with the identity of the stockholder making the nomination and the number of shares of MindSpring stock owned, directly or indirectly, by the stockholder.

               MANAGEMENT AND OPERATION OF WWW HOLDINGS AFTER THE
                                 REORGANIZATION

WWW HOLDINGS BOARD OF DIRECTORS

    Upon completion of the reorganization, the WWW Holdings board of directors will consist of the thirteen individuals listed below. The board will be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first, second and third classes of directors expiring at the first, second and third annual meetings of the stockholders of WWW Holdings.

NAME                                                            AGE       CLASS     DESIGNEE OF:
----                                                          --------   --------   ------------
Charles M. Brewer, Chairman.................................     41      III        MindSpring
Sky D. Dayton...............................................     28      III        EarthLink
Charles G. Betty............................................     42      III        EarthLink
Campbell B. Lanier, III.....................................     49      III        MindSpring
William S. Esrey............................................     59      III        Sprint
William H. Scott, III.......................................     52      II         MindSpring
Michael S. McQuary..........................................     40      II         MindSpring
Linwood A. Lacy, Jr.........................................     54      II         EarthLink
Reed E. Slatkin.............................................     50      II         EarthLink
Len J. Lauer................................................     42      I          Sprint
TBD*........................................................             I          Outside
TBD*........................................................             I          Outside
TBD*........................................................             I          Outside

------------------------


*To be determined at a later date. In connection with EarthLink's transaction with Apple, Apple will have the right to appoint one director to EarthLink's board, which right becomes effective when regulatory approvals are secured and the transaction is consummated. Assuming EarthLink and MindSpring close the reorganization, Apple's board right will convert into the right to appoint a director to the WWW Holdings board. Please refer to "Information about EarthLink--Business--Recent Development--Strategic Alliance with Apple Computer, Inc." for more information.


    CHARLES M. BREWER will be the chairman of WWW Holdings. Mr. Brewer founded MindSpring and has served as chief executive officer and a director of MindSpring since its inception in February 1994 and as chairman since
March 1996. He also served as the president of MindSpring from its inception until March 1996 and as the secretary and treasurer of MindSpring from its inception until January 1995. From May 1993 to January 1994, Mr. Brewer developed the concept for MindSpring and evaluated its prospects. Prior to starting MindSpring, he served as chief executive officer of AudioFax, Inc., a software company providing fax server software from May 1992 to April 1993, and was the chief financial officer of AudioFax, Inc. from May 1989 to April 1992.

    SKY D. DAYTON will be a director of WWW Holdings. Mr. Dayton, EarthLink's founder, has served as chairman of the board of directors of EarthLink since its inception in May 1994 and served as its chief executive officer from May 1994 until May 1996. From 1992 to 1993, he was co-owner of a computer-based digital imaging firm, Dayton Walker Design. From 1991 to 1992, he served as director of marketing for new products at Executive Software, a software company. From 1990 to 1994, Mr. Dayton co-owned Cafe Mocha, a coffee house in Los Angeles, which he co-founded, and was a co-owner of Joe Cafe, a coffee house in Studio City, California.

    CHARLES G. BETTY will be the chief executive officer and a director of WWW Holdings. Mr. Betty has served as president and as a director of EarthLink since January 1996, and in May 1996 was named chief executive officer. From
February 1994 to January 1996, Mr. Betty was a strategic planning consultant, advising Reply Corp., Perot Systems Corporation and Microdyne, Inc. From September 1989 to February 1994, Mr. Betty served as president, chief executive officer and a director of Digital Communications Associates, Inc., a publicly traded network connectivity provider. Mr. Betty is a member of the board of directors of DBT ONLINE, Inc.

    CAMPBELL B. LANIER, III will be a director of WWW Holdings. Mr. Lanier has served as a director of MindSpring since November 1994. Mr. Lanier has served as chairman of the board and chief executive officer of ITC Holding Company, Inc. (or its predecessors), MindSpring's largest stockholder, since its inception in 1985. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is also the chairman of ITC^DeltaCom, Inc., a carriers' carrier and retail telecommunications company, is a director of ITC^DeltaCom, KNOLOGY Holdings, Inc., a broadband telecommunications services company formerly known as CyberNet Holding, Inc., Vista EyeCare, Inc., a full service optical retailer, K&G Men's Centers, a discount retailer of men's clothing, Innotrac Corporation, which provides customized, technology-based marketing support services, and is chairman of the board of Powertel, Inc., a wireless telecommunications company formerly known as InterCel, Inc. Mr. Lanier has served as a managing director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

    WILLIAM S. ESREY will be a director of WWW Holdings. Mr. Esrey has served as the chairman of Sprint since 1990 and as its chief executive officer and a director since 1985. Mr. Esrey is a director of Duke Energy Corporation, General Mills, Inc. and Exxon Corporation.

    WILLIAM H. SCOTT, III will be a director of WWW Holdings. Mr. Scott has been a director of MindSpring since November 1994. Mr. Scott has served as president of ITC Holding (or its predecessors) since December 1991 and has been a director of ITC Holding (or its predecessors) since May 1989. He is also an officer and director of several ITC Holding subsidiaries. Mr. Scott is a director of ITC^DeltaCom, KNOLOGY, Powertel and Innotrac.

    MICHAEL S. MCQUARY will be the president and a director of WWW Holdings.
Mr. McQuary has been the president of MindSpring since March 1996, the chief operating officer of MindSpring since September 1995, and a director of MindSpring since December 1995. He also served as MindSpring's executive vice president from October 1995 to March 1996 and MindSpring's executive vice president of sales and marketing from July 1995 to September 1995. Prior to joining MindSpring, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including regional sales manager from April 1991 to February 1994 and manager of operations (reengineering) from February 1994 to June 1995.

    LINWOOD A. LACY, JR. will be a director of WWW Holdings. Mr. Lacy has been a director of EarthLink since June 1996. From October 1996 to October 1997, he served as president and chief executive officer of Micro Warehouse Incorporated. From 1989 to may 1996, he served as the co-chairman and chief executive officer of Ingram Micro, Inc., a microcomputer products distributor and a then wholly-owned subsidiary of Ingram Industries Inc. From December 1993 to
June 1995, Mr. Lacy was also president of Ingram Industries Inc. From June 1995 until April 1996, he was president and chief executive officer of Ingram Industries Inc., and from April 1996 to May 1996 served as its vice chairman. Mr. Lacy serves as a director of Ingram Industries Inc., Entex Information Services, Inc., PcOrder.com and Modus Media International.

    REED E. SLATKIN will be a director of WWW Holdings. Mr. Slatkin, one of EarthLink's co-founders, has been a director of EarthLink since its inception. Mr. Slatkin is a private investor and money manager who has invested in public and private companies for the last 15 years.

    LEN J. LAUER will be a director of WWW Holdings. Mr. Lauer has been a director of Sprint since April 1999. Mr. Lauer has served as president of the consumer services group of Sprint since March 1999. Mr. Lauer joined Sprint in April 1998 as senior vice president of brand management and public relations. Before joining Sprint, Mr. Lauer spent more than five years with Bell Atlantic Corporation, first as vice president, sales and service in the large business services unit and, starting in November 1995, as president and chief executive officer of Bell Atlantic--New Jersey. He is a board member of Maplewood Partners and a member of the Business Council Steering Committee of the Nelson-Atkins Museum of Art.

    COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of WWW Holdings will establish compensation and audit committees of the Board of Directors after completion of the reorganization, and may establish other committees such as an executive committee from time to time.


MANAGEMENT


    The principal officers of WWW Holdings upon completion of the reorganization will be as follows:

NAME                                                            AGE               TITLE
----                                                          --------   -----------------------
Charles M. Brewer...........................................     41      Chairman
Charles G. Betty............................................     42      Chief Executive Officer
Michael S. McQuary..........................................     40      President

    Additional officers will be elected by the WWW Holdings board after completion of the reorganization.


EXECUTIVE COMPENSATION


    COMPENSATION OF OFFICERS

    The Board of Directors and the Compensation Committee thereof will establish the compensation packages for WWW Holdings' executive officers promptly after completion of the reorganization.

    COMPENSATION OF DIRECTORS

    WWW Holdings currently does not intend to pay cash compensation to its Directors for serving in that capacity, but may do so in the future. Directors will be reimbursed for the expenses they incur in attending meetings of the Board of Directors or any committees thereof. Non-employee directors are eligible to receive options to purchase common stock awarded under its Directors Stock Option Plan.

    CERTAIN RELATIONSHIPS AND INSIDER TRANSACTIONS

    We expect the Board of Directors of WWW Holdings to adopt a policy pertaining to transactions with affiliates similar to that of EarthLink's current policy, described in "Information About EarthLink--Executive Compensation--Certain Relationships and Insider Transactions."

                             STOCKHOLDER PROPOSALS


    EarthLink will hold an annual meeting in the year 2000 only if the reorganization has not already been completed. If such meeting is held, any proposals of stockholders intended to be presented at the 2000 annual meeting must have been received by the Secretary of EarthLink no later than December 27, 1999 in order to be considered for inclusion in the EarthLink proxy materials relating to such meeting. Any notice of a proposal for which a stockholder will conduct his or her own solicitation must be received by the Secretary of EarthLink no later than March 12, 2000.


    MindSpring will hold an annual meeting in the year 2000 only if the reorganization has not already been completed. If such meeting is held, any proposals of stockholders intended to be presented at the 2000 annual meeting must have been received by the Secretary of MindSpring no later than December 25, 1999 in order to be considered for inclusion in the MindSpring proxy materials relating to such meeting. Any notice of a proposal for which a stockholder will conduct his or her own solicitation must be received by the Secretary of MindSpring no later than March 8, 2000.

                                 LEGAL MATTERS


    Hunton & Williams has provided an opinion as to the validity of the WWW Holdings common stock to be issued in connection with the reorganization.
Hunton & Williams, as counsel for EarthLink, has provided an opinion under the reorganization agreement as to the qualification of the merger of EarthLink into WWW Holdings as a reorganization within the meaning of the federal income tax laws.


    Hogan & Hartson L.L.P., as counsel for MindSpring, has provided an opinion under the reorganization agreement as to the qualification of the merger of MindSpring into WWW Holdings as a reorganization within the meaning of the federal income tax laws.

                                    EXPERTS

    The consolidated financial statements of EarthLink Network, Inc. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 and the statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc. as of June 5, 1998 included in this joint proxy statement/prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

    Ernst & Young LLP, independent auditors, have audited the Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint for the year ended December 31, 1997 as set forth in their report. The Statement of Revenues and Direct Expenses of the Consumer Internet Access Services of Sprint is included in this joint proxy statement/prospectus and the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Representatives of PricewaterhouseCoopers LLP are expected to be present at the EarthLink special meeting. Representatives of that firm will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

    The financial statements and the related financial statement schedules for MindSpring as of and for the years ended December 31, 1997 and 1998 in this joint proxy statement/prospectus, the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998, and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic subscriber operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports, which have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    Representatives of Arthur Andersen are expected to be present at the MindSpring special meeting. Representatives of that firm will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

    Neither of the boards of directors of EarthLink or MindSpring currently intends to bring before either EarthLink's or MindSpring's special meeting any matters other than those specified in the notices of the special meetings and neither board has knowledge of any other matters that may be brought up by other persons. However, if any other matters properly come before either company's special meeting or any adjournment or postponement of either company's special meeting, and are voted upon, the enclosed proxies will be deemed to confer discretionary authority on the persons named as proxies to vote the shares represented by those proxies as to those other matters. Those persons named as EarthLink proxies intend to vote or not vote in accordance with the recommendation of the management of EarthLink. Those persons named as proxies in the MindSpring proxies intend to vote or not vote in accordance with the recommendation of the management of MindSpring.

                      WHERE YOU CAN FIND MORE INFORMATION


    EarthLink and MindSpring file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. WWW Holdings also has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (333-94177) under the Securities Act, with respect to the WWW Holdings common stock to be issued in the reorganization. This joint proxy statement/prospectus is part of that registration statement and constitutes a prospectus of WWW Holdings.


    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it. We are not incorporating by reference any information into this joint proxy/prospectus other than from the Annexes attached hereto. Any such information incorporated by reference is an important part of this joint proxy statement/prospectus.


    You should rely only on the information provided in this joint proxy statement/prospectus, dated January 7, 2000. You should not assume that the information in this joint proxy statement/prospectus is accurate as of any date other than that date.


    WHERE TO OBTAIN DOCUMENTS. Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any documents that are filed at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C.; 7 World Trade Center, Suite 1300, New York, New York; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain filed documents from commercial document retrieval services (some of which also provide on-line delivery).

    Documents filed with the SEC by EarthLink and MindSpring are available from the companies without charge by first class mail or equally prompt means within one business day of receipt of your request, excluding exhibits unless the exhibit has been specifically incorporated by reference into the information that this joint proxy statement/prospectus incorporates. If you want to receive a copy of any document incorporated by reference, please make your request in writing or by telephone from the appropriate company at the following addresses:

EARTHLINK NETWORK, INC.                        MINDSPRING ENTERPRISES, INC.
3100 New York Drive                            1430 West Peachtree Street, NW, Suite 1400
Pasadena, California 91107                     Atlanta, Georgia 30309
Attention: Investor Relations                  Attention: Director of Investor Relations
Telephone: (626) 296-2400                      Telephone: (404) 815-0770

                      WHAT INFORMATION YOU SHOULD RELY ON

    WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION DISCUSSED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR IN THE APPENDICES ATTACHED HERETO WHICH ARE SPECIFICALLY INCORPORATED BY REFERENCE. THEREFORE, IF ANYONE GIVES YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

    THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES. THIS JOINT PROXY STATEMENT/ PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO EXCHANGE OR SELL, OR A SOLICITATION OF AN OFFER TO EXCHANGE OR PURCHASE, EARTHLINK, MINDSPRING OR WWW HOLDINGS COMMON STOCK OR TO ASK FOR PROXIES, TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES.

                      MASTER INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Index to Financial Statements of EarthLink Network, Inc.....  F-2

Index to Financial Statements of Consumer Internet Access
  Services of Sprint Corporation............................  F-2

Index to Financial Statements of Mindspring Enterprises,
  Inc.......................................................    F-40

Index to Financial Statements of Spry, Inc..................    F-40

Index to Financial Statements of NETCOM On-Line
  Communication Services, Inc. Domestic Operation...........    F-40

             INDEX TO EARTHLINK NETWORK, INC. FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
EARTHLINK NETWORK, INC.
Report of Independent Accountants...........................     F-3
Consolidated Balance Sheet as of December 31, 1997 and
  1998......................................................     F-4
Consolidated Statement of Operations for the years ended
  December 31, 1996, 1997 and 1998..........................     F-5
Consolidated Statement of Stockholders' Equity (Deficit) for
  the years ended December 31, 1996, 1997 and 1998..........     F-6
Consolidated Statement of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................     F-7
Notes to Consolidated Financial Statements..................     F-8

EARTHLINK NETWORK, INC.
Condensed Consolidated Balance Sheet at December 31, 1998
  and September 30, 1999 (unaudited)........................    F-23
Condensed Consolidated Statement of Operations for the three and nine months ended September 30, 1998 and 1999
  (unaudited)...............................................    F-24
Condensed Consolidated Statement of Cash Flows for the three and nine months ended September 30, 1998 and 1999
  (unaudited)...............................................    F-25
Notes to Condensed Consolidated Financial Statements........    F-26

CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION
Report of Independent Auditors..............................    F-29
Statements of Revenues and Direct Expenses..................    F-30
Note to Statements of Revenues and Direct Expenses..........    F-31

EARTHLINK NETWORK, INC.
Report of Independent Accountants...........................    F-33
Statement of Assets Acquired and Liabilities Assumed of the
  Sprint Internet Passport Business as of June 5, 1998......    F-34
Note to Statement of Assets Acquired and Liabilities
  Assumed...................................................    F-35

EARTHLINK NETWORK, INC.
Pro Forma Financial Information.............................    F-36
Pro Forma Combined Statement of Operations for the year
  ended December 31, 1998 (unaudited).......................    F-37
Notes to Pro Forma Combined Statement of Operations.........    F-38

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink Network, Inc.

    In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of EarthLink Network, Inc. and its subsidiary (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Century City, California
February 16, 1999, except as to Note 14, which is as of February 24, 1999

                            EARTHLINK NETWORK, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997       1998
                                                              --------   ---------
                                                                 (IN THOUSANDS)
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 16,450   $ 140,864
  Restricted short-term investment..........................     1,250          --
  Accounts receivable, net of allowance of $165,000 and
    $405,000 at
    December 31, 1997 and 1998, respectively................     2,520       4,779
  Prepaid expenses..........................................     1,109       4,147
  Other assets..............................................       753         775
                                                              --------   ---------
    Total current assets....................................    22,082     150,565
Other long-term assets......................................       449         564
Property and equipment, net (Notes 1 and 3).................    23,398      35,206
Intangibles, net (Note 4)...................................       958      80,006
                                                              --------   ---------
                                                              $ 46,887   $ 266,341
                                                              ========   =========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $  6,472   $  14,818
  Accrued payroll and related expenses......................     2,316       8,934
  Other accounts payable and accrued liabilities............     3,717      20,372
  Current portion of capital lease obligations (Note 11)....     7,112       8,341
  Notes payable (Note 5)....................................     9,387          --
  Deferred revenue..........................................     3,590       8,831
                                                              --------   ---------
    Total current liabilities...............................    32,594      61,296
Long-term debt (Note 11)....................................     8,218       7,701
                                                              --------   ---------
    Total liabilities.......................................    40,812      68,997

Commitments and contingencies (Note 11)

Stockholders' equity:
  Preferred stock, $0.01 par value, 25,000,000 shares
    authorized, nil and 4,102,941 shares issued and
    oustanding as Series A convertible preferred stock at
    December 31, 1997 and 1998, respectively (Note 7).......        --          41
  Common stock, $0.01 par value, 50,000,000 shares
    authorized, 22,500,744 and 29,069,827 shares issued and
    outstanding at December 31, 1997 and 1998,
    respectively............................................       225         291
  Stock subscriptions receivable............................        --      (1,041)
  Additional paid-in capital................................    70,829     330,911
  Warrants to purchase common stock (Note 9)................     1,093         597
  Accumulated deficit.......................................   (66,072)   (133,455)
                                                              --------   ---------
    Total stockholders' equity..............................     6,075     197,344
                                                              --------   ---------
                                                              $ 46,887   $ 266,341
                                                              ========   =========

  The accompanying notes are an integral part of these consolidated financial statements

                            EARTHLINK NETWORK, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                                 1996          1997          1998
                                                              -----------   -----------   -----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Recurring revenues........................................   $  27,606     $  74,657     $ 164,723
  Other revenues............................................       5,624         6,231         6,547
  Incremental revenues......................................          --            --         4,671
                                                               ---------     ---------     ---------
        Total revenues......................................      33,230        80,888       175,941

Operating costs and expenses:
  Cost of recurring revenues................................      17,717        36,716        76,643
  Cost of other revenues....................................       2,066         1,349           685
  Sales and marketing.......................................      17,363        25,971        42,732
  General and administrative................................      10,534        14,406        21,042
  Operations and member support.............................      15,808        30,900        54,443
  Amortization and transaction expenses (Note 4)............          --            --        42,635
                                                               ---------     ---------     ---------
        Total operating costs and expenses..................      63,488       109,342       238,180
                                                               ---------     ---------     ---------
Loss from operations........................................     (30,258)      (28,454)      (62,239)
Interest income.............................................         150           637         4,424
Interest expense............................................      (1,041)       (2,099)       (1,967)
                                                               ---------     ---------     ---------
        Net loss............................................     (31,149)      (29,916)      (59,782)
Deductions for accretion dividends (Note 8).................          --            --        (7,601)
                                                               ---------     ---------     ---------
Net loss attributable to common stockholders................   $(31,149  )   $ (29,916)    $ (67,383)
                                                               =========     =========     =========
Basic and diluted net loss per share........................   $   (2.57)    $   (1.50)    $   (2.58)
                                                               =========     =========     =========
Weighted average shares.....................................      12,138        20,002        26,157
                                                               =========     =========     =========

  The accompanying notes are an integral part of these consolidated financial statements

                            EARTHLINK NETWORK, INC.
            CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                                       PREFERRED STOCK        COMMON STOCK           STOCK       ADDITIONAL
                                     -------------------   -------------------   SUBSCRIPTIONS    PAID-IN     WARRANTS
                                      SHARES     AMOUNT     SHARES     AMOUNT     RECEIVABLE      CAPITAL      ISSUED
                                     --------   --------   --------   --------   -------------   ----------   ---------
                                                                       (IN THOUSANDS)
Balance at December 31, 1995.......                         10,114      $101                      $  5,072     $  124
Issuance of common stock...........                          1,846        18                         8,642         --
Issuance of common stock for
  services.........................                             85         1                           462         --
Warrants issued in connection with
  equipment leases and other
  financings (Note 9)..............                             --        --                            --        475
Net loss...........................                             --        --                            --         --
                                      -----       ---       ------      ----        -------       --------     ------
Balance at December 31, 1996.......                         12,045       120                        14,176        599
Initial public offering, net of
  expenses.........................                          4,570        46                        26,180         --
Conversion of redeemable preferred
  stock into common stock..........                          2,727        27                        13,986         --
Conversion of debt to common
  stock............................                            112         1                           724         --
Issuance of common stock in
  connection with private
  placement........................                          2,920        30                        15,379         --
Issuance of common stock pursuant
  to exercise of stock options.....                            127         1                           384         --
Warrants issued in exchange for
  services (Note 9)................                             --        --                            --        494
Net loss...........................                             --        --                            --         --
                                      -----       ---       ------      ----        -------       --------     ------
Balance at December 31, 1997.......                         22,501       225                        70,829      1,093
Issuance of preferred stock........   4,103       $41           --        --                       134,959         --
Accretion of convertible preferred
  stock............................      --        --                                                7,601         --
Follow on offering, net of expenses
  (Note 6).........................      --        --        3,763        38                       106,271
Conversion of debt to common
  stock............................      --        --          783         8                         5,035         --
Notes receivable from stock
  sales............................                             18                  $(1,041)         1,041         --
Issuance of common stock for
  services.........................                             20        --                           130         --
Issuance of common stock pursuant
  to exercise of stock options.....      --        --        1,224        12                         3,647         --
Warrants issued in conjunction with
  marketing agreement..............                                                                                91
Warrants issued in exchange for
  services.........................      --        --           --                                      --         60
Issuance of common stock pursuant
  to exercise of warrants..........                            761         8                         1,398       (647)
Net loss...........................      --        --           --        --                            --         --
                                      -----       ---       ------      ----        -------       --------     ------
Balance at December 31, 1998.......   4,103       $41       29,070      $291        $(1,041)      $330,911     $  597
                                      =====       ===       ======      ====        =======       ========     ======

                                                         TOTAL
                                     ACCUMULATED     STOCKHOLDERS'
                                       DEFICIT      EQUITY (DEFICIT)
                                     ------------   ----------------
                                             (IN THOUSANDS)
Balance at December 31, 1995.......   $  (5,007)        $    290
Issuance of common stock...........          --            8,660
Issuance of common stock for
  services.........................          --              463
Warrants issued in connection with
  equipment leases and other
  financings (Note 9)..............          --              475
Net loss...........................     (31,149)         (31,149)
                                      ---------         --------
Balance at December 31, 1996.......     (36,156)         (21,261)
Initial public offering, net of
  expenses.........................          --           26,226
Conversion of redeemable preferred
  stock into common stock..........          --           14,013
Conversion of debt to common
  stock............................          --              725
Issuance of common stock in
  connection with private
  placement........................          --           15,409
Issuance of common stock pursuant
  to exercise of stock options.....          --              385
Warrants issued in exchange for
  services (Note 9)................          --              494
Net loss...........................     (29,916)         (29,916)
                                      ---------         --------
Balance at December 31, 1997.......     (66,072)           6,075
Issuance of preferred stock........          --          135,000
Accretion of convertible preferred
  stock............................      (7,601)              --
Follow on offering, net of expenses
  (Note 6).........................                      106,309
Conversion of debt to common
  stock............................          --            5,043
Notes receivable from stock
  sales............................          --               --
Issuance of common stock for
  services.........................          --              130
Issuance of common stock pursuant
  to exercise of stock options.....          --            3,659
Warrants issued in conjunction with
  marketing agreement..............                           91
Warrants issued in exchange for
  services.........................          --               60
Issuance of common stock pursuant
  to exercise of warrants..........                          759
Net loss...........................     (59,782)         (59,782)
                                      ---------         --------
Balance at December 31, 1998.......   $(133,455)        $197,344
                                      =========         ========

  The accompanying notes are an integral part of these consolidated financial statements

                            EARTHLINK NETWORK, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1996       1997       1998
                                                              --------   --------   ---------
                                                                      (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $(31,149)  $(29,916)  $ (59,782)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities, net of effect from
    acquisition:
    Depreciation and amortization...........................     4,153      9,377      54,726
    Issuance of common stock in exchange for professional
      services..............................................        50         --         130
    Issuance of common stock in exchange for termination of
      consulting agreement..................................       413         --          --
    Issuance of warrants in exchange for professional
      services..............................................        --        494          60
    Increase in net accounts receivable.....................    (1,507)      (180)     (2,260)
    Increase in prepaid expenses and other assets...........    (2,353)      (413)     (3,176)
    Increase (decrease) in accounts payable and accrued
      liabilities...........................................    12,373     (2,232)     31,658
    Increase in deferred revenue............................     1,798      1,580       5,241
                                                              --------   --------   ---------
Net cash provided by (used in) operating activities.........   (16,222)   (21,290)     26,597
                                                              --------   --------   ---------
Cash flows from investing activities:
  Purchases of property and equipment.......................   (18,774)   (14,528)    (24,316)
  Purchases of intangible assets............................        --     (1,404)         (9)
  Transaction costs.........................................        --         --      (9,914)
  Cash acquired from acquisition............................        --         --      23,750
  Purchase of restricted short-term investment..............    (1,087)      (200)         --
  Liquidation of restricted short-term investment...........     1,500         37       1,250
                                                              --------   --------   ---------
    Net cash used in investing activities...................   (18,361)   (16,095)     (9,239)
                                                              --------   --------   ---------
Cash flows from financing activities:
  Proceeds from issuance of notes payable...................     7,950      4,387         200
  Repayment of notes payable................................    (1,494)    (2,225)     (4,583)
  Proceeds from capital lease obligations...................    11,348     10,544       9,275
  Principal payments under capital lease obligations........    (2,191)    (4,884)     (8,563)
  Proceeds from issuance of mandatorily redeemable preferred
    stock (Note 6)..........................................    14,013         --          --
  Proceeds from private placements of common stock..........     8,660     15,409          --
  Proceeds from public stock offerings......................        --     26,226     106,309
  Proceeds from warrants exercised..........................        --         --         759
  Proceeds from stock options exercised.....................        --        385       3,659
                                                              --------   --------   ---------
    Net cash provided by financing activities...............    38,286     49,842     107,056
                                                              --------   --------   ---------
Net increase in cash and cash equivalents...................     3,703     12,457     124,414
Cash and cash equivalents, beginning of year................       290      3,993      16,450
                                                              --------   --------   ---------
Cash and cash equivalents, end of year......................  $  3,993   $ 16,450   $ 140,864
                                                              ========   ========   =========
Acquisition, net of cash acquired (Note 2):
  Issuance of convertible preferred stock...................                        $ 135,000
  Transaction costs.........................................                            9,914
  Intangible assets.........................................                         (121,164)
                                                                                    ---------
  Cash acquired from acquisition............................                        $  23,750
                                                                                    =========

  The accompanying notes are an integral part of these consolidated financial statements

                            EARTHLINK NETWORK, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    EarthLink Network, Inc. ("EarthLink" or the "Company") is an Internet service provider that was formed to help members derive meaningful benefits from the extensive resources of the Internet.

    The Company has experienced operating losses since inception as a result of efforts to build its network infrastructure and internal staffing, develop its systems, and expand into new markets. The Company expects that it will continue to incur net losses as it continues to expend substantial resources on sales and marketing as it attempts to rapidly increase its market share. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations.

BASIS OF CONSOLIDATION

    The consolidated financial statements include the accounts of EarthLink Network, Inc. and its wholly-owned subsidiary EarthLink Operations, Inc.
(Note 2). All intercompany transactions and balances have been eliminated in the consolidated financial statements.

REVENUES

    Recurring revenues consists of monthly fees charged to members for Internet access and other ongoing services from monthly Internet service and are recognized over the period services are provided. Other revenues generally represent one-time non-refundable set up fees. Incremental revenues are derived from advertising, content and electronic commerce fees that leverage the value of the Company's member base and user traffic. Such revenues are recorded as earned.

CASH AND CASH EQUIVALENTS

    All short-term, highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

ACCOUNTS RECEIVABLE AND DEFERRED REVENUES

    The Company bills for Internet service generally one month in advance. Accordingly, these non-cancelable advanced billings are included in both accounts receivable and deferred revenue.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations or credit risk consist principally of cash investments and trade receivables. The Company's cash investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of members comprising the Company's member base.

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the assets, which is generally three years for computers and computer related equipment and five years for other non-computer furniture and equipment. Leasehold improvements

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

are amortized using the straight-line method over the shorter of their estimated lives or the term of the lease, ranging from one to ten years.

EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communications and other equipment under capital lease agreements. The assets and liabilities under capital lease are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are amortized over the lesser of their estimated useful lives of three to five years or the term of the lease.

INTANGIBLES

    Intangible assets consist primarily of rights to customer lists, long-term marketing agreements, goodwill, deferred financing and other items. The costs assigned to intangible assets are being amortized on a straight-line basis over the estimated useful lives of the assets, which range from one to ten years. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangibles.

ADVERTISING AND CUSTOMER ACQUISITION COSTS

    Advertising and customer acquisition costs are included in sales and marketing. Such costs are expensed as incurred. Advertising expenses were $3.2 million, $5.1 million and $8.8 million in 1996, 1997 and 1998, respectively.

INCOME TAXES

    Income taxes are accounted for under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting basis and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

NET LOSS PER SHARE

    The Company adopted Statement of Financial Accounting Standards (SFAS)
No. 128, "Earnings per Share" (EPS) and Staff Accounting Bulletin (SAB) No. 98. SAB No. 98 states that companies, such as EarthLink, that completed an initial public offering ("IPO") within the past 5 years and incorporated the SAB No. 83 concept of "cheap stock" in determining pre-IPO EPS data must restate all EPS data to conform to SFAS No. 128. Accordingly, all EPS data have been restated to conform to SFAS No. 128. SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS represents the weighted average number of shares divided into net income during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the Company did not include potential common stock in the calculation of EPS since inception as such inclusion would have an anti-dilutive effect.

                            EARTHLINK NETWORK, INC.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

COMMON STOCK BASED COMPENSATION

    The Company continues to account for its employee stock based compensation using the intrinsic value method in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and provides pro forma disclosures in the notes to the consolidated financial statements (Note 9), as if the measurement provisions of SFAS No. 123 had been adopted.

RECLASSIFICATION

    Certain amounts in the prior year financial statements have been reclassified to conform to current year presentation.

STOCK SPLIT

    In July 1998 the Company effected a two-for-one stock split. The accompanying consolidated financial statements and related notes have been retroactively adjusted to give effect to the stock split.

2. STRATEGIC ALLIANCE WITH SPRINT CORPORATION

    On February 10, 1998, EarthLink entered into certain agreements to establish a broad strategic relationship (the "Strategic Alliance") with Sprint Corporation ("Sprint") in the area of consumer Internet access and related services. In connection with the Strategic Alliance, on June 5, 1998, Sprint consummated a tender offer for 2.5 million shares of the Company's common stock at a price per share of $22.50 in cash to each tendering stockholder (the "Offer"). Immediately following the closing of the Offer, Sprint received approximately 4.1 million shares of the Company's Series A convertible preferred stock which has been valued at $135 million, in exchange for (i) transfer to the Company of Sprint's approximately 130,000 Sprint Internet Passport subscribers,
(ii) aggregate cash consideration of approximately $24 million and (iii) the exclusive right to use certain ports within Sprint's high-speed data network for four years. EarthLink and Sprint also entered into a Marketing and Distribution Agreement which includes a commitment by Sprint to deliver a minimum of 150,000 new subscribers per year for five years through its own channels, EarthLink's right to be Sprint's exclusive provider of consumer Internet access services for at least ten years and the right to use Sprint's brand and distribution network for at least ten years. Sprint has also provided EarthLink with a credit facility of up to $25 million (increasing to $100 million over three years) in the form of convertible senior debt. Collectively, the above is referenced to as the "Sprint Transaction".

    In connection with the Sprint Transaction, a newly-formed subsidiary of the Company was merged with and into the former EarthLink Network, Inc. (the "Merger"), pursuant to which (i) the former EarthLink became a wholly-owned subsidiary of the Company and (ii) each outstanding share of former EarthLink common stock was converted into one share of common stock of the Company.

                            EARTHLINK NETWORK, INC.

2. STRATEGIC ALLIANCE WITH SPRINT CORPORATION (CONTINUED)

EarthLink Operations, Inc. ("EarthLink Operations"), the corporation surviving the Merger, is now a wholly-owned subsidiary of the Company. All references in these financial statements to EarthLink or the Company related, collectively, to both EarthLink Network, Inc. and EarthLink Operations, Inc.

    The Company accounted for the acquisition of the Sprint Internet Passport business ("SIP") as a purchase and, accordingly, the results of operations of SIP for the period from June 5, 1998 are included in the accompanying consolidated financial statements. Intangible assets acquired in the Sprint Transaction are valued as follows:

                                                        (IN THOUSANDS)
                                                        --------------
Member base...........................................     $ 65,000
Marketing and distribution agreement..................       20,000
Goodwill..............................................       36,164
                                                           --------
                                                           $121,164
                                                           ========

    The assets are being amortized on a straight-line basis over the estimated useful lives as follows: member base amortized over 18 months, the Marketing and Distribution Agreement amortized over 5 and 10 years, which are the life of the portion of the contract related to Sprint's provision of additional customers and the overall contract life relative to the co-branding feature, respectively, and the excess of consideration over the fair value of net asserts acquired (goodwill) over 18 months. As such, the member base and goodwill will be fully amortized by December 31, 1999.

    The following unaudited pro forma consolidated results of operations for the two years ended December 31 1998, assume the acquisition occurred on January 1, 1997 and 1998, respectivley. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisition occurred on the date indicated, or which may result in the future.

                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                           1997         1998
                                                        ----------   ----------
                                                            (IN THOUSANDS,
                                                           EXCEPT PER SHARE
                                                                 DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues........................................  $  95,377    $ 187,063
Net loss..............................................   (153,935)     (99,348)
Deductions for accretion dividends (Note 8)...........    (13,099)     (13,099)
Net loss attributable to common stockholders..........   (167,034)    (112,447)
Basic and diluted net loss per share..................  $   (8.35)   $   (4.30)

                            EARTHLINK NETWORK, INC.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Data communications equipment...........................  $ 17,056   $ 29,274
Office and other equipment..............................    12,196     21,863
Leasehold improvements..................................     5,013      8,771
Construction in progress................................     1,901        541
                                                          --------   --------
                                                            36,166     60,449
Less accumulated depreciation and amortization..........   (12,768)   (25,243)
                                                          --------   --------
                                                          $ 23,398   $ 35,206
                                                          ========   ========

    Property under capital lease, primarily data communications equipment included above, aggregated $22.5 million and $31.7 million at December 31, 1997 and 1998, respectively. Included in accumulated depreciation and amortization are amounts related to property under capital lease of $8.5 million and $15.7 million at December 31, 1997 and 1998, respectively. Depreciation expense charged to operations was $3.9 million, $8.5 million and $12.5 million in 1996, 1997, and 1998, respectively, and included $2.8 million, $5.6 million and $7.1 million, respectively, pertaining to property under capital lease.

4. INTANGIBLE ASSETS

    Intangible assets consist of:

                                                              DECEMBER 31,
                                                           -------------------
                                                             1997       1998
                                                           --------   --------
                                                             (IN THOUSANDS)
Member base..............................................  $    --    $ 65,000
Marketing and distribution agreement.....................       --      20,000
Goodwill.................................................       --      36,164
Rights to client lists...................................    1,414          10
Other....................................................      618         245
                                                           -------    --------
                                                             2,032     121,419
Less accumulated amortization............................   (1,074)    (41,413)
                                                           -------    --------
                                                           $   958    $ 80,006
                                                           =======    ========

5. NOTES PAYABLE

    In June 1996, the Company issued to 17 investors, 10% Promissory Notes aggregating $2,950,000. Certain of the investors were directors and stockholders of the Company. As described in Note 9, the Company issued warrants valued at $116,000 to the note holders. The fair value of the warrants was recorded as deferred financing costs and amortized as interest expense over the life of the notes. Upon consummation of the Company's initial public offering on January 22, 1997, the holders of $725,000 of

                            EARTHLINK NETWORK, INC.

5. NOTES PAYABLE (CONTINUED)

the 10% Promissory Notes converted their indebtedness into 111,534 shares of Common Stock. In January 1997, the Company repaid the $2,225,000 balance remaining on the 10% Promissory Notes.

    On March 31, 1998, the Company's $5.0 million Convertible Note payable to UUNET Technologies Inc., and related accrued interest, were converted into 783,030 shares of Common Stock at a conversion price of $6.44 per share. The Company's note payable to PSINet, $4.4 million at December 31, 1997, was also paid off during 1998.

6. CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES

INITIAL PUBLIC OFFERING

    On January 22, 1997 the Company commenced its initial public offering. The offering consisted of 4,000,000 shares of common stock issued at $6.50 per share. Net proceeds to the Company were approximately $22.8 million. Upon consummation of the offering 2,727,273 shares of the Company's Series A redeemable convertible preferred stock were converted to 2,727,248 shares of common stock. In February 1997, the Underwriter exercised its over-allotment option and purchased 569,500 shares at the initial public offering price of $6.50. Net proceeds to the Company were approximately $3.4 million.

CONVERSION OF MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

    On September 10, 1996, the Company issued 2,727,273 shares of its Series A redeemable convertible preferred stock to investors including among others, certain directors, stockholders and the Underwriter associated with the Company's initial public offering and certain of its associates for $15 million. Stock issuance costs of $987,000 have been charged to redeemable convertible preferred stock. Each two shares of the Series A redeemable convertible preferred stock was automatically converted into one share of common stock upon consummation of the initial public offering of the Company's common stock on January 22, 1997.

COMMON STOCK

    On September 19, 1997, the Company closed a private placement of 2,919,518 shares of its unregistered restricted common stock. Net proceeds from the offering were approximately $15.4 million.

FOLLOW ON PUBLIC OFFERING

    In June 1998 the Company completed a follow on public offering of
3.8 million shares of its common stock at $30 per share. The offering consisted of 3.0 million shares, including 490,000 shares sold to Sprint in accordance with its preemptive rights under the Sprint Alliance, and an underwriter's over-allotment of 720,000 shares. Net proceeds to the Company were approximately $106.3 million.

COMMON STOCK ISSUANCES FOR OTHER THAN CASH

    In May 1996, the Company issued 10,244 shares of common stock at $4.88 per share, to a sub-contractor in lieu of cash for services provided to the Company. In September 1996, the Company issued 75,000 shares of common stock at $5.50 per share as consideration for the termination of a consulting agreement.

                            EARTHLINK NETWORK, INC.

6. CAPITAL STOCK AND MANDATORILY REDEEMABLE EQUITY SECURITIES (CONTINUED)

    In January 1998, the Company issued 20,000 shares of its common stock to a Consultant in lieu of cash for services provided pursuant to a consulting agreement. The fair value of the shares was recorded as prepaid professional services and amortized ratably over the term of the contract. Under this agreement the Company issued 20,000 additional shares of its common stock in January 1999.

7. CONVERTIBLE PREFERRED STOCK

    All issued and outstanding shares of Series A convertible preferred stock are held by Sprint (Note 2).

    The Series A convertible preferred stockholders receive dividends at a rate per annum of 3% of the Liquidation Value (as defined below), compounded quarterly. For a period of five years from June 1998, such dividends are payable "in kind" by way of an increase in the Liquidation Value of the shares. Beginning in June 2003, holders of Series A convertible preferred stock will receive cumulative quarterly cash dividends of 3% annually. Beginning in June 2018, holders of the Series A convertible preferred stock are entitled to cumulative quarterly cash dividends of 8% of the Liquidation Value per share, increasing annually to a maximum rate of 12%.

    The holders of Series A convertible preferred stock will receive, prior to any payment or distribution in respect of other shares of the Company's capital stock, an amount per share equal to the average market value of the common stock measured over the thirty day period ended June 5, 1998 (the "Average Stock Price"), plus all accrued and unpaid dividends on such share, whether in cash or in kind (such amount, the "Liquidation Value").

    Beginning in June 1999, each share of Series A convertible preferred stock is convertible into such number of shares of common stock as is determined by dividing the Liquidation Value by the "Conversion Price" in effect at such time. For the five year period following June 1998, the Conversion Price is equal to the Average Stock Price multiplied by 116.118%. Thereafter, the Conversion Price is increased annually by 6%, accruable quarterly. The Conversion Price is also subject to adjustment based on changes in capitalization of the common stock. Although conversion of the Series A convertible preferred stock is at the holder's option, conversion is required in the event the Company consummates certain business combination transactions.

    Beginning in June 2001, the Company may elect to redeem the outstanding shares of Series A convertible preferred stock at a redemption price per share equal to the Liquidation Value of such shares, including the acceleration of certain dividends, multiplied by a specified percentage. The specified percentage is initially equal to 103%, and will be reduced by 1% annually in each of the subsequent three years, and thereafter will be equal to 100%.

    The Series A convertible preferred stockholders do not possess general voting rights together with holders of common stock. However, the Series A convertible preferred stockholders are separately entitled to elect two of the Company's directors. This right terminates as to one of the directors if Sprint fails to maintain at least a 20% equity interest in EarthLink (on a fully diluted basis, subject to adjustment) for any three consecutive months, and will terminate as to both of the directors if Sprint fails to maintain at least a 10% equity interest over the same period. A separate vote of 66.67% of the then-outstanding shares of Series A convertible preferred stock is required in certain limited situations, including liquidation, dissolution or winding up of the Company, or taking certain actions which would adversely affect the rights of the holders of the Series A convertible preferred stock as a class.

                            EARTHLINK NETWORK, INC.

8. DEDUCTIONS FOR DIVIDENDS ON CONVERTIBLE PREFERRED STOCK

    Dividends on convertible preferred stock are reflected as an increase to net loss attributable to common stockholders. This adjustment reflects the liquidation dividend of $4.3 million based on a 3% dividend (Note 7) and the accretion of a $3.3 million dividend related to the beneficial conversion feature of the Series A convertible preferred stock in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible.

9. STOCK OPTIONS AND WARRANTS

1995 STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Network 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provides for the grant of incentive stock options to purchase shares of common stock to employees of the Company and non-qualified stock options to employees, officers, directors and consultants of the Company. During 1998, the Plan was amended to increase the number of available options from 2,500,000 to 5,700,000. The Plan is administered by a committee appointed by the Board of Directors which determines the terms of the options granted, including the exercise price, the number of shares subject to option, and the option vesting period. The exercise price of all options granted under the plan must be at least 100% of the fair market value on the date of grant. Options generally have a maximum term of ten years and vest in equal quarterly increments over a five year period. As of December 31, 1998, there were 1,493,176 shares available for issuance under the 1995 Plan.

DIRECTORS STOCK OPTION PLAN

    In September 1995, the Company established the EarthLink Directors Stock Option Plan (the "Directors Plan"). The Directors Plan, as amended and restated in December 1996, provides for the grant of options to purchase an aggregate of 125,000 shares of common stock to directors who do not also serve as employees of the Company and do not beneficially own, nor are employees, directors or officers of any entity which owns 5% or more of the outstanding shares of the Company's capital stock. Under the Directors Plan, grants of options to purchase 20,000 and 5,000 shares of common stock are automatically made to each non-management director at such time as the person first becomes a member of the Board of Directors and at the beginning of each fiscal year, respectively. Options generally have a maximum term of ten years and vest in equal quarterly increments over a five year period. As of December 31, 1998, there were no outstanding options to purchase shares of common stock under the Directors Plan.

NON-QUALIFIED OPTION GRANTS

    In addition to the options granted under the plans described above, the Company granted non-qualified stock options to certain employees, officers and directors. Non-qualified options generally have a maximum term of ten years and generally vest in equal quarterly increments over a five-year period.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

VALUE OF OPTIONS GRANTED TO EMPLOYEES

    For disclosure purposes, the fair value of all stock options granted is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for stock options granted:

                                                           YEAR ENDED DECEMBER 31,
                                                           ------------------------
                                                             1997           1998
                                                           ---------      ---------
Annual dividends.....................................           zero           zero
Expected volatility..................................            69%            83%
Risk free interest rate..............................          6.49%          5.28%
Expected life........................................      6.6 years      6.6 years

    For 1996, the fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants during both periods: dividend yield of 0.0%, risk free interest rate of 5.83% and expected option term of 10 years.

    Had compensation cost been determined on the basis of fair value pursuant to SFAS No. 123, net loss and net loss per share would have been increased as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                  ---------------------------------
                                                    1996        1997        1998
                                                  ---------   ---------   ---------
                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                DATA)
Net loss attributable to common stockholders
  As reported...................................   $31,149     $29,916    $ 67,383
                                                   =======     =======    ========
  Pro forma.....................................   $31,477     $30,737    $104,577
                                                   =======     =======    ========
Basic and diluted net loss per share
  As reported...................................   $  2.57     $  1.50    $   2.58
                                                   =======     =======    ========
  Pro forma.....................................   $  2.60     $  1.54    $   4.00
                                                   =======     =======    ========

WARRANTS

    The Company has issued to certain Board members, consultants, lessors, creditors and others warrants to purchase shares of the Company's common stock.

    In January 1996, certain stockholders guaranteed a $1.5 million lease for networking equipment. The Company issued warrants to purchase 200,000 shares of common stock at $2.42 per share. The fair value of the warrants has been included in intangible assets. These warrants expire January 11, 2001.

    In January 1996, the Company issued warrants to purchase 200,000 shares of common stock at $2.42 to Board members. The warrants vest quarterly over five years. As these warrants were issued for service on the Board of Directors they are accounted for under APB No. 25 and as such are included in the summary of non-qualified options and are not included in the summary of warrant grants.

    In January 1996, LINC Capital Partners, Inc. ("LINC") provided a
$1.5 million lease line for equipment. The Company issued warrants to LINC to purchase 100,000 shares of common stock at

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

$2.42 per share. The fair value of the warrants has been included in intangible assets. These warrants expire January 18, 2006.

    In February 1996, Boston Financial & Equity Corporation ("Boston Financial") provided a $700,000 lease line for equipment. The Company issued warrants to Boston Financial to purchase 10,000 shares of common stock at $4.88 per share. The fair value of the warrants has been included in intangible assets. These warrants expire February 15, 2006.

    In May 1996, the Company issued warrants to purchase 90,954 shares of common stock at $4.88 per share to various lessors in return for lease lines and other services to the Company. The fair value of the warrants has been included in intangible assets. The warrants expire on May 10, 2006.

    In May 1996, in connection with the amendment and restatement of the UUNET Agreement, the Company agreed to issue warrants to purchase 20,000 shares of common stock at an exercise price of $10.00 per share. The fair value of the warrants has been included in intangible assets.

    In connection with the issuance of 10% Promissory Notes aggregating $2,950,000, the Company issued to the lenders warrants to purchase an aggregate of 196,680 shares of common stock at an exercise price of $5.50 per share, as adjusted. The fair value of the warrants has been included in intangible assets.

    In connection with the execution of the PSINet, Inc. ("PSINet") agreement in July 1996 (Note 11), the Company issued warrants to purchase 200,000 shares of Common Stock at an exercise price of $10.00 per share. The fair value of the warrants has been included in intangible assets.

    In connection with the private placement of Series A redeemable convertible preferred stock, described in Note 6, the Company granted to certain purchasers of the convertible preferred stock warrants to purchase 200,000 shares of common stock at $5.50 per share.

WARRANTS ISSUED FOR SERVICES

    In May 1996, the Company entered into an agreement with NMC, a producer of infomercials and commercials, pursuant to which NMC agreed to produce and broadcast commercials for EarthLink's services in exchange for warrants. Upon completion of the infomercial in April 1997, the Company issued warrants to NMC to purchase 100,000 shares of common stock, having an exercise price of $4.88 per share. In September 1997, the parties orally agreed to rescind the agreement. The rescission agreement included the return of the 100,000 warrants and the cancellation of any future obligations of either party. However, the rescission agreement was never executed and thus may be considered non-operative. The fair value of the warrants, $76,000, has been recorded as prepaid advertising and will be expensed upon airing of the infomercials.

    In January 1997 and October 1997, the Company issued warrants to purchase 12,000 and 50,000 shares, respectively, of the Company's common stock to certain consultants. The respective exercise prices of the warrants were $6.50 and $8.88. The fair value of the warrants is reflected as prepaid consulting fees and amortized ratably over the life of the consulting agreement. Consulting expense recorded with respect to warrants issued to consultants was $23,340 during 1997.

    In September 1996, the Company issued warrants to purchase 15,000 shares of the Company's common stock at $5.50 per share to each of the three members of the Company's Technology Advisory

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

Council. The warrants vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    In March 1997 and October 1997, the Company issued warrants to purchase 15,000 shares of the Company's c common stock to each of two new members of the Company's Technology Advisory Council. The warrants have an exercise price of $5.25 per share and $8.88 per share, respectively, and vest quarterly over two years. The fair value of the warrants is reflected as deferred professional services expense and amortized ratably over the member's two year term of service in the Technology Advisory Council.

    Following is a summary of stock option and warrant activity during the three years ended December 31, 1998:

                                                      NUMBER OF SHARES OF COMMON STOCK
                                                    -------------------------------------   WEIGHTED
                                                    INCENTIVE   NON-QUALIFIED               AVERAGE
                                                      STOCK         STOCK                   EXERCISE
                                                     OPTIONS       OPTIONS      WARRANTS     PRICE
                                                    ---------   -------------   ---------   --------
Balance at December 31, 1995......................    465,000       729,582       520,660    $ 1.50
Granted...........................................  1,612,500       350,000     1,182,634    $ 4.58
Forfeited.........................................    (21,000)           --            --    $ 4.88
                                                    ---------     ---------     ---------    ------
Balance at December 31, 1996......................  2,056,500     1,079,582     1,703,294    $ 3.45
Granted...........................................    691,250       100,000        92,000    $ 6.92
Exercised.........................................    (97,914)      (29,582)           --    $ 2.82
Forfeited.........................................   (422,614)           --            --    $ 4.51
                                                    ---------     ---------     ---------    ------
Balance at December 31, 1997......................  2,227,222     1,150,000     1,795,294    $ 4.01
Granted...........................................  1,817,400            --         7,306    $26.35
Exercised.........................................   (774,720)     (494,034)     (712,392)   $ 2.82
Forfeited.........................................    (85,712)           --            --    $14.79
Surrendered in cashless exercise..................         --        (7,966)     (148,776)   $ 8.77
                                                    ---------     ---------     ---------    ------
Balance at December 31, 1998......................  3,184,190       648,000       941,432    $12.14
                                                    =========     =========     =========    ======
Exercisable at December 31, 1996..................    168,312       194,584     1,538,294
                                                    =========     =========     =========
Exercisable at December 31, 1997..................    598,710       417,500     1,673,840
                                                    =========     =========     =========
Exercisable at December 31, 1998..................    583,497       145,500       874,257
                                                    =========     =========     =========

    The weighted average fair values of the options granted during the three years ended December 31, 1998, were $1.01, $4.98 and $20.47, respectively. The weighted average fair values of warrants granted during the three years ended December 31, 1998 were $0.86, $6.46 and $22.56, respectively.

                            EARTHLINK NETWORK, INC.

9. STOCK OPTIONS AND WARRANTS (CONTINUED)

    Following is a summary of stock options and warrants outstanding as of December 31, 1998:

                                OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                        ------------------------------------   ----------------------
                                       WEIGHTED
                                        AVERAGE     WEIGHTED                 WEIGHTED
                                       REMAINING    AVERAGE                  AVERAGE
      RANGE OF            NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
   EXERCISE PRICES      OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------------   -----------   -----------   --------   -----------   --------
    $ 0.91 $ 0.91          615,000        6.23       $ 0.91       435,000     $ 0.91
    $ 2.42 $ 2.42          964,910        6.97       $ 2.42       454,410     $ 2.42
    $ 4.88 $ 5.75        1,004,128        7.67       $ 5.24       373,865     $ 5.23
    $ 6.50 $16.06        1,080,734        8.85       $12.29       135,699     $11.99
    $22.38 $39.19        1,108,850        9.56       $32.94       204,280     $23.84
                         ---------        ----       ------     ---------     ------
    $ 0.91 $39.19        4,773,622        8.05       $12.14     1,603,254     $ 6.21
                         =========        ====       ======     =========     ======

10. INCOME TAXES

    At December 31, 1997 and 1998, the Company had net operating loss carryforwards for federal income tax purposes totaling approximately
$61.0 million, and $106.8 million, respectively, which begin to expire in 2010. At December 31, 1997 and 1998, the Company had net operating loss carryforwards for California income tax purposes totaling approximately $48.0 million and $70.0 million, respectively, which begin to expire in 2001. The Internal Revenue Code of 1986, as amended, includes provisions which may limit the net operating loss carryforwards available for use in any given year if certain events occur, including significant changes in ownership. Due to the Company's initial public offering and other issuances of common stock and common stock equivalents, utilization of the Company's net operating loss carryforwards to offset future income may be limited. The net operating loss includes $24.0 million related to the exercise of employee stock options. Any benefit resulting from the utilization of this portion of the net operating loss will be credited directly to equity.

    Deferred tax assets and liabilities include the following:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Gross deferred tax liabilities:
  Member base...........................................  $     --   $(17,414)
  Other.................................................        --       (819)
                                                          --------   --------
                                                                --    (18,233)
                                                          --------   --------
Gross deferred tax assets:
  Net operating loss carryforwards......................    24,584     42,625
  Other.................................................       642        948
                                                          --------   --------
                                                            25,226     43,573
                                                          --------   --------
Valuation allowance.....................................   (25,226)   (25,340)
                                                          --------   --------
                                                          $     --   $     --
                                                          ========   ========

                            EARTHLINK NETWORK, INC.

10. INCOME TAXES (CONTINUED)

    Because management believes sufficient uncertainty exists regarding realizability, a full valuation allowance has been established.

    The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes:

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1998
                                                          --------   --------
                                                            (IN THOUSANDS)
Federal income tax (benefit) at statutory rate..........  $(10,171)  $(20,923)
Nondeductible goodwill..................................        --      4,922
Nondeductible expenses..................................        --         54
Net valuation allowance.................................    10,171     15,947
                                                          --------   --------
                                                          $     --   $     --
                                                          ========   ========

11. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases its facilities and certain equipment under non-cancelable operating leases expiring in various years through 2008. Total rent expense in 1996, 1997 and 1998 for all operating leases amounted to $914,000, $1.9 million and $2.4 million, respectively. The Company also leases equipment, primarily data communications equipment, under non-cancelable capital leases. Most of the Company's capital leases include purchase options at the end of the lease term.

    During the three years ended December 31, 1998, the Company financed the acquisition of data processing and office equipment amounting to approximately $11.3 million, $10.5 million and $9.3 million, respectively, by entering into a number of leases and agreements for the sale and leaseback of equipment. The sale leaseback transactions are recorded at cost, which approximates the fair market value of the property and, therefore, no gains or losses have been recorded. The property remains on the books and continues to be depreciated. A financing obligation representing the proceeds is recorded and reduced based upon payments under the lease agreement.

    The Company's corporate headquarters and call center are located in a 93,000 square-foot facility in Pasadena, California. Base rent is currently $73,000 per month. The Company has an option to extend this lease for an additional five years at the then-prevailing market rate following its expiration in September 2007. The data center and primary data hub are housed in a 110,000 square foot facility adjacent to the headquarters with rent of $92,000 per month, subject to yearly increases. The lease for this space expires
February 2007, with an option to extend for an additional ten year term.

                            EARTHLINK NETWORK, INC.

11. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Minimum lease commitments under non-cancelable leases at December 31, 1998 are as follows:

YEAR ENDING                                                CAPITAL    OPERATING
DECEMBER 31,                                                LEASES     LEASES
------------                                               --------   ---------
                                                              (IN THOUSANDS)
1999.....................................................  $10,048     $ 2,606
2000.....................................................    7,109       2,967
2001.....................................................    2,287       2,740
2002.....................................................      183       2,865
2003.....................................................       38       2,881
Thereafter...............................................        8      10,312
                                                           -------     -------
Total minimum lease payments.............................   19,673     $24,371
                                                                       =======
Less amount representing interest........................   (3,631)
                                                           -------
Present value of future lease payments...................   16,042
Less current portion.....................................   (8,341)
                                                           -------
                                                           $ 7,701
                                                           =======

SIGNIFICANT AGREEMENTS

    Access to the Internet for members outside of the Company's California regional base is provided through points of presence ("POP") capacity leased from UUNET and PSINet. EarthLink is, in effect, buying this capacity in bulk at a discount, and providing access to EarthLink's member base at EarthLink's normal rates. At December 31, 1998, $4.0 million and $4.1 million in amounts due to UUNET were recorded in accounts payable and other accrued liabilities, respectively, and $4.7 million in amounts due PSINet were recorded in other accrued liabilities.

    Minimum commitments under non-cancelable network service agreements from UUNET and PSINet are as follows:

YEAR ENDING
DECEMBER 31,                                                  IN MILLIONS
------------                                                  -----------
1999........................................................    $ 36.0
2000........................................................      40.8
2001........................................................      43.0
2002........................................................      47.0
                                                                ------
Total.......................................................    $166.8
                                                                ======

    EarthLink licensed Netscape Communicator software ("Netscape Communicator") from Netscape Communications Corporation, and Microsoft Internet Explorer software ("Internet Explorer") from Microsoft Corporation. These licenses permit the Company to distribute Netscape Communicator and Internet Explorer in the EarthLink Network TotalAccess software package. Management believes that contract renewal for this browser software under conditions acceptable to EarthLink, is probable.

                            EARTHLINK NETWORK, INC.

12. PROFIT SHARING PLAN

    Effective January 1997, the Company implemented a profit sharing plan (the
Plan) pursuant to Section 401(k) of the Internal Revenue code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Code. The Company makes a discretionary matching contribution of 25% up to a maximum of 6% of the participant's total eligible compensation. The Company's matching contributions vest over four years from the participant's date of hire. Total contributions for 1997 and 1998 were $84,000 and $285,000, respectively.

13. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1996       1997       1998
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Cash paid during the year for interest......................   $1,041     $1,965     $2,101
Cash paid during the year for income taxes..................        1          1          1
Non cash transactions related to the conversion of notes
  payable to equity.........................................       --        725      5,043
Common stock subscription...................................       --         --      1,041
Non cash adjustments related to accretion dividends of
  Series A convertible preferred stock......................       --         --      7,601

14. SUBSEQUENT EVENTS

    In January 1999 the Company completed a follow on public offering of
2.4 million shares of its common stock at $73.63 per share. The offering consisted of 2.3 million shares and an underwriter's over-allotment of 99,000 shares exercised in February 1999. Net proceeds to the Company were approximately $170 million. In conjunction with the offering, Sprint exercised its preemptive rights to maintain its existing ownership level in the Company. Accordingly, Sprint purchased 770,000 shares of which 192,000 were common stock and 578,000 were Series B convertible preferred stock. Series B convertible preferred stock has the same rights and privileges as Series A convertible preferred stock, as described in Note 7, except that each Series B share is convertible into only one share of the Company's common stock. Proceeds from the sale of shares to Sprint were $54.1 million.

    In February 1999, Sprint exercised its preemptive rights to maintain its ownership in the Company after the exercise of the underwriter's over-allotment granted in connection with the aforementioned follow on public offering. Accordingly, Sprint purchased 38,000 shares of which 9,000 were common stock and 29,000 were Series B convertible preferred stock. Proceeds from the sale of stock to Sprint were $2.7 million.

                            EARTHLINK NETWORK, INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                  (AUDITED)          (UNAUDITED)
                                                                          (IN THOUSANDS)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................      $ 140,864            $ 338,315
  Accounts receivable, net..................................          4,779               10,385
  Prepaid expenses..........................................          4,147                5,785
  Other assets..............................................            775                6,960
                                                                  ---------            ---------
    Total current assets....................................        150,565              361,445
Other long-term assets......................................            564                2,995
Property and equipment, net.................................         35,206               52,139
Intangibles, net (Note 4)...................................         80,006               26,933
                                                                  ---------            ---------
                                                                  $ 266,341            $ 443,512
                                                                  =========            =========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Trade accounts payable....................................      $  14,818            $  22,299
  Accrued payroll and related expenses......................          8,934                9,274
  Other accounts payable and accrued liabilities............         20,372               23,690
  Current portion of capital lease obligations..............          8,341                9,337
  Deferred revenue..........................................          8,831               13,826
                                                                  ---------            ---------
    Total current liabilities...............................         61,296               78,426
Long-term debt..............................................          7,701                9,201
                                                                  ---------            ---------
    Total liabilities.......................................         68,997               87,627

Stockholders' equity:
  Preferred stock...........................................             41                   47
  Common stock..............................................            291                  326
  Stock subscriptions receivable............................         (1,041)                  --
  Additional paid-in capital................................        330,911              577,202
  Warrants to purchase common stock.........................            597                  597
  Accumulated deficit.......................................       (133,455)            (222,287)
                                                                  ---------            ---------
    Total stockholders' equity..............................        197,344              355,885
                                                                  ---------            ---------
                                                                  $ 266,341            $ 443,512
                                                                  =========            =========

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                                      THREE MONTHS ENDED     NINE MONTHS ENDED
                                                         SEPTEMBER 30,         SEPTEMBER 30,
                                                      -------------------   --------------------
                                                        1998       1999       1998       1999
                                                      --------   --------   --------   ---------
                                                                     (UNAUDITED)
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Recurring revenues..................................  $ 46,877   $ 84,627   $109,957   $ 224,055
Other revenues......................................     1,699      1,931      4,897       4,490
Incremental revenues................................     1,248      3,016      2,786       7,273
                                                      --------   --------   --------   ---------
  Total revenues....................................    49,824     89,574    117,640     235,818

Cost of recurring revenues..........................    20,619     33,398     52,261      95,494
Cost of other revenues..............................       252        210        408         786
Sales and marketing.................................    10,644     38,255     26,491      79,577
General and administrative..........................     5,871      9,781     15,426      25,456
Operations and member support.......................    15,078     25,748     36,248      71,282
Amortization and transaction costs (Note 4).........    17,754     17,673     24,962      53,019
                                                      --------   --------   --------   ---------
  Total operating costs and expenses................    70,218    125,065    155,796     325,614
                                                      --------   --------   --------   ---------
Loss from operations................................   (20,394)   (35,491)   (38,156)    (89,796)
Interest income.....................................     1,919      4,434      2,568      12,681
Interest expense....................................      (353)      (308)    (1,661)     (1,040)
                                                      --------   --------   --------   ---------
  Net loss..........................................   (18,828)   (31,365)   (37,249)    (78,155)
Deductions for accretion dividends (Note 5).........    (3,276)    (3,404)    (4,330)    (10,677)
                                                      --------   --------   --------   ---------
Net loss attributable to common stockholders........  $(22,104)  $(34,769)  $(41,579)  $ (88,832)
                                                      ========   ========   ========   =========
Basic and diluted net loss per share (Note 3).......  $  (0.78)  $  (1.07)  $  (1.64)  $   (2.78)
                                                      ========   ========   ========   =========
Weighted average shares.............................    28,458     32,383     25,292      31,925
                                                      ========   ========   ========   =========

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

                                                     THREE MONTHS ENDED     NINE MONTHS ENDED
                                                        SEPTEMBER 30,         SEPTEMBER 30,
                                                     -------------------   --------------------
                                                       1998       1999       1998        1999
                                                     --------   --------   ---------   --------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Net cash provided by (used in) operating
  activities.......................................  $  2,462   $ (8,746)  $  14,398   $ (8,034)
                                                     --------   --------   ---------   --------

Cash flows from investing activities:
  Purchases of property and equipment..............    (4,381)   (11,422)    (15,911)   (33,625)
  Proceeds from sale of property and equipment.....        --      1,195          --      1,416
  Purchase of investment...........................        --     (1,500)         --     (1,500)
  Purchase of intangible assets....................        --         --          (9)        --
  Transaction costs................................      (449)        --      (8,861)        --
  Net cash acquired from acquisition...............        --         --      23,750         --
                                                     --------   --------   ---------   --------
      Net cash used in investing activities........    (4,830)   (11,727)     (1,031)   (33,709)
                                                     --------   --------   ---------   --------

Cash flows from financing activities:
  Proceeds from issuance of notes payable..........        --         --         200         --
  Repayment of notes payable.......................      (120)        --      (4,507)        --
  Proceeds from capital lease obligations..........       576      3,990       6,212     11,752
  Principal payments under capital lease
    obligations....................................    (2,380)    (3,801)     (6,269)    (9,257)
  Proceeds from issuance of common stock, net......        --         --     105,329    183,099
  Proceeds from stock options and warrants
    exercised......................................       976      6,227       3,615      9,937
  Proceeds from sale of redeemable preferred
    stock..........................................        --         --          --     42,622
  Proceeds from liquidation of subscription
    receivable.....................................        --         --          --      1,041
                                                     --------   --------   ---------   --------
      Net cash (used in) provided by financing
        activities.................................      (948)     6,416     104,580    239,194
                                                     --------   --------   ---------   --------
Net (decrease) increase in cash and cash
  equivalents......................................    (3,316)   (14,057)    117,947    197,451
Cash and cash equivalents, beginning of period.....   137,713    352,372      16,450    140,864
                                                     --------   --------   ---------   --------
Cash and cash equivalents, end of period...........  $134,397   $338,315   $ 134,397   $338,315
                                                     ========   ========   =========   ========

Acquisition, net of cash acquired (Note 4):
  Issuance of convertible preferred stock..........                        $ 135,000
  Transaction costs................................                            9,914
  Intangible assets................................                         (121,164)
                                                                           ---------
  Net cash acquired from acquisition...............                        $  23,750
                                                                           =========

   The accompanying notes are an integral part of these financial statements

                            EARTHLINK NETWORK, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The condensed consolidated financial statements of EarthLink Network, Inc., which include the accounts of its wholly owned subsidiary, EarthLink Operations, Inc., (collectively, "EarthLink" or the "Company") for the three and nine month periods ended September 30, 1999 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the Company's audited financial statements as of December 31, 1998 contained in the Company's Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the "Annual Report"). All significant intercompany transactions have been eliminated. These financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto contained in the Company's Annual Report. In the opinion of management, the accompanying unaudited financial statements contain all adjustments (consisting of normal recurring adjustments) which management considers necessary to present fairly the financial position of the Company at September 30, 1999 and the results of operations and of cash flows for the three month and nine month periods ended September 30, 1999. The results of operations for the three and nine month periods ended September 30, 1999 are not necessarily indicative of the results for the entire year ending December 31, 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

2. RECLASSIFICATIONS

    Certain amounts in prior period financial statements have been reclassified to conform to the current period presentation.

3. NET LOSS PER SHARE

    The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share" ("EPS"). SFAS No. 128 requires a dual presentation of basic and diluted EPS. Basic EPS represents the weighted average number of shares outstanding divided into net income attributable to common stockholders during a reported period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. However, the Company has not included potential common stock in the calculation of EPS as such inclusion would have an anti-dilutive effect.

4. INTANGIBLE ASSETS AND AMORTIZATION AND TRANSACTION COSTS

    In June 1998, the Company consummated its strategic alliance with Sprint Corporation (the "Sprint Transaction"). Intangible assets acquired in the Sprint Transaction are valued as follows:

                                                              (IN THOUSANDS)
                                                              --------------
Member base.................................................     $ 65,000
Marketing and distribution agreement........................       20,000
Goodwill....................................................       36,164
                                                                 --------
                                                                 $121,164
                                                                 ========

                            EARTHLINK NETWORK, INC.

4. INTANGIBLE ASSETS AND AMORTIZATION AND TRANSACTION COSTS (CONTINUED)

    The assets are being amortized on a straight-line basis over the estimated useful lives as follows: member base amortized over 18 months, the Marketing and Distribution Agreement amortized over 5 and 10 years, which are the life of the portion of the contract related to Sprint's provision of additional customers and the overall contract life relative to the co-branding feature, respectively, and the excess of consideration over the fair value of net assets acquired (goodwill) over 18 months. As such, the member base and goodwill will be fully amortized by December 31, 1999.

                                                          THREE MONTHS ENDED     NINE MONTHS ENDED
                                                             SEPTEMBER 30,         SEPTEMBER 30,
                                                          -------------------   -------------------
                                                            1998       1999       1998       1999
                                                          --------   --------   --------   --------
                                                                       (IN THOUSANDS)
Member base.............................................  $10,833    $10,833    $14,444    $32,500
Marketing and distribution agreement....................      813        813      1,083      2,438
Goodwill................................................    6,108      6,027      8,038     18,081
                                                          -------    -------    -------    -------
    Total...............................................  $17,754    $17,673    $23,565    $53,019
                                                          =======    =======    =======    =======

    In addition, a non-recurring Sprint Transaction cost of $1,397,000 was recorded in June 1998.

5. DEDUCTIONS FOR ACCRETION DIVIDENDS ON CONVERTIBLE PREFERRED STOCK

    The Convertible Preferred Stock issued to Sprint pays liquidation dividends for the first five years in the form of increases in its Liquidation Value. The adjustments of $3.4 million and $10.7 million recorded during the three and nine month periods ended September 30, 1999, respectively, represent liquidation dividends of $2.2 million and $6.5 million, based on a 3% dividend and accretion dividends of $1.2 million and $4.2 million, respectively, related to the beneficial conversion feature of the Convertible Preferred Stock.

6. AGREEMENT TO MERGE WITH MINDSPRING ENTERPRISES

    In September 1999 EarthLink and MindSpring Enterprises Inc. agreed to merge into a newly formed public company, in a transaction to be accounted for as a pooling of interests, with MindSpring stockholders receiving one share of the new company stock for each share of MindSpring stock, and EarthLink stockholders receiving 1.615 shares of the new company stock in exchange for each share of EarthLink stock. The combined company will be known as EarthLink and will trade under the Nasdaq symbol "ELNK." Subject to certain conditions, including regulatory approvals and approval by both companies' stockholders, the transaction is expected to close in the first quarter 2000.

7. INVESTMENTS

    In July 1999, the Company committed to invest in eCompanies Venture Group, LP, ("EVG"), a limited partnership formed to invest in domestic emerging growth companies, and eCompanies LLC a partnership formed to create, develop and invest in Internet related ventures. EarthLink Founder and Chairman, Sky Dayton is a founding partner in both partnerships. In July 1999 EarthLink invested $1.5 million in EVG and has committed to invest an additional $8.5 million and $2.0 million in EVG and eCompanies, respectively. The investments are accounted for under the cost method of accounting as

                            EARTHLINK NETWORK, INC.

7. INVESTMENTS (CONTINUED)

the Company does not have the ability to exercise significant influence over the partnerships' operating or financial policies. Any distributions of earnings from the partnerships, will be recorded as income when declared.

8. SACRAMENTO CALL CENTER

    In September 1999, the Company entered into a ten year lease for a facility to house its permanent Sacramento Call Center. Rent commitments for the 95,000 square feet of space are as follows:

YEAR ENDING DECEMBER 31,                                      IN THOUSANDS
------------------------                                      ------------
1999 (from September 1, 1999)...............................     $   591
2000........................................................       1,773
2001........................................................       1,963
2002........................................................       2,059
2003........................................................       2,116
2004........................................................       2,135
Thereafter..................................................      10,426
                                                                 -------
                                                                 $21,063
                                                                 =======

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Sprint Corporation

    We have audited the accompanying statement of revenues and direct expenses of the Consumer Internet Access Services of Sprint Corporation (the "Company") for the year ended December 31, 1997. This statement is the responsibility of the Company's management. Our responsibility is to express an opinion on the statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the revenues and direct expenses are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenues and direct expenses was prepared for inclusion in the Registration Statement on Form S-1 of EarthLink Network, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 for the transaction between EarthLink Network, Inc. and Sprint Corporation. The statement is not intended to be a complete presentation of the Consumer Internet Access Services of Sprint Corporation revenues and expenses.

    In our opinion, the statement of revenues and direct expenses referred to above presents fairly, in all material respects, the revenues and direct expenses described in the note to the statement of revenues and direct expenses for the Consumer Internet Access Services of Sprint Corporation for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                        Ernst & Young LLP

Kansas City, Missouri

March 6, 1998

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION
                   STATEMENTS OF REVENUES AND DIRECT EXPENSES

                                                    YEAR ENDED DECEMBER 31,      THREE MONTHS ENDED
                                                             1997             MARCH 31, 1998(UNAUDITED)
                                                    -----------------------   -------------------------
                                                                      (IN THOUSANDS)
Net operating revenues............................          $ 14,489                   $ 6,259
Direct expenses:
  Cost of services................................            51,313                     9,813
  Selling, general and administrative.............            13,099                     2,155
  Depreciation....................................             6,070                     2,146
  Other...........................................             3,404                       198
                                                            --------                   -------
Total direct expenses.............................            73,886                    14,312
                                                            --------                   -------
Direct expenses in excess of revenues.............          $(59,397)                  $(8,053)
                                                            ========                   =======

    SEE ACCOMPANYING NOTE.

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

               NOTE TO STATEMENTS OF REVENUES AND DIRECT EXPENSES

                          YEAR ENDED DECEMBER 31, 1997

       (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998)

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

BASIS OF PRESENTATION

    The statements of revenues and direct expenses represent the activities related to the Consumer Internet Access Services of Sprint Corporation and have been prepared in connection with the transaction between EarthLink
Network, Inc. and Sprint Corporation. The statements of revenues and direct expenses are not intended to be a complete presentation of the revenues and expenses of the Consumer Internet Access Services of Sprint Corporation because corporate allocated expenses have not been included. Direct expenses are defined as those costs which were incurred as a direct result of providing Consumer Internet Access Services and which will no longer be incurred by Sprint Corporation subsequent to consummation of the transaction with EarthLink Network, Inc.

    Sprint Corporation began offering Internet access in the fourth quarter of 1996 and any revenues generated and direct operating expenses incurred from inception through December 31, 1996, were nominal. Sprint Corporation reports this operation within its "Emerging Businesses Segment" (the "Group") and maintains the financial information relative to the Internet subscribers in the Group. Revenues and direct operating expense information are separately maintained for the Consumer Internet Access Services within the Group. Sprint Corporation does not, however, separately maintain and account for other costs and expenses to operate this business and is unable to determine or reasonably estimate these costs on a historical basis. In addition, Sprint Corporation does not separately maintain and account for all assets used in the consumer Internet access services business. Such assets, primarily network related, are recorded in the other businesses of Sprint Corporation and used by the other divisions of Sprint Corporation, including the Group. Accordingly, financial statements for 1996 and full financial statements required by Rule 3-05 of Regulation S-X have not been presented.

    The statements of revenues and direct expenses are not indicative of the financial condition or results of operations of this business going forward because of the change in the business and the omission of various operating expenses.

UNAUDITED FINANCIAL INFORMATION

    The statement of revenues and direct expenses for the three months ended March 31, 1998 is unaudited. Sprint Corporation believes that such information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the revenues and direct expenses related to the Consumer Internet Access Services of Sprint Corporation.

REVENUE RECOGNITION

    Operating revenues are recognized as services are rendered to customers and are recorded net of an estimate for uncollectible accounts. The provision for doubtful accounts for the year ended December 31, 1997 and the three months ended March 31, 1998 was $723,000 and $471,000 (unaudited), respectively.

            CONSUMER INTERNET ACCESS SERVICES OF SPRINT CORPORATION

                          YEAR ENDED DECEMBER 31, 1997

       (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED MARCH 31, 1998)

DEPRECIATION

    The cost of property, plant and equipment is depreciated on a straight-line basis over estimated economic useful lives.

USE OF ESTIMATES

    The statements of revenues and direct expenses are prepared in accordance with generally accepted accounting principles which requires management to make estimates and assumptions that affect the amounts reported in the financial statement. Actual results could differ from those estimates.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of EarthLink Network, Inc.

    We have audited the accompanying statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business acquired by EarthLink Network, Inc. as of June 5, 1998. This statement of assets acquired and liabilities assumed is the responsibility of the Company's management; our responsibility is to express an opinion on the statement of assets acquired and liabilities assumed based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of assets acquired and liabilities assumed is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement of assets acquired and liabilities assumed. An audit also includes, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement of assets acquired and liabilities assumed. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of assets acquired and liabilities assumed was prepared for inclusion in the Registration Statement on Form S-1 of EarthLink Network, Inc. for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the transaction between EarthLink Network, Inc. and Sprint Corporation.

    In our opinion, the accompanying statement of assets acquired and liabilities assumed presents fairly, in all material respects, the assets acquired and liabilities assumed as described in the note to the statement of assets acquired and liabilities assumed of the Sprint Internet Passport Business by EarthLink Network, Inc. as of June 5, 1998, in conformity with generally accepted accounting principles.

PRICE WATERHOUSE LLP
Costa Mesa, California
June 16, 1998

                            EARTHLINK NETWORK, INC.

              STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                    OF THE SPRINT INTERNET PASSPORT BUSINESS

                                                               JUNE 5, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Current assets:
  Cash......................................................     $ 23,750
                                                                 --------
  Total current assets......................................       23,750
Intangible assets...........................................      119,718
                                                                 --------
                                                                  143,468
Current liabilities:
  Other accounts payable and accrued liabilities............       (8,468)
                                                                 --------
  Total current liabilities.................................       (8,468)
                                                                 --------
Net assets acquired.........................................     $135,000
                                                                 ========

                See accompany note to this financial statement.

                            EARTHLINK NETWORK, INC.

          NOTE TO STATEMENT OF ASSETS ACQUIRED AND LIABILITIES ASSUMED
                    OF THE SPRINT INTERNET PASSPORT BUSINESS

                                  JUNE 5, 1998

SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

BASIS OF PRESENTATION

    The statement of assets acquired and liabilities assumed represents the acquisition by EarthLink Network, Inc. (the "Company") of the Sprint Internet Passport business ("SIP") of Sprint Corporation ("Sprint") in a transaction accounted for as a purchase. The purchase price paid by the Company consisted of approximately 4.1 million shares of Series A Convertible Preferred Stock, which has been valued at $135,000,000. In exchange for the Series A Convertible Preferred Stock, the Company obtained SIP's customer base, cash and access to Sprint's high-speed data network. Sprint has further provided the Company access to up to $100 million in convertible debt financing, and has entered into a Marketing and Distribution Agreement with the Company.

    Sprint Corporation began offering Internet access in the fourth quarter of 1996. Sprint reports this operation within its "Emerging Businesses Segment" (the "Group") and maintains the financial information relative to the Internet subscribers in the Group. Revenues and direct operating expense information are separately maintained for the Sprint Internet Passport business within the Group. Sprint Corporation does not, however, separately maintain and account for other costs and expenses to operate this business and is unable to determine or reasonably estimate these costs on a historical basis. In addition, Sprint Corporation does not separately maintain and account for all assets used in the Sprint Internet Passport business. Such assets, primarily network related, are recorded in the other businesses of Sprint Corporation and used by the other divisions of Sprint Corporation, including the Group. Accordingly, the Company has included this statement of assets acquired and liabilities assumed in order to comply with Rule 3-05 of Regulation S-X.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

    The preparation of the statement of assets acquired and liabilities assumed in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the statement. Actual results could differ from those estimates.

PURCHASE PRICE ALLOCATION

    The purchase price was allocated to the fair value of assets acquired, consisting of cash and intangible assets related to a customer base, Sprint's provision of additional customers and the co-branding feature of the Marketing and Distribution Agreement and the excess of consideration over the fair value of net assets acquired.

INTANGIBLE ASSETS

    The intangible assets are amortized on a straight-line basis over the estimated useful lives as follows: customer base amortized over 18 months, the Marketing and Distribution Agreement amortized over 5 and 10 years, which are the life of the portion of the contract related to Sprint's provision of additional customers and the overall contract life relative to the co-branding feature, respectively, and the excess of consideration over the fair value of net assets acquired over 18 months. The Company regularly reviews the recoverability of intangible assets based on estimated undiscounted future cash flows from operating activities compared with the carrying values of the intangible assets.

OTHER ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

    The liabilities consist of accrued expenses for incremental acquisition costs directly attributable to the acquisition, primarily investment banking, legal and accounting professional fees.

                             EARTHLINK NETWORK,INC.
                        PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by the Company of the Sprint Internet Passport business ("SIP") of Sprint in a transaction accounted for as a purchase. The unaudited statements of operations are based on the statements of operations of the Company and the statements of revenues and direct expenses of SIP appearing elsewhere in this Prospectus, and combine the results of operations of the Company and of SIP for the year ended December 31, 1998 and the nine months ended September 30, 1998 as if the acquisition occurred on January 1, 1998. These unaudited pro forma financial statements should be read in conjunction with the historical statement of revenues and direct expenses and notes thereto of SIP and the historical financial statements and notes thereto of the Company, both included elsewhere in this Prospectus. The historical statement of revenues and direct expenses of SIP are not necessarily indicative of the financial condition or results of operations of such operations on a prospective basis because of the omission of various operating expenses from such presentation and the change in the nature and scope of such business as it will be operated by the Company.

    The purchase price paid by the Company consisted of approximately
4.1 million shares of Series A Convertible Preferred Stock, which has been valued at $135,000,000. In exchange for the Series A Convertible Preferred Stock, the Company obtained SIP's customer base of approximately 130,000 members, cash of $23,750,000 and access to Sprint's high-speed data network. Sprint has further provided the Company access to $25 million (increasing to $100 million over a three year period) in convertible debt financing, and has entered into a Marketing and Distribution Agreement with the Company. The Company acquired no other assets of SIP or Sprint. Accordingly, the purchase price was allocated to the cash and intangible assets acquired. The excess of the purchase price over the fair value of the assets acquired was allocated to goodwill. The final allocation may differ from that used in the unaudited pro forma condensed combined financial statements. The acquisition was accounted for using the purchase method.

    Sprint began offering Internet access in the fourth quarter of 1996 and reported this operation within its Emerging Businesses Segment (the "Group"). Sprint maintained the financial information relative to the Internet subscribers in the financial statements for the Group. Sprint maintained revenue and direct operating expense information separately within the Group. Direct operating expenses include cost of services and products, selling, general and administrative expense, and depreciation expense. Sprint, however, did not separately maintain and account for other costs and expenses to operate this business. The Company is unable to determine or estimate these costs on a historical and pro forma basis. In addition, Sprint did not separately maintain and account for all assets used in the individual business. Such assets, primarily network related, are recorded in the other businesses of Sprint and used by the other divisions of Sprint in addition to the Group.

                            EARTHLINK NETWORK, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                               EARTHLINK     SPRINT INTERNET
                                             NETWORK, INC.      PASSPORT        PRO FORMA        PRO FORMA
                                              HISTORICAL      HISTORICAL(A)    ADJUSTMENTS       COMBINED
                                             -------------   ---------------   -----------       ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues.............................    $ 175,941         $ 11,122                        $ 187,063
Operating costs and expenses:
  Cost of revenues.........................       70,467           17,881                           88,348
  Selling, general and administrative and
    member support.........................      112,570            3,423                          115,993
  Depreciation.............................       12,508            3,655        $ (3,655)(b)       12,508
  Amortization and transaction expenses....       42,635                           28,058 (c)       70,693
                                               ---------         --------        --------        ---------
    Total operating costs and expenses.....      238,180           24,959          24,403          287,542
                                               ---------         --------        --------        ---------
Loss from operations.......................      (62,239)         (13,837)        (24,403)        (100,479)
Interest income, net.......................        2,457                                             2,457
                                               ---------         --------        --------        ---------
    Net loss...............................      (59,782)         (13,837)        (24,403)         (98,022)
Deductions for accretion dividends.........       (7,601)                          (5,525)(d)      (13,126)
                                               ---------         --------        --------        ---------
    Net loss attributable to common
      stockholders.........................    $ (67,383)        $(13,837)       $(29,928)       $(111,148)
                                               =========         ========        ========        =========
  Basic and diluted net loss per share.....    $   (2.58)                                        $   (4.25)
                                               =========                                         =========
  Weighted average shares outstanding......       26,157                                            26,157 (e)
                                               =========                                         =========

                            EARTHLINK NETWORK, INC.

                   PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998

                                  (UNAUDITED)

                                            EARTHLINK
                                          NETWORK, INC.      SPRINT INTERNET        PRO FORMA       PRO FORMA
                                           HISTORICAL     PASSPORT HISTORICAL(A)   ADJUSTMENTS      COMBINED
                                          -------------   ----------------------   -----------      ---------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues..........................    $117,640             $ 11,122                           $128,762
Operating costs and expenses:
  Cost of revenues......................      47,649               17,881                             65,530
  Selling, general and administrative
    and member support..................      73,353                3,423                             76,776
  Depreciation..........................       9,832                3,655            $ (3,655)(b)      9,832
  Amortization and transaction
    expenses............................      24,962                                   11,198 (c)     36,160
                                            --------             --------            --------       --------
    Total operating costs and
      expenses..........................     155,796               24,959               7,543        188,298
                                            --------             --------            --------       --------
Loss from operations....................     (38,156)             (13,837)             (7,543)       (59,536)
Interest income, net....................         907                                                     907
                                            --------             --------            --------       --------
    Net loss............................     (37,249)             (13,837)             (7,543)       (58,629)
Deductions for accretion dividends......      (4,330)                                  (4,616)(d)     (8,946)
                                            --------             --------            --------       --------
    Net loss attributable to common
      stockholders......................    $(41,579)            $(13,837)           $(12,159)      $(67,575)
                                            ========             ========            ========       ========
Basic and diluted net loss per share....    $  (1.64)                                               $  (2.67)
                                            ========                                                ========
Weighted average shares outstanding.....      25,292                                                  25,292 (e)
                                            ========                                                ========

                            EARTHLINK NETWORK, INC.

                                  (UNAUDITED)

NOTES TO PRO FORMA COMBINED STATEMENTS OF OPERATIONS

    Pro Forma adjustments are as follows:

    a. The historical SIP revenues and expenses include results from January 1, 1998 through June 5, 1998 (the date of acquisition).

    b. The Company acquired no depreciable assets of SIP. This adjustment eliminates the depreciation expense recorded by SIP.

    c. This entry reflects the amortization of intangible assets as follows: customer base amortized over 18 months, the Marketing and Distribution Agreement amortized over five and ten years, which are the lives of the portion of the contract related to Sprint's provision of customers and the overall contract period relative to the co-branding feature, respectively, and the excess of purchase price over net assets acquired amortized over 18 months. Additional costs to provide service to the acquired members are not considered to be material.

    d. This adjustment reflects the Liquidation Dividends based upon a 3% Liquidation Value accretion dividend and the accretion of a dividend related to the beneficial conversion feature in accordance with EITF Topic No. D-60 based upon the rate at which the preferred stock becomes convertible.

    e. Pro forma share data are based on the number of shares of the Company's Common Stock and common equivalent shares that would have been outstanding had SIP been acquired on January 1, 1998, but excludes any shares purchased by Sprint in the Offer. The Company's common stock equivalents have been excluded from the calculation as their effect is antidilutive.

           INDEX TO MINDSPRING ENTERPRISES, INC. FINANCIAL STATEMENTS

MINDSPRING ENTERPRISES, INC.

                                                                PAGE
                                                              --------
Report of Independent Public Accountants....................    F-41
Balance Sheets as of December 31, 1998 and 1997.............    F-42
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................    F-43
Statement of Stockholders' Equity for the years ended
  December 31, 1998, 1997 and 1996..........................    F-44
Statements of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................    F-45
Notes to Financial Statements...............................    F-46

MINDSPRING ENTERPRISES, INC.
Balance Sheets as of September 30, 1999 (unaudited) and
  December 31, 1998.........................................    F-59
Statement of Operations for the nine months ended
  September 30, 1999 (unaudited) and 1998 (unaudited).......    F-60
Statement of Cash Flows for the nine months ended
  September 30, 1999 (unaudited) and 1998 (unaudited).......    F-61
Condensed Notes to Financial Statements.....................    F-62

SPRY, INC.
Report of Independent Public Accountants....................    F-65
Balance Sheets as of April 30, 1997, January 31, 1998 and
  July 31, 1998 (unaudited).................................    F-66
Statement of Operations for the years ended April 30, 1996
  and 1997, the nine months ended January 31, 1998 and the
  six months ended July 31, 1997 (unaudited) and 1998
  (unaudited)...............................................    F-67
Statement of Shareholders' (Deficit) Equity for the years
  ended April 30, 1995, 1996 and 1997 and January 31,
  1998......................................................    F-68
Statements of Cash Flows for the years ended April 30, 1996
  and 1997, the nine months ended January 31, 1998 and the
  six months ended July 31, 1997 (unaudited) and 1998
  (unaudited)...............................................    F-69
Notes to Financial Statements...............................    F-70


NETCOM ON-LINE COMMUNICATION SERVICES, INC. DOMESTIC
  OPERATION
Report of Independent Public Accountants....................    F-80
Balance Sheets as of December 31, 1998 and 1997.............    F-81
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................    F-82
Statement of Accumulated Deficit for the years ended
  December 31, 1998, 1997 and 1996..........................    F-83
Statements of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................    F-84
Notes to Financial Statements...............................    F-85

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MindSpring Enterprises, Inc.:

    We have audited the accompanying balance sheets of MINDSPRING
ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring
Enterprises, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

February 17, 1999

                          MINDSPRING ENTERPRISES, INC.

                                 BALANCE SHEETS

                        AS OF DECEMBER 31, 1998 AND 1997

                                 (IN THOUSANDS)

                                                                1998       1997
                                                              --------   --------
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $167,743   $ 9,386
Trade receivables, net of allowance for doubtful accounts of
  $1,224 and $751 at December 31, 1998 and 1997,
  respectively..............................................     3,278     2,002
Deferred income taxes (Note 8)..............................     3,421        --
Prepaids and other current assets...........................       758     1,042
                                                              --------   -------
    Total current assets....................................   175,200    12,430
                                                              --------   -------
PROPERTY AND EQUIPMENT:
Computer and telecommunications equipment...................    35,580    18,050
Assets under capital lease..................................     9,546     9,916
Other.......................................................     4,821     1,805
                                                              --------   -------
                                                                49,947    29,771
Less: accumulated depreciation..............................   (14,106)   (6,133)
                                                              --------   -------
    Property and equipment, net.............................    35,841    23,638
                                                              --------   -------
OTHER ASSETS:
Acquired customer base, net (Notes 1 and 2).................    34,742     7,478
Deferred income taxes (Note 8)..............................     1,123        --
Other.......................................................       693       740
                                                              --------   -------
    Total other assets......................................    36,558     8,218
                                                              --------   -------
                                                              $247,599   $44,286
                                                              ========   =======

            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade accounts payable......................................  $  3,462   $ 4,306
Current portion of capital lease liability (Note 7).........     2,695     2,607
Telecommunications costs payable............................     2,831     2,233
    Deferred revenue (Note 1)...............................     7,443     2,198
Current portion of notes payable (Note 6)...................        --     2,043
Other accrued expenses......................................     5,105     1,776
Due to America Online, Inc. (Note 2)........................     7,000        --
Accrued compensation expense................................     2,550     1,404
Income tax payable..........................................     2,566        --
Network services payable....................................     4,442     1,216
                                                              --------   -------
    Total current liabilities...............................    38,094    17,783
                                                              --------   -------

LONG-TERM LIABILITIES:
    Capital lease liability (Note 7)........................     2,424     5,090
                                                              --------   -------
    Total long-term liabilities.............................     2,424     5,090
                                                              --------   -------
    Total liabilities.......................................    40,518    22,873
                                                              --------   -------

COMMITMENTS AND CONTINGENCIES (Note 7)

STOCKHOLDERS' EQUITY (Note 3):
Common stock, $.01 par value; 60,000 and 45,000 shares
  authorized at December 31, 1998 and 1997 and 28,284 and
  22,603 issued and outstanding at December 31, 1998 and
  1997, respectively........................................       283       226
Additional paid-in capital..................................   209,983    34,916
                                                              --------   -------
Accumulated deficit.........................................    (3,185)  (13,729)
                                                              --------   -------
    Total stockholders' equity..............................   207,081    21,413
                                                              --------   -------
                                                              $247,599   $44,286
                                                              ========   =======

  The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                1998       1997       1996
                                                              --------   --------   --------
REVENUES:
Access......................................................  $95,852    $40,925    $13,420
Business services...........................................   14,735      7,711      2,286
Subscriber start-up fees....................................    4,086      3,920      2,426
                                                              -------    -------    -------
  Total revenues............................................  114,673     52,556     18,132
                                                              -------    -------    -------
COST AND EXPENSES:
Cost of revenues--recurring.................................   31,724     15,203      6,332
Cost of subscriber start-up fees............................    2,612      1,619      1,876
General and administrative..................................   38,443     22,265     10,072
Selling.....................................................   18,881      8,519      4,089
Depreciation and amortization...............................   15,227      8,695      3,285
                                                              -------    -------    -------
  Total operating expenses..................................  106,887     56,301     25,654
                                                              -------    -------    -------
OPERATING INCOME (LOSS).....................................    7,786     (3,745)    (7,522)
INTEREST INCOME (EXPENSE), NET..............................    1,214       (338)       (90)
                                                              -------    -------    -------
INCOME (LOSS) BEFORE TAXES..................................  $ 9,000    $(4,083)   $(7,612)
                                                              -------    -------    -------
    INCOME TAX BENEFIT......................................    1,544         --         --
                                                              -------    -------    -------
NET INCOME (LOSS)...........................................  $10,544    $(4,083)   $(7,612)
                                                              =======    =======    =======
NET INCOME (LOSS) PER SHARE:
Basic.......................................................  $  0.43    $ (0.18)   $ (0.48)
                                                              =======    =======    =======
Diluted.....................................................  $  0.41    $ (0.18)   $ (0.48)
                                                              =======    =======    =======
SHARES USED FOR COMPUTING NET INCOME (LOSS) PER SHARE:
Basic.......................................................   24,611     22,542     15,758
                                                              =======    =======    =======
Diluted.....................................................   25,431     22,542     15,758
                                                              =======    =======    =======

               The accompanying Notes to Financial Statements are
                     an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)

                                        COMMON STOCK       ADDITIONAL     PREFERRED STOCK                       TOTAL
                                     -------------------     PAIDIN     -------------------   ACCUMULATED   STOCKHOLDERS'
                                      SHARES     AMOUNT     CAPITAL      SHARES     AMOUNT      DEFICIT        EQUITY
                                     --------   --------   ----------   --------   --------   -----------   -------------
Balance, December 31, 1995.........    3,802      $ 38      $     95      1,933     $2,383      $ (2,034)     $    482
Conversion of Class A preferred
  stock to common..................    3,563        36           709     (1,188)      (745)           --            --
Conversion of Class B preferred
  stock to common..................    1,937        19           981       (645)    (1,000)           --            --
Issuance of additional common
  stock, net of related offering
  expenses.........................    6,075        60        14,089         --         --            --        14,149
Conversion of Class C preferred
  stock to common..................      300         3           635       (100)      (638)           --            --
Issuance of additional common
  stock, net of related offering
  expenses.........................    6,750        68        18,319         --         --            --        18,387
Issuance of common stock pursuant
  to exercise of options...........        4        --             1         --         --            --             1
  Net loss.........................       --        --            --         --         --        (7,612)       (7,612)
                                      ------      ----      --------     ------     ------      --------      --------
Balance, December 31, 1996.........   22,431      $224      $ 34,829         --     $   --      $ (9,646)     $ 25,407
Issuance of common stock pursuant
  to exercise of options...........      172         2            87         --         --            --            89
  Net loss.........................       --        --            --         --         --        (4,083)       (4,083)
                                      ------      ----      --------     ------     ------      --------      --------
Balance, December 31, 1997.........   22,603      $226      $ 34,916         --     $   --      $(13,729)     $ 21,413
Issuance of additional common
  stock, net of related offering
  expenses.........................    3,000        30        49,726         --         --            --        49,756
Issuance of additional common
  stock, net of related offering
  expenses.........................    2,300        23       124,761         --         --            --       124,784
Issuance of common stock pursuant
  to exercise of options...........      381         4           580         --         --            --           584
  Net income.......................       --        --            --         --         --        10,544        10,544
                                      ------      ----      --------     ------     ------      --------      --------
Balance, December 31, 1998.........   28,284      $283      $209,983         --     $   --      $ (3,185)     $207,081
                                      ======      ====      ========     ======     ======      ========      ========

                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                 (IN THOUSANDS)

                                                                1998       1997       1996
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 10,544   $(4,083)   $ (7,612)
                                                              --------   -------    --------
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
Depreciation and amortization...............................    15,227     8,695       3,285
Deferred income taxes.......................................    (4,544)
Changes in operating assets and liabilities:
  Trade receivables.........................................    (1,276)       (5)     (1,477)
  Other current assets......................................       284      (565)       (158)
  Trade accounts payable....................................      (844)    2,352       1,106
  Telecommunications cost payable...........................       598     1,332         700
  Deferred revenue..........................................     5,245     1,782          80
  Other accrued expenses....................................     3,329     1,166         246
  Accrued compensation expense..............................     1,146       769         520
  Income taxes payable......................................     2,566
  Network services payable..................................     3,226       (89)      1,305
                                                              --------   -------    --------
      Total adjustments.....................................    24,957    15,437       5,607
                                                              --------   -------    --------
Net Cash Provided By (Used In) Operating Activities.........    35,501    11,354      (2,005)
                                                              --------   -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................   (20,176)   (8,042)     (8,298)
Purchase of customer base...................................   (27,312)     (960)    (12,249)
Other.......................................................      (159)       --        (789)
                                                              --------   -------    --------
      Net Cash Used In Investing Activities.................   (47,647)   (9,002)    (21,336)
                                                              --------   -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of loan from preferred stockholder.................        --        --       1,000
      Payments of loan from preferred stockholder...........        --        --      (3,500)
Proceeds from notes payable.................................        --        --      11,488
Payments of notes payable...................................    (2,043)     (624)     (8,822)
Payments of capital lease obligations.......................    (2,578)   (2,084)       (134)
Issuance of common stock....................................   175,124        89      32,537
                                                              --------   -------    --------
      Net Cash Provided By (Used In) Financing Activities...   170,503    (2,619)     32,569
                                                              --------   -------    --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   158,357      (267)      9,228
CASH AND CASH EQUIVALENTS, beginning of year................     9,386     9,653         425
                                                              --------   -------    --------

CASH AND CASH EQUIVALENTS, end of year......................  $167,743   $ 9,386    $  9,653
                                                              ========   =======    ========

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION:
Interest paid...............................................  $    890   $   749    $    402
                                                              ========   =======    ========
Income taxes paid...........................................  $    434   $    --    $     --
                                                              ========   =======    ========

SUPPLEMENTAL NONCASH DISCLOSURES:
Assets acquired under capital lease.........................  $     --   $ 8,443    $  1,473
                                                              ========   =======    ========
Noncash accrual for acquired subscriber base................  $  7,000   $    --    $     --
                                                              ========   =======    ========

                 The accompanying Notes to Financial Statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997, AND 1996

1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    MindSpring Enterprises, Inc. ("MindSpring" or the "Company") is a national provider of Internet access. The Company was incorporated in Georgia on February 24, 1994 and began marketing its services in June 1994. The Company reincorporated in Delaware and effected a recapitalization in December 1995.

ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

PRESENTATION

    Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

SOURCES OF SUPPLIES

    The Company relies on third-party networks, local telephone companies, and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

CASH AND CASH EQUIVALENTS

    The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

CREDIT RISK

    The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. In addition, the concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when assets are installed or placed in service. The estimated useful life for all assets is five years or, for leasehold improvements, the life of the lease, if shorter.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

EQUIPMENT UNDER CAPITAL LEASE

    The Company leases certain of its data communication and other equipment under lease agreements accounted for as capital. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over their estimated useful lives of five years, which are longer than the terms of the leases.

ACQUIRED CUSTOMER BASE

    The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet Service Providers ("ISPs"). The customer acquisition costs include the actual fee paid to the selling ISP, as well as legal and other expenses specifically related to the transactions. Subscriber acquisition costs capitalized at December 31, 1998 and 1997 were $47,521,000 and $13,209,000, respectively. Amortization is provided using the straight-line method over three years commencing when the customer base is received. Amortization expense for the years ended December 31, 1998, 1997, and 1996 was $7,048,000, $4,210,000,
and $1,521,000, respectively. See Note 2 for further discussion.

LONG-LIVED ASSETS

    The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer bases, to determine whether any impairments are other than temporary. Management reviews the undiscounted projected cash flows related to such assets and compares them to the carrying values of the assets to determine if an impairment has occurred. If an asset is deemed to be impaired, the Company records the difference between the projected cash flows on a discounted basis or the fair market value (whichever is more appropriate) and the carrying value as an asset impairment charge in the period incurred. There are no such impairments in the periods presented. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

INCOME TAXES

    Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

STOCK-BASED COMPENSATION PLANS

    The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

REVENUE RECOGNITION

    The Company recognizes revenue when services are provided. Services are generally billed one month in advance. During 1998, the Company began offering prepaid services. Advance billings including prepaid services and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

BARTER TRANSACTIONS

    The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided. Such transactions are not material for the periods presented.

ADVERTISING COSTS

    The Company expenses all advertising costs as incurred.

NET INCOME (LOSS) PER SHARE

    The Company calculates net income (loss) per share as required by SFAS
No. 128, "Earnings Per Share." Basic earnings (loss) per common share ("EPS") was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the year ended. The effect of the Company's stock options (using the treasury stock method) was included in the computation of diluted EPS for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the effect of the options is excluded as their effect is anti-dilutive. The following table summarizes the shares used in the calculations:

                                                           TWELVE MONTHS ENDED
                                                               DECEMBER 31,
                                                      ------------------------------
                                                        1998       1997       1996
                                                      --------   --------   --------
                                                              (IN THOUSANDS)
Weighted average shares Outstanding-basic...........   24,611     22,542     15,758
Effect of dilutive stock options....................      820         --         --
                                                       ------     ------     ------
Shares used for diluted earnings per share..........   25,431     22,542     15,758
                                                       ======     ======     ======

RECENT ACCOUNTING PRONOUNCEMENTS

    In 1998, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

2. CUSTOMER BASE ACQUISITIONS

    On June 28, 1996, the Company entered into a purchase agreement (as amended on January 27, 1997, the "Purchase Agreement") with PSINet Inc. ("PSINet"), pursuant to which the Company agreed to acquire certain of the tangible and intangible assets and rights related to the consumer dial-up Internet access services provided by PSINet in the United States, including (i) certain of PSINet's individual subscriber accounts and (ii) the lease for a customer support call center near Harrisburg, Pennsylvania (the "Harrisburg Facility"), and all related telephone switches and other equipment (the "Assets") for $12,929,000 (excluding accrued interest and increases in principal amount under the First and Second PSINet Notes previously paid by the Company) (the "Purchase Price"). In connection with fixing the aggregate amount of the Purchase Price, the Company and PSINet amended the Second PSINet Note to, among other things, reduce the principal amount owed thereunder to $3,078,000, an amount equal to the remaining balance of the Purchase Price as of January 24, 1997. As amended, the Second PSINet Note no longer accrued interest, was payable over a two-year period, and was discounted for financial statement purposes using the same rate of interest (Prime + 3%) as the prior PSINet Notes. The Company accreted the difference between the principal and total payable amount of $3,078,000 over the two years of the note.

    In connection with the PSINet transaction, the parties also entered into a network services agreement (as amended, the "Services Agreement") which enables MindSpring to offer nationwide Internet access through PSINet's network of over 200 points of presence ("POPs"). The term of the Services Agreement is 5 years commencing on June 28, 1996 and is automatically renewable annually thereafter unless either party notifies the other in writing not less than 12 months prior to the end of such 5-year period or any 12-month extension thereof. Either party may terminate the Services Agreement at any time upon 60 days' written notice without penalty. The Company and PSINet amended the Services Agreement effective January 1, 1997 to provide for certain discounts to the monthly service fees which otherwise would have been payable by the Company to PSINet. The Company earned credits of $2,000,000 and $2,050,000 during 1998 and 1997, respectively, and the discounts are reflected as reductions of cost of revenue. This arrangement ended in October 1998.

    On September 10, 1998, MindSpring entered into an Asset Purchase Agreement with America Online, Inc. ("AOL") and Spry, Inc. ("Spry"), a wholly owned subsidiary of AOL, to purchase certain assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement"). Pursuant to the Spry Agreement, MindSpring acquired Spry's subscriber base of individual Internet access customers in the United States and Canada as well as various assets used in serving those customers, including a customer support facility and a network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Spry" name. The acquisition was closed on October 15, 1998 and in accordance with the agreement MindSpring paid the initial payment of $25,000,000 in cash to AOL The ultimate purchase price for these assets was based primarily upon the number of acquired subscribers who remain active with MindSpring as continuing users in good standing as of December 31, 1998. The Company has calculated the final purchase price to be approximately $32,000,000 and has accordingly accrued an additional $7,000,000 in the accompanying balance sheet. The transaction is being accounted for as a purchase. See Note 10 for further discussion.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

3. STOCKHOLDERS' EQUITY

    At the annual meeting of stockholders in May 1998 the Company voted to approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of $.01 par value common stock from 15,000,000 to 60,000,000 and to eliminate the Company's Class C Preferred Stock.

    STOCK SPLIT

    On June 24, 1998 the Company effected a three-for-one stock split of the outstanding shares of common stock in the form of a stock dividend. Accordingly, all data shown in the accompanying financial statements and notes has been retroactively adjusted to reflect the stock split.

    COMMON STOCK

    In June 1998, the Company issued 3,000,000 shares at a public offering price of $17.67. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $49,756,000.

    In December 1998, the Company issued 2,300,000 shares at a public offering price of $57.00. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $124,784,000.

4. STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

    Under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"), 3,000,000 shares of common stock are reserved and authorized for issuance upon the exercise of options. All employees of the Company are eligible to receive options under the Stock Option Plan. The compensation committee of the Board of Directors administers the Stock Option Plan. Options granted under the Stock Option Plan are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended. Options generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant or, in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options become exercisable three years after the date of grant or, in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options become exercisable four years after the date of grant or, in certain cases, the commencement date of the holder's employment. Except as noted in the next sentence, all options were granted at an exercise price equal to the estimated fair value of the common stock on the dates of grant as determined by the Board of Directors based on equity transactions and other analyses. Options granted to holders of 10% or more of the outstanding common stock were granted at an exercise price equal to 110% of the estimated fair value of the common stock on the dates of grant as determined by the Board of Directors based on equity transactions and other analyses. The options expire ten years from the date of grant or, in certain circumstances, the commencement date of the option holder's employment.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

DIRECTORS' STOCK OPTION PLAN

    Under the Company's Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 210,000 shares of common stock are authorized for issuance to nonemployee directors (in the form of 30,000 options per director) upon their initial election or appointment to the board or, in the case of directors who joined the board prior to the creation of the Directors' Plan, upon the adoption of the Directors' Plan by the Board of Directors. The Directors' Plan, as amended by the Board of Directors on March 25, 1998 and approved by the stockholders on May 20, 1998, provides for discretionary option grants. Options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the Board of Directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

    During 1995, the Financial Accounting Standards Board issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock-based compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in this statement had been applied.

    The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998, 1997, and 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions used for grants in 1998, 1997, and 1996:

                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Risk-free interest rate.....................................        5.3%        6.4%        6.4%
Expected dividend yield.....................................          0%          0%          0%
Expected lives..............................................  3.5 years   3.5 years   3.5 years
Expected volatility.........................................       95.0%       58.4%       69.3%

    The total value of options granted during 1998, 1997, and 1996 was computed as approximately $38,679,000, $3,735,000 and $601,000, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

accordance with SFAS No. 123, the Company's net income (loss) and pro forma net income (loss) per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

                                                              AS REPORTED   PRO FORMA
                                                              -----------   ---------
                                                               (IN THOUSANDS EXCEPT
                                                                  PER SHARE DATA)
1996
Net loss....................................................    $(7,612)     $(7,836)
Net loss per share..........................................    $ (0.48)     $ (0.50)
1997
Net loss....................................................    $(4,083)     $(5,402)
Net loss per share..........................................    $ (0.18)     $ (0.24)
1998
Net income..................................................    $10,544      $ 2,291
Net income per diluted share................................    $  0.41      $  0.09

    A summary of the status of the Company's two stock options plans at December 31, 1998, 1997 and 1996 and changes during the years then ended are presented in the following table:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                                         PRICE PER
                                                            SHARES         SHARE
                                                        --------------   ---------
                                                        (IN THOUSANDS)
December 31, 1995.....................................      1,071          $0.62
Grants................................................        756           2.87
Exercised.............................................         (3)          0.21
Forfeitures...........................................        (90)          2.01
                                                            -----          -----
December 31, 1996.....................................      1,734           1.53
Grants................................................        453           4.21
Exercised.............................................       (171)          0.29
Forfeitures...........................................       (174)          3.12
                                                            -----          -----
December 31, 1997.....................................      1,842           2.15
Grants................................................        861          37.53
Exercised.............................................       (382)          1.53
Forfeitures...........................................       (198)          7.96
                                                            -----          -----
December 31, 1998.....................................      2,123          16.10
                                                            =====          =====
Weighted average fair value of options granted in
  1998................................................      $  45
                                                            =====

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

    The following table summarizes the number of options outstanding by year of grant:

                                                                           WEIGHTED
                                                                            AVERAGE
            YEAR                   NUMBER         EXERCISE     WEIGHTED    REMAINING
             OF                      OF            PRICE       AVERAGE    CONTRACTUAL
            GRANT                  SHARES          RANGE        PRICE        LIFE
-----------------------------  --------------   ------------   --------   -----------
                               (IN THOUSANDS)
1998.........................       808         $10.94-60.69    $38.59     9.6 years
1997.........................       341           2.33--9.71      4.40           8.4
1996.........................       388            2.13-4.13      2.79           7.6
1995.........................       586            0.21-2.13      0.67           6.5

    The following table summarizes the options exercisable as of December 31, 1998, 1997 and 1996:

                                                                          WEIGHTED
                                                                           AVERAGE
                                               NUMBER        WEIGHTED     REMAINING
                                                 OF          AVERAGE     CONTRACTUAL
                  AS OF                        SHARES         PRICE         LIFE
                  -----                    --------------   ----------   -----------
                                           (IN THOUSANDS)
Dec. 31, 1998............................        537        $     1.16    6.8 years
Dec. 31, 1997............................        366        $     0.73          7.5
Dec. 31, 1996............................        210              0.21          8.1

EMPLOYEE BENEFIT PLAN

    The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Savings Plan.

5. RELATED-PARTY TRANSACTIONS

    The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. ("ITC Holding"). Except as noted below, none of these transactions were material for the periods presented.

    The Company purchases long-distance telephone services and wide area network transport service from ITC^DeltaCom, Inc. ("ITC^DeltaCom"), a related party through relationships with ITC Holding. Long-distance charges from ITC^DeltaCom totaled approximately $3,672,000, $1,942,000 and $677,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

6. DEBT

    The Company's only debt obligation for the periods presented is a promissory note issued in connection with the PSINet transaction. The final payment on this note was made in December 1998.

                                                                1998        1997
                                                              ---------   --------
                                                                 (IN THOUSANDS)
      PSINet Note, due October, 1998........................  $     --    $ 2,043
      Less current maturities...............................        --     (2,043)
                                                              =========   =======
      Long-term obligations.................................  $     --    $    --
                                                              =========   =======

    The carrying value of the PSINet Note approximated the market value as of December 31, 1997.

7. COMMITMENTS AND CONTINGENCIES

LEASES

    The Company leases certain equipment under agreements, which are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Company also has operating leases, which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $1,953,000, $1,420,000 and $519,000 for the year ended
December 31, 1998, 1997 and 1996, respectively.

    At December 31, 1998, the Company's capital lease obligations and minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows:

                                                              CAPITAL    OPERATING
                                                               LEASES     LEASES
                                                              --------   ---------
                                                                 (IN THOUSANDS)
      1999..................................................  $ 3,103     $ 3,385
      2000..................................................    2,595       3,392
      2001..................................................       --       1,441
      2002..................................................       --         829
      2003 and thereafter...................................       --         963
                                                              -------     -------
        Total minimum lease payments........................    5,698     $10,010
                                                                          =======
      Amounts representing interest.........................     (579)
                                                              -------
      Present value of net minimum payments.................    5,119
        Current portion.....................................   (2,695)
                                                              -------
      Long-term capitalized lease obligations...............  $ 2,424
                                                              =======

LEGAL PROCEEDINGS

    The Company is subject to legal proceedings and claims that arise in the ordinary course of business. As of December 31, 1998, management is not aware of any asserted or pending litigation or

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations or liquidity.

8. INCOME TAXES

    The provision for income taxes is attributable to:

                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
      Current...............................................  $ 3,000     $   --     $   --
      Deferred..............................................      654     (1,574)    (2,915)
      Increase in (reversal of) valuation allowance.........   (5,198)     1,574      2,915
                                                              -------     ------     ------
      Income tax provision (benefit)........................  $(1,544)    $   --     $   --
                                                              =======     ======     ======

    A reconciliation of the income tax provision (benefit) computed at statutory tax rates to the income tax benefit for the year ended December 31, 1998, 1997 and 1996 is as follows:

                                                            1998          1997          1996
                                                          --------      --------      --------
Income tax benefit at statutory rate....................     34%          (34)%         (34)%
State income taxes, net of federal benefit..............      4            (4)           (4)
Other...................................................      2             0             0
Valuation allowance.....................................    (57)           38            38
                                                            ---           ---           ---
  Total income tax provision (benefit)..................    (17)%           0%            0%
                                                            ===           ===           ===

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                                1998       1997
                                                              --------   --------
                                                                (IN THOUSANDS)
      Deferred tax assets:
        Net operating loss carryforwards....................  $    --     $3,866
        Acquired customer base..............................    3,902      1,742
        Deferred revenue....................................    2,221        835
        Allowance for doubtful accounts.....................      465        285
        Prepaid revenue.....................................      608         --
        Accrued vacation....................................      371         --
        Other accrued liabilities...........................       --        126
                                                              -------     ------
          Total deferred tax assets.........................    7,567      6,854
                                                              -------     ------
      Deferred tax liabilities:
        Depreciation........................................   (2,779)    (1,608)
        Other...............................................     (244)       (48)
                                                              -------     ------
          Total deferred tax liabilities....................   (3,023)    (1,656)
                                                              -------     ------
      Net deferred tax asset................................    4,544      5,198
      Valuation allowance for deferred tax assets...........       --     (5,198)
                                                              -------     ------
      Net deferred taxes....................................  $ 4,544     $   --
                                                              =======     ======

    The Company's net operating loss carryforwards will expire between 2009 and 2012 unless utilized. Due to the fact that prior to 1998 the Company incurred losses since inception, the Company did not recognize the income tax benefit of the net operating loss carryforwards. Management provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. Management reviewed this position based on the net income generated in 1998 as well as the projections of future income and determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, the Company reversed its entire valuation allowance in 1998. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

9. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following is a summary of the unaudited quarterly results for 1998, 1997, and 1996:

                                                                                             NET INCOME
                                                           OPERATING          NET            (LOSS) PER
QUARTER ENDED                                 REVENUE    INCOME (LOSS)   INCOME (LOSS)          SHARE
-------------                                 --------   -------------   -------------   -------------------
                                                                                          BASIC     DILUTED
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
December 31, 1998...........................  $39,534       $ 1,299         $ 3,679       $ .14      $ .13
September 30, 1998..........................   28,695         3,440           3,985         .15        .15
June 30, 1998...............................   25,060         1,994           2,020         .09        .08
March 31, 1998..............................   21,384         1,053             860         .04        .04

December 31, 1997...........................  $17,209       $   646         $   498       $ .02      $ .02
September 30, 1997..........................   13,967          (465)           (626)       (.03)      (.03)
June 30, 1997...............................   11,600        (1,421)         (1,430)       (.06)      (.06)
March 31, 1997..............................    9,780        (2,505)         (2,525)       (.11)      (.11)

December 31, 1996...........................  $ 8,524       $(2,378)        $(2,411)      $(.11)     $(.11)
September 30, 1996..........................    5,301        (2,601)         (2,702)       (.18)      (.18)
June 30, 1996...............................    2,495        (1,577)         (1,460)       (.10)      (.10)
March 31, 1996..............................    1,812          (966)         (1,039)       (.10)      (.10)

    See Note 1 for a discussion of earnings per share.

10. SUBSEQUENT EVENT

ACQUISITION

    On February 17, 1999, MindSpring acquired certain tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication Services, Inc. ("NETCOM"), a Delaware corporation and an indirect wholly owned subsidiary of ICG Communications, Inc., including (i) approximately 400,000 of NETCOM's individual Internet access accounts; (ii) approximately 3,000 dedicated Internet access accounts; (iii) approximately 18,000 Web hosting accounts; and
(iv) various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom). The acquisition was effected pursuant to an Asset Purchase Agreement dated January 5, 1999 between MindSpring and NETCOM. MindSpring paid NETCOM approximately $245,000,000, including $215,000,000 in cash and $30,000,000 in
MindSpring stock.

    The NETCOM operations outside the United States are not included in this transaction. In addition, NETCOM (which will change its name in the near future) will retain all of the assets used in connection with its network operations. Under a separate network services agreement, NETCOM (operating under a new corporate name) will sell MindSpring wholesale access to its network. The agreement has an initial term of one year with an option for a second year on potentially different terms to be negotiated and accepted by both parties.

                          MINDSPRING ENTERPRISES, INC.

                       DECEMBER 31, 1998, 1997, AND 1996

    The transaction will be accounted for as a purchase. The purchase price will be allocated to the underlying assets purchased and liabilities assumed based on their fair market values at the acquisition date.

    The following table summarizes the net assets purchased in connection with the NETCOM and Spry acquisitions and the amount attributable to cost in excess of net assets acquired in millions:

                                                              NETCOM      SPRY
                                                             --------   --------
Working capital............................................   $ (3.0)    $  --
Property and equipment.....................................     17.2        --
Other assets...............................................      0.2        --
Acquired customer base.....................................    230.6      32.0

    The preliminary estimate of net assets represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date. Acquired subscriber bases are amortized over 3 years.

    The following unaudited pro forma condensed statements of operations (in millions) assumes the NETCOM and Spry acquisitions occurred on January 1, 1997. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                              1998       1997
                                                            --------   --------
Revenue...................................................  $ 294.9    $ 250.3
Net Loss..................................................   (101.5)    (101.0)
Net Loss per share........................................    (3.57)     (3.58)

CREDIT FACILITY

    Subsequent to year end, the Company obtained a $100 million secured revolving credit facility from First Union National Bank and certain other lenders. The credit facility may be increased to $200 million with the approval of 51% of the lenders. The credit facility has an interest rate of either the bank rate plus 25 to 100 basis points (defined as the banks prime rate or the overnight federal funds rate plus 50 basis points) or LIBOR plus 125-200 basis points depending upon the ratio of total debt to EBITDA. The facility is available for 36 months and contains certain restrictive covenants including certain financial ratios. Additionally, borrowings are secured by all assets and properties. To complete the NETCOM acquisition, the Company borrowed
$80 million under this facility. The proceeds from any future debt issuances and certain sales of assets and insurance proceeds must be used to repay any outstanding borrowings.

                          MINDSPRING ENTERPRISES, INC.

                                 BALANCE SHEETS

                 AS OF SEPTEMBER 30, 1999 AND DECEMBER 31, 1998

                                 (IN THOUSANDS)

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $386,833        $167,743
Trade receivables, net......................................       5,179           3,278
Deferred income taxes.......................................       6,452           3,421
Prepaids and other current assets...........................       5,221             758
                                                                --------        --------
  Total current assets......................................     403,685         175,200
                                                                --------        --------
PROPERTY AND EQUIPMENT:
Computer and telecommunications equipment...................      83,065          35,580
Assets under capital lease..................................       8,886           9,546
Other.......................................................      14,400           4,821
                                                                --------        --------
                                                                 106,351          49,947
Less: accumulated depreciation..............................     (27,789)        (14,106)
                                                                --------        --------
  Total property and equipment, net.........................      78,562          35,841
                                                                --------        --------
OTHER ASSETS:
Acquired customer base, net.................................     212,441          34,742
Deferred debt costs.........................................       7,302              --
Deferred income taxes.......................................      17,207           1,123
Other.......................................................         346             693
                                                                --------        --------
  Total other assets........................................     237,296          36,558
                                                                --------        --------
                                                                $719,543        $247,599
                                                                ========        ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable......................................    $  3,361        $  4,990
Current portion of capital lease liability..................       2,608           2,695
Deferred revenue............................................      10,710           7,443
Accrued telecommunications costs............................      11,868           2,831
Other accrued expenses......................................      30,564          20,135
                                                                --------        --------
  Total current liabilities.................................      59,111          38,094
                                                                --------        --------
LONG-TERM LIABILITIES:
Convertible notes...........................................     179,975              --
                                                                --------        --------
Capital lease obligations...................................         526           2,424
                                                                --------        --------
  Total long-term liabilities...............................     180,501           2,424
                                                                --------        --------
  Total liabilities.........................................     239,612          40,518
                                                                --------        --------
STOCKHOLDERS' EQUITY:
Common stock, $.01 par value; 400,000 authorized And 63,575
  and 56,568 issued and outstanding at September 30, 1999
  and December 31, 1998, respectively.......................         635             566
Additional paid-in-capital..................................     503,700         209,700
Accumulated deficit.........................................     (24,404)         (3,185)
                                                                --------        --------
  Total stockholders' equity................................     479,931         207,081
                                                                --------        --------
                                                                $719,543        $247,599
                                                                ========        ========

The accompanying condensed notes to financial statements are an integral part of these balance sheets.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                                                     NINE MONTHS ENDED
                                                              -------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                   1999             1998
                                                              --------------   --------------
                                                                        (UNAUDITED)
                                                              (IN THOUSANDS EXCEPT PER SHARE
                                                                           DATA)
STATEMENTS OF OPERATIONS DATA:
  REVENUES:
  Access....................................................     $196,645         $64,795
  Business services.........................................       38,823          10,344
                                                                 --------         -------
    Total revenues..........................................      235,468          75,139
                                                                 --------         -------
  COST AND EXPENSES:
  Cost of revenues..........................................     $ 78,882         $22,167
  General and administrative................................       74,253          25,505
  Selling...................................................       46,503          11,735
  Depreciation..............................................       13,732           5,696
  Acquired customer base amortization.......................       60,345           3,548
                                                                 --------         -------
      Total operating expenses..............................      273,715          68,651
                                                                 --------         -------
OPERATING (LOSS) INCOME.....................................      (38,247)          6,488
INTEREST INCOME, NET........................................        3,463             590
                                                                 --------         -------
(LOSS) INCOME BEFORE TAXES..................................      (34,784)          7,078
  Income tax benefit (provision)............................       13,565            (212)
                                                                 --------         -------
NET (LOSS) INCOME...........................................     $(21,219)        $ 6,866
                                                                 ========         =======
NET (LOSS) INCOME PER SHARE:
  Basic.....................................................     $  (0.35)        $  0.14
                                                                 ========         =======
  Diluted...................................................     $  (0.35)        $  0.13
                                                                 ========         =======
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
  Basic.....................................................       61,042          48,086
                                                                 ========         =======
  Diluted...................................................       61,042          50,892
                                                                 ========         =======

The accompanying condensed notes to financial statements are an integral part of these statements

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998

                                                                1999        1998
                                                              ---------   --------
                                                                  (UNAUDITED)
                                                                 (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income...........................................  $ (21,219)  $  6,866
Adjustments to reconcile net (loss) income to net cash
  provided by operating activities:
Deferred income taxes.......................................    (19,115)        --
Depreciation and amortization...............................     74,077      9,244
Changes in operating assets and liabilities:
  Other.....................................................        604         --
  Trade receivables.........................................     (3,572)      (368)
    Other current assets....................................     (4,463)       441
  Trade accounts payable....................................     (1,629)    (3,689)
  Other accrued expenses....................................     26,466      3,061
  Deferred revenue..........................................      3,267      2,763
                                                              ---------   --------
    Total adjustments.......................................     75,635     11,452
                                                              ---------   --------
  Net Cash Provided by Operating Activities.................     54,416     18,318
                                                              ---------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................    (43,207)   (10,282)
Cash paid in conjunction with acquisitions..................   (226,569)    (1,350)
Other.......................................................        297       (302)
                                                              ---------   --------
  Net Cash Used in Investing Activities.....................   (269,479)   (11,934)
                                                              ---------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of notes payable...................................         --     (1,450)
Cash provided by credit line, net of issuance costs.........     77,987         --
Repayment of credit line....................................    (80,000)        --
Payments of capital lease obligations.......................     (1,985)    (1,906)
Proceeds from issuance of convertible debt..................    174,082         --
Issuance of common stock, net of issuance costs.............    264,069     50,084
                                                              ---------   --------
  Net Cash Provided by Financing Activities.................    434,153     46,728
                                                              ---------   --------

NET INCREASE IN CASH AND CASH EQUIVALENTS...................    219,090     53,112
CASH AND CASH EQUIVALENTS, beginning of period..............    167,743      9,386
                                                              ---------   --------

CASH AND CASH EQUIVALENTS, end of period....................  $ 386,833   $ 62,498
                                                              =========   ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest......................................  $   1,510   $    718
                                                              =========   ========
Cash paid for income taxes..................................  $   8,425   $    226
                                                              =========   ========
SUPPLEMENTAL NONCASH DISCLOSURES:
Stock issued in conjunction with acquisition................  $  30,000   $     --
                                                              =========   ========

            The accompanying condensed notes to financial statements
                   are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                    CONDENSED NOTES TO FINANCIAL STATEMENTS

                          SEPTEMBER 30, 1999 AND 1998

1. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to Article 10 of Regulation SX of the Securities and Exchange Commission. The accompanying unaudited condensed financial statements reflect, in the opinion of management, all adjustments necessary to achieve a fair statement of the Company's financial position and results for the interim periods presented. All such adjustments are of a normal and recurring nature. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included elsewhere in this joint proxy statement.

    On May 25, 1999, the Company declared a two-for-one stock split in the form of a stock dividend which was paid on June 25, 1999 to shareholders of record on June 11, 1999. Accordingly, the stock split has been recognized in these financial statements by reclassifying approximately $317,000, the par value of the additional shares issued as a result of the split, from additional paid in capital to common stock. For all periods presented, all shares outstanding and per share amounts have been restated to reflect the stock split.

1.  Basic (loss) earnings per common share ("EPS") was computed by dividing net
    (loss) income by the weighted average number of shares of common stock outstanding for the period then ended. The effect of the Company's stock options (using the treasury stock method) was included in the computation of diluted EPS for the three and nine months ended September 30, 1998. For the nine months ended September 30, 1999, the effect of the options is excluded, as it is anti-dilutive. The effect of the potential conversion of the Company's 5% Convertible Subordinated Notes due 2006 is anti-dilutive and as such is excluded from diluted earnings per share for the nine months ended September 30, 1999. The following table summarizes the shares used in the calculations:

                                                                SEPTEMBER 30,
                                                            ---------------------
                                                              1999        1998
                                                            ---------   ---------
                                                            (IN THOUSANDS EXCEPT
                                                               PER SHARE DATA)
Weighted average shares Outstanding-basic.................    61,042     48,086
Effect of dilutive stock options..........................        --      2,806
                                                            --------     ------
Shares used for diluted earnings per share................    61,042     50,892
                                                            ========     ======
Net (loss) income.........................................  $(21,219)    $6,866
                                                            --------     ------
Basic (loss) earnings per share...........................  $  (0.35)    $ 0.14
                                                            --------     ------
Diluted (loss) earnings per share.........................  $  (0.35)    $ 0.13
                                                            --------     ------

1. On February 17, 1999, the Company completed its acquisition of certain assets used in connection with the United States Internet access and Web hosting business operated by NETCOM On-Line Communication Services Inc., which subsequently changed its name to ICG Netahead, Inc. and is a wholly owned subsidiary of ICG Communications, Inc. In this transaction, the Company acquired NETCOM's subscriber base of approximately 408,000 individual Internet access accounts, 25,000 Web hosting accounts and 3,000 dedicated Internet access accounts in the United States. The Company paid NETCOM approximately $245 million, consisting of $215 million in cash and $30 million in MindSpring common stock (752,232 shares, at a price per share of $38.88). The Company also incurred expenses of approximately
    $4.2 million in connection with this acquisition.

                          MINDSPRING ENTERPRISES, INC.

                          SEPTEMBER 30, 1999 AND 1998

        The following table summarizes the net assets purchased in connection with this acquisition and the amount attributable to intangibles (in thousands):

Working Capital.............................................  $ (1,672)
Property and Equipment......................................    13,200
Acquired subscriber base....................................   237,695

        The preliminary estimate of net assets acquired represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date. The Company is amortizing the acquired customer base over three years.

1. In March 1999, the Company filed a universal shelf registration statement with the Securities and Exchange Commission for the public offering from time to time of up to $800 million of debt and equity securities. In
    April 1999, the Company completed two public offerings of securities under this shelf regis tration statement. The Company sold 5,520,000 shares of common stock, raising net proceeds of approximately $263.2 million, out of which the Company repaid all amounts outstanding under its secured credit facility. The Company also sold $179,975,000 aggregate principal amount of 5% Convertible Subordinated Notes due 2006, raising net proceeds of approximately $174.1 million. The remaining proceeds from these offerings will be used for expansion of our business, as additional working capital for general corporate purposes, and for strategic acquisitions of subscriber accounts and complementary businesses.

    The notes may be converted into shares of common stock of the Company at any time before their maturity or their redemption by the Company at a rate of 16 shares per each $1,000 principal amount of notes, or $62.50 per share, subject to adjustment in circumstances. Interest is payable semiannually on April 15 and October 15 of each year beginning October 15, 1999. The notes are subordinated in right of payment to all senior debt of MindSpring.

    The Company may redeem the notes before April 15, 2002, in whole or in part, at a redemption price equal to principal amount of the note plus accrued and unpaid interest, if any, to the redemption date, if the closing price for MindSpring's common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading prior to the date of the mailing of the notice of redemption. The Company will make an additional payment of cash with respect to the notes called for redemption of $200 per $1,000 note, less the amount of interest actually paid on such note prior to the call for redemption. Further the Company may redeem the notes on or after April 15, 2002 at 102.86% of the principal amount declining to 100% by April 15, 2006. Noteholders have the option, subject to certain conditions, to require the Company to repurchase any notes held in the event of a "Change in Control," at a price equal to 100% of the principal amount of the notes, plus accrued interest to the date of repurchase.

1. On September 23, 1999, the Company announced that it had entered into an Agreement and Plan of Reorganization, dated September 22, 1999 (the "Merger Agreement"), with Earthlink Network, Inc. ("Earthlink"). The Merger Agreement sets forth the terms and conditions of the proposed Merger of MindSpring and Earthlink into a new company (the "Merger"). The Merger is structured to be a stock-for-stock Merger of equals. Pursuant to the Merger Agreement, each share of common stock of MindSpring will be converted into one share of common stock of the new company, and each share of common stock of Earthlink will be converted into 1.615 shares of

                          MINDSPRING ENTERPRISES, INC.

                          SEPTEMBER 30, 1999 AND 1998

    common stock of the new company. Other outstanding securities of the two companies will be converted on the same basis. Upon consummation of the Merger, the new company will be renamed Earthlink, Inc. The parties intend for the Merger to be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and as a "pooling-of-interests" for accounting purposes. Subject to several conditions, including receipt of required regulatory approvals, approval by both companies' shareholders, and certain third-party consents, the Merger is expected to close in the first quarter of 2000. For a more detailed discussion of the Merger, see MindSpring's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 1999 and the amendment to such report on Form 8-K/A filed on October 12, 1999.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Spry, Inc.:

    We have audited the accompanying balance sheets of SPRY, INC. (a Washington corporation) as of April 30, 1997 and January 31, 1998 and the related statements of operations, shareholders' (deficit) equity, and cash flows for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998. These financial statements are the responsibility of Spry's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spry, Inc. as of April 30, 1997 and January 31, 1998 and the results of its operations and its cash flows for the years ended April 30, 1996 and 1997 and the nine months ended
January 31, 1998 in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

Atlanta, Georgia

November 6, 1998

                                   SPRY, INC.

                                 BALANCE SHEETS

                                                             APRIL 30,   JANUARY 31,    JULY 31,
                                                               1997         1998          1998
                                                             ---------   -----------   -----------
                                                                                       (UNAUDITED)
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents................................  $     337    $     110      $     0
  Accounts receivable, net of allowance for doubtful
    accounts of $1,370, $2,047, and $1,115 at April 30,
    1997, January 31, 1998, and July 31, 1998,
    respectively...........................................      2,545        3,802        3,345
  Due from parent..........................................          0            0        2,102
  Inventory................................................        167          185            0
  Prepaid expenses and other assets........................        137           74          272
                                                             ---------    ---------      -------
    Total current assets...................................      3,186        4,171        5,719
                                                             ---------    ---------      -------
PROPERTY AND EQUIPMENT, NET................................      3,353        2,302        1,896
                                                             ---------    ---------      -------
OTHER ASSETS
  Goodwill, net of accumulated amortization of $2,774,
    $3,699, and $1,868 at April 30, 1997, January 31, 1998,
    and July 31, 1998, respectively                              9,557        8,632       35,494
  Other, net of accumulated amortization of $210, $313, and
    $63 at April 30, 1997, January 31, 1998 and July 31,
    1998, respectively.....................................        180          190          156
                                                             ---------    ---------      -------
    Total other assets.....................................      9,737        8,822       35,650
                                                             ---------    ---------      -------
    Total assets...........................................  $  16,276    $  15,295      $43,265
                                                             =========    =========      =======

                          LIABILITIES AND SHAREHOLDERS' (DEFICIT) EQUITY

CURRENT LIABILITIES:
  Accounts payable.........................................  $     716    $     344      $   740
  Accrued expenses.........................................      3,707        6,181        9,161
  Due to parent............................................     30,454       35,328            0
                                                             ---------    ---------      -------
    Total current liabilities..............................     34,877       41,853        9,901
                                                             ---------    ---------      -------
COMMITMENTS AND CONTINGENCIES (NOTE 4)

SHAREHOLDERS' (DEFICIT) EQUITY:
  Non-voting delayed convertible preferred stock, no par
    value, 500,000 shares authorized, 403,864, 403,864, and
    0 issued and outstanding at April 30, 1997,
    January 31, 1998, and July 31, 1998, respectively......    102,735      102,735            0
  Common stock, no par value, 1,000 shares authorized, 100
    shares issued and outstanding at April 30, 1997,
    January 31, 1998, and July 31, 1998, respectively......          0            0            0
  Additional paid-in capital...............................          0            0       37,500
  Accumulated deficit......................................   (121,336)    (129,293)      (4,136)
                                                             ---------    ---------      -------
    Total shareholders' (deficit) equity...................    (18,601)     (26,558)      33,364
                                                             ---------    ---------      -------
    Total liabilities and shareholders' (deficit) equity...  $  16,276    $  15,295      $43,265
                                                             =========    =========      =======

      The accompanying notes are an integral part of these balance sheets.

                                   SPRY, INC.

                            STATEMENTS OF OPERATIONS

                                   YEAR ENDED   YEAR ENDED     NINE MONTHS       SIX MONTHS      SIX MONTHS
                                   APRIL 30,    APRIL 30,         ENDED             ENDED           ENDED
                                      1996         1997      JANUARY 31, 1998   JULY 31, 1997   JULY 31, 1998
                                   ----------   ----------   ----------------   -------------   -------------
                                                              (IN THOUSANDS)
                                                                                         (UNAUDITED)
REVENUES:
  Internet service revenues......   $  9,379     $ 32,575         $38,410         $ 23,559         $23,607
  Software revenues..............     16,781        2,995               0                0               0
                                    --------     --------         -------         --------         -------
    Total revenues...............     26,160       35,570          38,410           23,559          23,607
                                    --------     --------         -------         --------         -------
COSTS AND EXPENSES:
  Costs of revenues..............     11,432       20,261          22,762           13,853          14,093
  Selling, general, and
    administrative...............     39,473       33,122          20,407           17,743          11,139
  Depreciation and
    amortization.................      2,807        3,866           3,163            2,056           2,449
                                    --------     --------         -------         --------         -------
    Total costs and expenses.....     53,712       57,249          46,332           33,652          27,681
                                    --------     --------         -------         --------         -------
OPERATING LOSS...................    (27,552)     (21,679)         (7,922)         (10,093)         (4,074)
OTHER INCOME (EXPENSE)...........      2,377          957             (35)              54             (62)
                                    --------     --------         -------         --------         -------
NET LOSS BEFORE INCOME TAX
  BENEFIT........................    (25,175)     (20,722)         (7,957)         (10,039)         (4,136)
INCOME TAX BENEFIT...............      7,693            0               0                0               0
                                    --------     --------         -------         --------         -------
NET LOSS.........................   $(17,482)    $(20,722)        $(7,957)        $(10,039)        $(4,136)
                                    ========     ========         =======         ========         =======

        The accompanying notes are an integral part of these statements.

                                   SPRY, INC.

                  STATEMENTS OF SHAREHOLDERS' (DEFICIT) EQUITY

                                                                          NON-VOTING
                                                                            DELAYED
                                                   COMMON STOCK        CONVERTIBLE STOCK
                                                -------------------   -------------------   ACCUMULATED
                                                 SHARES     AMOUNT     SHARES     AMOUNT      DEFICIT      TOTAL
                                                --------   --------   --------   --------   -----------   --------
                                                                          (IN THOUSANDS)
BALANCE, APRIL 30, 1995.......................     0         $  0       404      $102,735    $ (83,132)   $ 19,603

  Net loss....................................     0            0         0             0      (17,482)    (17,482)
                                                   --        ----       ---      --------    ---------    --------

BALANCE, APRIL 30, 1996.......................     0            0       404       102,735     (100,614)      2,121

  Net loss....................................     0            0         0             0      (20,722)    (20,722)
                                                   --        ----       ---      --------    ---------    --------

BALANCE, APRIL 30, 1997.......................     0            0       404       102,735     (121,336)    (18,601)

  Net loss....................................     0            0         0             0       (7,957)     (7,957)
                                                   --        ----       ---      --------    ---------    --------

BALANCE, JANUARY 31, 1998.....................     0         $  0       404      $102,735    $(129,293)   $(26,558)
                                                   ==        ====       ===      ========    =========    ========

        The accompanying notes are an integral part of these statements.

                                   SPRY, INC.

                            STATEMENTS OF CASH FLOWS

                                            YEAR        YEAR      NINE MONTHS   SIX MONTHS   SIX MONTHS
                                            ENDED       ENDED        ENDED        ENDED        ENDED
                                          APRIL 30,   APRIL 30,   JANUARY 31,    JULY 31,     JULY 31,
                                            1996        1997         1998          1997         1998
                                          ---------   ---------   -----------   ----------   ----------
                                                                 (IN THOUSANDS)
                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................  $(17,482)   $(20,722)     $(7,957)     $(10,039)    $(4,136)
                                          --------    --------      -------      --------     -------
  Adjustments to reconcile net loss to
    net cash (used in) provided by
    operating activities:
    Depreciation and amortization.......     2,807       3,866        3,163         2,056       2,449
    Loss on disposal of equipment.......        97         121           72            33          62
    Changes in operating assets and
      liabilities:
    Accounts receivable, net............     5,884      (1,733)      (1,257)          843         457
    Other current assets................      (232)        515           45           111         (13)
    Accounts payable....................     3,006      (3,893)        (372)          385         396
    Accrued expenses....................    (1,155)      1,834        2,474           771       2,980
    Other assets........................       619         788         (113)          (16)        (29)
                                          --------    --------      -------      --------     -------
        Total adjustments...............    11,026       1,498        4,012         4,183       6,302
                                          --------    --------      -------      --------     -------
        Net cash (used in) provided by
          operating activities..........    (6,456)    (19,224)      (3,945)       (5,856)      2,166
                                          --------    --------      -------      --------     -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment,
    net of retirements..................    (5,024)     (1,494)      (1,156)         (563)       (174)
                                          --------    --------      -------      --------     -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in due to/from parent..........    11,838      19,863        4,874         7,731      (2,102)
                                          --------    --------      -------      --------     -------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTSV..........................       358        (855)        (227)        1,312        (110)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD................................       834       1,192          337           358         110
                                          --------    --------      -------      --------     -------
CASH AND CASH EQUIVALENTS, END OF
  PERIOD................................  $  1,192    $    337      $   110      $  1,670     $     0
                                          ========    ========      =======      ========     =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest................  $      0    $      0      $     0      $      0     $     0
                                          ========    ========      =======      ========     =======
  Cash paid for taxes...................  $      0    $      0      $     0      $      0     $     0
                                          ========    ========      =======      ========     =======

        The accompanying notes are an integral part of these statements.

                                   SPRY, INC.

                         NOTES TO FINANCIAL STATEMENTS

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. ORGANIZATION AND NATURE OF BUSINESS

    Spry, Inc. ("Spry" or the "Company") was organized in February 1989 and over the periods has been engaged in providing Internet access and services and selling Internet software. On February 4, 1995, H&R Block, Inc. ("H&R") issued an aggregate of approximately 404,000 shares of its non-voting delayed convertible preferred stock, options for an additional 52,000 shares thereof, and $41,800 in cash to the shareholders of Spry in exchange for all of the outstanding common stock, preferred stock, and stock options of Spry. This acquisition was accounted for as a purchase. On January 30, 1996, H&R dividended Spry to CompuServe Corporation. This was accounted for as a transfer of assets under common control so carryover basis was employed. On January 31, 1998, America Online, Inc. ("AOL") acquired the worldwide interactive services division of CompuServe Corporation ("CompuServe"), including CompuServe's wholly-owned subsidiary, Spry, in a transaction accounted for as a purchase (Note 10). Collectively, H&R, CompuServe, and AOL are herein referred to as the "Parent Corporation."

    The Company initially sold prepackaged software to connect to the Internet principally utilizing its "Internet in a Box" and "Mosaic in a Box" products. As access to the Internet became increasingly prevalent, the Company switched its focus to being a subscriber based Internet service provider. Beginning in mid-1997, the Parent Corporation began an effort to dispose of Spry, and advertising and marketing efforts were significantly reduced. Accordingly, selling, general, and administrative costs decreased while subscriber growth slowed and eventually began to decline.

    The financial statements and related footnotes contained herein reflect the operations of Spry's customer base of individual Internet access subscribers, principally in the United States, which includes subscribers to Spry's "Internet in a Box" family of products, and other service revenue. A portion of Spry's assets including its subscriber base, intellectual property and facilities are being acquired in a transaction accounted for as a purchase by MindSpring Enterprises, Inc. ("MindSpring") (Note 10).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRESENTATION

    The financial statements of Spry have been derived from the consolidated financial statements of its Parent Corporations and have been prepared to present the Company's financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements include certain costs and expenses which have been allocated to Spry from its Parent Corporations (Note 8). These costs have been allocated on a pro rata basis based on a variety of factors, including revenues, and represent management's best estimates of what such expenses would have been had Spry been operated as a separate entity.

    QUARTERLY INFORMATION

    The balance sheet as of July 31, 1998 and the statements of operations and cash flows for the six months ended July 31, 1998 and 1997 are unaudited and have been prepared by management of the Company in accordance with the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the statements contain all adjustments (consisting of only normal recurring

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

items) necessary for the fair presentation of the financial position and results of operations for the interim periods. The results of operations for the six months ended July 31, 1998 are not necessarily indicative of the results to be expected for the entire year.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, Spry considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The cash and cash equivalents reflected in the accompanying balance sheets represent specific accounts associated with Spry.

    Certain other cash accounts are commingled with Parent Corporation funds and Spry's portion is reflected in Due to Parent in accordance with the accompanying balance sheets.

    REVENUE RECOGNITION

    Spry recognizes revenues when Internet services are provided. Spry bills in arrears so accounts receivable includes certain services that have not yet been billed.

    Spry recognizes revenues on the sale of prepackaged software when products are shipped, net of an allowance for potential returns based on historical patterns.

    CREDIT RISK

    Spry's accounts receivable potentially subject it to credit risk, as collateral is not generally required. Spry's risk of loss is limited due to the use of preapproved charges to customer credit cards and the ability to terminate access on delinquent accounts. The concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of Spry's receivables approximates their fair value.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of three to five years.

    In conjunction with the AOL acquisition, the carrying value of property and equipment was adjusted to its fair market value which approximated book value.

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    SOFTWARE DEVELOPMENT COSTS

    Spry capitalizes costs incurred for the production of computer software used in the sale of its services, including direct labor and related overhead. All costs in the software development process that are classified as research and development are expensed as incurred until technological feasibility has been established. For all periods presented, research and development costs were not material. Once technological feasibility has been established, such costs are capitalized until the software is commercially available. Amortization is provided over three years. It is reasonably possible that the estimates of anticipated future revenues, the remaining estimated economic life of the product, or both will be reduced significantly in the near term due to competitive pressures.

    LONG-LIVED ASSETS

    Spry periodically reviews the values assigned to long-lived assets, such as property and equipment, software development costs, and goodwill and other intangibles to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.

    GOODWILL

    Goodwill, which is being amortized over 10 years, relates to the pushdown of the new accounting basis resulting from the acquisition of the Company by H&R, and subsequently by AOL.

    DUE TO/FROM PARENT

    Spry either advances funds to or borrows funds from its Parent Corporations. Funds advanced to Spry are used to cover fixed asset expansion, acquisitions, and working capital requirements. The advances and borrowings are netted and are reflected in Due to/from Parent in the accompanying balance sheets. The advances are not evidenced by any written agreement, and are non-interest bearing.

    ADVERTISING COSTS

    Spry expenses all advertising costs as incurred.

    INCOME TAXES

    The income tax returns of its Parent Corporations have included the operations of Spry. For purposes of these financial statements, income taxes related to Spry have been computed and recorded on a separate return basis based on the statutory rates in effect (Note 6).

    Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    SOURCES OF SUPPLIES

    Spry is dependent on related parties (Note 8) and third-party suppliers for its Internet access. Certain of these suppliers are or may become competitors of Spry, are or have been affiliates of Spry, and such suppliers are not subject to any restrictions upon their ability to compete with Spry. To the extent that these suppliers change their pricing structures, Spry may be adversely affected. Regulatory proposals are pending that may affect the prices charged by certain suppliers to Spry. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

    Spry is also dependent on certain third-party suppliers of hardware components. Although Spry attempts to maintain a minimum of two vendors for each required product, certain components used by Spry in providing its networking services are currently acquired or available from only one source. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could materially adversely affect Spry. As Spry's suppliers revise and upgrade their equipment technology, Spry may encounter difficulties in integrating the new technology into its network.

3. PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated on the straight-line method over the estimated useful lives of the assets, which range from three to five years, and consist of the following:

                                                          APRIL 30,   JANUARY 31,
                                                            1997         1998
                                                          ---------   -----------
Computer hardware.......................................   $ 4,951      $ 5,819
Leasehold improvements..................................     1,392        1,402
Furniture and fixtures..................................     1,117        1,128
Office equipment........................................       554          562
                                                           -------      -------
                                                             8,014        8,911
Less accumulated depreciation...........................    (4,661)      (6,609)
                                                           -------      -------
Property and equipment, net.............................   $ 3,353      $ 2,302
                                                           =======      =======

4. COMMITMENTS AND CONTINGENCIES

    LEASES

    Spry leases office space and certain equipment under agreements which are classified as operating leases. The following is a schedule by years of future minimum rental payments under these operating

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)

leases that have initial or remaining non-cancelable lease terms in excess of one year as of January 31, 1998:

1999*.......................................................   $1,741
2000*.......................................................    1,706
2001*.......................................................    1,596
                                                               ------
  Total minimum payments required...........................   $5,043
                                                               ======

------------------------

* Minimum payments have not been reduced by minimum sublease rentals which are due in future periods under noncancellable subleases.

    Total rental expense net of sublease rentals for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998 were $1,554, $1,338, and $1,090, respectively.

    LEGAL PROCEEDINGS

    Spry is subject to legal proceedings and claims which arise in the ordinary course of business. There are no pending legal proceedings to which Spry is a party which management believes are material.

5. STOCK OPTION PLANS

    SPRY STOCK OPTION PLAN

    Under the Company's 1995 stock option plan (the "Spry 1995 Plan"), as adopted on February 13, 1995 and subsequently amended in April 1995 upon H&R's purchase of Spry, selected employees, directors, officers, agents, consultants, advisors, and independent contractors of the company were eligible to receive options under the Spry 1995 Plan. The Company's board of directors is responsible for administering the Spry 1995 Plan. The options become exercisable at a rate of 20% per year from the grant date of the options based upon the optionee's continuous relationship with the Company. All options granted were at a price not less that the fair market value per share of the common stock at the time the option was granted. Upon acquisition by H&R, all options outstanding under the Spry 1995 Plan were converted to options to purchase shares of H&R Block delayed convertible preferred stock at a ratio of 2.09 for 1. All options granted expire ten years from the original date they were granted.

    H&R BLOCK INCENTIVE STOCK OPTION PLAN

    Under H&R's 1995 Incentive Stock Option Plan (the "H&R Plan"), as adopted on August 8, 1995, H&R authorized 100,000 options on H&R Block Common Shares. Employees eligible were H&R's Internet division ("Internet Division") employees employed prior to April 4, 1995, and were determined at the discretion of the Internet Division executive management. The H&R Plan options

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCK OPTION PLANS (CONTINUED)

become exercisable in equal installments at the end of each of the three years beginning on June 30, 1996.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

    The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during the year ended April 30, 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

Risk-free interest rate.....................................  5.89%
Expected dividend yield.....................................  0%
Expected lives..............................................  Three years
Expected volatility.........................................  35.32%

    There were no grants in the periods ended April 30, 1997 or January 31, 1998.

    The total value of options granted during the year ended April 30, 1996 was computed as approximately $2,356, which would be amortized on a pro forma basis over the vesting period of the options. Additionally, there was approximately $678 remaining unamortized compensation on grants prior to April 30, 1995. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net loss and pro forma net loss for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998 would have been as follows:

                                                             AS        PRO
                                                          REPORTED    FORMA
                                                          --------   --------
April 30, 1996..........................................  $(17,482)  $(18,179)
April 30, 1997..........................................   (20,722)   (21,025)
January 31, 1998........................................    (7,957)    (8,149)

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. STOCK OPTION PLANS (CONTINUED)

    A summary of the status of the Company's stock options plans at April 30, 1996 and 1997 and January 31, 1998 and changes during the years then ended are presented in the following table:

                                                                       WEIGHTED
                                                                        AVERAGE
                                                                       PRICE PER
                                                             SHARES      SHARE
                                                            --------   ---------
April 30, 1995............................................   51,826     $34.11
  Grants..................................................  122,700      44.13
  Forfeitures.............................................  (24,237)     42.75
                                                            -------     ------
April 30, 1996............................................  150,289      40.90
  Exercised...............................................   (4,840)     33.63
  Forfeitures.............................................  (84,893)     42.87
                                                            -------     ------
April 30, 1997............................................   60,556      38.71
  Exercised...............................................   (8,116)     34.59
  Forfeitures.............................................  (10,190)     43.62
                                                            -------     ------
January 31, 1998..........................................   42,250     $38.31
                                                            =======     ======

    The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by plan as of January 31, 1998:

                                                                            WEIGHTED
                                                                             AVERAGE
                                           NUMBER    EXERCISE   WEIGHTED    REMAINING
                                             OF       PRICE     AVERAGE    CONTRACTUAL
                                           SHARES     RANGE      PRICE        LIFE
                                          --------   --------   --------   -----------
1993 Grants.............................   17,292     $35.66     $35.66    5.3 years
1994 Grants.............................    8,244      32.65      32.65    6.3 years
H&R Plan................................   16,714      44.13      44.13    7.3 years

    The following table summarizes the options exercisable as of April 1996 and 1997 and January 1998:

                                                                         WEIGHTED
                                                                          AVERAGE
                                                   NUMBER    WEIGHTED    REMAINING
                                                     OF      AVERAGE    CONTRACTUAL
                                                   SHARES     PRICE        LIFE
                                                  --------   --------   -----------
As of:
  April 30, 1996................................   24,338     $34.45    8.0 years
  April 30, 1997................................   40,319      38.30    7.0 years
  January 31, 1998..............................   36,451      38.27    6.3 years

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

6. INCOME TAXES

    The income tax returns of its Parent Corporations have included the operations of Spry. For purposes of these financial statements, income taxes related to Spry have been computed and recorded on a separate return basis based on the statutory rates in effect.

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of April 30, 1997 and January 31, 1998 are as follows:

                                                          APRIL 30,   JANUARY 31,
                                                            1997         1998
                                                          ---------   -----------
Deferred tax assets (liabilities):
  Net operating loss carryforwards......................   $ 6,323      $ 8,465
  Allowance for doubtful accounts.......................       466          682
  Other, net............................................        22           45
                                                           -------      -------
Net deferred tax assets.................................     6,811        9,192
Valuation allowance for deferred tax assets.............    (6,811)      (9,192)
                                                           -------      -------
Net deferred taxes......................................   $     0      $     0
                                                           =======      =======

    The company's net operating loss carryforwards (approximately $24,896 as of January 31, 1998) will expire between 2011 and 2013 unless utilized. For the period ended April 30, 1996, the Company's federal income tax benefit was utilized by its Parent Corporation through a tax sharing arrangement. For all other periods, the Company has not recognized the income tax benefit of the net operating loss carryforwards due to the fact that its Parent Corporation was also in a net taxable loss position and unable to utilize them. Accordingly, management has provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under Section 382 of the Internal Revenue Code if ownership of the Company changes more than 50%, as defined.

    A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended April 30, 1996 and 1997 is as follows:

                                                          APRIL 30
                                                   -----------------------       JANUARY 31,
                                                     1996           1997            1998
                                                   --------       --------       -----------
Income tax benefit at statutory rate.............    (34)%          (34)%            (34)%
Nondeductible intangibles........................      2              2                4
Other, net.......................................      1              0                0
Deferred tax asset valuation allowance...........      1             32               30
                                                     ---            ---              ---
    Total income tax provision...................    (30)%            0%               0%
                                                     ===            ===              ===

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

7. EMPLOYEE BENEFIT PLAN

    The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any material matching contributions to the Savings Plan for the related periods.

8. RELATED-PARTY TRANSACTIONS

    Transactions of Spry are performed and certain management and administrative services are executed by its Parent Corporations for the periods ending
April 30, 1996 and 1997 and January 31, 1998 respectively. Services provided to the Company include support in major functional areas such as accounting, human resources, legal, risk management, payroll, sales and marketing, and taxes. Costs attributable to these support functions are included in selling, general, and administrative expenses. These costs are allocated to Spry based on various factors which management believes represent relative cost streams. The costs allocated to Spry were approximately $375, $1,650, and $1,238 for the years ended April 30, 1996 and 1997 and nine months ended January 31, 1998, respectively.

    Spry operates under the network agreements of its Parent Corporations and the cost of revenues for Internet services in the accompanying statement of operations represent management's best estimate of the amounts that would have been allocated to Spry for such services if it were a standalone entity.

    As discussed in Note 6, the Company recognized an income tax benefit of approximately $7,693 through a tax sharing arrangement with its Parent Corporation. This amount is reflected as a reduction in Due to/from Parent on the accompanying balance sheet.

9. SHAREHOLDERS' (DEFICIT) EQUITY

    The Company has authorized 1,000 shares of no par value common shares, of which 100 were outstanding for all periods.

    Prior to the AOL acquisition, Spry had outstanding 403,864 shares of non-voting delayed convertible preferred stock (no par value), which were convertible into shares of common stock at a ratio of four shares of common stock to one share of preferred stock. In conjunction with the AOL acquisition (Note 10), all such shares were retired.

10. SUBSEQUENT EVENTS (UNAUDITED)

    As discussed in Note 1, AOL acquired Spry as part of its acquisition of CompuServe on January 31, 1998. The effect of the transaction has been pushed down to the financial statements of the Company based upon AOL's initial allocation of its purchase price of CompuServe and the Company.

                                   SPRY, INC.

                   APRIL 30, 1996 AND 1997, JANUARY 31, 1998,
                     AND JULY 31, 1997 AND 1998 (UNAUDITED)

              (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

10. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

The following table summarizes the net assets allocated to the acquisition and the amount allocated to intangibles:

Purchase price..............................................  $37,500
Tangible assets acquired....................................   (6,663)
Liabilities assumed.........................................    6,525
Intangibles.................................................   37,638

    This reflects a preliminary estimate of the purchase price allocations based on management's best estimate given currently available information; however, such information may be revised up to one year from the acquisition date.

    On September 10, 1998, MindSpring entered into an Asset Purchase Agreement with Spry and AOL, pursuant to which, MindSpring agreed to acquire certain of the tangible and intangible assets and rights in connection with the consumer dial-up Internet access business currently operated by Spry as well as the domestic and Canadian subscriber base.

    The transaction was consummated on October 15, 1998 with MindSpring paying $25 million in cash to AOL. The final purchase price is estimated to be between $35 million and $45 million based on final subscriber totals on various measurement dates.

    THE TRANSACTION WILL BE COMPLETED IN THE FIRST QUARTER OF 1999, SUBJECT TO CERTAIN CUSTOMARY CLOSING CONDITIONS.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To NETCOM On-Line
Communication Services, Inc.:

    We have audited the accompanying balance sheets of NETCOM ON-LINE COMMUNICATION SERVICES, INC. DOMESTIC SUBSCRIBER OPERATIONS (an unincorporated division of NETCOM On-Line Communication Services, Inc.) as of December 31, 1998 and 1997 and the related statements of operations, accumulated deficit, and cash flows for the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

/s/ Arthur Andersen LLP
Atlanta, Georgia
January 27, 1999

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                                 BALANCE SHEETS

                           DECEMBER 31, 1998 AND 1997

                                                                1998        1997
                                                              ---------   --------
                                                                 (IN THOUSANDS)
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $       0   $ 62,248
  Accounts receivable, net of allowance for doubtful
    accounts of $1,147
    and $774 at December 31, 1998 and 1997, respectively....      2,913      2,032
  Inventory.................................................        410        334
  Prepaid expenses and other current assets.................      1,863      1,309
                                                              ---------   --------
    Total current assets....................................      5,186     65,923
                                                              ---------   --------
PROPERTY AND EQUIPMENT, NET.................................     55,104     63,824
                                                              ---------   --------
OTHER ASSETS:
  Subscriber acquisition costs..............................      4,729      2,637
  Other assets..............................................        482        674
                                                              ---------   --------
    Total other assets......................................      5,211      3,311
                                                              ---------   --------
    Total assets............................................  $  65,501   $133,058
                                                              =========   ========

                       LIABILITIES AND ACCUMULATED DEFICIT
CURRENT LIABILITIES:
  Accounts payable..........................................  $   8,901   $  6,622
  Accrued payroll...........................................      5,207      5,483
  Accrued liabilities.......................................      7,729      7,519
  Due to parent.............................................    142,508    168,582
  Deferred revenues.........................................      3,869      4,461
  Short-term capital lease obligations......................      2,731      2,247
                                                              ---------   --------
    Total current liabilities...............................    170,945    194,914

LONG-TERM CAPITAL LEASE OBLIGATIONS.........................      2,061      3,287
                                                              ---------   --------
    Total liabilities.......................................    173,006    198,201
                                                              ---------   --------
COMMITMENTS AND CONTINGENCIES (NOTE 4)

ACCUMULATED DEFICIT.........................................   (107,505)   (65,143)
                                                              ---------   --------
    Total liabilities and accumulated deficit...............  $  65,501   $133,058
                                                              =========   ========

      The accompanying notes are an integral part of these balance sheets.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS
                            STATEMENTS OF OPERATIONS

                              FOR THE YEARS ENDED

                       DECEMBER 31, 1998, 1997, AND 1996

                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
REVENUES....................................................  $143,669   $147,517   $116,713
                                                              --------   --------   --------
COSTS AND EXPENSES:
  Costs of revenues.........................................    58,046     51,203     36,722
  Selling, general, and administrative......................    99,570     96,280     97,687
  Depreciation and amortization.............................    31,878     23,438     16,108
                                                              --------   --------   --------
    Total costs and expenses................................   189,494    170,921    150,517
                                                              --------   --------   --------
OPERATING LOSS..............................................   (45,825)   (23,404)   (33,804)
INTEREST INCOME, NET........................................     3,463      4,703      6,050
OTHER EXPENSE...............................................         0       (764)    (1,550)
                                                              --------   --------   --------
NET LOSS....................................................  $(42,362)  $(19,465)  $(29,304)
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.
                         DOMESTIC SUBSCRIBER OPERATIONS

                       STATEMENTS OF ACCUMULATED DEFICIT

                              FOR THE YEARS ENDED

                       DECEMBER 31, 1998, 1997, AND 1996

                                                              (IN THOUSANDS)
BALANCE, December 31, 1995..................................    $ (16,374)
Net loss....................................................      (29,304)
                                                                ---------
BALANCE, December 31, 1996..................................      (45,678)
Net loss....................................................      (19,465)
                                                                ---------
BALANCE, December 31, 1997..................................      (65,143)
Net loss....................................................      (42,362)
                                                                ---------
BALANCE, December 31, 1998..................................    $(107,505)
                                                                =========

        The accompanying notes are an integral part of these statements.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                            STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996

                                                                1998       1997       1996
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(42,362)  $(19,465)  $(29,304)
                                                              --------   --------   --------
Adjustments to reconcile net loss to net cash (used in)
  provided by operating activities:
  Depreciation and amortization.............................    31,878     23,438     16,108
  Changes in operating assets and liabilities:
    Accounts receivable, net................................      (881)      (767)       116
    Other current assets....................................      (630)       187       (234)
    Accounts payable........................................     2,279      2,184     (4,693)
    Deferred revenues.......................................      (592)     1,643      1,568
    Accrued expenses........................................       (66)     1,276      6,697
    Other assets............................................    (1,900)     2,096       (902)
                                                              --------   --------   --------
      Total adjustments.....................................    30,088     30,057     18,660
                                                              --------   --------   --------
      Net cash (used in) provided by operating activities...   (12,274)    10,592    (10,644)
                                                              --------   --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of retirements.....   (20,030)    (5,866)   (44,234)
                                                              --------   --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Change in due to parent company.............................   (26,074)   (10,232)   (19,672)
Payments of capital lease obligations.......................    (3,870)    (1,843)         0
                                                              --------   --------   --------
      Net cash used in financing activities.................   (29,944)   (12,075)   (19,672)
                                                              --------   --------   --------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................   (62,248)    (7,349)   (74,550)
CASH AND CASH EQUIVALENTS, beginning of year................    62,248     69,597    144,147
                                                              --------   --------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $      0   $ 62,248   $ 69,597
                                                              ========   ========   ========
SUPPLEMENTAL NONCASH DISCLOSURE:
Assets acquired under capital lease.........................  $  3,128   $  7,377   $      0
                                                              ========   ========   ========

        The accompanying notes are an integral part of these statements.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                         NOTES TO FINANCIAL STATEMENTS

                       DECEMBER 31, 1998, 1997, AND 1996

1. ORGANIZATION

    NETCOM On-Line Communication Services, Inc. ("NETCOM" or the "Company") was incorporated in the state of California in August 1992. In October 1994, the Company reincorporated in the state of Delaware. In January 1998, in a transaction accounted for as a pooling of interests, the Company became a wholly owned subsidiary of ICG Services, Inc., a Delaware corporation, which is a wholly owned subsidiary of ICG Communications, Inc. ("ICG"), and ceased to exist as an independent entity. The Company provides Internet solutions to subscribers in the United States, the United Kingdom, and Canada.

    The financial statements and related footnotes contained herein reflect the operations of NETCOM's customer base of individual Internet access subscribers in the United States (the "Domestic Subscriber Operations"). These amounts exclude the results of NETCOM's operations in Canada and the United Kingdom as well as its capital stock. A portion of the Domestic Subscriber Operations' assets, including its subscriber base, intellectual property and facilities, is being acquired in a transaction accounted for as a purchase by MindSpring Enterprises, Inc. ("MindSpring"). The assets not being acquired will continue to be utilized to provide services to MindSpring via a Network Operating Agreement (Note 8).

    The Domestic Operations has experienced operating losses since inception as a result of efforts to build its network infrastructure, development of its systems, and expansion into new markets. The Domestic Operations expects to continue to focus on increasing its subscriber base which could potentially have a negative effect on near term results. There can be no assurance that the Domestic Operations growth in revenue and subscriber base will continue or exceed costs growth or that it will achieve profitability or positive cash flow. The Domestic Operations have been funded to date by NETCOM and will be funded by MindSpring subsequent to the acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRESENTATION

    The financial statements of the Domestic Subscriber Operations have been derived from the consolidated financial statements of NETCOM and have been prepared to present its financial position, results of operations, and cash flows on a stand-alone basis. Accordingly, the accompanying financial statements for 1998 only include certain administrative costs and expenses, which have been allocated to the Domestic Subscriber Operations by NETCOM and its parent, ICG (Note 7). These costs have been allocated on a pro rata basis based on a variety of factors, primarily employee headcount, and represent management's best estimates of what such expenses would have been had the Domestic Subscriber Operations been operated as a separate entity.

    ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    DUE TO PARENT

    NETCOM either advances or borrows funds from the Domestic Operations. Funds advanced to the Domestic operations are used to cover fixed asset expansion and working capital requirements. The source of these funds is principally the proceeds from sales of capital stock by NETCOM. The advances and borrowings are netted and are reflected in Due to Parent in the accompanying balance sheet.

    REVENUE RECOGNITION

    Monthly subscription service revenue is recognized over the period services are provided. Subscription service and equipment revenues, which require the use of company-provided installation of equipment at a subscriber's location, are recognized when the service is commenced.

    CASH AND CASH EQUIVALENTS

    The Domestic Subscriber Operations considers all highly liquid investments with an original maturity (at the date of purchase) of three months or less and insignificant interest rate risk to be the equivalent of cash for the purposes of the balance sheet presentation and statements of cash flows.

    The Domestic Subscriber Operations has classified all investments as available-for-sale and included them in cash and cash equivalents. Available-for-sale securities are carried at fair market value based on quoted market prices with unrealized gains and losses reported in other income. Interest on securities classified as available-for-sale is included in other income. The following is a summary of available-for-sale securities at December 31, 1998 and 1997 (in thousands):

                                                                1998       1997
                                                              --------   --------
Commercial paper............................................     $0      $55,480
Money market instruments, net of overdrafts.................      0        1,108
                                                                 --      -------
Included in cash and cash equivalents.......................     $0      $56,588
                                                                 ==      =======

    At December 31, 1997, the estimated fair value of the commercial paper and money market instruments approximated cost, and the amount of gross unrealized gains and losses was not significant.

    ACCOUNTS RECEIVABLE AND DEFERRED REVENUE

    The Domestic Subscriber Operations generally bills for subscription services, including network and dial-up connection services and initial one-time setup fees, on the first day of each month for which service is provided. Deferred revenue consists primarily of prepaid monthly subscriptions and also, to a lesser extent, billings to customers for equipment shipped that has not been installed at customer locations.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INVENTORY

    Inventory consists of purchased goods and is stated at the lower of cost or market on a first-in, first-out basis.

    PROPERTY AND EQUIPMENT

    Property and equipment are carried at cost and are depreciated or amortized using the straight-line method over the estimated useful life of the assets, which are generally three to five years. Leasehold improvements are amortized using the straight-line method over the shorter of their estimated useful lives or the term of the related lease, whichever is shorter.

    LONG-LIVED ASSETS

    The Domestic Subscriber Operations periodically reviews the values assigned to long-lived assets, such as property and equipment, subscriber acquisition costs, and other long-term assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

    SUBSCRIBER ACQUISITION COSTS

    The Domestic Subscriber Operations expenses the costs of advertising as incurred, except direct response advertising, which are included in subscriber acquisition costs. These costs relate directly to subscriber solicitations and principally include the printing, production, and shipping of starter packages and the costs of obtaining qualified prospects by various targeted direct marketing programs. No indirect costs are included in subscriber acquisition costs. To date, all subscriber acquisition costs have been incurred for the solicitation of specifically identified prospects. Subscriber acquisition costs are deferred and amortized over a period determined by calculating the ratio of current revenues related to the direct response advertising versus the total expected revenues or 12 months, whichever is shorter. It is possible that these estimates of anticipated future gross revenues could be reduced in the future. The Domestic Subscriber Operations' management is constantly evaluating the estimates used. As a result, the amortization period of the subscriber acquisition costs related directly to subscriber solicitations may be reduced.

    Subscriber acquisition costs, which relate directly to potential subscribers, are recorded separately from ordinary operating costs. Deferred subscriber acquisition costs capitalized during fiscal years 1998 and 1997 were $16,469 and $5,252, respectively. Amortization and write-offs for fiscal years 1998, 1997, and 1996 were $14,377, $7,189, and $11,410, respectively.

    Advertising expenses included in selling, general, and administrative expenses were $8,268, $3,786, and $5,567 in 1998, 1997, and 1996, respectively.

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    OTHER INCOME

    In June 1995, the Domestic Subscriber Operations acquired common stock in the McKinley Group, Inc. ("McKinley") in exchange for $1,200 in cash and $300 of common stock. In 1996, Excite, Inc. ("Excite") acquired all of the outstanding shares of McKinley and the Domestic Subscriber Operations received shares of Excite in exchange for its investment in McKinley. The Domestic Subscriber Operations recorded a loss of $1,200 in 1996 to reflect the estimated value of the shares received. During 1997, the Domestic Subscriber Operations sold the Excite shares for a net gain of $1,274.

    SEGMENTAL DISCLOSURES

    The Domestic Subscriber Operations adopted Statement of Financial Accounting Standards ("SFAS") No. 131, "Segmental Disclosures," effective December 31, 1998. The standard had no effect, as the Domestic Subscriber Operations operates in one segment.

    CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Domestic Subscriber Operations to concentrations of credit risk consist principally of cash investments and trade receivables. The Domestic Subscriber Operations' cash investment policies limit investments to short-term, low-risk instruments. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Domestic Subscriber Operations' customer base.

    SOURCES OF SUPPLIES

    The Domestic Subscriber Operations relies on local telephone companies and other companies to provide data communications capacity. Although management feels that alternative telecommunications facilities could be found in a timely manner, disruption of these services, for more than a brief period, would have an adverse effect on operating results.

    Although the Domestic Subscriber Operations attempts to maintain multiple vendors for each required product, its property and equipment, which are important components of its operations, are each currently acquired from only a few sources. In addition, some of the Domestic Subscriber Operations' suppliers have limited resources and production capacity. If the suppliers are unable to meet the Domestic Subscriber Operations' needs as it builds out its network infrastructure and sells services, then delays and increased costs in the expansion of the Domestic Subscriber Operations' network infrastructure or losses of potential customers could result, which would adversely affect operating results.

    INCOME TAXES

    The Domestic Operations is not a separate taxable entity. The income tax returns of NETCOM include the Domestic Operations. For purposes of these financial statements, income taxes allocated to

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the Domestic Operations have been computed and recorded on a separate return basis based on the statutory rates in effect (Note 6).

    Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    RECLASSIFICATIONS

    Certain prior period amounts have been reclassified to conform to the current period presentation.

3. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31, 1998 and 1997 (in thousands):

                                                            1998       1997
                                                          --------   --------
Equipment...............................................  $107,257   $ 90,830
Leasehold improvements..................................     7,969      7,388
Furniture, fixtures, and other..........................     5,079      4,442
Construction in process.................................       676          5
Assets under capital leases.............................    10,505      7,377
                                                          --------   --------
                                                           131,486    110,042
Less accumulated depreciation and amortization..........   (76,382)   (46,218)
                                                          --------   --------
Net property and equipment..............................  $ 55,104   $ 63,824
                                                          ========   ========

4. COMMITMENTS AND CONTINGENCIES

    LEGAL PROCEEDINGS

    The Company is subject to legal proceedings and claims that have arisen in the ordinary course of its business related to the Domestic Subscriber Operations. In the opinion of management, settlement of these actions when ultimately concluded will not have a material adverse effect on trends in results of operations or the financial condition of the Company or the Domestic Subscriber Operations. This conclusion is based on current facts and circumstances, however, and it is possible that a change in the facts and circumstances relating to such legal proceedings and claims could result in a development that would have a material adverse effect on the results of operations or financial condition of the Domestic Subscriber Operations.

    The Domestic Subscriber Operations has been allocated leases on certain equipment under agreements that are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Domestic Subscriber Operations also has operating leases which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $5,569, $5,291, and $4,237 for the

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

4. COMMITMENTS AND CONTINGENCIES (CONTINUED)

years ended December 31, 1998, 1997, and 1996, respectively. At December 31, 1998, the Domestic Subscriber Operations' capital lease obligations and minimum rental commitments under noncancelable operating leases with initial or remaining terms of more than one year were as follows (in thousands):

                                                            CAPITAL    OPERATING
                                                             LEASES     LEASES
                                                            --------   ---------
1999......................................................  $ 3,066     $4,521
2000......................................................    1,844      1,337
2001......................................................      386        939
2002......................................................        0        932
2003 and thereafter.......................................        0        308
                                                            -------     ------
Total minimum lease payments..............................    5,296     $8,037
                                                                        ======
Amounts representing interest.............................     (504)
                                                            -------
Present value of net minimum payments.....................    4,792
Current portion...........................................   (2,731)
                                                            -------
Long-term capitalized lease obligations...................  $ 2,061
                                                            =======

5. EMPLOYEE BENEFIT PLANS

    1993 STOCK OPTION PLAN

    In 1993, the Company approved and adopted its 1993 Non-qualified Stock Option Plan (the "Plan"). The Plan is administered by the stock option committee of the board of directors. The Plan provides for the granting of options to purchase common stock to eligible employees, directors, and consultants of the Company. A total of 3,153,571 shares of common stock may be issued pursuant to options granted under the Plan. The options generally vest over three- to five-year periods and are exercisable for up to ten years following the date of grant.

    STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

    The option plans and 401(k) plan of NETCOM include the Domestic Operations. For purposes of these financial statements, all option information related to the Domestic Operations has been computed and recorded on a separate entity basis.

    The Domestic Operations has elected to account for its stock-based compensation plans under Accounting Principles Board Opinion No. 25 ("APB 25"); however, the Domestic Operations has computed for pro forma disclosure purposes the value of all options granted during the years ended

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

5. EMPLOYEE BENEFIT PLANS (CONTINUED)

December 31, 1998, 1997, and 1996 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

                                                  1998        1997        1996
                                                ---------   ---------   ---------
Risk-free interest rate.......................     6%          6%          6%
Expected dividend yield.......................     0%          0%          0%
Expected lives................................  1.6 years   1.6 years   1.6 years
Expected volatility...........................     80%         80%         80%

    The total value of options granted during the years ended December 31, 1998, 1997, and 1996 was computed as approximately $21,527, $39,132, and $14,199, respectively, which would be amortized on a pro forma basis over the vesting period of the options. If the Domestic Operations had accounted for these plans in accordance with SFAS No. 123, the Domestic Operations net loss and pro forma net loss for the years ended December 31, 1998, 1997, and 1996 would have been as follows (in thousands):

                                                             AS        PRO
                                                          REPORTED    FORMA
                                                          --------   --------
December 31, 1996.......................................  $(29,304)  $(41,182)
December 31, 1997.......................................   (19,465)   (24,335)
December 31, 1998.......................................   (42,362)   (47,777)

    A summary of the status of the Domestic Operations' stock options at December 31, 1998, 1997, and 1996 and changes during the years then ended are presented in the following table (in thousands except per share information):

                                                                        WEIGHTED
                                                                         AVERAGE
                                                                        PRICE PER
                                                              SHARES      SHARE
                                                             --------   ---------
December 31, 1995..........................................    1,454     $28.46
  Granted..................................................      732      30.08
  Exercised................................................     (167)      7.05
  Forfeited................................................     (388)     33.26
                                                              ------     ------
December 31, 1996..........................................    1,631      30.24
  Granted..................................................    1,831      16.11
  Exercised................................................      (77)     12.96
  Forfeited................................................   (1,744)     29.84
                                                              ------     ------
December 31, 1997..........................................    1,641      15.67
  Granted..................................................    1,661      23.04
  Exercised................................................     (706)     14.90
  Forfeited................................................   (1,282)     25.04
                                                              ------     ------
December 31, 1998..........................................    1,314     $16.27
                                                              ======     ======

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

5. EMPLOYEE BENEFIT PLANS (CONTINUED)

    The following table summarizes the information about the Domestic Operations' stock options outstanding at December 31, 1998 (in thousands except per share information):

                                   OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                        -----------------------------------------   ----------------------
                                          WEIGHTED       WEIGHTED                 WEIGHTED
                                          AVERAGE        AVERAGE                  AVERAGE
      RANGE OF            NUMBER         REMAINING       EXERCISE     NUMBER      EXERCISE
   EXERCISE PRICES      OUTSTANDING   CONTRACTUAL LIFE    PRICE     EXERCISABLE    PRICE
   ---------------      -----------   ----------------   --------   -----------   --------
$        5.20--14.05         152            8.31          $12.20         77        $11.99
$       14.50--15.51          26            8.45           15.20          8         15.31
       $15.65                251            8.34           15.65        227         15.65
$       15.73--16.88         804            9.20           16.77         95         16.22
$       17.63--46.65          81            8.93           21.18         35         20.28
                           -----            ----          ------        ---        ------
                           1,314                                        442
                           =====                                        ===

    During 1996 and early in 1997, certain outstanding options were exchanged at the election of the option holder. In September 1996, 67,408 shares were exchanged and repriced for 39,995 shares, and in January 1997, 457,846 shares were exchanged and repriced for 272,084 shares on the effective date of the trade-in. Eligible options were issued at a lower price than the traded-in options and at a price higher than the market value. The trade-in ratio was set such that the number of old options times their option price approximates the new number of options times their exercise price. This program was offered to all employees, excluding members of the board of directors and officers of the Company. However, option holders participating in the first exchange were not eligible for the second program.

    The following table summarizes the options exercisable as of December 31, 1998, 1997, and 1996 (in thousands except per share information):

                                                                         WEIGHTED
                                                   NUMBER    WEIGHTED     AVERAGE
                                                     OF      AVERAGE     REMAINING
                                                   SHARES     PRICE     CONTRACTUAL
                                                  --------   --------   -----------
As of:
  December 31, 1996.............................    588       $22.74        8.77
  December 31, 1997.............................    573        12.83        9.17
  December 31, 1998.............................    442        15.89        8.65

    ICG PLAN

    The Company's 1993 Stock Option Plan was assumed by ICG at the time of the merger (Note 1), and approved by ICG's Board of Directors as an incentive and non-qualified stock option plan which provides for the granting of options to certain directors, officers and employees to purchase 2,720,901 shares of ICG Common Stock. A total of 4,380,099 options were granted under this plan at exercise prices ranging from $0.65 to $92.14, none of which were less than 100% of the estimated fair market value of the shares underlying the options on the date of grant, and accordingly, no compensation

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

5. EMPLOYEE BENEFIT PLANS (CONTINUED)

expense was recorded for these options under APB 25. The options granted under this plan are subject to various vesting requirements, generally three years and five years, and expire within ten years from the date of grant.

    In order to continue to provide non-cash inventive and retain key employees, all employee stock options outstanding on September 18, 1998 with exercise prices at or in excess of $22.00 were canceled by the Stock Option Committee of ICG's Board of Directos and regranted with an exercise price of $16.88. A total of 757,058 of the Company's options, with original exercise prices ranging from $22.02 to $35.75 where canceled and regranted.

    During fiscal 1994, Company's Board of Directors approved and adopted an Employee Stock Purchase Plan which was dissolved upon the merger with ICG. Shares purchased under this plan were converted into an estimated 119,000 shares of ICG Common Stock

    EMPLOYEE SAVINGS PLAN

    The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings up to the Internal Revenue Service annual contribution limit. The Company matches 50% of each employee's contribution up to a maximum of 6% of the employee's eligible earnings. Company matches vest over four years. The Company has not made any material matching contributions to the Savings Plan for the related periods.

6. INCOME TAXES

    Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. As discussed in Note 2, the Domestic Operations is not a separate legal entity, but is included in the consolidated return of NETCOM. No tax-sharing arrangement exists between NETCOM and the Domestic Operations, as the Domestic Operations is not a separate legal entity. Significant components of the Domestic Subscriber Operations' allocated deferred tax assets and

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

6. INCOME TAXES (CONTINUED)

liabilities for federal and state income taxes as of December 31, 1998 and 1997 are as follows (in thousands):

                                                            1998       1997
                                                          --------   --------
Deferred tax assets:
  Net operating loss carryforward.......................  $ 51,115   $ 33,621
  Other, net............................................     5,572      4,809
                                                          --------   --------
    Total deferred tax assets...........................    56,687     38,430
  Valuation allowance...................................   (53,281)   (35,203)
                                                          --------   --------
                                                          $  3,406   $  3,227
                                                          ========   ========
Deferred tax liabilities:
  Deferred subscriber acquisition costs.................  $  2,022   $    939
  Accelerated depreciation and amortization.............     1,384      2,288
                                                          --------   --------
                                                          $  3,406   $  3,227
                                                          ========   ========

    Realization of deferred tax assets is dependent on future earnings, the timing and amount of which are uncertain. Accordingly, a valuation allowance, in an amount equal to the net deferred tax assets as of December 31, 1998 and 1997, has been established to reflect these uncertainties. The change in the valuation allowance was a net increase of $18,078 and $8,150 in 1998 and 1997, respectively.

    As of December 31, 1998 and 1997, the Domestic Subscriber Operations portion of NETCOM's federal and state net operating loss carryforwards was approximately $174,678 and $125,763, respectively, which will expire in the years 1999 through 2011. In addition, the Company's ability to recognize the Domestic Subscriber Operations' portion of the benefit from the net operating loss carryforwards will be limited under Section 382 of the Internal Revenue Code, as the ownership of the Company has changed more than 50%, as defined.

    A reconciliation of the income tax provision computed at statutory tax rates to the income tax provision for the years ended December 31, 1998, 1997, and 1996 is as follows:

                                                               1998       1997       1996
                                                             --------   --------   --------
Income tax benefit at statutory rate.......................    (34)%      (34)%      (34)%
State and local income taxes...............................     (9)        (9)        (9)
Other, net.................................................      1          1          3
Deferred tax asset valuation allowance.....................     42         42         40
                                                               ---        ---        ---
  Total income tax provision...............................      0%         0%         0%
                                                               ===        ===        ===

    In addition, the Domestic Subscriber Operations has realized the benefit of non-qualified stock compensation expense for tax purposes in excess of stock compensation expense for book purposes of $8.2 million, $0.3 million, and $7.6 million for the years ended December 31, 1998, 1997, and 1996,

                  NETCOM ON-LINE COMMUNICATION SERVICES, INC.

                         DOMESTIC SUBSCRIBER OPERATIONS

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1998, 1997, AND 1996

6. INCOME TAXES (CONTINUED)

respectively. These amounts have been credited directly against due to parent, net of a full valuation allowance.

7. RELATED-PARTY TRANSACTIONS

    Prior to the ICG merger, the Domestic Subscriber Operations' only related-party transactions were certain cash advances to the international operations of NETCOM. The amount of these advances at December 31, 1998 and 1997 were $38,125 and $32,352 and is included in due to parent.

    Subsequent to the merger, ICG assumed the treasury function, so that all of the Domestic Subscriber Operations' cash at December 31, 1998 is netted in due to parent. Additionally, ICG provided services in the area of risk management and benefits. Estimated costs attributable to these support functions are included in selling, general, and administrative expenses. These costs are allocated to the Domestic Subscriber Operations based on various factors that management believes represent relative cost streams and fair market value. The costs allocated to the Domestic Subscriber Operations were approximately $957 for the year ended December 31, 1998.

    Following the merger, the Domestic Subscriber Operations began using certain telecommunications services of ICG. Such amounts were $2,170 for the year ended December 31, 1998 and are included in cost of revenue. Similarly, the Domestic Subscriber Operations provided certain technical services to ICG. Such amounts were $1,678 for the year ended December 31, 1998 and are included in revenues. The rates charged for such services approximate market value in management's opinion.

8. SUBSEQUENT EVENTS (UNAUDITED)

    On January 6, 1999, MindSpring entered into an Asset Purchase Agreement with ICG for $215 million in cash and $30 million in MindSpring stock, pursuant to which MindSpring agreed to acquire certain of the tangible and intangible assets and rights in connection with the consumer dial-up Internet access business currently operated by NETCOM as well as the Domestic Subscriber Operations' domestic subscriber base. This agreement also contains a Network Services Agreement for one year with an option for a second year whereby ICG will provide MindSpring subscribers access through its points-of-presence. This transaction will be accounted for as a purchase and is expected to be completed in the first quarter of 1999, subject to certain customary closing conditions.

                                    ANNEX A

                      AGREEMENT AND PLAN OF REORGANIZATION
                                  dated as of

                               SEPTEMBER 22, 1999
                                     among

                            EARTHLINK NETWORK, INC.,
                          MINDSPRING ENTERPRISES, INC.
                                      and

                               WWW HOLDINGS, INC.

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                    --------
ARTICLE I DEFINITIONS.............................................................      2

      Section 1.1.    DEFINITIONS.................................................      2

ARTICLE II THE MERGERS............................................................      7

      Section 2.1.    THE EARTHLINK MERGER........................................      7

      Section 2.2.    THE MINDSPRING MERGER.......................................      8

      Section 2.3.    CANCELLATION OF NEWCO COMMON STOCK..........................      8

      Section 2.4.    EXCHANGE OF CERTIFICATES....................................      8

ARTICLE III STOCKHOLDER APPROVAL; CLOSING.........................................     10

      Section 3.1.    STOCKHOLDER APPROVAL........................................     10

      Section 3.2.    TIME AND PLACE OF CLOSING...................................     10

ARTICLE IV NEWCO..................................................................     10

      Section 4.1.    NO CONDUCT OF BUSINESS BY NEWCO; RESTATED ARTICLES AND
                      BYLAWS......................................................     10

      Section 4.2.    BOARD OF DIRECTORS..........................................     11

      Section 4.3.    MANAGEMENT..................................................     11

      Section 4.4.    HEADQUARTERS OF NEWCO.......................................     11

      Section 4.5.    INDEMNIFICATION AND INSURANCE...............................     11

      Section 4.7.    MINDSPRING NOTES............................................     12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF EARTHLINK.............................     12

      Section 5.1.    CORPORATE EXISTENCE AND POWER...............................     12

      Section 5.2.    CORPORATE AUTHORIZATION.....................................     12

      Section 5.3.    GOVERNMENTAL AUTHORIZATION..................................     13

      Section 5.4.    NON-CONTRAVENTION...........................................     13

      Section 5.5.    CAPITALIZATION..............................................     13

      Section 5.6.    SUBSIDIARIES................................................     14

      Section 5.7.    EARTHLINK SEC DOCUMENTS.....................................     14

      Section 5.8.    FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES...     15

      Section 5.9.    INFORMATION TO BE SUPPLIED..................................     15

      Section 5.10.   ABSENCE OF CERTAIN CHANGES..................................     15

      Section 5.11.   LITIGATION..................................................     16

      Section 5.12.   TAXES.......................................................     16

      Section 5.13.   EMPLOYEE BENEFITS...........................................     16

                                                                                      PAGE
                                                                                    --------
      Section 5.14.   COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS...     18

      Section 5.15.   TITLE TO PROPERTIES.........................................     18

      Section 5.16.   INTELLECTUAL PROPERTY.......................................     18

      Section 5.17.   ENVIRONMENTAL MATTERS.......................................     18

      Section 5.18.   FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR................     19

      Section 5.19.   REQUIRED VOTE, BOARD APPROVAL...............................     19

      Section 5.20.   STATE TAKEOVER STATUTES.....................................     19

      Section 5.21.   POOLING MATTERS; TAX TREATMENT..............................     19

      Section 5.22.   CERTAIN AGREEMENTS..........................................     20

      Section 5.23.   YEAR 2000 COMPLIANCE........................................     20

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF MINDSPRING...........................     20

      Section 6.1.    CORPORATE EXISTENCE AND POWER...............................     20

      Section 6.2.    CORPORATE AUTHORIZATION.....................................     20

      Section 6.3.    GOVERNMENTAL AUTHORIZATION..................................     21

      Section 6.4.    NON-CONTRAVENTION...........................................     21

      Section 6.5.    CAPITALIZATION..............................................     21

      Section 6.6.    SUBSIDIARIES................................................     22

      Section 6.7.    MINDSPRING SEC DOCUMENTS....................................     22

      Section 6.8.    FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES...     22

      Section 6.9.    INFORMATION TO BE SUPPLIED..................................     23

      Section 6.10.   ABSENCE OF CERTAIN CHANGES..................................     23

      Section 6.11.   LITIGATION..................................................     23

      Section 6.12.   TAXES.......................................................     23

      Section 6.13.   EMPLOYEE BENEFITS...........................................     24

      Section 6.14.   COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS...     25

      Section 6.15.   TITLE TO PROPERTIES.........................................     25

      Section 6.16.   INTELLECTUAL PROPERTY.......................................     26

      Section 6.17.   ENVIRONMENTAL MATTERS.......................................     26

      Section 6.18.   FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR................     26

      Section 6.19.   REQUIRED VOTE, BOARD APPROVAL...............................     26

      Section 6.20.   STATE TAKEOVER STATUTES.....................................     26

      Section 6.21.   POOLING MATTERS; TAX TREATMENT..............................     27

      Section 6.22.   CERTAIN AGREEMENTS..........................................     27

                                                                                      PAGE
                                                                                    --------
      Section 6.23.   YEAR 2000 COMPLIANCE........................................     27

ARTICLE VII COVENANTS OF EARTHLINK................................................     27

      Section 7.1.    EARTHLINK INTERIM OPERATIONS................................     27

      Section 7.2.    ACQUISITION PROPOSALS; BOARD RECOMMENDATION.................     29

ARTICLE VIII COVENANTS OF MINDSPRING..............................................     31

      Section 8.1.    MINDSPRING INTERIM OPERATIONS...............................     31

      Section 8.2.    ACQUISITION PROPOSALS; BOARD RECOMMENDATION.................     33

ARTICLE IX COVENANTS OF MINDSPRING, NEWCO AND EARTHLINK...........................     34

      Section 9.1.    REASONABLE BEST EFFORTS.....................................     34

      Section 9.2.    CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS;
                      LISTING.....................................................     34

      Section 9.3.    PUBLIC ANNOUNCEMENTS........................................     35

      Section 9.4.    ACCESS TO INFORMATION, NOTIFICATION OF CERTAIN MATTERS......     36

      Section 9.5.    FURTHER ASSURANCES..........................................     36

      Section 9.6.    TAX AND ACCOUNTING TREATMENT................................     36

      Section 9.7.    AFFILIATE LETTERS...........................................     36

      Section 9.8.    CONFIDENTIALITY.............................................     37

      Section 9.9.    MINDSPRING STANDSTILL.......................................     38

      Section 9.10.   EARTHLINK STANDSTILL........................................     39

      Section 9.11.   ASR 135.....................................................     40

      Section 9.12.   BENEFIT MATTERS.............................................     41

      Section 9.13.   ANTITRUST MATTERS...........................................     41

      Section 9.14.   EXEMPTION FROM LIABILITY UNDER SECTION 16(B)................     41

ARTICLE X CONDITIONS TO THE MERGERS...............................................     42

      Section 10.1.   CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.................     42

      Section 10.2.   CONDITIONS TO THE OBLIGATIONS OF EARTHLINK..................     43

      Section 10.3.   CONDITIONS TO THE OBLIGATIONS OF MINDSPRING.................     44

ARTICLE XI TERMINATION............................................................     44

      Section 11.1.   TERMINATION.................................................     44

      Section 11.2.   EFFECT OF TERMINATION.......................................     45

      Section 11.3.   FEES AND EXPENSES...........................................     45

ARTICLE XII MISCELLANEOUS.........................................................     47

      Section 12.1.   NOTICES.....................................................     47

      Section 12.2.   SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AFTER
                      THE
                      EFFECTIVE TIME..............................................     47

                                                                                      PAGE
                                                                                    --------
      Section 12.3.   AMENDMENTS: NO WAIVERS......................................     47

      Section 12.4.   SUCCESSORS AND ASSIGNS......................................     48

      Section 12.5.   GOVERNING LAW...............................................     48

      Section 12.6.   COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES......     48

      Section 12.7.   JURISDICTION................................................     48

      Section 12.8.   WAIVER OF JURY TRIAL........................................     48

      Section 12.9.   ENFORCEMENT.................................................     48

      Section 12.10.  ENTIRE AGREEMENT............................................     49

      Section 12.11.  SEVERABILITY................................................     49

                                    EXHIBITS

Exhibit 1.     Stock Option Agreements

Exhibit 2.     Stockholders Agreements

Exhibit 3.     EarthLink Certificate of Merger

Exhibit 4.     MindSpring Certificate of Merger

Exhibit 5.     Restated Certificate of Incorporation of Newco

Exhibit 6.     Bylaws of Newco

Exhibit 7.     Nominating Committee

Exhibit 8.     Director Designees

Exhibit 9.     Principal Officers of Newco

Exhibit 10.    Indemnification Agreements

Exhibit 11-A.  Form of EarthLink Affiliate Letter

Exhibit 11-B.  Form of MindSpring Affiliate Letter

                      AGREEMENT AND PLAN OF REORGANIZATION

    AGREEMENT AND PLAN OF REORGANIZATION, dated as of September 22, 1999, by and among WWW HOLDINGS, INC., a Delaware corporation ("NEWCO"), EARTHLINK
NETWORK, INC., a Delaware corporation ("EARTHLINK"), and MINDSPRING
ENTERPRISES, INC., a Delaware corporation ("MINDSPRING").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of EarthLink and MindSpring have determined that a combination of the business and operations of EarthLink and MindSpring is advisable and in the best interests of their respective stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits; and

    WHEREAS, the respective Boards of Directors of EarthLink and MindSpring have determined that the combination should be effected by causing EarthLink and MindSpring to be merged with and into Newco; and

    WHEREAS, pursuant to the EarthLink Merger (as hereinafter defined), each outstanding share of EarthLink Common Stock (as hereinafter defined) will be converted into 1.615 shares of Newco Common Stock (as hereinafter defined) each outstanding share of EarthLink Series A Preferred (as hereinafter defined) shall be converted into 1.615 shares of Newco Series A Preferred (as hereinafter defined) and each outstanding share of EarthLink Series B Preferred (as hereinafter defined) shall be converted into 1.615 shares of Newco Series B Preferred (as hereinafter defined); and pursuant to the MindSpring Merger (as hereinafter defined) each outstanding share of MindSpring Common Stock (as hereinafter defined) will be converted into one (1) share of Newco Common Stock; and

    WHEREAS, for Federal income tax purposes, it is intended that the transactions contemplated by this Agreement shall constitute transactions described in section 368 of the Internal Revenue Code of 1986, as amended (a "368 REORGANIZATION"), and the regulations thereunder; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to EarthLink's and MindSpring's willingness to enter into this Agreement, EarthLink and MindSpring have entered into stock option agreements of even date herewith (collectively, the "STOCK OPTION AGREEMENTS", in the form attached as EXHIBIT 1 hereto) providing for the granting: (i) by EarthLink to MindSpring of an option to purchase from EarthLink up to 19.9% of the outstanding shares of EarthLink Common Stock, subject to the terms and conditions set forth therein and (ii) by MindSpring to EarthLink of an option to purchase from MindSpring up to 19.9% of the outstanding shares of MindSpring Common Stock, subject to the terms and conditions set forth therein; and

    WHEREAS, simultaneously with the execution and delivery of this Agreement:
(iii) MindSpring has entered into an agreement (the "EARTHLINK STOCKHOLDERS AGREEMENT") with certain stockholders of EarthLink pursuant to which such EarthLink stockholders have agreed to vote the shares of EarthLink Common Stock owned by them in favor of the EarthLink Merger under certain circumstances; and
(iv) EarthLink has entered into an agreement (the "MINDSPRING STOCKHOLDERS AGREEMENT" and, together with the EarthLink Stockholders Agreement, the "STOCKHOLDERS AGREEMENTS," each in the form attached as EXHIBIT 2 hereto) with certain stockholders of MindSpring pursuant to which such MindSpring stockholders have agreed to vote the shares of MindSpring Common Stock owned by them in favor of the MindSpring Merger under certain circumstances.

    NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

    Section 1.1.  DEFINITIONS.

    (a) As used herein, the following terms have the following meanings:

    "ACQUISITION PROPOSAL FOR EARTHLINK" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, EarthLink or any Significant Subsidiary of EarthLink, other than the transactions contemplated by this Agreement or by Sprint or the Affiliated Equity Holders as defined in and pursuant to Sections 3.01, 4.02 and 4.03 of the Sprint Governance Agreement.

    "ACQUISITION PROPOSAL FOR MINDSPRING" means any offer or proposal for, or indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, tender offer or exchange offer or other similar transaction involving, or any purchase of 10% or more of the assets or any class of equity securities of, MindSpring or any Significant Subsidiary of MindSpring, other than the transactions contemplated by this Agreement.

    "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "CONTROLLING", "CONTROLLED BY" and "UNDER COMMON CONTROL WITH,") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

    "BUSINESS DAY" means any day other than a Saturday, Sunday or one on which banks are authorized by law to close in New York, New York.

    "CERTIFICATES OF MERGER" means the EarthLink Certificate of Merger and the MindSpring Certificate of Merger.

    "CLOSING" means the conference held pursuant to Section 3.2.

    "CLOSING DATE" means the date on which the Closing occurs.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "DGCL" means the Delaware General Corporation Law, as amended.

    "EARTHLINK BALANCE SHEET" means EarthLink's consolidated balance sheet included in the EarthLink 10-K relating to its fiscal year ended on December 31, 1998.

    "EARTHLINK CERTIFICATE OF MERGER" means the certificate of merger of EarthLink with and into Newco, in substantially the form attached hereto as
EXHIBIT 3.

    "EARTHLINK COMMON STOCK" means the common stock of EarthLink, par value $0.01 per share.

    "EARTHLINK EXCHANGE RATIO" means, collectively, the conversion formulas described in SECTION 2.1(C) and 2.1(F) hereof.

    "EARTHLINK PREFERRED STOCK" means the EarthLink Series A Preferred and the EarthLink Series B Preferred.

    "EARTHLINK SEC DOCUMENTS" means (i) EarthLink's annual report on Form 10-K for its fiscal year ended December 31, 1998 (the "EARTHLINK 10-K"),
(ii) EarthLink's quarterly report on Form 10-Q (the "EARTHLINK 10-Q") for its fiscal quarter ended June 30, 1999, (iii) EarthLink's proxy or information statements relating to meetings of, or actions taken without a meeting by, EarthLink's stockholders held since December 31, 1998, and (iv) all other reports, filings, registration statements and other documents filed by it with the SEC since December 31, 1998.

    "EARTHLINK SERIES A PREFERRED" means the Series A Convertible Preferred Stock of EarthLink, par value $0.01 per share.

    "EARTHLINK SERIES B PREFERRED" means the Series B Convertible Preferred Stock of EarthLink, par value $0.01 per share.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXCHANGE AGENT" means the agent to be agreed upon by EarthLink and MindSpring and engaged by Newco to effect the exchange of the Certificates pursuant to SECTION 2.4 of this Agreement.

    "GOVERNMENTAL ENTITY" means any federal, state or local governmental authority, any transgovernmental authority or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

    "JOINT PROXY STATEMENT/PROSPECTUS" means the joint proxy statement/ prospectus included in the Registration Statement relating to the Special Meetings, together with any amendments or supplements thereto.

    "KNOWLEDGE" means, with respect to the matter in question, if any of the executive officers of EarthLink or MindSpring, as the case may be, has actual knowledge of such matter.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, PROVIDED, HOWEVER, that the term "Lien" shall not include (i) liens for water and sewer charges and current taxes not yet due and payable or being contested in good faith and (ii) mechanics', carriers', workers', repairers', materialmen's, warehousemen's and other similar liens arising or incurred in the ordinary course of business.

    "MATERIAL ADVERSE EFFECT" means a material adverse effect on the financial condition, business or results of operations of a Person and its Subsidiaries, taken as a whole, but shall exclude any material adverse effect arising out of any change or development relating to (i) U.S. or global economic or industry conditions (including, without limitation, conditions applicable generally to the Internet service business), (ii) changes in U.S. or global financial markets or conditions, (iii) any generally applicable change in law, rule or regulation or GAAP or interpretation of any thereof, (iv) the announcement of this Agreement or the transactions contemplated hereby, (v) a change in market price or trading volume of any securities of EarthLink or MindSpring and/or
(vi) stockholder litigation arising in connection with this Agreement. "EARTHLINK MATERIAL ADVERSE EFFECT" means a Material Adverse Effect in respect of EarthLink and "MINDSPRING MATERIAL ADVERSE EFFECT" means a Material Adverse Effect in respect of MindSpring and "NEWCO MATERIAL ADVERSE EFFECT" means a Material Adverse Effect in respect of Newco.

    "MERGERS" means the EarthLink Merger and the MindSpring Merger.

    "MINDSPRING BALANCE SHEET" means MindSpring's balance sheet included in the MindSpring 10-K relating to its fiscal year ended on December 31, 1998.

    "MINDSPRING CERTIFICATE OF MERGER" means the certificate of merger of MindSpring with and into Newco, in substantially the form attached hereto as
EXHIBIT 4.

    "MINDSPRING COMMON STOCK" means the common stock of MindSpring, $0.01 par value per share.

    "MINDSPRING EXCHANGE RATIO" means the conversion formula described in
SECTION 2.2(C) hereof.

    "MINDSPRING INDENTURE" means, collectively, the Indenture, as supplemented by the First Supplemental Indenture, each dated as of April 14, 1999, between MindSpring and United States Trust Company of New York as Trustee, pursuant to which the MindSpring Notes were issued.

    "MINDSPRING NOTES" means the 5% Convertible Subordinated Notes due 2006 of MindSpring.

    "MINDSPRING PREFERRED STOCK" means the Serial Preferred Stock of MindSpring, $0.01 par value per share.

    "MINDSPRING SEC DOCUMENTS" means (i) the annual report on Form 10-K of MindSpring (the "MINDSPRING 10-K") for its fiscal year ended December 31, 1998,
(ii) the quarterly report on Form 10-Q of MindSpring (the "MINDSPRING 10-Q") for its fiscal quarter ended June 30, 1999, (iii) MindSpring's proxy or information statements relating to meetings of, or actions taken without a meeting by, the MindSpring stockholders, held since December 31, 1998, and (iv) all other reports filings, registration statements and other documents filed by MindSpring with the SEC since December 31, 1998.

    "NEWCO COMMON STOCK" means the common stock of Newco, $0.01 par value per share.

    "NEWCO PREFERRED STOCK" means the Newco Series A Preferred and the Newco Series B Preferred.

    "NEWCO SERIES A PREFERRED" means the Series A Convertible Preferred Stock of Newco, par value $0.01 per share.

    "NEWCO SERIES B PREFERRED" means the Series B Convertible Preferred Stock of Newco, par value $0.01 per share.

    "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

    "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 registering under the Securities Act the Newco Common Stock issuable in connection with the Mergers.

    "SEC" means the Securities and Exchange Commission.

    "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SIGNIFICANT SUBSIDIARY" means any Subsidiary that constitutes a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the Exchange Act.

    "SPRINT" means Sprint Corporation, a Kansas corporation.

    "SPRINT CREDIT AGREEMENT" means the Credit Agreement, dated as of February 10, 1998, by and among EarthLink, Sprint and Dolphin, Inc.

    "SPRINT GOVERNANCE AGREEMENT" means the governance agreement, dated as of February 10, 1998, by and among EarthLink, Sprint, Sprint L.P. and
Dolphin, Inc.

    "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person. "EARTHLINK SUBSIDIARY" means a Subsidiary of EarthLink and "MINDSPRING SUBSIDIARY" means a Subsidiary of MindSpring.

    "TAX" or "TAXES" means any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

TERMS                                                          SECTION
-----                                                         ----------
Acquisition Proposal for EarthLink                            1.1(a)
Acquisition Proposal for MindSpring                           1.1(a)
Affiliate                                                     1.1(a)
Business Day                                                  1.1(a)
Certificates                                                  2.4(a)
Closing                                                       1.1(a)
Closing Date                                                  1.1(a)
Code                                                          1.1(a)
Confidential Material                                         9.8(a)
DGCL                                                          1.1(a)
Delivering Company                                            9.8(a)
EarthLink                                                     Preamble
EarthLink 10-K                                                1.1(a)
EarthLink 10-Q                                                1.1(a)
EarthLink Balance Sheet                                       1.1(a)
EarthLink Certificate of Merger                               1.1(a)
EarthLink Common Stock                                        1.1(a)
EarthLink Counter Proposal                                    8.2(c)
EarthLink Designees                                           4.2
EarthLink Employee Plans                                      5.13(a)
EarthLink Equity Securities                                   7.2(e)
EarthLink Exchange Ratio                                      1.1(a)
EarthLink Insider                                             9.14(d)
EarthLink Intellectual Property                               5.16
EarthLink Material Adverse Effect                             1.1(a)
EarthLink Merger                                              2.1(b)
EarthLink Preferred Stock                                     1.1(a)
EarthLink Recommendation                                      3.1
EarthLink Returns                                             5.12
EarthLink SEC Documents                                       1.1(a)
EarthLink Securities                                          5.5(b)
EarthLink Series A Preferred                                  1.1(a)
EarthLink Series B Preferred                                  1.1(a)
EarthLink Stockholders Agreement                              Recitals
EarthLink Stockholder Approval                                5.19(a)
EarthLink Subsequent Alternate Transaction                    11.3(b)
EarthLink Subsidiary                                          1.1(a)
EarthLink Superior Proposal                                   7.2(d)
Effective Time                                                3.1
End Date                                                      11.1(b)(i)
Environmental Laws                                            5.17(b)
ERISA                                                         5.13(a)
ERISA Affiliate                                               5.13(a)
Exchange Act                                                  1.1(a)

TERMS                                                          SECTION
-----                                                         ----------
Exchange Agent                                                1.1(a)
GAAP                                                          5.8(a)
Governmental Entity                                           1.1(a)
HSR Act                                                       5.3
Joint Proxy Statement/Prospectus                              1.1(a)
Knowledge                                                     1.1(a)
Lien                                                          1.1(a)
Material Adverse Effect                                       1.1(a)
Mergers                                                       1.1(a)
MindSpring                                                    Preamble
MindSpring 10-K                                               1.1(a)
MindSpring 10-Q                                               1.1(a)
MindSpring Balance Sheet                                      1.1(a)
MindSpring Certificate of Merger                              1.1(a)
MindSpring Common Stock                                       1.1(a)
MindSpring Counter Proposal                                   7.2(c)
MindSpring Designees                                          4.2(a)
MindSpring Employee Plans                                     6.13(a)
MindSpring Equity Securities                                  8.2(e)
MindSpring Exchange Ratio                                     1.1(a)
MindSpring Indenture                                          1.1(a)
MindSpring Insider                                            9.14(d)
MindSpring Intellectual Property                              6.16
MindSpring Material Adverse Effect                            1.1(a)
MindSpring Merger                                             2.2(b)
MindSpring Notes                                              1.1(a)
MindSpring Preferred Stock                                    1.1(a)
MindSpring Recommendation                                     3.1
MindSpring Returns                                            6.12
MindSpring SEC Documents                                      1.1(a)
MindSpring Securities                                         6.5(b)
MindSpring Stockholders Agreement                             Recitals
MindSpring Stockholder Approval                               6.19
MindSpring Subsequent Alternate Transaction                   11.3(b)
MindSpring Subsidiary                                         1.1(a)
MindSpring Superior Proposal                                  8.2(d)
Multiemployer Plan                                            5.13(b)
Newco                                                         Preamble
Newco Common Stock                                            1.1(a)
Newco Material Adverse Effect                                 1.1(a)
Newco Preferred Stock                                         1.1(a)
Newco Series A Preferred                                      1.1(a)
Newco Series B Preferred                                      1.1(a)
Person                                                        1.1(a)
Registration Statement                                        1.1(a)
Receiving Company                                             9.8(a)
Representatives                                               9.8(a)
Retirement Plan                                               5.13(b)
SEC                                                           1.1(a)
Section 16 Information                                        9.14(c)

TERMS                                                          SECTION
-----                                                         ----------
Securities Act                                                1.1(a)
Significant Subsidiary                                        1.1(a)
Special Meetings                                              3.1
Sprint                                                        1.1(a)
Sprint Credit Agreement                                       1.1(a)
Spring Designees                                              4.2(a)
Sprint Governance Agreement                                   1.1(a)
Stock Option Agreements                                       Recitals
Stockholders Agreements                                       Recitals
Subsidiary                                                    1.1(a)
Taxes                                                         1.1(a)
Termination Fee                                               11.3(b)
368 Reorganization                                            Recitals
Year 2000 Problem                                             5.23

                                   ARTICLE II
                                  THE MERGERS

    Section 2.1.  THE EARTHLINK MERGER.

    (a) EarthLink agrees to submit this Agreement to its stockholders for approval in accordance with SECTION 3.1 hereof.

    (b) Subject to the terms and conditions of this Agreement and the EarthLink Certificate of Merger, at the Effective Time, immediately prior to the MindSpring Merger (as hereinafter defined), EarthLink shall be merged with and into Newco in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "EARTHLINK MERGER"). Newco shall be the surviving corporation resulting from the EarthLink Merger, shall continue to be governed by the laws of the State of Delaware, shall at the Effective Time amend
Article I of its Certificate of Incorporation to change its name to "EarthLink Network, Inc.," and shall adopt the Nasdaq ticker symbol "ELNK."

    (c) Pursuant to the EarthLink Merger, each share of EarthLink Common Stock outstanding immediately prior to the Effective Time shall be converted into and become 1.615 shares of Newco Common Stock, and each outstanding option, warrant and other right to purchase, or which is convertible into, EarthLink Common Stock shall be converted into an option, warrant or other right, as the case may be, to purchase or be convertible into a number of shares of Newco Common Stock equal to the number of shares of EarthLink Common Stock subject to such option, warrant or other right multiplied by 1.615 and otherwise having substantially identical terms and conditions, except that the exercise or purchase price shall be divided by 1.615.

    (d) Each share of EarthLink Common Stock held by EarthLink as treasury stock or owned by MindSpring immediately prior to the Effective Time shall be canceled.

    (e) No fraction of a share of Newco Common Stock shall be issued in connection with the conversion of EarthLink Common Stock in the EarthLink Merger and the distribution of Newco Common Stock in respect thereof, but in lieu of such fraction, the Exchange Agent shall make a cash payment (without interest and subject to the payment of any applicable withholding Taxes) equal to the same fraction of the market value of a full share of Newco Common Stock, computed on the basis of the mean of the high and low sales prices of Newco Common Stock as reported on NASDAQ on the first full day on which the Newco Common Stock is traded on the Nasdaq Stock Market after the Effective Time.

    (f) Each share of EarthLink Series A Preferred and each share of EarthLink Series B Preferred shall be converted into 1.615 shares of newly created Newco Series A Preferred and 1.615 shares of newly created Newco Series B Preferred, having terms, conditions, rights, preferences and designations substantially similar to the EarthLink Series A Preferred and the EarthLink Series B Preferred, respectively.

    (g) EarthLink agrees to use its best efforts to cause the EarthLink Merger to be consummated in accordance with the terms of this Agreement and the EarthLink Certificate of Merger.

    Section 2.2.  THE MINDSPRING MERGER.

    (a) MindSpring agrees to submit this Agreement to its stockholders for approval in accordance with SECTION 3.1 hereof.

    (b) Subject to the terms and conditions of this Agreement and the MindSpring Certificate of Merger, at the Effective Time, immediately following the EarthLink Merger, MindSpring shall be merged with and into Newco in accordance with the provisions of, and with the effects provided in, Subchapter IX of the DGCL (the "MINDSPRING MERGER"). Newco shall be the surviving corporation resulting from the MindSpring Merger and shall continue to be governed by the laws of the State of Delaware.

    (c) Pursuant to the MindSpring Merger, each share of MindSpring Common Stock outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of Newco Common Stock, and each outstanding option, warrant and other right to purchase, or which is convertible into, MindSpring Common Stock shall be converted into an option, warrant or right, as the case may be, to purchase or be convertible into a number shares of Newco Common Stock equal to the number of shares of Newco Common Stock subject to such option, warrant or other right multiplied by one (1) and otherwise having substantially identical terms and conditions, except that the exercise or purchase price shall be divided by one (1).

    (d) Each share of MindSpring Common Stock held by MindSpring as treasury stock or owned by EarthLink immediately prior to the Effective Time shall be canceled.

    (e) The parties will take such action as may be necessary to cause Newco, and Newco agrees, to execute a supplemental indenture to the MindSpring Indenture, which shall comply with the requirements of the MindSpring Indenture, for the purpose of assuming all of MindSpring's obligations with respect to the MindSpring Notes, and to reserve out of its authorized Newco Common Stock a sufficient number of shares of Newco Common Stock to permit conversion of the MindSpring Notes on or after the Effective Time pursuant to the terms thereof and the MindSpring Indenture.

    (f) MindSpring agrees to use its best efforts to cause the MindSpring Merger to be consummated in accordance with the terms this Agreement of the MindSpring Certificate of Merger.

    Section 2.3.  CANCELLATION OF NEWCO COMMON STOCK.

    Pursuant to the Mergers, the shares of Newco Common Stock held by EarthLink and MindSpring, respectively, immediately prior to the Mergers will be canceled in the Mergers.

    Section 2.4.  EXCHANGE OF CERTIFICATES.

    (a) Prior to the Effective Time, EarthLink and MindSpring shall cause Newco, and Newco agrees, to appoint the Exchange Agent to act as the exchange agent in connection with the Mergers. Except as otherwise provided in SECTION 2.1 and
SECTION 2.2, from and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of MindSpring Common Stock or EarthLink Common Stock (the "CERTIFICATES") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, a certificate or certificates representing the number of whole shares of Newco Common Stock into which such holder's shares were converted in the MindSpring Merger or the EarthLink Merger, as the case may be. Immediately prior to the Effective Time, Newco will deliver to the Exchange Agent, in trust for the benefit of the holders of EarthLink Common Stock and MindSpring Common Stock, (i) certificates representing shares of Newco Common Stock and (ii) cash in an amount sufficient for payment in lieu of fractional shares necessary to make the exchanges contemplated by SECTION 2.1 and SECTION
2.2 hereof on a timely basis.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of EarthLink Common Stock and MindSpring Common Stock as of the Effective Time, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing shares of Newco Common Stock. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor certificates representing shares of Newco Common Stock as set forth in this ARTICLE II, and such Certificate shall forthwith be canceled. No holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from Newco until the surrender of such holder's Certificate for a certificate or certificates representing shares of Newco Common Stock. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable, but that were not paid by reason of the foregoing, with respect to the number of whole shares of Newco Common Stock represented by the certificates issued upon surrender, which amount shall be delivered to the Exchange Agent by Newco from time to time as such dividends or other distributions are declared. If delivery of certificates representing shares of Newco Common Stock is to be made to a person other than the person in whose name the Certificate surrendered is registered or if any certificate for shares of Newco Common Stock is to be issued in a name other than that in which the Certificate surrendered therefor is registered, it shall be a condition of such delivery or issuance that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery or issuance shall pay any transfer or other Taxes required by reason of such delivery or issuance to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of Newco that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this SECTION 2.4, each Certificate shall represent for all purposes only the right to receive shares of Newco Common Stock (and cash in lieu of fractional shares) as provided in SECTION 2.1, and SECTION 2.2 hereto, without any interest thereon.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of Newco, as the surviving corporation in the Mergers, of the shares of EarthLink Common Stock or MindSpring Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for transfer, they shall be canceled and exchanged for shares of Newco Common Stock as provided in SECTION 2.1 and
SECTION 2.2 hereof, in accordance with the procedures set forth in this SECTION 2.4.

    (d) Any shares of Newco Common Stock (and any accrued dividends and distributions thereon), and any cash held by the Exchange Agent for payment in lieu of fractional shares, that remains unclaimed by the former stockholders of EarthLink or MindSpring on the first anniversary of the Effective Time shall be delivered by the Exchange Agent to Newco. Any former stockholders of EarthLink or MindSpring who have not theretofore complied with this SECTION 2.4 shall thereafter look only to Newco for satisfaction of their claim for the consideration set forth in this ARTICLE II, without any interest thereon. Notwithstanding the foregoing, Newco shall not be liable to any holder of shares of MindSpring Common Stock or EarthLink Common Stock for any shares of Newco Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) Upon delivery of certificates representing shares of EarthLink Preferred Stock to Newco by Sprint Communications Company L.P. after the Effective Time, Newco shall deliver promptly to Sprint Communications Company L.P. certificates representing shares of Newco Preferred Stock in appropriate denominations.

                                  ARTICLE III
                         STOCKHOLDER APPROVAL; CLOSING

    Section 3.1.  STOCKHOLDER APPROVAL.

    This Agreement shall be submitted for consideration and approval to the holders of shares of MindSpring Common Stock at a special meeting of stockholders duly held for such purpose by MindSpring, and this Agreement shall be submitted for consideration and approval to the holders of shares of EarthLink Common Stock at a special meeting of stockholders duly held for such purpose by EarthLink (collectively, the "SPECIAL MEETINGS"). MindSpring and EarthLink shall coordinate and cooperate with respect to the timing of the Special Meetings and shall endeavor to hold the Special Meetings on the same day and as soon as practicable after the date hereof. MindSpring and EarthLink shall each recommend that their respective stockholders approve this Agreement and the transactions contemplated hereby, and such recommendations shall be contained in the Joint Proxy Statement/ Prospectus (the "EARTHLINK RECOMMENDATION" and the "MINDSPRING RECOMMENDATION," respectively). On the first business day on or by which (a) this Agreement has been duly approved by the requisite vote of the holders of shares of MindSpring Common Stock, and (b) this Agreement has been duly approved by the requisite vote of the holders of shares of EarthLink Common Stock and (c) the Closing of the transactions contemplated by this Agreement shall have occurred, or such later date as shall be agreed upon by MindSpring and EarthLink, the Certificates of Merger shall be filed in accordance with the DGCL, and the Mergers shall become effective in accordance with the terms of this Agreement and the Certificates of Merger at the time and date contemplated therein (such time and date being referred to herein as the "EFFECTIVE TIME").

    Section 3.2.  TIME AND PLACE OF CLOSING.

    The Closing of the transactions contemplated by this Agreement will take place at 11:00 A.M. on a date mutually agreed upon by the parties hereto, which shall be no later than the third business day following the date on which all of the conditions to the obligations of the parties hereunder set forth in
ARTICLE X hereof have been satisfied or waived. The place of Closing shall be at such place as may be mutually agreed upon by the parties hereto.

                                   ARTICLE IV
                                     NEWCO

    Section 4.1.  NO CONDUCT OF BUSINESS BY NEWCO; RESTATED ARTICLES AND BYLAWS.

    (a) Prior to the Effective Time, Newco shall not (i) conduct any business operations whatsoever or (ii) enter into any contract or agreement of any kind or acquire any assets or incur any liability, except as may be specifically contemplated by this Agreement or as the parties may otherwise agree. In the event this Agreement is terminated prior to the Effective Time, Newco shall be dissolved.

    (b) MindSpring and EarthLink shall cause Newco, and Newco agrees, to file, immediately prior to the filing of the Certificates of Merger pursuant to
SECTION 3.1 hereof, a Restated Certificate of Incorporation of Newco, substantially in the form attached hereto as EXHIBIT 5. MindSpring and EarthLink shall cause Newco, and Newco agrees, to adopt effective as of the Effective Time, By-laws substantially in the form attached hereto as EXHIBIT 6.

    Section 4.2.  BOARD OF DIRECTORS.

    At the Effective Time, the Board of Directors of Newco shall consist of thirteen (13) persons. Of the thirteen persons initially elected to the Board of Directors of Newco, four (4) (the "EARTHLINK DESIGNEES") shall be persons named by the Board of Directors of EarthLink, four (4) (the "MINDSPRING DESIGNEES") shall be persons named by the Board of Directors of MindSpring, two (2) (the "SPRINT DESIGNEES") shall be the persons named by the Board of Directors of Sprint, three (3) (the "OUTSIDE DIRECTORS") shall be nominated by the nominating committee to be comprised of the persons named on EXHIBIT 7 attached hereto and in accordance with the terms set forth thereon prior to Closing (the "NOMINATING COMMITTEE") and subsequently elected by the Newco Board of Directors; provided, however, the number of Outside Directors shall be reduced to two (2) in the event that Sprint fails to exercise its rights to maintain its Higher Threshold as defined in and as pursuant to the Sprint Governance Agreement and, as a result thereof and in accordance with section 7(b) of the Certificates of Designation for each of the Series A Preferred Stock and Series B Preferred Stock, and section 2.01(d) of the Sprint Governance Agreement, as the case may be, the number of Sprint Designees sitting on the Board of Directors is reduced to one(1). In the event the number of Outside Directors and Sprint Designees is reduced as described in the immediately preceding sentence, the size of the Board of Directors of Newco shall be reduced by two (2) members. The Board of Directors of Newco shall be divided into three classes, with the initial terms of office of the first, second and third classes expiring at the first, second and third annual meetings of the stockholders of Newco, respectively. The EarthLink Designees, the MindSpring Designees and the Sprint Designees are each listed by class on EXHIBIT 8 attached hereto. If, prior to the Effective Time,
(i) any of the individuals named by EarthLink, MindSpring or Sprint to serve on the Board of Directors of Newco following the Effective Time resigns, retires or otherwise ceases to serve as a director of EarthLink, MindSpring or Sprint, as the case may be, or otherwise becomes unable or unwilling to serve as a director of Newco, or (ii) EarthLink, MindSpring or Sprint shall determine to replace an individual named by such party to serve on the Board of Directors of Newco, the party that designated such individual may name a replacement to become a director of Newco. Any such replacement of an EarthLink Designee or a MindSpring Designee shall be subject to the approval of the Chief Executive Officer of Newco, which approval shall not be unreasonably withheld, conditioned or delayed.

    (a) The persons named as members of the Board of Directors of Newco pursuant to SECTION 4.2 shall be named in the Joint Proxy Statement/Prospectus and the Registration Statement, subject to receipt of the consent of such individuals to be so named.

    Section 4.3.  MANAGEMENT.

    The principal officers of Newco at the Effective Time shall be as listed on
EXHIBIT 9. All other management positions of Newco shall be determined by Newco's Chief Executive Officer and President.

    Section 4.4.  HEADQUARTERS OF NEWCO.

    The headquarters of Newco shall be located in Atlanta, Georgia.

    Section 4.5.  INDEMNIFICATION AND INSURANCE.

    (a) Newco agrees to assume the agreements listed in EXHIBIT 10, which agreements will survive the Mergers and will continue in full force and effect for a period of not less than six (6) years from the Effective Time. In the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim will continue until final disposition thereof. An "INDEMNIFIED PARTY" shall mean any Person who is at the Effective Time or prior thereto has been an employee, agent, director or officer of either MindSpring or EarthLink as provided in their respective charters, Bylaws or resolutions.

    (b) From and after the Effective Time, Newco shall indemnify all Indemnified Parties to the fullest extent permitted by the DGCL with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of either MindSpring or EarthLink or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, either MindSpring or EarthLink, occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. In the event any Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any such matter occurring at or prior to the Effective Time, Newco will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. Newco will pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this SECTION 4.5.

    (c)  Newco will cause to be maintained in effect for not less than six
(6) years from the Effective Time directors' and officers' liability insurance covering the directors and officers of MindSpring and EarthLink similar in scope and coverage to the directors' and officers' liability insurance maintained by MindSpring and EarthLink for their directors and officers.

    (d) The provisions of this SECTION 4.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Newco.

    Section 4.6.  [Intentionally Omitted]

    Section 4.7.  MINDSPRING NOTES.

    Newco shall redeem in cash only any MindSpring Notes presented for redemption as a result of the Merger.

                                   ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF EARTHLINK

    Except as disclosed in (i) the EarthLink Disclosure Schedule delivered to MindSpring separately prior to, or contemporaneously with, the date hereof (which disclosure schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken but once made shall be deemed made for all purposes of the EarthLink Disclosure Schedule) or (ii) (except with respect to the third sentence of SECTION 5.5(B) hereof) the EarthLink SEC Documents filed or made prior to the date hereof, EarthLink represents and warrants to MindSpring that:

    Section 5.1.  CORPORATE EXISTENCE AND POWER.

    EarthLink is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. EarthLink is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect. EarthLink has heretofore made available to MindSpring true and complete copies of EarthLink's certificate of incorporation and bylaws as currently in effect.

    Section 5.2.  CORPORATE AUTHORIZATION.

    The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby are within EarthLink's corporate powers and, except for the EarthLink Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of MindSpring and Newco, this Agreement constitutes a valid and binding agreement of EarthLink, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

    Section 5.3.  GOVERNMENTAL AUTHORIZATION.

    The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than
(a) the filing of (i) a certificate of merger in accordance with the DGCL and
(ii) appropriate documents with the relevant authorities of other states or jurisdictions in which EarthLink or any EarthLink Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT");
(c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have an EarthLink Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) a Newco Material Adverse Effect, or (y) prevent or materially impair the ability of EarthLink to consummate the transactions contemplated by this Agreement.

    Section 5.4.  NON-CONTRAVENTION.

    The execution, delivery and performance by EarthLink of this Agreement and the consummation by EarthLink of the transactions contemplated hereby do not and will not (a) contravene or conflict with EarthLink's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in
SECTION 5.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to EarthLink or any EarthLink Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of EarthLink or any EarthLink Subsidiary or to a loss of any benefit or status to which EarthLink or any EarthLink Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon EarthLink or any EarthLink Subsidiary or any license, franchise, permit or other similar authorization held by EarthLink or any EarthLink Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of EarthLink or any EarthLink Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have an EarthLink Material Adverse Effect or (y) prevent or materially impair the ability of EarthLink to consummate the transactions contemplated by this Agreement.

    Section 5.5.  CAPITALIZATION.

    (a) The authorized capital stock of EarthLink consists of 200,000,000 shares of EarthLink Common Stock, 25,000,000 shares of EarthLink Series A Preferred and 625,000 shares of EarthLink Series B Preferred. As of
September 21, 1999, there were outstanding (w) 32,554,382 shares of EarthLink Common Stock, (x) 4,102,941 shares of EarthLink Series A Preferred, (y) 606,155 shares of EarthLink Series B Preferred and (z) stock options and warrants to purchase an aggregate of 4,853,377 shares of EarthLink Common Stock (of which options and warrants to purchase an aggregate of 1,465,629 shares of EarthLink Common Stock were exercisable). All outstanding shares of capital stock of EarthLink have been duly authorized and validly issued and are fully paid and nonassessable.

    (b)  As of the date hereof, except (i) as set forth in this SECTION 5.5, and
(ii) for changes since September 21, 1999, resulting from the exercise of stock options or warrants outstanding on such date, there are no outstanding
(x) shares of capital stock or other voting securities of EarthLink,
(y) securities of EarthLink convertible into or exchangeable for shares of capital stock or voting securities of EarthLink, or (z) options or other rights to acquire from EarthLink, and no obligation of EarthLink to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of EarthLink (the items in clauses (x), (y) and (z) being referred to collectively as the "EARTHLINK SECURITIES"). There are no outstanding obligations of EarthLink or any EarthLink Subsidiary to repurchase, redeem or otherwise acquire any EarthLink Securities. If fully converted as of the date hereof, assuming that all conditions or limitations to such conversion have been satisfied or waived, EarthLink Series A Preferred and the EarthLink Series B Preferred would be convertible into 7,335,833 shares of EarthLink Common Stock and 541,886 shares of EarthLink Common Stock, respectively. There are no outstanding contractual obligations of EarthLink to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which EarthLink is a party, or of which EarthLink is aware, relating to voting, registration or disposition of any shares of capital stock of EarthLink or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of EarthLink.

    Section 5.6.  SUBSIDIARIES.

    (a) Each Significant Subsidiary of EarthLink is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all powers and authority and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, in each case with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an EarthLink Material Adverse Effect. EarthLink Operations, Inc., the only Significant Subsidiary of EarthLink, is incorporated in Delaware and is a wholly-owned subsidiary of EarthLink.

    (b) All of the outstanding shares of capital stock of, or other ownership interest in, each Significant Subsidiary of EarthLink has been validly issued and is fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest in, each of EarthLink's Significant Subsidiaries, that is owned, directly or indirectly, by EarthLink, is owned free and clear of any Lien and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) with such exceptions as, individually or in the aggregate, would not be reasonably likely to have, an EarthLink Material Adverse Effect. There are no outstanding (i) securities of EarthLink or any of its Significant Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its Significant Subsidiaries, (ii) options, warrants or other rights to acquire from EarthLink or any of its Significant Subsidiaries, and no other obligation of EarthLink or any of its Significant Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its Significant Subsidiaries or (iii) obligations of EarthLink or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its Significant Subsidiaries or any capital stock of, or other ownership interests in, any of its Significant Subsidiaries.

    Section 5.7.  EARTHLINK SEC DOCUMENTS.

    (a) EarthLink has made available to MindSpring the EarthLink SEC Documents. EarthLink has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1997. No EarthLink Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

    (b) As of its filing date, each EarthLink SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

    (c) No EarthLink SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No EarthLink SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 5.8.  FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES.

    (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of EarthLink included in the EarthLink 10-K and the EarthLink 10-Q fairly present in all material respects, in conformity with generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated in the notes thereto and except that financial statements on Form 10-Q do not contain all GAAP notes to such financial statements), the consolidated financial position of EarthLink and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    (b) There are no liabilities of EarthLink or any EarthLink Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a consolidated balance sheet of EarthLink, other than:

        (i) liabilities or obligations disclosed or provided for in the EarthLink Balance Sheet or disclosed in the notes thereto;

        (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

        (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

    Section 5.9.  INFORMATION TO BE SUPPLIED.

    (a) The information to be supplied by EarthLink expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to EarthLink) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    (b) Notwithstanding the foregoing, EarthLink makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by MindSpring or Newco.

    Section 5.10.  ABSENCE OF CERTAIN CHANGES.

    Since December 31, 1998, except as otherwise expressly contemplated by this Agreement, EarthLink and the EarthLink Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of EarthLink or any EarthLink Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an EarthLink Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an EarthLink Material Adverse Effect or
(c) any incurrence, assumption or guarantee by EarthLink of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

    Section 5.11.  LITIGATION.

    There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of EarthLink threatened against, EarthLink or any EarthLink Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have, an EarthLink Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against EarthLink that would be reasonably likely to have, individually or in the aggregate, an EarthLink Material Adverse Effect.

    Section 5.12.  TAXES.

    (a) All Tax returns, statements, reports and forms (collectively, the "EARTHLINK RETURNS") required to be filed with any taxing authority by, or with respect to, EarthLink and the EarthLink Subsidiaries have been filed in substantial compliance with all applicable laws.

    (b) EarthLink and the EarthLink Subsidiaries have timely paid all Taxes shown as due and payable on the EarthLink Returns that have been so filed, and all other Taxes not subject to reporting obligations, and, as of the time of filing, the EarthLink Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of EarthLink and the EarthLink Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the EarthLink Balance Sheet).

    (c) EarthLink and the EarthLink Subsidiaries have made provision for all Taxes payable by them for which no EarthLink Return has yet been filed.

    (d) The charges, accruals and reserves for Taxes with respect to EarthLink and the EarthLink Subsidiaries reflected on the EarthLink Balance Sheet are adequate under GAAP to cover the tax liabilities accruing through the date thereof.

    (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to EarthLink or any of the EarthLink Subsidiaries in respect of any Tax that would be reasonably likely to have an EarthLink Material Adverse Effect

    (f) Neither EarthLink nor any of the EarthLink Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which EarthLink was the common parent.

    (g) Neither EarthLink nor any of the EarthLink Subsidiaries holds any asset subject to a consent under Section 341(f) of the Code.

    Section 5.13.  EMPLOYEE BENEFITS.

    (a) SECTION 5.13(A) of the EarthLink Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by EarthLink or any ERISA Affiliate (as defined below) and covers any employee or former employee of EarthLink or any EarthLink Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to MindSpring together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "EARTHLINK EMPLOYEE PLANS". For purposes of this SECTION 5.13, "ERISA AFFILIATE" of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

    (b) SCHEDULE 5.13(B) of the EarthLink Disclosure Schedule separately identifies each EarthLink Employee Plan that constitutes a "multiemployer plan", as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), or any other plan subject to Title IV of ERISA (a "RETIREMENT PLAN"). No "accumulated funding deficiency", as defined in Section 412 of the Code, has been incurred with respect to any EarthLink Employee Plan that is a Retirement Plan, whether or not waived. To the Knowledge of EarthLink, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any EarthLink Employee Plan that is a Retirement Plan or, with respect to any EarthLink Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither EarthLink nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have an EarthLink Material Adverse Effect. To the Knowledge of EarthLink, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any EarthLink Employee Plan has occurred that will make EarthLink or any EarthLink Subsidiary, or any officer or director of EarthLink or any EarthLink Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have an EarthLink Material Adverse Effect.

    (c)  Each EarthLink Employee Plan that is intended to be qualified under
Section 401 (a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. EarthLink has furnished, or will make available upon request, to MindSpring copies of the most recent Internal Revenue Service determination letters with respect to each such EarthLink Employee Plan. Each EarthLink Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such EarthLink Employee Plan.

    (d) There is no contract, agreement, plan or arrangement that, as a result of the EarthLink Merger, would be reasonably likely to obligate EarthLink to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

    (e) Except as disclosed in writing to MindSpring prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any EarthLink Employee Plan that would increase materially the expense of maintaining such EarthLink Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

    (f) No EarthLink Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of EarthLink or any subsidiary.

    Section 5.14.  COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

    (a) To the Knowledge of EarthLink, neither EarthLink nor any EarthLink Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

    (b) Each of EarthLink and the EarthLink Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by EarthLink and the EarthLink Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect.

    Section 5.15.  TITLE TO PROPERTIES.

    (a) EarthLink and each EarthLink Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of EarthLink and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which EarthLink or any EarthLink Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of EarthLink and the EarthLink Subsidiaries to conduct their business, taken as a whole, as currently conducted.

    (b) Except as would not be reasonably likely, individually or in the aggregate, to have an EarthLink Material Adverse Effect, (i) EarthLink and each EarthLink Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) EarthLink and each EarthLink Subsidiary enjoy peaceful and undisturbed possession under all such leases.

    Section 5.16.  INTELLECTUAL PROPERTY.

    Except as would not be reasonably likely to have an EarthLink Material Adverse Effect or a Newco Material Adverse Effect, individually or in the aggregate, EarthLink and the EarthLink Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "EARTHLINK INTELLECTUAL PROPERTY") necessary to carry on the business of EarthLink and the EarthLink Subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted by Newco. Neither EarthLink nor any EarthLink Subsidiary has received any written notice of infringement of or challenge to, and there are no claims pending or, to EarthLink's Knowledge, threatened with respect to the rights of others to the use of, any EarthLink Intellectual Property that, in any such case, individually or in the aggregate, would be reasonably likely to have an EarthLink Material Adverse Effect or a Newco Material Adverse Effect.

    Section 5.17.  ENVIRONMENTAL MATTERS.

    (a) With such exceptions as, individually or in the aggregate, would not be reasonably likely to have an EarthLink Material Adverse Effect, to the Knowledge of EarthLink, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against EarthLink or any EarthLink Subsidiary with respect to any applicable Environmental

Law and (ii) EarthLink and the EarthLink Subsidiaries are and have been in compliance with all applicable Environmental Laws.

    (b) For purposes of this SECTION 5.17 and SECTION 6.17, the term "ENVIRONMENTAL LAWS" means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals.

    Section 5.18.  FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR.

    (a) Except for Credit Suisse First Boston Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, EarthLink or any EarthLink Subsidiary who might be entitled to any fee or commission from MindSpring or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    (b) EarthLink has received the opinion of Credit Suisse First Boston Corporation, dated as of the date hereof, to the effect that, as of such date, the EarthLink Exchange Ratio is fair, from a financial point of view, to the holders of shares of EarthLink Common Stock and EarthLink Preferred Stock (other than MindSpring and any MindSpring Subsidiary).

    Section 5.19.  REQUIRED VOTE, BOARD APPROVAL.

    (a) The only votes of the holders of any class or series of capital stock of EarthLink required by law, rule or regulation to approve this Agreement and/or any of the other transactions contemplated hereby are the affirmative vote of the holders of more than fifty percent of the outstanding EarthLink Common Stock (the "EARTHLINK STOCKHOLDER APPROVAL").

    (b) EarthLink's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the EarthLink Merger, are advisable and in the best interests of EarthLink and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof.

    Section 5.20.  STATE TAKEOVER STATUTES.

    EarthLink has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, such Sections do not apply to the EarthLink Merger or any of such transactions. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

    Section 5.21.  POOLING MATTERS; TAX TREATMENT.

    (a) EarthLink intends that the EarthLink Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. EarthLink will request a letter addressed to it from PricewaterhouseCoopers LLP dated as of the Closing Date, and (if and when obtained) a copy of it will be delivered to MindSpring. Such letter (which may contain customary qualifications and assumptions) shall state that PricewaterhouseCoopers LLP concurs with EarthLink's management's conclusion that no conditions exist that would preclude Newco from accounting for the Mergers as a "pooling of interests," as described in the first sentence of this
SECTION 5.21(A).

    (b) Neither EarthLink nor any of its Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent the EarthLink Merger from qualifying (i) for "pooling of interests" accounting treatment as described in SECTION 5.21(A) above or
(ii) as a 368 Reorganization.

    Section 5.22.  CERTAIN AGREEMENTS.

    None of EarthLink, any EarthLink Subsidiary or any of their respective Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts EarthLink, any EarthLink Subsidiary or Newco or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of EarthLink and the EarthLink Subsidiaries or would be material to the business of Newco (assuming the Mergers had taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of EarthLink or any EarthLink Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of EarthLink or any EarthLink Subsidiary thereunder.

    Section 5.23.  YEAR 2000 COMPLIANCE.

    EarthLink has reviewed its operations and has made reasonable inquiries of any third parties with which EarthLink has a material relationship to evaluate the extent to which the business or operations of EarthLink will be affected by the Year 2000 Problem. As a result of such review, except as otherwise described in the EarthLink SEC documents, EarthLink has no reason to believe, and does not believe, that the Year 2000 Problem will have an EarthLink Material Adverse Effect or result in any material loss or interference with EarthLink's business or operations. The "Year 2000 Problem" as used herein means any significant risk that computer hardware or software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data or in the operation of mechanical or electrical systems of any kind will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

                                   ARTICLE VI
                  REPRESENTATIONS AND WARRANTIES OF MINDSPRING

    Except as disclosed in (i) the MindSpring Disclosure Schedule delivered to EarthLink separately prior to, or contemporaneously with, the date hereof (which disclosure schedule shall make a specific reference to the particular Section or subsection of this Agreement to which exception is being taken but once made shall be deemed made for all purposes of the MindSpring Disclosure Schedule) or
(ii) the MindSpring SEC Documents filed or made prior to the date hereof, MindSpring represents and warrants to EarthLink that:

    Section 6.1.  CORPORATE EXISTENCE AND POWER.

    MindSpring is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers required to carry on its business as now conducted. MindSpring is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not be reasonably likely to have an MindSpring Material Adverse Effect. MindSpring has heretofore made available to EarthLink true and complete copies of MindSpring's certificate of incorporation and bylaws as currently in effect.

    Section 6.2.  CORPORATE AUTHORIZATION.

    The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby are within MindSpring's corporate powers and, except for the MindSpring Stockholder Approval (as defined herein), have been duly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of EarthLink and Newco, this Agreement constitutes a valid and binding agreement of MindSpring, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws, now or hereafter in effect, relating to or affecting creditors' rights and remedies and to general principles of equity.

    Section 6.3.  GOVERNMENTAL AUTHORIZATION.

    The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity other than (a) the filing of (i) a certificate of merger in accordance with the DGCL and (ii) appropriate documents with the relevant authorities of other states or jurisdictions in which MindSpring or any MindSpring Subsidiary is qualified to do business; (b) compliance with any applicable requirements of the HSR Act;
(c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or blue sky laws; and (e) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have a MindSpring Material Adverse Effect or (assuming for this purpose that the Effective Time had occurred) an EarthLink Material Adverse Effect, or
(y) prevent or materially impair the ability of MindSpring to consummate the transactions contemplated by this Agreement.

    Section 6.4.  NON-CONTRAVENTION.

    The execution, delivery and performance by MindSpring of this Agreement and the consummation by MindSpring of the transactions contemplated hereby do not and will not (a) contravene or conflict with MindSpring's certificate of incorporation or bylaws, (b) assuming compliance with the matters referred to in
SECTION 6.3, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to MindSpring or any MindSpring Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of MindSpring or any MindSpring Subsidiary or to a loss of any benefit or status to which MindSpring or any MindSpring Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon MindSpring or any MindSpring Subsidiary or any license, franchise, permit or other similar authorization held by MindSpring or any MindSpring Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of MindSpring or any MindSpring Subsidiary other than, in the case of each of (b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a MindSpring Material Adverse Effect or (y) prevent or materially impair the ability of MindSpring to consummate the transactions contemplated by this Agreement.

    Section 6.5.  CAPITALIZATION.

    (a) The authorized capital stock of MindSpring consists of 400,000,000 shares of MindSpring Common Stock and 1,000,000 shares of MindSpring Preferred Stock. As of September 21, 1999, there were outstanding (x) 63,504,352 shares of MindSpring Common Stock, (y) no shares of MindSpring Preferred Stock and
(z) stock options to purchase an aggregate of 5,542,579 shares of MindSpring Common Stock (of which options to purchase an aggregate of 1,054,346 MindSpring Common Stock were exercisable). All outstanding shares of capital stock of MindSpring have been duly authorized and validly issued and are fully paid and nonassessable.

    (b) As of the date hereof, except (i) as set forth in this SECTION 6.5,
(ii) the MindSpring Notes and (iii) for changes since September 21, 1999, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of MindSpring, (y) securities of MindSpring convertible into or exchangeable for shares of capital stock or voting securities of MindSpring, or (z) options or other rights to acquire from MindSpring, and no obligation of MindSpring to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of MindSpring (the items in clauses (x), (y) and (z) being referred to collectively as the "MINDSPRING SECURITIES"). If a Change of Control, as defined in the MindSpring Indenture, had occurred as of September 21, 1999, the MindSpring Notes would have been convertible into 2,879,600 shares o MindSpring Common Stock. There are no outstanding obligations of MindSpring or any MindSpring Subsidiary to repurchase, redeem or otherwise acquire any MindSpring Securities. There are no outstanding contractual obligations of MindSpring to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person other than in the ordinary course of business consistent with past practice. There are no stockholder agreements, voting trusts or other agreements or understandings to which MindSpring is a party, or of which MindSpring is aware, relating to voting, registration or disposition of any shares of capital stock of MindSpring or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of MindSpring.

    Section 6.6.  SUBSIDIARIES.

    There are no MindSpring Subsidiaries.

    Section 6.7.  MINDSPRING SEC DOCUMENTS.

    (a) MindSpring has made available to EarthLink the MindSpring SEC Documents. MindSpring has filed all reports, filings, registration statements and other documents required to be filed by it with the SEC since December 31, 1997. No MindSpring Subsidiary is required to file any form, report, registration statement or prospectus or other document with the SEC.

    (b) As of its filing date, each MindSpring SEC Document complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

    (c) No MindSpring SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No MindSpring SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date such document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    Section 6.8.  FINANCIAL STATEMENTS, NO MATERIAL UNDISCLOSED LIABILITIES.

    (a) The audited financial statements and unaudited interim financial statements of MindSpring included in the MindSpring 10-K and the MindSpring 10-Q fairly present in all material respects, in conformity with GAAP (except as may be indicated in the notes thereto and except that financial statements on Form 10-Q do not contain all GAAP notes to such financial statements), the financial position of MindSpring and its Subsidiaries as of the dates thereof and their results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    (b) There are no liabilities of MindSpring or any MindSpring Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of MindSpring, other than:

        (i) liabilities or obligations disclosed or provided for in the MindSpring Balance Sheet or disclosed in the notes thereto;

        (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

        (iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

    Section 6.9.  INFORMATION TO BE SUPPLIED.

    (a) The information to be supplied by MindSpring expressly for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus will (i) in the case of the Registration Statement, at the time it becomes effective, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) in the case of the remainder of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof, and at the time of the Special Meetings, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus will comply (with respect to information relating to MindSpring) as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

    (b) Notwithstanding the foregoing, MindSpring makes no representation or warranty with respect to any statements made or incorporated by reference in the Joint Proxy Statement/Prospectus based on information supplied by EarthLink or Newco.

    Section 6.10.  ABSENCE OF CERTAIN CHANGES.

    Since December 31, 1998, except as otherwise expressly contemplated by this Agreement, MindSpring and the MindSpring Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of MindSpring or any MindSpring Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have a MindSpring Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a MindSpring Material Adverse Effect or (c) any incurrence, assumption or guarantee by MindSpring of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices.

    Section 6.11.  LITIGATION.

    There is no action, suit, investigation, arbitration or proceeding pending against, or to the Knowledge of MindSpring threatened against, MindSpring or any MindSpring Subsidiary or any of their respective assets or properties before any arbitrator or Governmental Entity that, individually or in the aggregate, would be reasonably likely to have a MindSpring Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against MindSpring that would be reasonably likely to have, individually or in the aggregate, a MindSpring Material Adverse Effect.

    Section 6.12.  TAXES.

    (a) All Tax returns, statements, reports and forms (collectively, the "MINDSPRING RETURNS") required to be filed with any taxing authority by, or with respect to, MindSpring and the MindSpring Subsidiaries have been filed in substantial compliance with all applicable laws.

    (b) MindSpring and the MindSpring Subsidiaries have timely paid all Taxes shown as due and payable on the MindSpring Returns that have been so filed, and all other Taxes not subject to reporting obligations, and as of the time of filing, the MindSpring Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of MindSpring and the MindSpring Subsidiaries (other than Taxes that are being contested in good faith and for which adequate reserves are reflected on the MindSpring Balance Sheet).

    (c) MindSpring and the MindSpring Subsidiaries have made provision for all Taxes payable by them for which no MindSpring Return has yet been filed.

    (d) The charges, accruals and reserves for Taxes with respect to MindSpring and its Subsidiaries reflected on the MindSpring Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof.

    (e) There is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to MindSpring or any of the MindSpring Subsidiaries in respect of any Tax that would be reasonably likely to have a MindSpring Material Adverse Effect.

    (f) Neither MindSpring nor any of the MindSpring Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which MindSpring was the common parent.

    (g) Neither MindSpring nor any of the MindSpring Subsidiaries holds any asset subject to a consent under Section 341(f) of the Code.

    Section 6.13.  EMPLOYEE BENEFITS.

    (a) SECTION 6.13(A) of the MindSpring Disclosure Schedule contains a correct and complete list identifying each material "employee benefit plan", as defined in Section 3(3) of the ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by MindSpring or any ERISA Affiliate and covers any employee or former employee of MindSpring or any MindSpring Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to EarthLink together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such plan. Such plans are referred to collectively herein as the "MINDSPRING EMPLOYEE PLANS".

    (b) SECTION 6.13(B) of the MindSpring Disclosure Schedule separately identifies each MindSpring Employee Plan that constitutes a Multiemployer Plan or a Retirement Plan. No "accumulated funding deficiency", as defined in
Section 412 of the Code, has been incurred with respect to any MindSpring Employee Plan that is a Retirement Plan, whether or not waived. To the Knowledge of MindSpring, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any MindSpring Employee Plan that is a Retirement Plan or, with respect to any MindSpring Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither MindSpring nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have a MindSpring Material Adverse Effect. To the Knowledge of MindSpring, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any MindSpring Employee Plan has occurred that will make MindSpring or any MindSpring Subsidiary, or any officer or director of MindSpring or any MindSpring Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have a MindSpring Material Adverse Effect.

    (c) Each MindSpring Employee Plan that is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. MindSpring has furnished, or will make available upon request, to EarthLink copies of the most recent Internal Revenue Service determination letters with respect to each such MindSpring Employee Plan. Each MindSpring Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such MindSpring Employee Plan.

    (d) There is no contract, agreement, plan or arrangement that, as a result of the MindSpring Merger, would be reasonably likely to obligate MindSpring to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

    (e) Except as disclosed in writing to EarthLink prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any MindSpring Employee Plan that would increase materially the expense of maintaining such MindSpring Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

    (f) No MindSpring Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of MindSpring or any subsidiary.

    Section 6.14.  COMPLIANCE WITH LAWS; LICENSES, PERMITS AND REGISTRATIONS.

    (a) To the Knowledge of MindSpring, neither MindSpring nor any MindSpring Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

    (b) Each of MindSpring and the MindSpring Subsidiaries has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by MindSpring and the MindSpring Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect.

    Section 6.15.  TITLE TO PROPERTIES.

    (a) MindSpring and each MindSpring Subsidiary have good and marketable title to, or valid leasehold interests in, all their properties and assets except for such as are no longer used or useful in the conduct of their businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that, in the aggregate, do not materially interfere with the ability of MindSpring and its Subsidiaries to conduct their business, taken as a whole, as currently conducted. All such assets and properties, other than assets and properties in which MindSpring or any MindSpring Subsidiary has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of MindSpring and the MindSpring Subsidiaries to conduct their business, taken as a whole, as currently conducted.

    (b) Except as would not be reasonably likely, individually or in the aggregate, to have a MindSpring Material Adverse Effect, (i) MindSpring and each MindSpring Subsidiary are in compliance with the terms of all leases to which they are a party and under which they are in occupancy, and all such leases are in full force and effect and (ii) MindSpring and each MindSpring Subsidiary enjoy peaceful and undisturbed possession under all such leases.

    Section 6.16.  INTELLECTUAL PROPERTY.

    Except as would not be reasonably likely to have a MindSpring Material Adverse Effect or a Newco Material Adverse Effect, individually or in the aggregate, MindSpring and the MindSpring Subsidiaries own or have a valid license to use each trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right (collectively, the "MINDSPRING INTELLECTUAL PROPERTY") necessary to carry on the business of MindSpring and the MindSpring Subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted by Newco. Neither MindSpring nor any MindSpring Subsidiary has received any written notice of infringement of or challenge to, and there are no claims pending or, to MindSpring's Knowledge, threatened with respect to the rights of others to the use of, any MindSpring Intellectual Property that, in any such case, individually or in the aggregate, would be reasonably likely to have a MindSpring Material Adverse Effect or a Newco Material Adverse Effect.

    Section 6.17.  ENVIRONMENTAL MATTERS.

    With such exceptions as, individually or in the aggregate, would not be reasonably likely to have a MindSpring Material Adverse Effect, to the Knowledge of MindSpring, (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, MindSpring or any MindSpring Subsidiary, with respect to any applicable Environmental Law and (ii) MindSpring and the MindSpring Subsidiaries are and have been in compliance with all applicable Environmental Laws.

    Section 6.18.  FINDERS' FEES; OPINIONS OF FINANCIAL ADVISOR.

    (a) Except for Donaldson, Lufkin & Jenrette Securities Corporation, there is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, MindSpring or any MindSpring Subsidiary who might be entitled to any fee or commission from EarthLink or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

    (b) MindSpring has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated as of the date hereof, to the effect that, as of such date, the MindSpring Exchange Ratio is fair, from a financial point of view, to the holders of shares of MindSpring Common Stock (other than EarthLink and any EarthLink Subsidiary).

    Section 6.19.  REQUIRED VOTE, BOARD APPROVAL.

    (a) The only vote of the holders of any class or series of capital stock of MindSpring required by law, rule or regulation to approve this Agreement and/or any of the other transactions contemplated hereby is the affirmative vote (the "MINDSPRING STOCKHOLDER APPROVAL") of the holders of more than fifty percent of the outstanding shares of MindSpring Common Stock in favor of the adoption of this Agreement.

    (b) MindSpring's Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the MindSpring Merger, are advisable and in the best interests of MindSpring and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend to such stockholders that they vote in favor of adopting and approving this Agreement in accordance with the terms hereof.

    Section 6.20.  STATE TAKEOVER STATUTES.

    MindSpring has taken all actions required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from the provisions of Section 203 of the DGCL, and accordingly, such Sections do not apply to the Merger or any of such transactions. No other "control share acquisition," "fair price" or other anti-takeover laws or regulations enacted under state or federal laws in the United States apply to this Agreement or any of the transactions contemplated hereby.

    Section 6.21.  POOLING MATTERS; TAX TREATMENT.

    (a) MindSpring intends that the MindSpring Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the rules and regulations of the SEC. MindSpring will request a letter addressed to it from Arthur Andersen LLP dated as of the Closing Date, and (if and when obtained) a copy of it will be delivered to EarthLink. Such letter (which may contain customary qualifications and assumptions) shall state that Arthur Andersen LLP concurs with MindSpring's management's conclusion that no conditions exist with respect to MindSpring that would preclude Newco from accounting for the Mergers as a "pooling of interests" as described in the first sentence of SECTION 6.21(A).

    (b) Neither MindSpring nor any of its Affiliates has taken or agreed to take, or will take, any action or is aware of any fact or circumstance that would prevent the MindSpring Merger from qualifying (i) for "pooling of interests" accounting treatment as described in SECTION 6.21(A) above or
(ii) as a 368 Reorganization.

    Section 6.22.  CERTAIN AGREEMENTS.

    None of MindSpring, any MindSpring Subsidiary or any of their respective Affiliates (i) are parties to or otherwise bound by any agreement or arrangement that limits or otherwise restricts MindSpring, any MindSpring Subsidiary or Newco or any of their respective Affiliates from engaging or competing in any line of business or in any locations, which agreement or arrangement is material to the business of MindSpring and the MindSpring Subsidiaries or would be material to the business of Newco (assuming the Mergers had taken place), in either case taken as a whole and (ii) except in the ordinary course of business, have amended, modified or terminated any material contract, agreement or arrangement of MindSpring or any MindSpring Subsidiary or otherwise waived, released or assigned any material rights, claims or benefits of MindSpring or any MindSpring Subsidiary thereunder.

    Section 6.23.  YEAR 2000 COMPLIANCE.

    MindSpring has reviewed its operations and has made reasonable inquiries of any third parties with which MindSpring has a material relationship to evaluate the extent to which the business or operations of MindSpring will be affected by the Year 2000 Problem. As a result of such review, except as otherwise described in the MindSpring SEC documents, MindSpring has no reason to believe, and does not believe, that the Year 2000 Problem will have an MindSpring Material Adverse Effect or result in any material loss or interference with MindSpring's business or operations.

                                  ARTICLE VII
                             COVENANTS OF EARTHLINK

    EarthLink agrees that:

    Section 7.1.  EARTHLINK INTERIM OPERATIONS.

    Except as set forth in the EarthLink Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of MindSpring (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, EarthLink shall, and shall cause each of the EarthLink Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for EarthLink or any EarthLink Subsidiary to carry on its business and
(iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as set forth in the EarthLink Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of MindSpring (which consent shall not be unreasonably withheld or delayed), EarthLink shall not, nor shall it permit any EarthLink Subsidiary to:

    (a) amend its certificate of incorporation or by-laws;

    (b) split, combine or reclassify any shares of capital stock of EarthLink or any less-than-wholly-owned EarthLink Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any EarthLink Subsidiary;

    (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) options to purchase up to an aggregate of 500,000 shares of its capital stock, plus an additional number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former EarthLink employees, pursuant to the EarthLink Employee Plans; (B) EarthLink Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) above of this
SECTION 7.1(C)(I); or (C) EarthLink Common Stock upon the conversion of the EarthLink Preferred Stock or in accordance with the Sprint Governance Agreement, all in accordance with the present terms of such instruments and agreements; or
(ii) amend in any material respect any material term of any outstanding security of EarthLink or any EarthLink Subsidiary;

    (d) other than in connection with transactions not prohibited by
SECTION 7.1(E), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for EarthLink and the EarthLink Subsidiaries made available to MindSpring, or (ii) incurred in the ordinary course of business of EarthLink and the EarthLink Subsidiaries;

    (e) acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 7.1(D) hereof), or
(ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 7.1(D) hereof);

    (f) sell, lease, encumber or otherwise dispose of any assets, other than
(i) sales in the ordinary course of business consistent with past practice,
(ii) equipment and property no longer used in the operation of EarthLink's business and (iii) assets related to discontinued operations of EarthLink or any EarthLink Subsidiary;

    (g) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until EarthLink or any EarthLink Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of EarthLink or any EarthLink Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under EarthLink's existing credit agreements and overnight borrowings); PROVIDED, HOWEVER, that, notwithstanding the foregoing neither EarthLink nor any EarthLink Subsidiary shall incur any borrowings whatsoever under the Credit Agreement dated as of February 10, 1998, between EarthLink, as borrower, and Sprint, as lender;

    (h) (i) enter into any agreement or arrangement that limits or otherwise restricts EarthLink, any EarthLink Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict EarthLink, any EarthLink Subsidiary or Newco, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of EarthLink and the EarthLink Subsidiaries or the business of Newco (assuming the Mergers had taken place), in either case taken as a whole or (ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of EarthLink or any EarthLink Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of EarthLink or any EarthLink Subsidiary thereunder;

    (i) (i) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or an EarthLink severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of EarthLink or any EarthLink Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any such existing plan or (iv) except as may be required by law, amend in any material respect any EarthLink Employee Plan;

    (j) change EarthLink's (x) methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred with by its independent public accountants or (y) fiscal year;

    (k) (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of EarthLink and the EarthLink Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the most recent consolidated financial statements (or the notes thereto) of EarthLink included in the EarthLink SEC Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of EarthLink and the EarthLink Subsidiaries, taken as a whole; or

    (l) agree, resolve or commit to do any of the foregoing.

    Section 7.2.  ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

    (a) EarthLink agrees that it shall not, nor shall it permit any EarthLink Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of EarthLink or any EarthLink Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for EarthLink, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for EarthLink,
(iii) grant any waiver or release under any standstill or similar agreement with respect to any class of EarthLink's equity securities or (iv) enter into any agreement with respect to an Acquisition Proposal for

EarthLink. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, accountant, agent or other advisor or representative of EarthLink or any EarthLink Subsidiary, whether or not such individual is purporting to act on behalf of EarthLink or any EarthLink Subsidiary or otherwise, shall be deemed to be a breach of this SECTION 7.2 by EarthLink. EarthLink shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal for EarthLink.

    (b) Notwithstanding the foregoing, nothing contained in this SECTION 7.2 shall prohibit the Board of Directors of EarthLink from (i) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for EarthLink; and (ii) prior to the EarthLink Special Meeting, furnishing information to or entering into discussions or negotiations with, any Person that makes a BONA FIDE proposal or offer with respect to EarthLink that constitutes an Acquisition Proposal for EarthLink, if (A) the Board of Directors of EarthLink determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, EarthLink provides written notice to MindSpring of the identity of the Person making the Acquisition Proposal for EarthLink and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) EarthLink enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the letter agreement, dated August 17, 1999, between EarthLink and MindSpring; (D) EarthLink keeps MindSpring informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides MindSpring with copies of any and all written inquiries or proposals relating thereto; and (E) such Acquisition Proposal was not solicited in violation of SECTION 7.2(A) hereof.

    (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for EarthLink constitutes an EarthLink Superior Proposal (as defined below), the Board of Directors of EarthLink may withdraw its recommendation of this Agreement as required under SECTION 3.1 hereof and recommend such EarthLink Superior Proposal to its stockholders (i) if, but only if, EarthLink (A) complies fully with this SECTION 7.2 and (B) provides MindSpring with at least four (4) Business Days' prior written notice of its intent to withdraw its recommendation of this Agreement and (ii) if, in the event that during such four (4) Business Days MindSpring makes a counter proposal to such EarthLink Superior Proposal (the "MINDSPRING COUNTER PROPOSAL"), the EarthLink Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the MindSpring Counter Proposal is not at least as favorable to EarthLink's stockholders as the EarthLink Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

    (d) For the purposes of this Agreement, an "EARTHLINK SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the EarthLink Equity Securities and made by a Person other than an affiliate of EarthLink that the Board of Directors of EarthLink believes in good faith,
(x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of EarthLink than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of EarthLink (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); PROVIDED THAT the Board of Directors of EarthLink has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the EarthLink stockholders to comply with its fiduciary duties to stockholders under applicable law.

    (e) For the purposes of this Agreement, "EARTHLINK EQUITY SECURITIES" means
(i) any EarthLink common stock; (ii) any EarthLink preferred stock; (iii) any debt or equity securities of EarthLink convertible into or exchangeable for EarthLink common stock or preferred stock (on a fully-converted basis); and
(iv) any options, warrants or rights (or any other similar securities) issued by EarthLink to acquire EarthLink common stock or preferred stock (on a fully-converted basis).

    (f) Nothing in this SECTION 7.2 shall (i) permit EarthLink to terminate this Agreement (except as specifically provided in ARTICLE XI hereof) or (ii) affect any other obligation of EarthLink under this Agreement.

                                  ARTICLE VIII
                            COVENANTS OF MINDSPRING

    MindSpring agrees that:

    Section 8.1.  MINDSPRING INTERIM OPERATIONS.

    Except as set forth in the MindSpring Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior consent of EarthLink (which consent shall not be unreasonably withheld or delayed), from the date hereof until the Effective Time, MindSpring shall and shall cause each of the MindSpring Subsidiaries to, conduct their business in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact its present business organization,
(ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for MindSpring or any MindSpring Subsidiary to carry on its business and (iii) preserve existing relationships with its material customers, lenders, suppliers and others having material business relationships with it. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement, from the date hereof until the Effective Time, without the prior consent of EarthLink (which consent shall not be unreasonably withheld or delayed), MindSpring shall not, not shall it permit any MindSpring Subsidiary to:

    (a) amend its certificate of incorporation or by-laws;

    (b) split, combine or reclassify any shares of capital stock of MindSpring or any less-than-wholly-owned MindSpring Subsidiary or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property, or any combination thereof) in respect of its capital stock or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its securities or any securities of any MindSpring Subsidiary;

    (c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than (A) options to purchase up to an aggregate of 500,000 shares of its capital stock, plus an additional number of shares of capital stock equal to that number of shares underlying options forfeited prior to the Closing by former MindSpring employees, pursuant to the MindSpring Employee Plans, (B) MindSpring Common Stock upon the exercise of stock options or warrants in accordance with their present terms or upon exercise of options issued pursuant to clause (A) of this
SECTION 8.1(C)(I); or (C) MindSpring Common Stock upon the conversion of the MindSpring Notes; or (ii) amend in any material respect any material term of any outstanding security of MindSpring or any MindSpring Subsidiary;

    (d) other than in connection with transactions not prohibited by
SECTION 8.1(E), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the

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capital expenditure budgets for MindSpring and the MindSpring Subsidiaries made available to EarthLink, or (ii) incurred in the ordinary course of business of MindSpring and the MindSpring Subsidiaries;

    (e) acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 8.1(D) hereof), or
(ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $5 million (which amount shall exclude any amounts for such transactions set forth in the capital expenditure budget described in SECTION 8.1(D) hereof);

    (f) sell, lease, encumber or otherwise dispose of any assets, other than
(i) sales in the ordinary course of business consistent with past practice,
(ii) equipment and property no longer used in the operation of MindSpring's business and (iii) assets related to discontinued operations of MindSpring or any MindSpring Subsidiary;

    (g) incur (which shall not be deemed to include entering into credit agreements, lines of credit or similar arrangements until MindSpring or any MindSpring Subsidiary becomes liable with respect to any indebtedness for borrowed money or guarantees thereof under such arrangements) any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of MindSpring or any MindSpring Subsidiary or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice (which shall include, without limitation, borrowings under MindSpring's existing credit agreements and overnight borrowings).

    (h) (i) enter into any agreement or arrangement that limits or otherwise restricts MindSpring, any MindSpring Subsidiary or any of their respective Affiliates or any successor thereto or that would, after the Effective Time, limit or restrict MindSpring, any MindSpring Subsidiary or Newco, or any of their respective Affiliates, from engaging or competing in any line of business or in any location, which agreement or arrangement would be material to the business of MindSpring and the MindSpring Subsidiaries or the business of Newco (assuming the Mergers had taken place), in either case taken as a whole or
(ii) except in the ordinary course of business, amend, modify or terminate any material contract, agreement or arrangement of MindSpring or any MindSpring Subsidiary or otherwise waive, release or assign any material rights, claims or benefits of MindSpring or any MindSpring Subsidiary thereunder;

    (i) (i) except in the ordinary course of business consistent with past practice or as required by law or an existing agreement, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by law, an agreement existing on the date hereof or MindSpring severance policy as of the date hereof, grant any severance or termination pay to any director, officer or employee of MindSpring or any MindSpring Subsidiary, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business, make any contribution to any existing such plan or (iv) except as may be required by law, amend in any material respect any MindSpring Employee Plan;

    (j) change MindSpring's (x) methods of accounting in effect at December 31, 1998, except as required by changes in GAAP or by Regulations S-X of the Exchange Act, as concurred with by its independent public accountants or
(y) fiscal year;

    (k) (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of MindSpring and the MindSpring Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the most recent consolidated financial

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statements (or the notes thereto) of MindSpring included in the MindSpring SEC
Documents or (y) incurred since the date of such financial statements in the ordinary course of business consistent with past practice, or (ii) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability that in either case is material to the business of MindSpring and the MindSpring Subsidiaries, taken as a whole; or

    (l) agree, resolve or commit to do any of the foregoing.

    Section 8.2.  ACQUISITION PROPOSALS; BOARD RECOMMENDATION.

    (a) MindSpring agrees that it shall not, nor shall it permit any MindSpring Subsidiary to, nor shall it authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of MindSpring or any MindSpring Subsidiary, directly or indirectly, to (i) solicit, initiate or knowingly facilitate or encourage the submission of any Acquisition Proposal for MindSpring, (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action knowingly to facilitate any inquiries or the making of any proposal that constitutes an Acquisition Proposal for MindSpring, (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of MindSpring equity securities or
(iv) enter into any agreement with respect to any Acquisition Proposal for MindSpring. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director, investment banker, attorney, accountant, agent or other advisor or representative of MindSpring or any MindSpring Subsidiary, whether or not such individual is purporting to act on behalf of MindSpring or any MindSpring Subsidiary, or otherwise, shall be deemed to be a breach of this SECTION 8.2 by MindSpring. MindSpring shall cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could be reasonably expected to lead to, any Acquisition Proposal for MindSpring.

    (b) Notwithstanding the foregoing, nothing contained in this SECTION 8.2 shall prohibit the Board of Directors of MindSpring from (i) to the extent applicable, complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal for MindSpring; and (ii) prior to the MindSpring Special Meeting, furnishing information to or entering into discussions or negotiations with, any Person that makes a bona fide proposal or offer with respect to MindSpring that constitutes an Acquisition Proposal for MindSpring, if: (A) the Board of Directors of MindSpring determines in good faith, taking into account the advice of outside counsel, that such action is reasonably likely to be required for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law; (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, MindSpring provides written notice to EarthLink of the identity of the Person making the Acquisition Proposal for MindSpring and that it intends to furnish information to, or intends to enter into discussions or negotiations with, such Person; (C) MindSpring enters into a confidentiality agreement with such Person on terms in the aggregate not more favorable to such Person than the terms of the letter agreement, dated August 17, 1999, between MindSpring and EarthLink; (D) MindSpring keeps EarthLink informed on a timely basis of the status of such negotiations and all material terms and conditions thereof and promptly provides EarthLink with copies of any and all written inquiries or proposals relating thereto; and (E) such Acquisition Proposal was not solicited in violation of SECTION 8.2(A).

    (c) Notwithstanding any other provision of this Agreement, in the event that an Acquisition Proposal for MindSpring constitutes a MindSpring Superior Proposal (as defined below), the Board of Directors of MindSpring may withdraw its recommendation of this Agreement as required under SECTION 3.1 hereof and recommend such MindSpring Superior Proposal to its stockholders (i) if, but only if, MindSpring (A) complies fully with this SECTION 8.2 and (B) provides EarthLink with at least four (4) Business Days' prior written notice of its intent to withdraw its recommendation of this

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Agreement and (ii) if, in the event that during such four (4) Business Days
EarthLink makes a counter proposal to such MindSpring Superior Proposal (the "EARTHLINK COUNTER PROPOSAL"), the MindSpring Board of Directors in good faith, taking into account the advice of its outside financial advisors, determines that the EarthLink Counter Proposal is not at least as favorable to MindSpring's stockholders as the MindSpring Superior Proposal (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal).

    (d) For the purposes of this Agreement, a "MINDSPRING SUPERIOR PROPOSAL" means a BONA FIDE Acquisition Proposal, having no financing contingency, for more than seventy-five percent (75%) of the aggregate voting power of the MindSpring Equity Securities and made by a Person other than an affiliate of MindSpring that the Board of Directors of MindSpring believes in good faith,
(x) taking into account the advice of its outside financial advisors, to be superior, from a financial point of view, to the stockholders of MindSpring than the proposal set forth in this Agreement and (y) to be more favorable generally to the stockholders of MindSpring (taking into account all financial and strategic considerations and other relevant factors, including relevant legal, financial, regulatory and other aspects of such proposals, and the conditions, prospects and time required for completion of such proposal); PROVIDED THAT the Board of Directors of MindSpring has determined in good faith, taking into account the advice of its outside legal counsel, that it is reasonably likely to be required to recommend such proposal to the MindSpring stockholders to comply with its fiduciary duties to stockholders under applicable law.

    (e) For the purposes of this Agreement, "MINDSPRING EQUITY SECURITIES" means: (i) any MindSpring common stock; (ii) any MindSpring preferred stock;
(iii) any debt or equity securities of MindSpring convertible into or exchangeable for MindSpring common stock or preferred stock (on a fully-converted basis); and (iv) any options, warrants or rights (or any other similar securities) issued by MindSpring to acquire MindSpring common stock or preferred stock (on a fully-converted basis).

    (f) Nothing in this SECTION 8.2 shall (i) permit MindSpring to terminate this Agreement (except as specifically provided in ARTICLE XI hereof) or
(ii) affect any other obligation of MindSpring under this Agreement.

                                   ARTICLE IX
                  COVENANTS OF MINDSPRING, NEWCO AND EARTHLINK

    The parties hereto agree that:

    Section 9.1.  REASONABLE BEST EFFORTS.

    Subject to the terms and conditions hereof, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable. In furtherance of the parties' undertakings pursuant to this SECTION 9.1, the parties shall cooperate in good faith to take such actions as they deem necessary to satisfy the closing conditions set forth in
SECTION 10.2(D) hereof.

    Section 9.2.  CERTAIN FILINGS; COOPERATION IN RECEIPT OF CONSENTS; LISTING.

    Promptly after the date hereof, MindSpring, EarthLink and Newco shall prepare and Newco shall file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as Newco's prospectus. Each of MindSpring and EarthLink shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate

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the Mergers. Each of MindSpring and EarthLink shall mail the Joint Proxy
Statement/Prospectus to their respective stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act and, if necessary, after the Joint Proxy Statement/Prospectus shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. EarthLink and MindSpring shall cause Newco to take any action required to be taken under any applicable state securities or blue sky laws in connection with the issuance of shares of Newco Common Stock in the Mergers.

    (a) No amendment or supplement to the Joint Proxy Statement/Prospectus will be made by Newco, MindSpring or EarthLink without the approval of the other parties, which will not be unreasonably withheld or delayed. Each party will advise the other parties, promptly after it receives notice thereof, of (i) the time when the Registration Statement has become effective or any supplement or amendment has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification of the shares of Newco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or
(iv) any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, MindSpring or EarthLink discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of MindSpring or EarthLink.

    (b) MindSpring and EarthLink shall cooperate with one another in
(i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby,
(ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers and
(iii) setting a mutually acceptable date for the Special Meetings, so as to enable them to occur, to the extent practicable, on the same date. Each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

    (c) Newco, EarthLink and MindSpring agree to use their respective reasonable best efforts to cause the shares of Newco Common Stock to be issued upon conversion of shares of EarthLink Common Stock and MindSpring Common Stock in accordance with this Agreement and the Certificates of Merger to be approved for listing upon issuance on the Nasdaq Stock Market with the ticker symbol "ELNK."

    Section 9.3.  PUBLIC ANNOUNCEMENTS.

    The parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange association, will not issue any such press release or make any such public statement prior to such consultation.

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    Section 9.4.  ACCESS TO INFORMATION, NOTIFICATION OF CERTAIN MATTERS.

    (a) From the date hereof until the Effective Time and subject to applicable law, MindSpring and EarthLink shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party,
(ii) furnish or make available to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and
(iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of the other party in its investigation. Any investigation pursuant to this
SECTION 9.4 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Unless otherwise required by law, each of EarthLink and MindSpring will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with SECTION 9.8. No information or knowledge obtained in any investigation pursuant to this SECTION 9.4 shall affect or be deemed to modify any representation or warranty made by any party hereunder.

    (b) Each party hereto shall give prompt notice to each other party hereto of:

        (i) any communication received by such party from, or given by such party to, any Governmental Entity in connection with any of the transactions contemplated hereby; and

        (ii) any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to this Agreement or that relate to the consummation of the transactions contemplated by this Agreement

PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
SECTION 9.4(B) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 9.5.  FURTHER ASSURANCES.

    At and after the Effective Time, the officers and directors of Newco will be authorized to execute and deliver, in the name and on behalf of EarthLink or MindSpring, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of EarthLink or MindSpring, any other actions and things to vest, perfect or confirm of record or otherwise in Newco any and all right, title and interest in, to and under any of the rights, properties or assets of MindSpring or EarthLink acquired or to be acquired by Newco as a result of, or in connection with the Mergers.

    Section 9.6.  TAX AND ACCOUNTING TREATMENT.

    (a) Prior to the Effective Time, each party shall use its best efforts to cause each of the Mergers to qualify as a 368 Reorganization, and will not take any action reasonably likely to cause the Mergers not so to qualify. Newco shall not take any action after the Effective Time reasonably likely to cause either of the Mergers not to qualify as a 368 Reorganization.

    (b) Each party will use its best efforts to cause the Mergers to qualify for "pooling of interest" accounting treatment as described in SECTION 5.21 and
SECTION 6.21, and will not take any action reasonably likely to cause the Mergers not so to qualify.

    (c) Each party shall use its best efforts to obtain the opinions referred to in SECTION 10.1(F).

    Section 9.7.  AFFILIATE LETTERS.

    (a) Within 30 days following the date hereof, EarthLink shall cause to be delivered to Newco a letter identifying, to the best of EarthLink's Knowledge, all Persons who may be deemed to be

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"affiliates" of EarthLink for purposes of Rule 145(c) under the Securities Act.
EarthLink shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to Newco on or prior to the Effective Time a letter agreement substantially in the form of EXHIBIT 11-A to this Agreement.

    (b) Within 30 days following the date hereof, MindSpring shall cause to be delivered to Newco a letter identifying, to the best of MindSpring's Knowledge, all Persons who may be deemed to be "affiliates" of MindSpring for purposes of Rule 145(c) under the Securities Act. MindSpring shall use commercially reasonable efforts to cause each such Person who is so identified to deliver to Newco on or prior to the Effective Time a letter agreement substantially in the form of EXHIBIT 11-B to this Agreement.

    Section 9.8.  CONFIDENTIALITY.

    (a) Prior to the Effective Time and after any termination of this Agreement each party hereto will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) and representatives (collectively, the "REPRESENTATIVES"), to hold, in confidence all confidential documents and information concerning the other parties hereto and the Subsidiaries furnished to such party in connection with the transactions contemplated by this Agreement, including, without limitation, all analyses, compilations, studies or records prepared by the party receiving the information or by such party's Representatives, that contain or otherwise reflect or are generated from such information (collectively, the "CONFIDENTIAL MATERIAL"). The party furnishing any Confidential Material is herein referred to as the "DELIVERING COMPANY" and the party receiving any Confidential Material is herein referred to as the "RECEIVING COMPANY."

    (b) The Receiving Company agrees that the Confidential Material will not be used other than for the purpose of the transaction contemplated by this Agreement, and that such information will be kept confidential by the Receiving Company and its Representatives; provided, however, that (i) any of such information may be disclosed to the Representatives who need to know such information for the purpose described above (it being understood that (a) each such Representative shall be informed by the Receiving Company of the confidential nature of such information, shall be directed by the Receiving Company to treat such information confidentially and not to use it other than for the purpose described above and shall agree to be bound by the terms of this
SECTION 9.8, and (b) in any event, the Receiving Company shall be responsible for any breach of this Agreement by any of its Representatives), and (ii) any other disclosure of such information may be made if the Delivering Company has, in advance, consented to such disclosure in writing. The Receiving Company will make all reasonable, necessary and appropriate efforts to safeguard the Confidential Material from disclosure to anyone other than as permitted hereby.

    (c) Notwithstanding the foregoing, if the Receiving Company or any of its Representatives is requested or required (by oral question or request for information or documents in legal proceedings, interrogatories, subpoena, civil investigative demand or similar process) to disclose any Confidential Material, the Receiving Company will promptly notify the Delivering Company of such request or requirement so that the Delivering Company may seek an appropriate protective order and/or waive the Receiving Company's compliance with the provisions or this Agreement. If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Company or any of its Representatives is nonetheless, in the reasonable written opinion of the Receiving Company's counsel, compelled to disclose Confidential Material to any tribunal, the Receiving Company or such Representative, after notice to the Delivering Company, may disclose such information to such tribunal. The Receiving Party shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Material so disclosed. The Receiving Company or such Representative shall not be liable for the disclosure of Confidential Material hereunder to a tribunal

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compelling such disclosure unless such disclosure to such tribunal was caused by or resulted from a previous disclosure by the Receiving Company or any of its Representatives not permitted by this Agreement.

    (d) This SECTION 9.8 shall be inoperative as to particular portions of the Confidential Material if such information (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Company or its Representatives, (ii) was available to the Receiving Company on a non-confidential basis prior to its disclosure to the Receiving Company by the Delivering Company or the Delivering Company's Representatives, or
(iii) becomes available to the Receiving Company on a non-confidential basis from a source other than the Delivering Company or the Delivering Company's Representatives, provided that such source is not known by the Receiving Company, after reasonable inquiry, to be bound by a confidentiality agreement with the Delivering Company or the Delivering Company's Representatives and is not otherwise prohibited from transmitting the information to the Receiving Company by a contractual, legal or fiduciary obligation. The fact that information included in the Confidential Material is or becomes otherwise available to the Receiving Company or its Representatives under clauses
(i) through (iii) above shall not relieve the Receiving Company or its Representatives of the prohibitions of the confidentiality provisions of this
SECTION 9.8 with respect to the balance of the Confidential Material.

    (e) If this Agreement is terminated, each party hereto will, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the party from whom such Confidential Material was obtained, upon request, all documents and other materials, and all copies thereof, obtained by such party or on its behalf from any such other parties in connection with this Agreement that are subject to such confidence.

    Section 9.9.  MINDSPRING STANDSTILL.

    If this Agreement is terminated, then, for two years after the date of such termination, MindSpring and each of its successors or assigns will not, and will cause its Affiliates not to:

        (i) except pursuant to a Stock Option Agreement, acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 5% of any class of securities of EarthLink or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 5% of any class of securities of EarthLink or its Affiliates;

        (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent)), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of EarthLink;

        (iii) call, or in any way participate in a call for, any meeting of stockholders of EarthLink (or take any action with respect to stockholders acting by written consent);

        (iv) form, join or in any way participate in a "GROUP" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of EarthLink;

        (v) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any tender or exchange offer or merger or other business combination involving EarthLink or any EarthLink Subsidiary; or

        (vi) otherwise act, alone or in concert, to control or influence, or seek to control or influence, EarthLink or the management, Board of Directors, policies or affairs of EarthLink, including

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    without limitation, (A) making any offer or proposal to acquire any securities or assets of EarthLink or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving EarthLink, its Affiliates or any of their respective securities or assets,
    (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of EarthLink,
    (C) making any request to amend or waive any provision of this SECTION 9.9, including, without limitation, this SUBSECTION (C), (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this
    SECTION 9.9 or EarthLink, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of EarthLink or its Affiliates that is inconsistent with this SECTION 9.9, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this
    SECTION 9.9; or take any action that could require EarthLink or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing;

PROVIDED, HOWEVER, that this SECTION 9.9 shall not apply if EarthLink does not pay any portion of the Termination Fee when due or if MindSpring terminates this Agreement as a result of a willful breach of this Agreement by EarthLink; PROVIDED, FURTHER, that, if this SECTION 9.9 is effective against MindSpring (and each of its successors and their respective Affiliates) during any such two-year period after the date of any such termination, and either
(x) EarthLink shall have entered into an agreement with respect to any transaction that constitutes an Acquisition Proposal for EarthLink (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of either the voting securities of EarthLink then outstanding or the assets of EarthLink and the EarthLink Subsidiaries, taken as a whole, or
(y) any Person or "GROUP" (as defined in Section 13(d)(3) of the Exchange Act) (other than EarthLink or any of its Affiliates, excluding, for this purpose, EarthLink's management acting independently of EarthLink)) shall have commenced any tender or exchange offer that constitutes an Acquisition Proposal for EarthLink (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of the voting securities of EarthLink then outstanding which offer is recommended by EarthLink's Board of Directors to its stockholders, then at the time of the public announcement of such agreement or of the commencement of such offer, as applicable, this SECTION 9.9 shall terminate and have no further force or effect and there shall be no rights, liabilities or obligations under this SECTION 9.9 on the part of MindSpring, EarthLink, Newco or any of their respective officers, directors, stockholders, agents or Affiliates.

    Section 9.10.  EARTHLINK STANDSTILL.

    If this Agreement is terminated, then, for two years after the date of such termination, EarthLink and each of its successors or assigns will not, and will cause its Affiliates not to:

        (i) except pursuant to a Stock Option Agreement, acquire, offer or propose or otherwise seek to acquire, or agree to acquire, directly or indirectly, by merger, purchase or otherwise, beneficial ownership of any assets or in excess of 5% of any class of securities of MindSpring or its Affiliates or any direct rights or options to acquire (through purchase, exchange, conversion or otherwise) any assets or in excess of 5% of any class of securities of MindSpring or its Affiliates;

        (ii) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 of Regulation 14A promulgated by the SEC as of the date hereof, disregarding clause (iv) of Rule 14a-1(1)(2), but including any solicitation exempted pursuant to Rule 14a-2(b)(1) to vote (including by the execution of actions by written consent)), or seek to advise, encourage or influence any person or entity with respect to the voting of, any voting securities of MindSpring;

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
        (iii) call, or in any way participate in a call for, any meeting of stockholders of MindSpring (or take any action with respect to stockholders acting by written consent);

        (iv) form, join or in any way participate in a "GROUP" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of MindSpring;

        (v) effect or seek, offer or propose (whether publicly or otherwise) to effect, cause or participate in or in any way assist any other Person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in any tender or exchange offer or merger or other business combination involving MindSpring or any MindSpring Subsidiary; or

        (vi) otherwise act, alone or in concert, to control or influence, or seek to control or influence, MindSpring or the management, Board of Directors, policies or affairs of MindSpring, including without limitation,
    (A) making any offer or proposal to acquire any securities or assets of MindSpring or any of its Affiliates or soliciting or proposing to effect or negotiate any form of business combination, restructuring, recapitalization or other extraordinary transaction involving MindSpring, its Affiliates or any of their respective securities or assets, (B) seeking board representation or the removal of any directors or a change in the composition or size of the Board of Directors of MindSpring, (C) making any request to amend or waive any provision of this SECTION 9.10, including, without limitation, this SUBSECTION (C), (D) disclosing any intent, purpose, plan or proposal with respect to matters covered by this SECTION 9.10 or MindSpring, its Affiliates or the boards of directors, management, policies or affairs or securities or assets of MindSpring or its Affiliates that is inconsistent with this SECTION 9.10, including an intent, purpose, plan or proposal that is conditioned on, or would require, waiver, amendment, nullification or invalidation of any provision of this SECTION 9.10, or take any action that could require MindSpring or any of its Affiliates to make any public disclosure relating to any such intent, purpose, plan, proposal or condition, or (E) assisting, advising or encouraging any person with respect to, or seeking to do, any of the foregoing;

PROVIDED, HOWEVER, that this SECTION 9.10 shall not apply if MindSpring does not pay any portion of the Termination Fee when due or if EarthLink terminates this Agreement as a result of a willful breach of this Agreement by MindSpring; PROVIDED, FURTHER, that, if this SECTION 9.10 is effective against EarthLink (and each of its successors and their respective Affiliates) during any such two-year period after the date of any such termination, and either
(x) MindSpring shall have entered into an agreement with respect to any transaction that constitutes an Acquisition Proposal for MindSpring (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of either the voting securities of MindSpring then outstanding or the assets of MindSpring and the MindSpring Subsidiaries, taken as a whole, or (y) any Person or "GROUP" (as defined in Section 13(d)(3) of the Exchange
Act) (other than MindSpring or any of its Affiliates, excluding, for this purpose, MindSpring's management acting independently of MindSpring)) shall have commenced any tender or exchange offer that constitutes an Acquisition Proposal of MindSpring (assuming for this purpose that this Agreement had been effective at such time) for at least a majority of the voting securities of MindSpring then outstanding which offer is recommended by MindSpring's Board of Directors to its stockholders, then at the time of the public announcement of such agreement or of the commencement of such offer, as applicable, this
SECTION 9.10 shall terminate and have no further force or effect and there shall be no rights, liabilities or obligations under this SECTION 9.10 on the part of EarthLink, MindSpring, Newco or any of their respective officers, directors, stockholders, agents or Affiliates.

    Section 9.11.  ASR 135.

    Newco shall use its best efforts to publish as promptly as reasonably practical, but in no event later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Mergers combined operations (which month may be the month in which the Effective

Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

    Section 9.12.  BENEFIT MATTERS.

    EarthLink and MindSpring will work together to design benefit plans to be adopted by Newco for the benefit of its employees as soon as practicable following the Mergers. Until such adoption, Newco shall cause all EarthLink Employee Plans and all MindSpring Employee Plans to be maintained in full force and effect.

    Section 9.13.  ANTITRUST MATTERS.

    (a) The parties hereto promptly will complete all documents required to be filed with the Federal Trade Commission and the Department of Justice in order to comply with the HSR Act and, together with the Persons who are required to join in such filings, will file the same with the appropriate Governmental Entities. The parties hereto promptly will furnish all materials thereafter required by any of the Governmental Entities having jurisdiction over such filings and will take all reasonable actions and file and use all reasonable efforts to have declared effective or approved all documents and notifications with any such Governmental Entities, as may be required under the HSR Act for the consummation of the Mergers.

    (b) The parties hereto will use their best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust, competition or trade regulatory laws, rules or regulations of any domestic or foreign Governmental Entity ("ANTITRUST LAWS"). If any suit is threatened or instituted challenging the Mergers as violating any Antitrust Law, the parties hereto will take such action as may be required (i) by the applicable Governmental Entity in order to resolve such objections as such Governmental Entity may have to such transactions under such Antitrust Law or (ii) by any domestic or foreign court or similar tribunal, in any suit brought by a private party or governmental authority challenging the Mergers as violating any Antitrust Law, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order that has the effect of preventing the consummation of the Mergers. The entry by a court, in any suit brought by a private party or Governmental Entity challenging the Mergers as violating any Antitrust Law, of an order or decree permitting the Mergers but requiring that any of the businesses or assets of any party hereto be divested or held separate by Newco, or that would otherwise limit Newco's freedom of action with respect to, or its ability to retain, both MindSpring and EarthLink or any portion thereof, will not be deemed a failure to satisfy the conditions specified in
SECTION 10.1(E).

    (c) Each party promptly will inform the others of any material communication from the Federal Trade Commission, the Department of Justice, the FCC or any other domestic or foreign Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or any Affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, such party will endeavor in good faith to make, as soon as reasonably practicable and after consultation with the other parties, an appropriate response to such request. Each party hereto promptly will advise the other parties hereto in respect of any understandings, undertakings or agreements which the advising party proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign Governmental Entity in connection with the transactions contemplated by this Agreement.

    Section 9.14.  EXEMPTION FROM LIABILITY UNDER SECTION 16(B).

    (a) Provided that MindSpring delivers to Newco the Section 16 Information with respect to MindSpring prior to the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the

Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the MindSpring Insiders of Newco Common Stock in exchange for shares of MindSpring Common Stock, and of options to purchase Newco Common Stock upon assumption and conversion by Newco of options to purchase MindSpring Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

    (b) Provided that EarthLink delivers to Newco the Section 16 Information with respect to EarthLink prior to the Effective Time, the Board of Directors of Newco, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time of the Mergers providing that the receipt by the EarthLink Insiders of Newco Common Stock in exchange for shares of EarthLink Common Stock, and of options to purchase Newco Common Stock upon assumption and conversion by Newco of options to purchase EarthLink Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

    (c) "Section 16 Information" shall mean (i) information accurate in all respects regarding the MindSpring Insiders, the number of shares of MindSpring Common Stock or other MindSpring equity securities deemed to be beneficially owned by each such MindSpring Insider and expected to be exchanged for Newco Common Stock in connection with the Merger, and (ii) information accurate in all respects regarding the EarthLink Insiders, the number of shares of EarthLink Common Stock or other EarthLink equity securities deemed to be beneficially owned by each such EarthLink Insider and expected to be exchanged for Newco Common Stock in connection with the Merger.

    (d) "MindSpring Insiders" shall mean those officers and directors of MindSpring who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information. "EarthLink Insiders" shall mean those officers and directors of EarthLink who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

                                   ARTICLE X
                           CONDITIONS TO THE MERGERS

    Section 10.1.  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY.

    The obligations of MindSpring and EarthLink to consummate the Mergers are subject to the satisfaction of the following conditions:

    (a) each of the EarthLink Stockholder Approval and the MindSpring Stockholder Approval shall have been obtained;

    (b) (i) the Joint Proxy Statement/Prospectus shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Joint Proxy Statement/Prospectus shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn and (ii) all state securities or blue sky authorizations necessary to carry out the transactions contemplated hereby shall have been obtained and be in effect;

    (c) the shares of Newco Common Stock to be issued in the Mergers shall have been approved for listing upon issuance on the Nasdaq Stock Market;

    (d) (i) any applicable waiting period under the HSR Act relating to each of the Mergers shall have expired or been earlier terminated and (ii) if required by applicable law, the parties shall have received a decision from the European Commission under Regulation 4064/89 that the proposed Mergers and

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
any matters arising therefrom fall within either Article 6.l(a) or Article 6. l(b) of such Regulation and that, in any event, neither of the Mergers will be referred to any competent authority or dealt with by the European Commission pursuant to Article 9.3 of such Regulation;

    (e) no Governmental Entity of competent authority or jurisdiction shall have issued any order, injunction or decree, or taken any other action, which permanently restrains, enjoins or otherwise prohibits the consummation of either of the Mergers; and

    (f) (i) EarthLink shall have received a letter (which may contain customary qualifications and assumptions) from PricewaterhouseCoopers LLP dated as of the Closing Date and addressed to EarthLink, stating that PricewaterhouseCoopers LLP concurs with EarthLink's management's conclusion that no conditions exist that would preclude Newco from accounting for the Mergers as a "pooling of interests" in conformity with GAAP as described in Accounting Principles Board Opinion
No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect and (ii) MindSpring shall have received a letter (which may contain customary qualifications and assumption) from Arthur Andersen LLP dated as of the Closing Date and addressed to MindSpring, stating that Arthur Andersen LLP concurs with MindSpring's management's conclusion that no conditions exist with respect to MindSpring that would preclude Newco from accounting for the Mergers as a "pooling of interests" in conformity with GAAP as described in Accounting Principles Board Opinion
No. 16 and applicable rules and regulations of the SEC and such letter shall not have been withdrawn or modified in any material respect.

    Section 10.2.  CONDITIONS TO THE OBLIGATIONS OF EARTHLINK.

    The obligations of EarthLink to consummate the EarthLink Merger are subject to the satisfaction of the following further conditions:

    (a) (i) MindSpring shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger; (ii) the representations and warranties of MindSpring in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties that address matters only as of a specific date that shall have been true and correct as of such date); PROVIDED, that for purposes of this SECTION 10.2(A), such representations and warranties shall be deemed to be accurate unless all such inaccuracies, taken as a whole, have a MindSpring Material Adverse Effect; and
(iii) EarthLink shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of MindSpring to the foregoing effect;

    (b) EarthLink shall have received an opinion of Hunton & Williams in form and substance reasonably satisfactory to EarthLink, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the EarthLink Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of EarthLink, Newco and MindSpring will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of EarthLink and MindSpring;

    (c) the parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by SECTION 5.3 and SECTION 6.3 which if not obtained or made (i) would render consummation of the EarthLink Merger illegal or
(ii) (assuming the Effective Time had occurred) would be reasonably likely to have a Newco Material Adverse Effect; and

    (d) the EarthLink Exchange Ratio and the MindSpring Exchange Ratio shall result in the former stockholders of MindSpring owning less than 50% of the outstanding Equity Securities of Newco on a Fully-Diluted Basis (as defined in the Sprint Governance Agreement) at the Effective Time.

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
    Section 10.3.  CONDITIONS TO THE OBLIGATIONS OF MINDSPRING.

    The obligations of MindSpring to consummate the MindSpring Merger are subject to the satisfaction of the following further conditions:

    (a) (i) EarthLink shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the time of the filing of the Certificate of Merger; (ii) the representations and warranties of EarthLink in this Agreement that are qualified as to materiality shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Effective Time (except for representations and warranties which address matters only as of a specific date that shall have been true and correct as of such date); PROVIDED, that for purposes of this Section 10.3(a), such representations and warranties shall be deemed to be accurate unless all such inaccuracies, taken as a whole, have an EarthLink Material Adverse Effect; and
(iii) MindSpring shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of EarthLink to the foregoing effect;

    (b) MindSpring shall have received an opinion of Hogan & Hartson LLP in form and substance reasonably satisfactory to MindSpring, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the date of the filing of the Certificate of Merger, to the effect that the MindSpring Merger will qualify for federal income tax purposes as a 368 Reorganization and that each of EarthLink, Newco and MindSpring will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of EarthLink and MindSpring; and

    (c) the parties shall have obtained or made all consents, approvals, actions, orders, authorizations, registrations, declarations, announcements and filings contemplated by SECTION 5.3 and SECTION 6.3 which if not obtained or made (i) would render consummation of the MindSpring Merger illegal or
(ii) (assuming the Effective Time had occurred) would be reasonably likely to have a Newco Material Adverse Effect.

                                   ARTICLE XI
                                  TERMINATION

    Section 11.1.  TERMINATION.

    This Agreement may be terminated at any time prior to the Effective Time by written notice by the terminating party to the other party (except if such termination is pursuant to SECTION 11.1(A)), notwithstanding approval thereof by the respective stockholders of EarthLink and MindSpring:

    (a) by mutual written agreement of EarthLink and MindSpring;

    (b) by either MindSpring or EarthLink, if

        (i) the Mergers shall not have been consummated by March 31, 2000 (the "END DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this SECTION 11.1(B)(I) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of either of the Mergers to occur on or before the End Date;

        (ii) there shall be any law or regulation that makes consummation of the Mergers illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining EarthLink, MindSpring or Newco from consummating either of the Mergers is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used

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
    reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree;

        (iii) the holders of EarthLink Common Stock do not approve this Agreement; or

        (iv) the holders of MindSpring Common Stock do not approve this Agreement;

    (c) by EarthLink, (i) if MindSpring's Board of Directors shall have
(A) amended, modified, withdrawn, conditioned or qualified the MindSpring Recommendation in a manner adverse to EarthLink or (B) recommended any Acquisition Proposal for MindSpring to MindSpring's stockholders; (ii) if there shall have occurred a willful and material breach of SECTION 8.2 by MindSpring, any MindSpring Subsidiary or any of their respective officers, directors, employees, advisors or agents; or (iii) if a breach of any representation, warranty, covenant or agreement on the part of MindSpring set forth in this Agreement shall have occurred that would cause the condition set forth in
SECTION 10.2(A) not to be satisfied, and such condition shall be incapable of being satisfied by the End Date;

    (d) by EarthLink if EarthLink's Board of Directors shall have withdrawn its recommendation of this Agreement pursuant to SECTION 7.2(C);

    (e) by MindSpring, (i) if EarthLink's Board of Directors shall have
(A) amended, modified, withdrawn, conditioned or qualified the EarthLink Recommendation in a manner adverse to MindSpring or (B) recommended any Acquisition Proposal for EarthLink to EarthLink's stockholders; (ii) if there shall have occurred a willful and material breach of SECTION 7.2 by EarthLink, any EarthLink Subsidiary or any of their respective officers, directors, employees, advisors or agents; or (iii) if a breach of any representation, warranty, covenant or agreement on the part of EarthLink set forth in this Agreement shall have occurred that would cause the condition set forth in
SECTION 10.3(A) not to be satisfied, and such condition is incapable of being satisfied by the End Date;

    (f) by MindSpring if MindSpring's Board of Directors shall have withdrawn its recommendation of this Agreement pursuant to SECTION 8.2(C); and

    (g) automatically if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond March 31, 2000.

    Section 11.2.  EFFECT OF TERMINATION.

    If this Agreement is terminated pursuant to SECTION 11.1, the provisions of SECTIONS 9.8, 9.9, (except as noted therein), 9.10 (except as noted therein), 11.2, 11.3, 12.1, 12.4, 12.5, 12.7, 12.8 and 12.10 of this Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing herein shall release any party from liability for a breach of this Agreement.

    Section 11.3.  FEES AND EXPENSES.

    (a) Except as set forth in this SECTION 11.3, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Mergers are consummated.

    (b) If this Agreement is terminated pursuant to SECTION 11.1(B)(I) or (III) or 11.1(E)(I) (but only if EarthLink or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal for EarthLink on or before the date of such termination and an agreement or agreements to effect a transaction is entered into within nine months of such termination pursuant to an Acquisition Proposal (an "EARTHLINK SUBSEQUENT ALTERNATE TRANSACTION")), EarthLink shall pay to MindSpring a termination fee equal to $70 million (the "TERMINATION FEE").

    (c) If this Agreement is terminated pursuant to SECTIONS 11.1(B)(I) or (IV) or 11.1(C)(I) (but only if MindSpring or its stockholders have received in writing, or there shall have been publicly disclosed, an Acquisition Proposal for MindSpring on or before the date of such termination and an agreement or agreements to effect a transaction is entered into within nine months of such termination pursuant to an Acquisition Proposal(a "MINDSPRING SUBSEQUENT ALTERNATE TRANSACTION")), MindSpring shall pay to EarthLink the Termination Fee.

    (d) If this Agreement is terminated pursuant to SECTION 11.1(D), EarthLink shall pay to MindSpring the Termination Fee.

    (e) If this Agreement is terminated pursuant to SECTION 11.1(F), MindSpring shall pay to EarthLink the Termination Fee.

    (f) Any payment of the Termination Fee pursuant to SECTION 11.3(B) or (C) shall be made within one Business Day after entering into the EarthLink Subsequent Alternate Transaction or the MindSpring Alternate Transaction, as the case may be (or as otherwise expressly set forth in this Agreement). Any payment of the Termination Fee pursuant to SECTIONS 11.3(D) or (E) hereof shall be made one Business Day after termination of this Agreement pursuant to SECTIONS 11.1(D) or 11.1(F), respectively. If one party fails to pay to the other promptly any fee or expense due hereunder (including the Termination Fee), the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee and/or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid to the date it is paid.

    (g) The remedies provided for in this SECTION 11.3 shall not be exclusive of any rights at law or in equity that any party may have in the event of a termination of this Agreement.

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
                                  ARTICLE XII
                                 MISCELLANEOUS

    Section 12.1.  NOTICES.

    Except as otherwise expressly set forth in SECTION 7.2(C) or 8.2(C), all notices, requests and other communications to any party hereunder shall be in writing, given by registered or certified mail or recognized national overnight delivery service and shall be given, if to Newco, to the addressed set forth below for EarthLink and MindSpring, including copies;

       if to EarthLink, to:

           EarthLink Network, Inc.
           3100 New York Drive
           Pasadena, California 91107
           Attention: Charles G. Betty

       with a copy to:

           Hunton & Williams
           Bank of America Plaza
           600 Peachtree Street, Suite 4100
           Atlanta, Georgia 30308
           Attention: Scott M. Hobby and
           W. Tinley Anderson, III

       if to MindSpring to:

           MindSpring Enterprises, Inc.
           1430 West Peachtree Street, NW
           Suite 400
           Atlanta, Georgia 30309
           Attn: Charles M. Brewer

       with a copy to:

           Hogan & Hartson LLP
           8300 Greensboro Drive
           McLean, Virginia 22102
           Attn: Richard K. A. Becker

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered at the address specified in this Section.

    Section 12.2. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS AFTER THE EFFECTIVE TIME.

    The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement. The covenants contained in Articles II and III and SECTION 4.5 shall survive the Effective Time.

    Section 12.3.  AMENDMENTS: NO WAIVERS.

    (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by EarthLink, MindSpring and Newco or in the case of a waiver, by the party against whom the waiver is to be effective; PROVIDED that (i) after the EarthLink Stockholder Approval, no such amendment or

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
waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation and
(ii) after the MindSpring Stockholder Approval, no such amendment or waiver shall, without the further approval of such stockholders, be made that would require such approval under any applicable law, rule or regulation.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    Section 12.4.  SUCCESSORS AND ASSIGNS.

    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto. Any purported assignment in violation hereof shall be null and void.

    Section 12.5.  GOVERNING LAW.

    This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts of law.

    Section 12.6.  COUNTERPARTS; EFFECTIVENESS; THIRD PARTY BENEFICIARIES.

    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as set forth in SECTION 4.5, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    Section 12.7.  JURISDICTION.

    Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the District of Delaware or any other Delaware State court sitting in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in SECTION 12.1 shall be deemed effective service of process on such party.

    Section 12.8.  WAIVER OF JURY TRIAL.

    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    Section 12.9.  ENFORCEMENT.

    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

    Section 12.10.  ENTIRE AGREEMENT.

    This Agreement (together with the exhibits and schedules hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof (including, without limitation, the Confidentiality Agreement, dated as of August 17, 1999, by and between EarthLink and MindSpring).

    Section 12.11.  SEVERABILITY.

    If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                                       EARTHLINK NETWORK, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                      Name: Charles G. Betty
                                                                  Title: Chief Executive Officer

                                                       MINDSPRING ENTERPRISES, INC.

                                                       By:            /s/ CHARLES M. BREWER
                                                            -----------------------------------------
                                                                     Name: Charles M. Brewer
                                                                  Title: Chief Executive Officer

                                                       WWW HOLDINGS, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                      Name: Charles G. Betty
                                                                  Title: Chief Executive Officer

                             AMENDMENT NUMBER 1 TO
                      AGREEMENT AND PLAN OF REORGANIZATION

    This Amendment Number 1 to Agreement and Plan of Reorganization (the "Amendment") is entered into this 9th day of October, 1999 ("Effective Date"), among EarthLink Network, Inc., MindSpring Enterprises, Inc. and WWW Holdings, Inc.

    The parties hereto are also parties to that certain Agreement and Plan of Reorganization dated September 22, 1999 (the "Agreement"). At the time of signing the Agreement, the parties wished for WWW Holdings, Inc. to be renamed "EarthLink Network, Inc." upon consummation of the transactions contemplated by the Agreement. Having further considered and discussed this matter, the parties now desire that WWW Holdings, Inc. be renamed as "EarthLink, Inc.," upon consummation of the transactions contemplated by the Agreement.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

       Section 2.1(b) of the Agreement is hereby amended by replacing the phrase "EarthLink Network, Inc." with "EarthLink, Inc."

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the Effective Date.

                                                       EARTHLINK NETWORK, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                         Charles G. Betty
                                                              President and Chief Executive Officer

                                                       MINDSPRING ENTERPRISES, INC.

                                                       By:            /s/ CHARLES M. BREWER
                                                            -----------------------------------------
                                                                        Charles M. Brewer
                                                               Chairman and Chief Executive Officer

                                                       WWW HOLDINGS, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                         Charles G. Betty
                                                                     Chief Executive Officer

                             AMENDMENT NUMBER 2 TO
                      AGREEMENT AND PLAN OF REORGANIZATION

    This Amendment Number 2 to Agreement and Plan of Reorganization (the "Amendment") is entered as of January 4, 2000 ("Effective Date"), among EarthLink Network, Inc., MindSpring Enterprises, Inc. and WWW Holdings, Inc. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.

    The parties hereto are also parties to that certain Agreement and Plan of Reorganization dated September 22, 1999, as amended (the "Agreement"). The parties believe that it is in the interest of each of the parties and beneficial to the shareholders of each of the parties for EarthLink to enter into a Strategic Alliance with Apple Computer, Inc. and Apple Computer, Inc. Limited (collectively "Apple") as described in all material respects in Exhibits A through E hereto (the "Apple Transaction").

    NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

    1. MindSpring hereby consents to, and approves, in each and every aspect the Apple Transaction, as described in Exhibits A through E hereto, and all actions that are necessary by EarthLink to consummate such transaction.

    2. Each of EarthLink and MindSpring hereby waives any representation, warranties and covenants in the Agreement to the extent (but only to the extent) necessary to allow EarthLink to negotiate the Apple Transaction and to enter into a definitive agreement with respect to, and to consummate, the Apple Transaction. Each of EarthLink and MindSpring waives the conditions precedent set forth in Sections 10.2(a) and 10.3(a) of the Agreement, respectively, to the extent (but only to the extent) that such conditions would not be satisfied as a result of EarthLink negotiating and entering into a definitive agreement with respect to, and consummating, the Apple Transaction.

    3. Section 2.1(f) of the Agreement is amended by adding the following sentence to the end thereof: "Each share of EarthLink Series C Preferred shall be converted into 1.615 shares of newly created Newco Series C Preferred, having terms, conditions, rights, preferences and designations substantially similar to the EarthLink Series C Preferred."

    4. The following additional definitions are added to Section 1.1(a) of the
Agreement: "EarthLink Series C Preferred" shall mean the Series C Convertible Preferred Stock of EarthLink, par value $0.01 per share; and "Newco Series C Preferred" shall mean the Series C Convertible Preferred Stock of Newco, par value $0.01, per share.

    5. The definitions of "EarthLink Preferred Stock" and "Newco Preferred Stock" set forth in Section 1.1(a) of the Agreement are amended to include the "EarthLink Series C Preferred" and "Newco Series C Preferred" referred to above, respectively, and the definition of "Acquisition Proposal for EarthLink" set forth in Section 1.1(a) of the Agreement is amended by adding "or the Apple Transaction" to the end of the sentence.

    6. EarthLink, MindSpring and Newco each agree that the Apple Transaction, including all rights, obligations and conditions (including all rights, obligations and conditions pursuant to the agreements set forth in Exhibits A through E hereto, and any other agreement executed in connection therewith) is, and will be, binding on and inure to the benefit of Newco upon the Mergers, and will be enforceable against Newco by Apple in accordance with their respective terms.

    7. Notwithstanding any reduction in the size of the Board of Directors of Newco, EarthLink, MindSpring and Newco shall cause the Nominating Committee (as defined in Section 4.2 of the Agreement) to nominate the person selected by the holders of the EarthLink Series C Preferred as an Outside Director, according to the rights granted such holders in the Apple Transaction. EarthLink, MindSpring and Newco shall also cause such person to be elected to the Board of Directors of Newco. Notwithstanding the above, the person selected by the holders of the EarthLink Series C Preferred as an Outside Director will be selected as the second Outside Director by the Nominating Committee. The person selected by the holders of the EarthLink
Series C Preferred as an Outside Director shall be indemnified and covered by directors' and officers' liability insurance to the same extent as each other nonemployee director of Newco is so indemnified and insured.

    8. EarthLink, MindSpring and Newco shall cause the Certificate of Merger, Restated Certificate of Incorporation of Newco and Bylaws of Newco to be revised to reflect the rights, obligations and conditions of the Apple Transaction (including all rights, obligations and conditions pursuant to the agreements set forth in Exhibits A through E hereto, and any other agreement executed in connection therewith).

    9. Section 5.5(a) of the Agreement is amended by replacing the first sentence of Section 5.5(a) with the following: "The authorized capital stock of EarthLink consists of 200,000,000 shares of EarthLink Common Stock, 10,000,000 shares of EarthLink Series A Preferred, 625,000 shares of EarthLink Series B Preferred, and 4,385,965 shares of EarthLink Series C Preferred."

    10. Except as specifically amended and modified by the Amendment, the Agreement shall remain in full force and effect and is hereby ratified and affirmed by EarthLink, MindSpring and Newco.

    IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the Effective Date.

                                                       EARTHLINK NETWORK, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                         Charles G. Betty
                                                              President and Chief Executive Officer

                                                       MINDSPRING ENTERPRISES, INC.

                                                       By:            /s/ MICHAEL S. MCQUARY
                                                            -----------------------------------------
                                                                        Michael S. McQuary
                                                              President and Chief Operating Officer

                                                       WWW HOLDINGS, INC.

                                                       By:             /s/ CHARLES G. BETTY
                                                            -----------------------------------------
                                                                         Charles G. Betty
                                                                     Chief Executive Officer

  [SIGNATURE PAGE TO AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF REORGANIZATION]

                                    ANNEX B

                                     [LOGO]

September 22, 1999

Board of Directors
EarthLink Network, Inc.
3100 New York Drive
Pasadena, California 91107

Dear Sirs:

    You have asked us to advise you with respect to the fairness from a financial point of view of the Common Stock Exchange Ratio to the Common Stockholders, the Series A Exchange Ratio to the Series A Stockholders and the Series B Exchange Ratio to the Series B Stockholders (as such terms are defined below) as provided by the Agreement and Plan of Reorganization (the "Reorganization Agreement"), dated as of September 22, 1999, among EarthLink Network, Inc. ("EarthLink"), MindSpring Enterprises, Inc. ("MindSpring"), and WWW Holdings, Inc., a newly formed corporation owned equally by EarthLink and MindSpring ("Newco"). The Reorganization Agreement provides for, among other things, (i) the merger (the "Merger") of EarthLink with and into Newco with
(A) each outstanding share of common stock, par value $0.01 per share (the "EarthLink Common Stock"), of EarthLink being converted into 1.615 (the "Common Stock Exchange Ratio") shares of common stock, par value $0.01 per share ("Newco Common Stock"), of Newco, (B) each share of Series A convertible preferred stock, par value $0.01 per share (the "Series A Preferred Stock"), of EarthLink being converted into 1.615 (the "Series A Exchange Ratio") shares of Series A convertible preferred stock, par value $0.01 per share (the "Newco Series A Preferred Stock"), of Newco, and (C) each share of Series B convertible preferred stock, par value $0.01 per share (the "Series B Preferred Stock"), of EarthLink being converted into 1.615 (the "Series B Exchange Ratio") shares of Series B convertible preferred stock, par value $0.01 per share (the "Newco Series B Preferred Stock"), of Newco and (ii) the merger (the "MindSpring Merger", and together with the Merger, the "Transaction") of MindSpring with and into Newco with each outstanding share of common stock, par value $0.01 per share, of MindSpring being converted into one (1) share of Newco Common Stock. For purposes of this opinion, "Common Stock Stockholders" shall mean the holders of the EarthLink Common Stock, other than MindSpring and its affiliates, "Series A Stockholders" shall mean the holders of the Series A Preferred Stock, and "Series B Stockholders" shall mean the holders of the Series B Preferred Stock.

    In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to EarthLink and MindSpring, as well as the Reorganization Agreement. We have reviewed certain other information, including financial forecasts, provided to us by EarthLink and MindSpring, and have met with the managements of EarthLink and MindSpring to discuss the business and prospects of EarthLink and MindSpring, respectively. We have also relied upon the views of EarthLink's and MindSpring's management concerning the business, operational and strategic benefits and implications of the Transaction, including financial information provided to us by EarthLink and MindSpring relating to the synergistic values and operating cost savings expected to be achieved through the combination of the operations of EarthLink and MindSpring. We have also considered certain financial and stock market data of EarthLink and MindSpring, and we have compared that data with similar data for other publicly held companies in businesses we deemed to be similar to those of EarthLink and MindSpring and we have considered the financial terms, to the extent publicly available, of certain other business combinations and other transactions which have recently been effected. We

Board of Directors
EarthLink Network, Inc.
September 22, 1999
Page 2

also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

    In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on it being complete and accurate in all material respects. We have assumed that any estimates or information used in our analysis have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of EarthLink and MindSpring as to the future financial performance of EarthLink and MindSpring, respectively, and, upon consummation of the Transaction, Newco. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of EarthLink or MindSpring, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.

    We are not expressing any opinion as to the value of the Newco Common Stock, Newco Series A Preferred Stock or Newco Series B Preferred Stock when issued to EarthLink's stockholders pursuant to the Merger or the prices at which Newco Common Stock, Newco Series A Preferred Stock or Newco Series B Preferred Stock will trade subsequent to the Transaction. With your consent, we have not considered, and this opinion does not in any manner address, the impact of the Transaction on any governance rights or other rights or interests that holders of Series A Preferred Stock or Series B Preferred Stock may have with respect to EarthLink under the terms of such securities or pursuant to agreements with EarthLink and / or any third parties.

    We have acted as financial advisor to EarthLink in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, we have performed certain investment banking services for EarthLink and have received customary fees for such services.

    In the ordinary course of our business, we and our affiliates may actively trade the debt and equity securities of both EarthLink and MindSpring for our and such affiliates' own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    It is understood that this letter is for the information of Board of Directors of EarthLink in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Common Stock Exchange Ratio is fair from a financial point of view to the Common Stockholders, the Series A Exchange Ratio is fair from a financial point of view to the Series A Stockholders and the Series B Exchange Ratio is fair from a financial point of view to the Series B Stockholders.

Very truly yours,
CREDIT SUISSE FIRST BOSTON CORPORATION

By: /S/ ETHAN TOPPER
   ----------------------------------------------

    Ethan Topper
   Managing Director

                                    ANNEX C

                                     [LOGO]

              Donaldson, Lufkin & Jenrette Securities Corporation
           277 Park Avenue, New York, New York 10172 - (212) 892-3000

                               September 22, 1999

Board of Directors
MindSpring Enterprises, Inc.
1430 West Peachtree St. NW
Suite 400
Atlanta, GA 30309

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of MindSpring Enterprises, Inc. (the "Company") of the Exchange Ratio (as defined below) pursuant to the terms of the Agreement and Plan of Reorganization, dated as of September 22, 1999 (the "Agreement"), by and among WWW Holdings, Inc., a Delaware corporation ("Newco"), EarthLink
Network, Inc., a Delaware corporation ("EarthLink") and the Company pursuant to which EarthLink and the Company will be merged (the "Merger") with and into Newco.

    Pursuant to the Agreement, each share of common stock of the Company will be converted into 1.0 share of Newco common stock (the "Exchange Ratio") and each share of common stock of EarthLink will be converted into 1.615 shares of Newco common stock.

    In arriving at our opinion, we have reviewed (i) the draft dated
September 21, 1999 of the Agreement and the exhibits thereto; (ii) financial and other information that was publicly available or furnished to us by the Company and EarthLink including information provided during discussions with their respective managements; (iii) certain financial projections of the Company, EarthLink and on a pro forma basis, for the combined company provided during discussions with the respective managements; (iv) certain financial and securities data of the Company and EarthLink compared with various other companies whose securities are traded in public markets; and (v) the historical stock prices of the common stock of the Company and EarthLink. In addition, we have conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and EarthLink or their representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussion of such synergies with the management of EarthLink. With respect to the financial projections supplied to us, we have relied on representations that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and EarthLink as to the future operating and financial performance of the Company, EarthLink and the pro forma combined company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of the date of this letter. It should be understood

[LOGO]
                                                              September 22, 1999

that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which Newco common stock will actually trade at any time. Our opinion does not address the terms and conditions of the Agreement and the exhibits thereto, other than the Exchange Ratio. In addition, our opinion does not address the relative merits of the Merger and the other business strategies considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has received customary compensation for such services. Such services consisted of acting as lead manager of the Company's May 29, 1998 equity offering, a co-manager of the Company's December 14, 1998 equity offering and a co-manager of the Company's April 7, 1999 concurrent equity and convertible debt offerings.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Exchange Ratio is fair to the stockholders of the Company from a financial point of view.

                                          Very truly yours,


                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION


                                          By: /s/ William S. Oglesby
  ------------------------------------------------------------------------------

                                            William S. Oglesby
                                            Managing Director